As filed with the Securities and Exchange Commission on May 21, 2010

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AFFINION GROUP HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	7389	16-1732155
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

6 High Ridge Park

Stamford, CT 06905

(203) 956-1000

(Address, including zip code, and telephone number, including area code, of registrants’ principal executive offices)

Leonard P. Ciriello, Esq.

Executive Vice President, Secretary and General Counsel

Affinion Group Holdings, Inc.

6 High Ridge Park

Stamford, CT 06905

(203) 956-1000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Rosa A. Testani, Esq.

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

New York, New York 10036

(212) 872-1000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price(1)	Amount of Registration Fee(2)(3)
Common Stock, par value $0.01	$400,000,000	$28,520

(1)	Includes shares of common stock which may be purchased by the underwriters to cover over-allotments, if any.
(2)	Estimated solely for purposes of determining the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.
(3)	Pursuant to Rule 457(p) under the Securities Act, the Registrant is applying the filing fee associated with unsold securities under its registration statement on Form S-1 initially filed on June 27, 2007 and amended on August 6, 2007, August 21, 2007, September 24, 2007 and October 9, 2007 (File No. 333-144099) (the “Prior Registration Statement”), against the fee that would otherwise be due in connection with this registration statement. The Prior Registration Statement registered securities for a maximum offering price of $635,375,000. The Prior Registration Statement was withdrawn on November 14, 2007 and the Registrant did not sell any securities under the Prior Registration Statement. The Registrant paid a filing fee of $19,506 for such unsold securities, calculated under Rule 457(o), which is hereby used to offset the current registration fee of $28,520 due for this registration statement. Accordingly, an additional registration fee of $9,014, has been paid with respect to this registration statement.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We and the selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Prospectus (Subject to Completion)

Issued May 21, 2010

            Shares

Affinion Group Holdings, Inc.

COMMON STOCK

Affinion Group Holdings, Inc. is offering shares of common stock. This is our initial public offering and no public market currently exists for our shares. We anticipate that the initial public offering price will be between $             and $             per share.

We intend to apply to list our common stock on             under the symbol “             .”

Investing in our common stock involves risks. See “Risk Factors” beginning on page 14.

	Price to Public	Underwriting Discounts and Commissions	Proceeds to Affinion Group Holdings, Inc.	Proceeds to Selling Stockholders
Per Share	$	$	$	$
Total	$	$	$	$

The selling stockholders have granted the underwriters the right to purchase up to an additional             shares to cover over-allotments. We will not receive any of the proceeds from the sale of the shares being sold by the selling stockholders.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Delivery of the shares of common stock will be made on or about                     , 2010.

                         , 2010

You should rely only on the information contained in this prospectus and any free writing prospectus prepared by us or any other information to which we have referred you. None of us, our subsidiaries or the selling stockholders has authorized anyone to provide you with information different from that contained in this prospectus or any free writing prospectus. This prospectus and any free writing prospectus may be used only for the purposes for which it has been published and no person has been authorized to give any information not contained in this prospectus or any free writing prospectus. If you receive any other information, you should not rely on it. Neither we nor the selling stockholders are making an offer of these securities in any state where the offer is not permitted. The information contained in this prospectus and any free writing prospectus is accurate only as of its respective date, regardless of the date of delivery of this prospectus and the free writing prospectus or any sale of our common stock.

Dealer Prospectus Delivery Obligation

Until                 , 2010 (25 days after commencement of the offering), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligations to deliver a prospectus when acting as underwriters and with respect to unsold allotments or subscriptions.

Industry and Market Data

Industry and market data used throughout this prospectus were obtained from Direct Marketing Association’s 2010 Statistical Fact Book (2010 Edition). While we believe that our own research and estimates are reliable and appropriate, we have not independently verified such data nor have we made any representation as to the accuracy of such information. Unless otherwise indicated, all references to market share data appearing in this prospectus are as of December 31, 2009.

i

Trademarks

We own or have licenses to use a large number of patents relating to a significant number of programs and processes. We also have certain significant material trademarks used in this prospectus which are important to our business including, but not limited to, Affinion Group, Affinion Benefits Group, Affinion Loyalty Group, Affinion International, AutoVantage, Buyers Advantage, CompleteHome, Enhanced Checking, HealthSaver, Hot-Line, NHPA, PrivacyGuard, Shoppers Advantage, Small Business Solutions, Travelers Advantage, Trilegiant and Wellness Extras. We use our trademarks in the marketing of our services and products offerings. We have omitted the “®” and “™” trademark designations for such trademarks in this prospectus. Nevertheless, all rights to such trademarks named in this prospectus are reserved.

*    *    *    *    *

In this prospectus, unless the context otherwise requires or indicates, (i) all references to “Affinion,” the “Company,” “we,” “our” and “us” refer to Affinion Group Holdings, Inc., a Delaware corporation, and its consolidated subsidiaries, including Affinion Group, (2) all references to “Affinion Group” refer to Affinion Group, Inc., a Delaware corporation, and its subsidiaries on a consolidated basis after giving effect to the consummation on October 17, 2005 of the acquisition (the “Acquisition”) by Affinion Group of Affinion Group, LLC (known as Cendant Marketing Group, LLC prior to the consummation of the Acquisition) and Affinion International Holdings Limited (known as Cendant International Holdings Limited prior to the consummation of the Acquisition) and the other transactions described in this prospectus under “The Transactions,” but for periods prior to the Acquisition, refer to the historical operations of Cendant Marketing Services Division (a division of Cendant Corporation) (the “Predecessor”) that we acquired in the Acquisition, (ii) all references to “Cendant Corporation” and “Cendant” refer to Cendant Corporation, which changed its name to Avis Budget Group, Inc. in August 2006, and its current and/or prior consolidated subsidiaries, particularly in the context of its business and operations prior to, and in connection with, our separation from Cendant and (iii) all references to “fiscal year” are to the twelve months ended December 31 of the year referenced.

ii

PROSPECTUS SUMMARY

This summary highlights information about Affinion Group Holdings, Inc. and the offering contained elsewhere in this prospectus. It is not complete and may not contain all the information that may be important to you. You should read this entire prospectus carefully before making an investment decision, including the information presented under the heading “Risk Factors” and the consolidated and combined financial statements and the related notes thereto.

Our Company

We are a leading global provider of comprehensive customer engagement and loyalty solutions that enhance and extend the relationship of millions of customers with many of the largest and most respected companies in the world. We partner with these leading companies to develop and market subscription-based programs that provide valuable services to their end-customers using our expertise in customer engagement, product development, creative design and data-driven targeted marketing. These programs and services enable our marketing partners to generate significant, high-margin incremental revenue, as well as strengthen and enhance the loyalty of their customer relationships, which can lead to increased acquisition of new customers, longer retention of existing customers, improved customer satisfaction rates, and greater use of other services provided by our marketing partners. For the twelve months ended March 31, 2010, we had net revenues of $1.4 billion and Adjusted EBITDA (as defined in Note 5 on page 12) of $317.6 million.

We utilize our substantial expertise in a variety of direct engagement media, such as direct mail, inbound and outbound telephony, point-of-sale marketing and the Internet to market valuable products and services to the end-customers of our marketing partners on a highly targeted basis. We design programs that bundle a diverse set of benefits that we believe are likely to attract and engage end-customers based on their needs and interests, with a particular focus on programs offering lifestyle and protection benefits and programs which offer considerable savings on everyday purchases. For example, we provide credit monitoring and identity-theft resolution, accidental death and dismemberment insurance (“AD&D”), discount travel services, loyalty points programs, various checking account and credit card enhancement services and other products and services. We believe we are a market leader in each of our product areas and that our portfolio of products and services is the broadest in the industry. Our scale, combined with the industry’s largest proprietary database, proven marketing techniques and strong partner relationships developed over our 35 year history, position us to deliver consistent results in a variety of market conditions.

Our comprehensive portfolio of customer engagement and loyalty solutions include:

•	marketing strategy development and management of customized marketing programs;

•	data analysis utilizing our proprietary technology and databases to target customers most likely to value our products and services;

•	design and implementation of marketing campaigns in various types of media including direct mail, online marketing, point-of-sale marketing and inbound and outbound telephony;

•	development of customized and relevant products and services;

•	fulfillment, customer service and website development; and

•	loyalty program design and administration.

Our business model is characterized by substantial recurring revenues, strong operating margins and significant cash flow. We generate revenues primarily through the sale of our value-added subscription-based products and services to the end-customers of our marketing partners and customers whom we bill on a monthly, quarterly or annual basis. Further, we generate revenues from our marketing partners that choose to directly market our products and services to their customers on a wholesale basis and typically pay us a monthly fee per enrolled customer. We also generate revenues through our loyalty customer engagement business by designing and administering points-based loyalty programs. As a result, a substantial portion of our revenues consists of subscription payments and service fees that are recurring in nature. The amount of the fees varies depending on the products and services that we offer. Revenue from our existing customer base and long-term marketing partner relationships has historically generated over 80% of our next twelve months net revenue. We structure our contractual relationships with our marketing partner companies to support our strategy of pursuing the most profitable opportunities for our marketing expenditures.

Our Business

We seek to address the needs of three primary parties in developing and implementing our customer engagement and loyalty solutions: (1) Marketing partner companies, which are the companies for whom we develop and manage customer engagement and loyalty programs, (2) Customers, which are the end-customers of our marketing partner companies who subscribe to one or more of our programs and (3) Vendors, which are the third-party vendors who provide components for our products and services.

•

Marketing Partner Companies: Our marketing partners are many of the leading companies in the U.S. and Europe. They enter into agreements with us to (1) offer products and services that appeal to their customers, thereby engaging those customers in a deeper, more meaningful and more profitable relationship with them and (2) develop customized marketing programs that leverage their brand names to offer these programs and services to their customers. Our marketing partners value our services because we enhance their customer relationships and strengthen customer loyalty, promote their brands and provide them with incremental revenue with minimal risk because we often bear the costs of marketing and servicing these programs. We believe that we implement and operate our customer engagement and loyalty programs more effectively than a typical partner could in a stand-alone program, thereby allowing our marketing partners to focus on their core businesses. As of December 31, 2009, we had more than 5,500 marketing partners in a variety of industries including financial services, retail, travel, telecommunications, utilities and the Internet. Some of our leading marketing partners include JPMorgan Chase, Bank of America, HSBC, American Express, Wells Fargo, Choice Hotels and TransWorld Entertainment. By providing services directly to the end-customers of our marketing partners, we become an important part of our marketing partners’ businesses. Many of our marketing partners have been working with us for over ten years.

•

Customers: Our customers value participation in our programs because of the attractive benefits we provide at a reasonable price, the ease of use of our products and the high level of service we deliver. Depending on the nature of the relationship we have with a given marketing partner, end-customers may either purchase our programs directly from us or receive the program from our marketing partner. Our top ten U.S. marketing partners and their end-customers generated approximately 71% of our U.S. membership revenue in 2009, which represented approximately 45% of our total revenue for such period. As of March 31, 2010, we had approximately 63.6 million customers enrolled in our membership, insurance and package programs worldwide and approximately 105 million customers who received credit or debit card enhancement services or loyalty points-based management services.

•

Vendors: We contract with a large number of third-party vendors to provide components for many of our products and services, such as credit reports, supplemental insurance coverage and travel discounts. Our vendors value their relationships with us because we provide them with significant incremental revenue through unique and supplementary marketing channels. Generally, our relationships with key vendors are governed by long-term contracts. By combining the services of our vendors with our in-house capabilities, we are able to offer over 30 core products and services with over 460 unique benefits and support more than 5,100 versions of products and services representing different combinations of pricing, benefits configurations and branding.

We organize our business into two operating units:

•	Affinion North America. Affinion North America comprises our Membership, Insurance and Package, and Loyalty customer engagement businesses in North America.

•

Membership Products. We design, implement and market subscription programs that provide members with personal protection benefits and value-added services including credit monitoring and identity-theft resolution services as well as access to a variety of discounts and shop-at-home conveniences in such areas as retail merchandise, travel, automotive and home improvement.

•

Insurance and Package Products. We market AD&D and other insurance programs and design and provide checking account enhancement programs to financial institutions. These programs allow financial institutions to bundle valuable discounts, protection and other benefits with a standard checking account and offer these packages to customers for additional monthly fees.

•

Loyalty Products. We design, implement and administer points-based loyalty programs and, as of March 31, 2010, managed approximately 527 billion points with an estimated redemption value of approximately $5.2 billion for financial, travel, auto and other companies. We also provide enhancement benefits to major financial institutions in connection with their credit and debit card programs.

•

Affinion International. Affinion International comprises our Membership, Package and Loyalty customer engagement businesses outside North America. We expect to leverage our current European operational platform to expand our range of products and services, develop new marketing partner relationships in various industries and grow our geographical footprint.

Our Market Opportunity and Competitive Strengths

We generally offer our products and services through affinity relationship marketing, which is a subset of the larger direct marketing industry. Affinity marketing involves marketing products and services to a marketing partner’s base of customers. This generally results in higher customer receptiveness as those customers recognize and trust the marketing partner and its brands. In addition, using our marketing partners’ logos and trademarks in our marketing materials provides customers with additional assurances and validation as to the quality of the program or service we are offering. We believe that marketing associated with well-known brands of leading, well-respected companies provides a significant advantage over other forms of direct marketing.

We attribute our success and competitive advantage in providing comprehensive customer engagement and loyalty solutions and marketing services to our ability to leverage a number of key strengths, including:

Proprietary Technology, Models and Databases. We believe our database of previous customer contacts, with approximately 1.1 billion unique records, is the largest and most comprehensive in the industry and cannot be replicated. We track the performance of all of our marketing campaigns across all different media and measure consumer preferences, response rates, and other engagement-related performance and profitability data while adhering to the highest standards of consumer data protection and privacy. We utilize this data to develop highly targeted, individualized marketing programs across multiple media and product offerings for each partner with the goal of strengthening their customer relationships and more precisely identifying types of customers likely to find our products and services of value. We believe our proprietary database increases the efficiency of our marketing, enhances the profitability of our marketing expenditures, allows us to better engage with our customers, and helps us to continue to secure and maintain long-term relationships with marketing partners.

Expertise in Various Marketing Methods and Types of Media. We have conducted more than 87,000 customer engagement and loyalty program marketing campaigns over the last ten years. We utilize a variety of direct engagement media to market our programs and services, including direct mail, point-of-sale marketing, inbound and outbound telephony, voice response unit marketing and online marketing. We operate a full-service creative agency with expertise in utilizing a wide variety of customer acquisition media. We believe that our expertise provides our marketing partners substantial flexibility in managing and enhancing their customer relationships and provides superior returns on our marketing expenditures.

Strong, Long-Term Relationships with Marketing Partners. We have a long history of providing comprehensive customer engagement and loyalty solutions and marketing services to leading companies in the U.S. and Europe. We believe that the strength and breadth of our relationships with our marketing partners provide us with a competitive advantage in maintaining stable, diversified and predictable sources of revenue. Our relationships span a wide variety of industries, such as financial, retail, travel, telecommunications, utilities, and the Internet and other media. We believe that our strong network of partner relationships, together with our success in delivering customized, revenue enhancing customer engagement and loyalty programs, will enable us to continue to grow our business and generate new partner relationships.

Expertise in Developing Valuable, Relevant Products. We manage a broad range of membership, package and insurance products which are embedded into the customer engagement and loyalty solutions we market to the end-customers of our marketing partners. Our products are designed to address consumer needs and incorporate a range of lifestyle and valuable protection benefits related to insurance, travel, health care, automotive, identity theft protection, entertainment, shopping and loyalty rewards, among other things. We continually research, develop and test new products and benefits that are relevant to customers and build loyalty and value for our marketing partners. We market both our own customer engagement and loyalty solutions as well as those of our marketing partners, where appropriate, to meet customer needs. We believe that our ability to customize products utilizing the broad range of benefits that we provide enables us to better meet the complex and highly specialized customer engagement needs of our marketing partners and their end-customers. We believe that our ability to identify and successfully enter new product and growth areas is a key competitive advantage and we will continue to seek new opportunities to expand the range of our proprietary product offerings.

Diversified, Global Marketing Platform. In late 2004, we integrated certain operations which allowed us to provide our customer engagement and loyalty solutions on a global basis to better serve our marketing partners who may have operations and end-customers in multiple countries. We benefit from the substantial synergies generated across all of our operations, including the ability to leverage our customer engagement, marketing, loyalty and product expertise. We believe that our ability to focus our business development and marketing expenditures on our most profitable marketing opportunities in the most attractive markets, media and industries, domestically and internationally, is a key advantage that allows us to maximize our profitability and cash flows.

Attractive Operating Model with Significant Free Cash Flow Generation. We derive a substantial portion of our revenues on a recurring basis from our marketing partners and their end-customers. Our business requires very little capital to support our growth, and annual capital expenditures typically represent a small percentage of our revenues. In addition, we benefit from certain tax attributes under §338(h)(10) of the Internal Revenue Code that will reduce our cash taxes in the future and further enhance our ability to generate strong, recurring cash flows. Tax deductions remaining under this provision as of December 31, 2009 amounted to approximately $1.3 billion and are expected to result in deductions of up to approximately $120.0 million per year for the next eleven years. Consequently, we benefit from high predictability in the operation of our business, low volatility in our revenues and earnings, and enhanced ability to manage our business, service our indebtedness and pay dividends to stockholders. Since the Acquisition, we have made $205.0 million in voluntary prepayments on our indebtedness from operating cash flows and aggregate annual prepayments of $26.0 million based on excess cash flows through December 31, 2009.

Committed and Experienced Management Team. We believe that our senior management and our talented and experienced professionals are a principal reason why we have achieved significant success in all of our businesses. Led by our Chairman and Chief Executive Officer, Nathaniel J. Lipman, who has been with us for over ten years, our six senior executives have a combined 54 years of experience with Affinion as of December 31, 2009. With the exception of our General Counsel and Executive Vice President who has been with us since February 2009, each of our five other senior executives has at least eight years of experience with Affinion. We believe that the extensive experience and financial acumen of our management and marketing professionals provide us with a significant competitive advantage.

Our Business Strategy

Our strategy is to pursue initiatives that maintain and enhance our position as a leading global provider of comprehensive customer engagement and loyalty solutions that enhance and extend the relationship of millions of customers with our marketing partners and to focus on attractive opportunities that will increase our profitability and cash flows. The key elements of our strategy are:

•

Optimize Our Marketing Investment. Our ability to adjust and optimize the allocation of our marketing expenditures across all of our marketing partners, media channels and geographic regions will help us continue to maximize the returns on each customer engagement and loyalty services marketing campaign. We target minimum returns on investment for all of our marketing expenditures, incorporating the expected revenues, persistency of end-customer tenure, commission rates and servicing and other variable costs for those customers who subscribe to our programs. Our goal is to maximize the average contribution per customer over the lifetime of that customer relationship, which we expect will maximize the growth of our cash flows, even though the aggregate number of customers we serve may grow at a slower rate or decline. For example, in the past five years we have grown the average revenue per member in our domestic membership business at a compound annual rate of approximately 9%, from $52.86 in 2004 to $81.49 in 2009.

•

Grow Our International Operations. We believe that we are well positioned to provide our marketing partners with comprehensive customer engagement and loyalty solutions offerings on a global basis. We have grown our international retail membership operations by leveraging our significant U.S. experience to offer subscription products similar to existing U.S. subscription products to the end-customers of our European marketing partners. In addition, our European package business has grown through unique product offerings, enhanced customer services and delivery of benefits. We are also planning to expand our operations into new countries and geographic regions. We intend to continue our growth in the international markets through both organic initiatives including geographic expansion as well as the continued evaluation of strategic acquisitions that strengthen our customer engagement solutions, grow our distribution capabilities or enhance our scale. In 2009, we expanded our international operations by leveraging our European centers of excellence to enter the Spanish market. We also strengthened our international business in continental Europe with the acquisition of an Italian package business.

•

Expand Our Vertical Market Penetration and Range of Marketing Media. We believe there are substantial opportunities to add new marketing partners in the retail, financial, travel, Internet, cable, telecom and utilities industries, in both North America and Europe, who desire to add incremental revenue and strengthen and enhance the loyalty of their customer relationships. We also believe there are significant opportunities to expand our marketing channels, including point-of-sale marketing with retailers and financial institutions.

•

Focus on New Program Development. We continually develop and test new programs to identify consumer trends that can be converted into revenue-enhancing and customer engagement-building opportunities, including loyalty and enhancement services, fraud and theft protection products, fully underwritten insurance programs, and purchase warranty offerings. We also consider acquisitions of new and complementary products and technology to further enhance our offerings and generate additional revenue.

•

Leverage Best Practices for Growth and Acquisitions. We intend to leverage the integration of our businesses globally by applying best practices and cross-selling products and services across business lines and geographical regions. We will continue to consider acquisitions of selected assets, businesses and companies to enhance our scale and market share.

•

Grow Our Strategic Consulting and Creative Services Offerings. We intend to further leverage our marketing services capabilities to provide marketing strategy, creative development, modeling and database management, campaign execution and other services to our marketing partners and other third parties on a fee-for-service basis. We believe these services will generate high-margin revenues and complement our existing customer engagement and loyalty marketing solutions.

Risk Factors

Notwithstanding our competitive strengths summarized above and discussed elsewhere in this prospectus, participating in this offering involves substantial risk. In addition, our ability to execute our business strategy is subject to certain risks. Before you participate in this offer, you should carefully consider all the information in this prospectus, including matters set forth under the heading “Risk Factors” beginning on page 14.

For example, the following key risks may cause us not to realize the full benefits of our competitive strengths or may cause us to be unable to successfully execute all or part of our business strategy or may materially adversely affect our business, financial condition, results of operations or ability to pay dividends.

•

Substantial Indebtedness. We are a highly leveraged company. As of March 31, 2010, we had approximately $1.7 billion principal amount of outstanding indebtedness, including $629 million outstanding under Affinion Group’s senior secured term loan. On April 9, 2010, the Affinion Group senior secured credit facility was amended and restated and the amount outstanding under the senior secured term loan was increased from $629 million to $875 million. Our substantial indebtedness could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in our operations or business and prevent us from making payments on our indebtedness and acquisitions. We may not be able to generate sufficient cash to service all of our indebtedness, and may be forced to take other actions to satisfy our obligations under our indebtedness that may not be successful.

•

Concentration Risk. We derive a substantial amount of our revenue from the members and end-customers we obtained through only a few of our marketing partners. If one or more of our agreements with our marketing partners were to be terminated or expire, or one or more of our marketing partners were to reduce the marketing of our services, we would lose access to prospective members and end-customers and could lose sources of revenue.

•

Competition Risk. Our business is highly competitive. We may be unable to compete effectively with other companies in our industry that have financial or other advantages and increased competition could lead to reduced market share, a decrease in margins and a decrease in revenue.

•

Regulatory Risk. Our business is increasingly subject to U.S. and foreign governmental regulation, which could impede our ability to market our programs and services and reduce our profitability. In addition, we are subject to numerous legal actions that could require us to incur significant expenses and if resolved adversely to us, could impede our ability to market our programs and services, result in a loss of members and end-customers, reduce revenues and profitability and damage our reputation.

•

Control by Apollo. As discussed below, upon closing of this offering, approximately     % of our common stock will be beneficially owned by Apollo Global Management, LLC (together with its subsidiaries, “Apollo”). As a result, Apollo will, among other things, control us and have the power to elect all of the members of our board of directors, appoint new management and approve any action requiring the approval of the holders of our common stock, including approving acquisitions or sales of all or substantially all of our assets. Apollo’s interests may differ from your interests as a holder of our common stock.

Principal Stockholder

We were acquired by funds affiliated with Apollo from Cendant on October 17, 2005. Apollo is a leading global alternative asset manager with offices in New York, Los Angeles, London, Frankfurt, Singapore, Hong Kong and Mumbai. Apollo has $53.6 billion of assets under management, as of December 31, 2009, in private equity and credit-oriented capital markets and real estate funds invested across a core group of industries where Apollo has considerable knowledge and resources.

After the consummation of this offering, Apollo will beneficially own approximately     % of our common stock, assuming the underwriters do not exercise their over-allotment option. If the underwriters exercise in full their over-allotment option, Apollo will beneficially own approximately     % of our common stock. As a result, Apollo will continue to have the power to elect all of our directors. Therefore, Apollo will have the ability to prevent any transaction that requires the approval of our board of directors or stockholders, including the approval of significant corporate transactions such as mergers and the sale of substantially all of our assets. Apollo will continue to be able to significantly influence or effectively control our decisions.

Corporate Information

We are a Delaware corporation formed in July 2005 and are a holding company whose assets consist of the capital stock of our direct subsidiaries. Our headquarters and principal executive offices are located at 6 High Ridge Park, Stamford, Connecticut 06905 and our telephone number is (203) 956-1000. Our website address is www.affiniongroup.com. The information on our website is not part of this prospectus.

Recent Development

On May 19, 2010, Affinion Loyalty Acquisition, LLC, a Delaware limited liability company, and Affinion Group, signed a membership interests purchase agreement (the “CLTS Purchase Agreement”) with Travel Leaders Group, L.L.C., a Delaware limited liability company (“TLG”), Tag Investment Holdings, L.L.C., a Delaware limited liability company (“TAG LLC”), One Equity Partners III, L.P., a Cayman Islands exempted limited partnership ( “OEP III”), OEP III Co-Investors, L.P., a Cayman Islands exempted limited partnership (“OEP III Co-Investors”), OEP II Partners Co-Invest, L.P., a Cayman Islands exempted limited partnership (“OEP II,” and collectively with OEP III and OEP III Co-Investors, the “OEP Group”) (TLG, TAG LLC and the OEP Group, collectively, the “Sellers”), and OEP III, as Sellers’ representative acting on behalf of Sellers.

Pursuant to the CLTS Purchase Agreement and subject to the terms and conditions thereof, (i) Affinion Loyalty Acquisition, LLC agrees to purchase from TAG LLC, and TAG LLC agrees to sell, convey, transfer, assign and deliver to Affinion Loyalty Acquisition, LLC all of the membership interests of Loyalty Travel Agency, L.L.C., a Delaware limited liability company (“LTA”), and membership interests of Connexions Loyalty Travel Solutions, L.L.C., a Delaware limited liability company (“CLTS,” collectively with its wholly-owned subsidiary, International Travel Fulfillment LLC, a Delaware limited liability company) owned by TAG LLC, which represents approximately 38% of the total outstanding membership interests of LTA and approximately 38% of the total outstanding membership interests of CLTS and (ii) Affinion Loyalty Acquisition, LLC agrees to purchase from the OEP Group, and the OEP Group agrees to sell, convey, transfer, assign and deliver to Affinion Loyalty Acquisition, LLC, 100% of the membership interests of OEP TAG Holdings, L.L.C., a Delaware limited liability company (collectively, the “CLTS Acquisition”), free and clear of all liens, other than certain permitted liens. OEP Tag Holdings, L.L.C. holds the remaining approximately 62% of the total outstanding membership interests of each of LTA and CLTS. LTA and CLTS are engaged in the business of providing loyalty rewards travel solutions in North America.

The aggregate purchase price for the CLTS Acquisition is $135 million payable to the Sellers in cash, subject to certain adjustments. Affinion Group is providing a guarantee for the full and prompt payment and performance when due of all of the obligations of Affinion Loyalty Acquisition, LLC under the CLTS Purchase Agreement and its related agreements. Affinion Group expects to finance the CLTS Acquisition with available cash on hand, and the CLTS Acquisition is expected to be approximately leverage-neutral to Affinion Group.

The CLTS Purchase Agreement contains customary representations, warranties, covenants and indemnification provisions. Consummation of the transactions contemplated by the CLTS Purchase Agreement is subject to various closing conditions, including but not limited to the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

The Offering

Common stock offered by us	shares

Common stock to be outstanding after this offering before underwriters’ over-allotment option is exercised	shares

The underwriters’ over-allotment option to purchase additional common stock from the selling stockholders	shares

Common stock to be outstanding if the underwriters’ over-allotment option is exercised in full ( shares of which will be newly issued shares upon exercise of the warrants)	shares

Listing	We intend to apply to list our common stock on the under the trading symbol “ .”

Dividends	We intend to pay quarterly cash dividends on our common stock at an annual rate initially equal to $ per share (or a quarterly rate initially equal to $ per share) for the twelve months following this offering (assuming an offering price of $ per share, which represents the mid-point of the range set forth on the cover page of this prospectus). We intend to pay quarterly dividends on our stock beyond the twelve months following this offering, but the rate at that time may differ from the initial rate. We intend to pay our first quarterly dividend in in respect of the prior quarter, but may be delayed as a result of the provisions of our credit agreements, indentures and other limitations. The first quarterly dividend payment will be prorated based on the number of days that have elapsed since the consummation of this offering. The declaration and payment of future dividends to holders of our common stock will be at the sole discretion of our board of directors and will depend on many factors, including our financial condition, earnings, capital requirements, level of indebtedness, statutory and contractual restrictions applying to the payment of dividends, and other considerations that our board of directors deems relevant. See “Dividend Policy,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Financial Condition, Liquidity and Capital Resources—Contractual Obligations and Commitments,” “Description of Certain Indebtedness,” and “Description of Capital Stock—Common Stock.”

Use of proceeds	We intend to use the net proceeds received by us in this offering to redeem all of our outstanding preferred stock, to repay certain indebtedness, to pay the termination fee under our consulting agreement with Apollo and for general corporate purposes. We will not receive any proceeds from the sale of our common stock by the selling stockholders if the underwriters exercise their option to purchase additional shares.

Except as otherwise indicated, all information in this prospectus

•	assumes no exercise of the underwriters’ over-allotment option;

•	does not give effect to shares of common stock issuable upon the exercise of options outstanding as of , 2010, at a weighted average exercise price of $ per share, that are exercisable as of , 2010;

•	does not give effect to the exercise of all outstanding warrants at an exercise price of $ per share which are exercisable for up to shares of common stock;

•	does not give effect to the vesting of all outstanding restricted stock units for up to shares of common stock; and

•	does not give effect to shares of common stock available for future issuance under our 2007 Stock Award Plan.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

The following table presents our summary historical consolidated and combined financial data. This information is only a summary and should be read in conjunction with, and is qualified by reference to, the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated financial statements and the notes thereto included elsewhere herein.

Our consolidated balance sheet data as of December 31, 2008 and 2009, and our consolidated statements of operations data and cash flows data for the year ended December 31, 2007, 2008 and 2009 are derived from our audited consolidated financial statements and the notes thereto included elsewhere herein. Our consolidated balance sheet data as of December 31, 2005, 2006 and 2007, and the related consolidated statements of operations data and cash flow data for the period October 17, 2005 to December 31, 2005 and for the year ended December 31, 2006 have been derived from our audited consolidated financial statements and the notes thereto, none of which is included herein. The combined statements of operations data and cash flow data of the Predecessor for the period from January 1, 2005 to October 16, 2005 has been derived from the Predecessor’s audited combined financial statements not included herein.

Our consolidated balance sheet data as of March 31, 2010 and our consolidated statements of operations data and cash flows data for the three months ended March 31, 2009 and 2010 are derived from our unaudited condensed consolidated financial statements and notes thereto included elsewhere herein. Our consolidated balance sheet data as of March 31, 2009 are derived from our unaudited condensed consolidated financial statements not included herein. These unaudited condensed consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of our management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information set forth herein. Interim financial results are not necessarily indicative of results that may be expected for the full fiscal year or any future reporting period.

For purposes of this prospectus, we have described our segment performance measure as “Segment EBITDA.” Segment EBITDA consists of income (loss) from operations before depreciation and amortization.

	The Predecessor	The Company
	Period from January 1, 2005 to October 16, 2005	Period from October 17, 2005 to December 31, 2005(1)	For the Years Ended December 31,				For the Three Months Ended March 31,
			2006	2007	2008	2009	2009	2010
Consolidated and Combined Statement of Operations Data:
Net revenues	$1,063.8	$134.9	$1,137.7	$1,321.0	$1,409.9	$1,376.9	$334.0	$343.2

Expenses:
Cost of revenues, exclusive of depreciation and amortization shown separately below:
Marketing and commissions(2)	515.0	87.1	580.9	608.4	646.9	618.2	139.8	138.7
Operating costs	315.0	48.7	326.1	334.3	360.0	356.4	87.1	93.9
General and administrative	134.5	20.2	107.1	113.5	98.8	105.4	31.7	35.5
Gain on sale of assets	(4.7)	—	—	—	—	—	—	—
Goodwill impairment	—	—	15.5	—	—	—	—	—
Depreciation and amortization	32.3	84.5	396.8	310.8	260.2	201.0	50.3	48.5

Total expenses	992.1	240.5	1,426.4	1,367.0	1,365.9	1,281.0	308.9	316.6

Income (loss) from operations	71.7	(105.6)	(288.7)	(46.0)	44.0	95.9	25.1	26.6
Interest income	1.9	1.3	5.7	4.9	1.7	0.5	0.2	—
Interest expense(3)	(0.5)	(34.7)	(163.0)	(189.9)	(188.4)	(166.2)	(44.8)	(45.3)
Loss on redemption of preferred stock	—	—	—	(31.0)	—	—	—	—
Gain on extinguishment of debt	—	—	—	—	—	27.1	6.9	—
Other income (expense), net	5.9	—	—	(2.7)	14.8	(12.0)	(8.2)	(1.8)

Income (loss) before income taxes and non-controlling interests	79.0	(139.0)	(446.0)	(264.7)	(127.9)	(54.7)	(20.8)	(20.5)

	The Predecessor	The Company
	Period from January 1, 2005 to October 16, 2005	Period from October 17, 2005 to December 31, 2005(1)	For the Years Ended December 31,				For the Three Months Ended March 31,
			2006	2007	2008	2009	2009	2010
Income tax expense	(28.9)	—	(6.3)	(4.7)	(7.5)	(11.7)	(2.5)	(3.2)

Net income (loss)	50.1	(139.0)	(452.3)	(269.4)	(135.4)	(66.4)	(23.3)	(23.7)
Less: net income attributable to non-controlling interest	—	(0.1)	(0.3)	(0.3)	(0.7)	(0.9)	(0.2)	(0.3)

Net income (loss) attributable to Affinion Group Holdings, Inc.	$50.1	$(139.1)	$(452.6)	$(269.7)	$(136.1)	$(67.3)	$(23.5)	$(24.0)

Weighted average shares outstanding:
Basic		59.5	59.7	59.7	59.7	59.7	59.7	59.7
Diluted		59.5	59.7	59.7	59.7	59.7	59.7	59.7
Net income (loss) attributable to Affinion Group Holdings, Inc. per share:
Basic		$(2.34)	$(7.58)	$(4.52)	$(2.28)$	(1.13)	$(0.39)	$(0.40)
Diluted		$(2.34)	$(7.58)	$(4.52)	$(2.28)	$(1.13)	$(0.39)	$(0.40)
Cash distributions declared per common share(4)				$4.03
Consolidated Balance Sheet Data (at period end):
Cash and cash equivalents (excludes restricted cash)	n/a	$113.8	$84.7	$14.2	$36.3	$69.8	$32.6	$58.4
Working capital deficit	n/a	(90.3)	(249.1)	(257.8)	(157.2)	(104.2)	(175.7)	(105.8)
Total assets	n/a	2,200.7	1,889.9	1,608.0	1,466.5	1,415.6	1,421.6	1,409.2
Total debt	n/a	1,491.0	1,408.4	1,694.7	1,715.1	1,722.8	1,665.6	1,715.8
Mandatorily redeemable preferred stock	—	83.2	97.4	27.0	30.9	35.2	32.0	36.3
Total equity (deficit)	n/a	153.4	(282.1)	(784.9)	(933.2)	(979.6)	(952.9)	(1,002.8)
Consolidated and Combined Cash Flows Data:
Net cash provided by (used in):
Operating activities(5)	$106.5	$30.8	$107.4	$77.3	$66.1	$83.5	$49.1	$60.1
Investing activities	(39.5)	(1,640.1)	(44.4)	(77.4)	(59.1)	(62.3)	(7.4)	(49.0)
Financing activities	(23.4)	1,723.6	(94.5)	(70.1)	17.8	11.5	(44.0)	(19.7)
Other Financial Data:
Segment EBITDA(6)	$104.0	$(21.1)	$108.1	$264.8	$304.2	$296.9	$75.4	$75.1
Capital expenditures	$24.0	$9.0	$29.1	$26.9	$36.7	$39.9	$7.5	$9.8

(1)	The amounts shown reflect, among other things, the purchase accounting adjustments made in the Transactions. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations—Summary of Operating Results for the Year Ended December 31, 2009.”
(2)	The Predecessor previously deferred costs which varied with and were directly related to acquiring new insurance business on its combined balance sheets as deferred acquisition costs to the extent such costs were deemed recoverable from future cash flows. These costs were amortized as marketing expense over a 12-year period using a declining balance method generally in proportion to the related insurance revenue, which amortization was based on attrition rates associated with the approximate rate that insurance revenues collected from customers decline over time. Amortization of deferred acquisition costs commenced upon recognition of the related insurance revenue. Immediately following the Transactions, the Company began expensing such costs as they are incurred. The acquisition costs incurred and capitalized by the Predecessor totaled approximately $37.1 million for the period from January 1, 2005 to October 16, 2005. The Predecessor’s amortization expense of deferred acquisition costs was $42.0 million for the period from January 1, 2005 to October 16, 2005. The Company incurred and expensed acquisition costs that totaled $12.6 million for the period from October 17, 2005 to December 31, 2005 and $57.4 million, $51.4 million, $53.9 million and $53.8 million for the years ended December 31, 2006, 2007, 2008 and 2009, respectively, and $11.0 million and $11.5 million for the three months ended March 31, 2009 and 2010, respectively.
(3)	After giving effect to this offering and the application of the net proceeds to us therefrom assuming an initial offering price of $ per share, which represents the mid-point of the range set forth on the cover page of this prospectus, our interest expense would have been $ million and $ million for the year ended December 31, 2009 and the three months ended March 31, 2010, respectively. A $1.00 change in the initial offering price per share would change our interest expense by $ million for the year ended December 31, 2009 and by $ million for the three months ended March 31, 2010.
(4)	We paid a special dividend on our common stock in January 2007, which we refer to as the January 2007 dividend, in order to make a cash distribution to our equity holders in the aggregate amount of approximately $240.5 million or approximately $4.03 per share of common stock, which was financed with borrowings under our senior unsecured term loan facility. The January 2007 dividend was declared when we had an accumulated deficit. Accordingly, the dividend was charged as a reduction of capital in excess of par value.
(5)	Adjusted EBITDA consists of income from operations before depreciation and amortization further adjusted to exclude non-cash and unusual items and other adjustments permitted in our debt agreements (such as the indentures governing Affinion Group’s 2005 senior notes, senior subordinated notes and 2009 senior notes) to test the permissibility of certain types of transactions, including debt incurrence. We believe that the inclusion of Adjusted EBITDA is appropriate as a liquidity measure. Adjusted EBITDA is not a measurement of liquidity or financial performance under U.S. GAAP, and Adjusted EBITDA may not be comparable to similarly titled measures of other companies. You should not consider Adjusted EBITDA as an alternative to cash flows from operating activities determined in accordance with U.S. GAAP, as an indicator of cash flows, as a measure of liquidity, as an alternative to operating or net income determined in accordance with U.S. GAAP or as an indicator of operating performance.

Set forth below is a reconciliation of consolidated net cash provided by operating activities to Adjusted EBITDA:

	Year Ended December 31, 2009	Twelve Months Ended March 31, 2010(a)
	(in millions)
Net cash provided by operating activities	$83.5	$94.5
Interest expense, net	165.7	166.4
Income tax expense	11.7	12.4
Amortization of favorable and unfavorable contracts	2.2	2.3
Amortization of debt discount and financing costs	(10.4)	(11.3)
Unrealized loss on interest rate swaps	(4.3)	(4.4)
Deferred income taxes	0.8	4.9
Interest accretion on held-to-maturity debt securities	(4.5)	(17.7)
Payment received for assumption of loyalty points program liability	(6.7)	(6.7)
Changes in assets and liabilities	65.5	64.7
Effect of the Transactions, reorganizations, certain legal costs and net cost savings(b)	2.0	2.3
Other, net(c)	6.5	10.2

Adjusted EBITDA(d)	$312.0	$317.6

(a)	Represents consolidated financial data for the year ended December 31, 2009, minus consolidated financial data for the three months ended March 31, 2009, plus consolidated financial data for the three months ended March 31, 2010.
(b)	Eliminates the effect of the Transactions, legal expenses for certain legal matters and certain severance costs.
(c)	Eliminates net changes in certain reserves, foreign currency gains and losses relating to unusual, non-recurring intercompany transactions, the loss from an investment accounted for under the equity method, consulting fees paid to Apollo and non-recurring costs related to acquisitions.
(d)	Adjusted EBITDA does not give pro forma effect to our acquisition of a marketing services and procurement services provider for a leading Italian financial institution that was completed in the fourth quarter of 2009. However, we do make such accretive pro forma adjustment as if such acquisition had occurred on April 1, 2009 in calculating the Adjusted EBITDA under our senior secured credit facility and the indentures governing our senior notes and senior subordinated notes.

(6)	Segment EBITDA consists of income from operations before depreciation and amortization. Segment EBITDA is the measure management uses to evaluate segment performance and we present Segment EBITDA to enhance your understanding of our operating performance. We use Segment EBITDA as one criterion for evaluating our performance relative to that of our peers. We believe that Segment EBITDA is an operating performance measure, and not a liquidity measure, that provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies. However, Segment EBITDA is not a measurement of financial performance under U.S. GAAP, and our Segment EBITDA may not be comparable to similarly titled measures of other companies. You should not consider our Segment EBITDA as an alternative to operating or net income determined in accordance with U.S. GAAP, as an indicator of our operating performance or as an alternative to cash flows from operating activities determined in accordance with U.S. GAAP, or as an indicator of cash flows, or as a measure of liquidity.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risk factors set forth below as well as the other information in this prospectus before investing in our common stock, or deciding whether you will or will not participate in this offering. Any of the following risks could materially and adversely affect our business, financial condition or results of operations. In such a case, you may lose all or part of your original investment.

Risks Related to our Business

We are a holding company and rely on dividends and other payments, advances and transfers of funds from our subsidiaries to pay dividends and meet our other obligations.

We have no direct operations and no significant assets other than ownership of 100% of the stock of Affinion Group. Because we conduct our operations through our subsidiaries, we depend on those entities for dividends and other payments to generate the funds necessary to meet our financial obligations, and to pay any dividends with respect to our common stock. Legal and contractual restrictions in our senior unsecured term loan, the Affinion Group senior secured credit facility, the indentures governing Affinion Group’s notes (as defined below) and other agreements governing current and future indebtedness of our subsidiaries, as well as the financial condition and operating requirements of our subsidiaries, may limit our ability to obtain cash from our subsidiaries. The earnings from, or other available assets of, our subsidiaries may not be sufficient to pay dividends or make distributions or loans to enable us to pay any dividends on our common stock.

Our substantial indebtedness could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry and prevent us from servicing our debt.

We are a highly leveraged company. As of March 31, 2010, we had approximately $1.7 billion principal amount of outstanding indebtedness, including $629 million outstanding under Affinion Group’s senior secured term loan. On April 9, 2010, the Affinion Group senior secured credit facility was amended and restated and the amount outstanding under the senior secured term loan was increased from $629 million to $875 million. Although our annual debt service payment obligations, exclusive of capital lease obligations, do not include any required principal repayments until 2012, after giving effect to this offering and the application of the net proceeds to us (assuming an initial public offering price of $             per share, which represents the mid-point of the range set forth on the cover page of this prospectus), our estimated 2011 debt service payments will be approximately $             million. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Financial Condition, Liquidity and Capital Resources—Contractual Obligations and Commitments.” Our ability to generate sufficient cash flow from operations to make scheduled payments on our debt will depend on a range of economic, competitive and business factors, many of which are outside our control. Our business may not generate sufficient cash flow from operations to meet our debt service and other obligations. If we are unable to meet our expenses, debt service obligations and other obligations, we may need to refinance all or a portion of our indebtedness on or before maturity, sell assets and/or raise equity. We may not be able to refinance any of our indebtedness, sell assets or raise equity on commercially reasonable terms or at all, which could cause us to default on our obligations.

Our substantial indebtedness could have important consequences, including the following:

•	it may limit our ability to borrow money for our working capital, capital expenditures, debt service requirements, strategic initiatives or other purposes, such as marketing spend;

•	a substantial portion of our cash flow from operations will be dedicated to the repayment of our indebtedness and will not be available for other purposes;

•	it may limit our flexibility in planning for, or reacting to, changes in our operations or business;

•	we will be more highly leveraged than some of our competitors, which may place us at a competitive disadvantage;

•	it may make us more vulnerable to downturns in our business or the economy;

•	it may restrict us from making strategic acquisitions, introducing new products or technologies or exploiting business opportunities; and

•	it may limit, along with the financial and other restrictive covenants in our indebtedness, among other things, our ability to borrow additional funds or dispose of assets.

The terms of the Affinion Group senior secured credit facility and the indentures governing Affinion Group’s notes (as defined below) may restrict our current and future operations, particularly our ability to respond to changes in our business or to take certain actions.

The terms of our senior unsecured term loan, Affinion Group’s senior secured credit facility and the indentures governing Affinion Group’s notes may restrict our current and future operations, particularly our ability to respond to changes in our business or to take certain actions.

The terms of the Affinion Group senior secured credit facility and the indentures governing Affinion Group’s $304 million aggregate principal amount of 10 1/8% Senior Notes due 2013 issued pursuant to the indenture dated as of October 17, 2005 (the “2005 senior notes”) and Affinion Group’s $150 million aggregate principal amount of 10 1/8% Senior Notes due 2013 issued pursuant to the indenture dated as of June 5, 2009 (the “2009 senior notes,” and together with the 2005 senior notes, the “senior notes”) and Affinion Group’s $355.5 million aggregate principal amount of 11 1/2% senior subordinated notes due 2015 (the “senior subordinated notes,” and together with the senior notes, the “notes” or “Affinion Group’s notes”) contain, and any future indebtedness of ours would likely contain, a number of restrictive covenants that impose significant operating and financial restrictions on us, including restrictions on our ability, or the ability of our subsidiaries, to, among other things:

•	incur or guarantee additional debt;

•	pay dividends and make other restricted payments;

•	create or incur certain liens;

•	make certain investments;

•	engage in sales of assets and subsidiary stock;

•	enter into transactions with affiliates; and

•	transfer all or substantially all of our assets or enter into merger or consolidation transactions.

In addition, the Affinion Group senior secured credit facility requires Affinion Group to maintain certain financial ratios. As a result of these covenants, we will be limited in the manner in which we conduct our business and we may be unable to engage in favorable business activities or finance future operations or capital needs.

If we fail to comply with the covenants contained in the Affinion Group senior secured credit facility, an event of default, if not cured or waived, could result under the Affinion Group senior secured credit facility, and the lenders thereunder:

•	will not be required to lend any additional amounts to us;

•

could elect to declare all borrowings outstanding, together with accrued and unpaid interest and fees, to be due and payable and could proceed against the collateral securing the Affinion Group senior secured credit facility; and

•	could require us to apply all of our available cash to repay these borrowings;

any of which could result in an event of default under the indentures governing Affinion Group’s notes.

If the indebtedness under the Affinion Group senior secured credit facility and the indentures governing Affinion Group’s notes were to be accelerated, there can be no assurance that our assets would be sufficient to repay such indebtedness in full.

We have experienced net losses.

Since the consummation of the Acquisition in October 2005, we have had a history of net losses. For the years ended December 31, 2007, December 31, 2008 and December 31, 2009, we had net losses attributable to us of $269.7 million, $136.1 million and $67.3 million, respectively. For the three months ended March 31, 2010, we had a net loss attributable to us of $24.0 million. We cannot assure you that we will not continue to report net losses in future periods.

Our ability to utilize our net operating loss carryforwards and certain other tax attributes may be limited.

As part of the Acquisition, we made a special tax election referred to as a “338(h)(10) election” with respect to the companies constituting the Predecessor. Under the 338(h)(10) election, the companies constituting the Predecessor were deemed for U.S. federal income tax purposes to have sold and repurchased their assets at fair market value. By adjusting the tax basis in such assets to fair market value for U.S. federal income tax purposes, the aggregate amount of our tax deductions for depreciation and amortization increased, which we expect to reduce our cash taxes in the future. We expect that tax deductions attributable to the 338(h)(10) election to be up to approximately $120 million per year for the next eleven years. However, our ability to utilize these deductions in any taxable period will be limited by the amount of taxable income we earn in such period. In addition, pursuant to Section 382 of the Internal Revenue Code, if we undergo an “ownership change” (generally defined as a greater than 50% change (by value) in our stock ownership within a three-year period), our ability to use our pre-change net operating loss carryforwards (including those attributable to the 338(h)(10) election) and certain other pre-change tax attributes to offset our post-change income may be limited. Similar rules and limitations may apply for state tax purposes as well. The rules under Section 382 are highly complex, and we cannot give you any assurance that the offering and related transactions, or subsequent transfers of our stock, will not trigger an “ownership change” and cause such limitation to apply.

As an independent public company we expect to expend additional time, money, and resources to comply with rules and regulations that do not currently apply to us, including the requirements of Section 404 of the Sarbanes-Oxley Act and failure to comply with these rules and regulations in a timely manner or adequately may subject us to sanctions by regulatory authorities.

As an independent public company, the Sarbanes-Oxley Act of 2002 and the related rules and regulations of the SEC, as well as the rules of the             , require us to implement additional corporate governance practices and adhere to a variety of reporting requirements and complex accounting rules. Compliance with these public company obligations will increase our legal and financial compliance costs and place significant additional demands on our finance and accounting staff and on our financial, accounting and information systems.

In particular, Section 404 of the Sarbanes-Oxley Act of 2002 requires that we evaluate and determine the effectiveness of our internal control over financial reporting and provide the auditor’s attestation report on internal control over financial reporting for our annual report for fiscal 2011. Our 2009 financial statement audit was significantly less in scope than an integrated audit pursuant to Section 404 of the Sarbanes-Oxley Act. A financial statement audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of our internal controls. We cannot be certain as to the timing of completion of our evaluation, testing and remediation actions to implement the requirements relating to internal controls and all other aspects of Section 404 or the impact of the same on our operations. If we are not able to implement the requirements of Section 404 in a timely manner or with adequate compliance, we may be subject to sanctions or investigation by regulatory authorities, such as the SEC or the             . Any such action could adversely affect our financial results or investors’ confidence in us and could cause our stock price to fall. In addition, the

controls and procedures that we will implement may not comply with all of the relevant rules and regulations of the SEC and the             . If we fail to develop and maintain effective controls and procedures, we may be unable to provide financial information in a timely and reliable manner, subjecting us to sanctions and harm to our reputation. Further, the actual costs of implementing the necessary policies and procedures could exceed our current estimates, which could have an adverse effect on our financial condition, results of operations and cash flows.

We must replace the customers we lose in the ordinary course of business and if we fail to do so our revenue may decline and our customer base will decline.

We lose a substantial number of our customers each year in the ordinary course of business. The loss of customers may occur due to numerous factors, including:

•	changing customer preferences;

•	competitive price pressures;

•	general economic conditions;

•	customer dissatisfaction;

•	credit or debit card holder turnover; and

•	marketing partner and partner customer turnover.

Additionally, we expect to continue to see a net loss of members and end-customers as we continue our strategy to focus on overall profitability and generating higher revenue from each member rather than the size of our member base. Failure to obtain new customers who produce revenue at least equivalent to the revenue from the lost customers would result in a reduction in our revenue as well as a decrease in the number of our customers. Because of the large number of customers we need to replace each year, there can be no assurance that we can successfully replace them. In addition, even if we are successful in adding new customers to replace lost revenues, our profitability may still decline.

We depend on various third-party vendors to supply certain products and services that we market. The failure of these vendors to provide these products or services could result in customer dissatisfaction and harm our business and financial condition.

We depend on various third-party vendors to supply the products and services that we market. Many of our third-party vendors are independent contractors. As a result, the quality of service they provide is not entirely within our control. If any third-party vendor were to cease operations, or terminate, breach or not renew its contract with us, we may not be able to substitute a comparable third-party vendor on a timely basis or on terms as favorable to us. Additionally, if any third-party vendor suffers interruptions, delays or quality problems, it could result in negative publicity and customer dissatisfaction which could reduce our revenues and profitability. With respect to the insurance programs that we offer, we are dependent on the insurance carriers that underwrite the insurance to obtain appropriate regulatory approvals. If we are required to use an alternative insurance carrier, it may materially increase the time required to bring an insurance related product to market. As we are generally obligated to continue providing our products and services to our customers even if we lose a third-party vendor, any disruption in our product offerings could harm our reputation and result in customer dissatisfaction. Replacing existing third-party vendors with more expensive third-party vendors could increase our costs and reduce our profitability.

We derive a substantial amount of our revenue from the members and end-customers we obtained through only a few of our marketing partners. If one or more of our agreements with our marketing partners were to be terminated or expire, or one or more of our marketing partners were to reduce the marketing of our services, we would lose access to prospective members and end-customers and could lose sources of revenue.

Although we market our programs and services through over 5,500 marketing partners, we derive a substantial amount of our net revenue from the customers we obtained through only a few of these marketing partners. In 2009, we derived approximately 48% of our net revenues from members and end-customers we obtained through our ten largest marketing partners.

Many of our key marketing partner relationships are governed by agreements that may be terminated without cause by our marketing partners upon notice of as few as 90 days without penalty. Some of our agreements may be terminated by our marketing partners upon notice of as few as 30 days without penalty. Moreover, under many of these agreements, our marketing partners may cease or reduce their marketing of our services without terminating or breaching our agreements. Further, in the ordinary course of business, at any given time, one or more of our contracts with key marketing partners may be selected for bidding through a request for proposal process. A loss of our key marketing partners, a cessation or reduction in their marketing of our services or a decline in their businesses could have a material adverse effect on our future revenue from existing services of which such marketing partner’s customers are customers of ours and on our ability to further market new or existing services through such marketing partner to prospective customers. There can be no assurance that one or more of our key or other marketing partners will not terminate their relationship with us, cease or reduce their marketing of our services or suffer a decline in their business. If a key marketing partner terminates or does not renew its relationship with us and we are required to cease providing our services to its customers, then we could lose significant sources of revenue.

Our typical membership products agreements with marketing partners provide that after termination of the contract we may continue to provide our services to existing members under the same economic arrangements that existed before termination. Under certain of our insurance products agreements, however, marketing partners may require us to cease providing services to existing customers after time periods ranging from 90 days to five years after termination of the agreement. Also, under agreements with our marketing partners for which we market under a wholesale arrangement and have not incurred any marketing expenditures, our marketing partners generally may require us to cease providing services to existing customers upon termination of the wholesale arrangement. Further, marketing partners under certain agreements also may require us to cease providing services to their customers under existing arrangements if the contract is terminated for material breach by us. If one or more of these marketing partners were to terminate our agreements with them and require us to cease providing our services to customers, then we could lose significant sources of revenue.

Our profitability depends on members and end-customers continuing their relationship with us. Increased loss of customers could impair our profitability.

We generally incur losses and negative cash flow during the initial year of an individual retail member or end-customer relationship, as compared to renewal years. This is due primarily to the fact that the costs associated with obtaining and servicing a new retail member and end-customer often exceed the fee paid to us for the initial year. In addition, we experience a higher percentage of cancellations during the initial membership period compared to renewal periods. Members and end-customers may cancel their arrangement at any time during the program period and, for our annual bill customers, we are typically obligated to refund the unused portion of their annual program fee. Additionally, an increase in cancellations of our members’ credit and debit cards by their card issuers as a result of payment delinquencies or for any other reason, could result in a loss of members and reduce our revenue and profitability. Accordingly, our profitability depends on recurring and sustained renewals; and an increase in the loss of members or end-customers could result in a loss of significant revenues and reduce our profitability.

We depend, in part, on credit card processors to obtain payments for us. If our credit card processors are interrupted or negatively affected in any way it could result in delays in collecting payments or loss of future business and negatively impact our revenues and profitability.

We depend, in part, on credit card processors to obtain payments for us. The credit card processors operate pursuant to agreements that may be terminated with limited prior notice. In the event a credit card processor ceases operations or terminates its agreement with us, there can be no assurance a replacement credit card processor could be retained on a timely basis, if at all. Any service interruptions, delays or quality problems could result in delays in our collection of payments, which would reduce our revenues and profitability. Further, to the extent credit card processors or credit card issuing banks suffer a loss of revenues or business as a result of internal policy changes or any future enacted regulations or legislation, our revenues and profitability may be adversely affected.

The increase in the share of monthly payment programs in our program mix may adversely affect our cash flows.

We traditionally marketed membership programs which have up-front annual membership fees. However, over the last five years, we expanded our marketing of membership programs for which membership fees are payable in monthly installments. Approximately 94% of our new member enrollments for the three months ended March 31, 2010 were in monthly payment programs. Our increased emphasis on monthly payment programs adversely affects our cash flow in the short term because the membership fee is collected over the course of the year rather than at the beginning of the membership term as with annual billing.

A substantial portion of our cash flow from our operations will not be available for other purposes as a result of the payment of quarterly cash dividends to the holders of our common stock which may negatively affect our ability to reinvest for future growth, our ability to service our indebtedness and our ability to respond to future fluctuations in our business.

Following this offering and subject to legally available funds, we intend to pay a quarterly cash dividend at an annual rate initially equal to $             per share (or a quarterly rate initially equal to $             per share) of common stock for the twelve months following this offering (assuming an offering price of $             per share, which represents the mid-point of the range set forth on the cover page of this prospectus). We intend to pay quarterly cash dividends on our stock for periods beyond the twelve months following this offering, but the rate at that time may differ from the initial rate. Based on the approximately              million shares of our common stock that will be outstanding after this offering, this dividend policy implies a quarterly cash requirement of approximately $             million. See “Dividend Policy.” A substantial portion of our cash flow from our operations will not be available for other purposes as a result of the payment of quarterly cash dividends to the holders of our common stock. Our payment of these dividends may negatively affect our ability to invest our cash to grow our business, make capital expenditures, make acquisitions, pursue strategic initiatives, market our services and programs, introduce new marketing services or loyalty programs or exploit other business opportunities. In addition, if cash from operations is used to pay dividends, we may not have sufficient cash available to service our indebtedness which would result in a default under our senior unsecured term loan, the Affinion Group senior secured credit facility and Affinion Group’s notes. We may not have sufficient cash available to plan for, or react to, changes in our operations or business or have sufficient flexibility to respond to unexpected needs.

We may be unable to achieve annual Adjusted EBITDA growth in future periods.

We may not be able to achieve annual Adjusted EBITDA growth in future periods. A variety of risks and uncertainties could cause us to not achieve Adjusted EBITDA growth, including, among others, business, economic and competitive risks and uncertainties discussed under “Risk Factors” and “Disclosure Regarding Forward-Looking Statements.” In order to achieve Adjusted EBITDA growth in future periods, we must continue to implement our business strategy, achieve our target minimum returns on investment for our marketing expenditures, maintain or exceed the renewal rate and profitability of our customer base, retain our key marketing partners and expand those relationships, grow our international operations, and experience no material adverse developments that would impact our cost structure, or material adverse developments in the regulatory environment in which we operate, among other things. Accordingly, we cannot assure you that we will be able to achieve Adjusted EBITDA growth for any future period.

Increases in insurance claim costs will negatively impact the revenues and profitability of our Insurance business.

Our commission revenue from insurance programs is reported net of insurance cost. The major component of insurance cost represents claim costs, which are not within our control. During 2009, our insurance claim costs were higher than our historical experience. While we seek to limit our exposure on any single insured and to recover a portion of benefits paid by ceding reinsurance to reinsurers, significant unfavorable claims experience will reduce our revenues and profitability.

Our business is highly competitive. We may be unable to compete effectively with other companies in our industry that have financial or other advantages and increased competition could lead to reduced market share, a decrease in margins and a decrease in revenue.

We believe that the principal competitive factors in our industry include the ability to identify, develop and offer innovative membership, insurance, package enhancement and loyalty programs, products and services, the quality and breadth of the programs, products and services offered, competitive pricing and in-house marketing expertise. Our competitors offer programs, products and services similar to, or which compete directly with, those offered by us. These competitors include, among others, Aegon, Vertrue, Intersections, Assurant, Webloyalty and Card Protection Plan. In addition, we could face competition if our current marketing partners were to develop and market their own in-house programs, products and services similar to ours. Furthermore, certain of our marketing partners (who may have greater financial resources and less debt than we do) have attempted, or are attempting, to market and/or provide certain competitive products to their customers, the marketing and servicing of which historically were provided by us.

Some of these existing and potential competitors have substantially larger customer bases and greater financial and other resources than we do. There can be no assurance that:

•	our competitors will not increase their emphasis on programs similar to those we offer;

•	our competitors will not provide programs comparable or superior to those we provide at lower costs to customers;

•	our competitors will not adapt more quickly than we do to evolving industry trends or changing market requirements;

•	new competitors will not enter the market; or

•	other businesses (including our current marketing partners) will not themselves introduce in-house programs similar to those we offer.

In order to compete effectively with all of these competitors, we must be able to provide superior programs and services at competitive prices. In addition, we must be able to adapt quickly to evolving industry trends, a changing market, and increased regulatory requirements. Our ability to grow our business may depend on our ability to develop new programs and services that generate consumer interest. Failure to do so could result in our competitors acquiring additional market share in areas of consumer interest. Any increase in competition could result in price reductions, reduced gross margin and loss of market share.

Additionally, because contracts between marketing partners and program providers are often exclusive with respect to a particular program, potential marketing partners may be prohibited for a period of time from contracting with us to promote a new program if the benefits and services included in our program are similar to, or overlap with, the programs and services provided by an existing program of a competitor.

Internationally, our package programs have been primarily offered by some of the largest financial institutions in Europe. As these banks attempt to increase their own net revenues and margins, we have experienced significant price reductions from what we had previously been able to charge these institutions for our programs when our agreements come up for renewal. This pricing pressure on our international package offerings may continue in the future, thereby lowering the contribution to our operating results from such programs in the future.

Our business is increasingly subject to U.S. and foreign government regulation, which could impede our ability to market our programs and services and reduce our profitability.

We market our programs and services through various distribution media, including direct mail, point-of-sale marketing, telemarketing, online marketing, and other methods. These media are regulated at both federal and state levels, and we believe that these media will be subject to increasing regulation, particularly in the area of consumer privacy. Such regulation may limit our ability to solicit or sign up new customers or to offer products or services to existing customers.

Our U.S. membership and insurance products are subject to extensive regulation and oversight by the Federal Trade Commission (the “FTC”), the Federal Communications Commission (the “FCC”), state attorneys general and other state regulatory agencies, including state insurance regulators. Our programs and services involve the use of non-public personal information that is subject to federal consumer privacy laws, such as the Financial Modernization Act of 1999, also known as the Gramm-Leach-Bliley Act (“GLB”), and various state laws governing consumer privacy, such as California’s SB 1, SB 1386 and others. Additionally, telemarketing of our programs and services is subject to federal and state telemarketing regulations, including the FTC’s Telemarketing Sales Rule, the FCC’s Telephone Consumer Protection Act and implementing regulations, as well as various state telemarketing laws and regulations. Furthermore, our insurance products are subject to various state laws and regulations governing the business of insurance, including, without limitation, laws and regulations governing the administration, underwriting, marketing, solicitation or sale of insurance programs. Additional federal or state laws, including subsequent amendments to existing laws, could impede our ability to market our programs and services and reduce our revenues and profitability.

The telemarketing industry has become subject to an increasing amount of federal and state regulation as well as general public scrutiny. For example, the Federal Telephone Consumer Protection Act of 1991 limits the hours during which telemarketers may call customers and prohibits the use of automated telephone dialing equipment to call certain telephone numbers. The Federal Telemarketing and Consumer Fraud and Abuse Prevention Act of 1994 and FTC regulations prohibit deceptive, unfair or abusive practices in telemarketing sales. The FTC’s 2003 Amendment to its Telemarketing Sales Rule created a national “Do-Not-Call” Registry, which became effective October 1, 2003, and certain states have enacted separate “Do-Not-Call” Registries. Both the FTC and state attorneys general have authority to prevent telemarketing activities deemed by them to be “unfair or deceptive acts or practices.” Further, some states have enacted laws, and others are considering enacting laws, targeted directly at regulating telemarketing practices, including the creation of “Do-Not-Call” Registries, and any such laws could adversely affect or limit our operations. Additionally, individuals in the U.K. and other European countries have rights to prevent direct marketing to them by telephone, fax or email.

Likewise, in the U.K. and the European Union, our marketing operations are subject to regulation, including data protection legislation restricting the use and transmission of customers’ personal information, regulation of unsolicited marketing using electronic communications and financial services regulation of insurance intermediaries. In particular, in the U.K., the sale of our insurance products is regulated by the Financial Services Authority.

Compliance with these federal, state and foreign regulations is generally our responsibility, and we could be subject to a variety of enforcement and/or private actions for any failure to comply with such regulations. Any changes to such regulations could materially increase our compliance costs. The risk of our noncompliance with any rules and regulations enforced by a federal or state consumer protection authority or an enforcement agency in a foreign jurisdiction may subject us or our management to fines or various forms of civil or criminal prosecution, any of which could impede our ability to market our programs and services and reduce our revenues and profitability. Certain types of noncompliance may also result in giving our marketing partners the right to terminate certain of our contracts. Also, the media often publicizes perceived noncompliance with consumer protection regulations and violations of notions of fair dealing with customers, and our industry is susceptible to peremptory charges by the media and others of regulatory noncompliance and unfair dealing.

Consumer complaints with respect to our industry have resulted and may result in state and federal regulatory and other investigations. For example, on May 27, 2009, the U.S. Senate Committee on Commerce, Science, and Transportation (the “Committee”) initiated an investigation into two of our competitors, Vertrue Inc. and Webloyalty.com, Inc., in connection with their e-commerce marketing practices, including those relating to consumers’ account number acquisition. On July 10, 2009, the Committee expanded the scope of its investigation to include the Company and requested the Company to provide certain information about the Company’s domestic online marketing practices, including those relating to the acquisition of consumers’ credit or debit card account numbers automatically from the Company’s partners when a consumer enrolls in one of the Company’s programs immediately after making a purchase through one of the Company’s partners’ web sites (“Online Data-pass Marketing”). On January 6, 2010, the Company sent a letter to the Committee informing them of our decision, after careful consideration of the fluid and iterative nature of the Internet, to cease Online Data-pass Marketing for its membership programs and make certain additional changes to the disclosures in our online marketing and fulfillment. Specifically, the Company, when marketing these programs online, now requires consumers to provide all 16 digits of their credit or debit card when enrolling in the Company’s membership programs in the online post-transaction environment. On May 19, 2010, the Chairman of the Committee introduced legislation entitled the “Restore Online Shoppers’ Confidence Act”, that mainly would, if enacted, prohibit Online Data-pass Marketing and require additional disclosure relating to online marketing of, and billing for, such programs. Online Data-pass Marketing generated less than 5% of our total consolidated net revenues in 2009.

In addition, between December 2008 and December 2009, we received inquiries from numerous state attorneys general relating to the marketing of our membership programs. We have responded to each state’s request for documents and information and are in active discussions regarding the resolution of these matters.

Over the past several years, there has also been proposed legislation in several states that may interfere with our marketing practices. For example, over the past several years many states have proposed legislation that would allow customers to limit the amount of unsolicited direct mail they receive. To date, we are not aware of any state that has actually passed legislation that would create a “Do-Not-Mail” registry or which would otherwise allow customers to restrict the amount of unsolicited direct mail that they receive. We believe there are three states that are currently considering some form of “Do-Not-Mail” legislation. If such legislation is passed in one or more states, it could impede our ability to market our programs and services and reduce our revenues and profitability.

We are subject to legal actions that could require us to incur significant expenses and, if resolved adversely to us, could impede our ability to market our programs and services, result in a loss of members and end-customers, reduce revenues and profitability and damage our reputation.

We are involved in claims, legal proceedings and governmental inquiries related to employment matters, contract disputes, business practices, trademark and copyright infringement claims and other commercial matters. We are also a party to a class action lawsuit, which alleges that we violated certain federal and/or state consumer protection statutes. While we cannot predict the outcome of pending suits, claims, investigations and inquiries, the cost of responding to and defending such suits, as well as the ultimate resolution of any of these matters, could require us to incur significant expenses and, if resolved adversely to us, could impede our ability to market our programs and services, result in a loss of members and end-customers, reduce revenues and profitability and damage our reputation. In addition, although Cendant has agreed to indemnify us (which indemnification obligation has been assumed by Wyndham and Realogy as successors to various segments of Cendant’s business), with respect to certain litigation and compliance with law matters in connection with the purchase agreement, these indemnification obligations are subject to certain limitations and restrictions (the “Cendant Indemnification”). There can be no assurance that our accruals for legal actions will be sufficient to satisfy all related claims and expenses or any claims in excess of the Cendant Indemnification.

We rely on our marketing partners to provide limited customer information to us for certain marketing purposes and to approve our marketing materials. If our marketing partners make significant changes to the materials that decrease results or if they limit the information that they provide to us, our ability to generate new customers may be adversely affected.

Certain of our marketing efforts depend in part on certain limited customer information being made available to us by our marketing partners. There can be no assurance that our marketing partners will, or will be able to, continue to provide us with the use of such customer information.

Our marketing efforts are largely dependent on obtaining approval of the solicitation materials from our marketing partners. We market our programs and services based on tested marketing materials, and any significant changes to those materials that are required by our marketing partners could negatively affect our results. The material terms of each marketing campaign must be mutually agreed upon by the parties. There can be no assurance that we will obtain approvals of our marketing materials from our marketing partners, and the failure to do so could impede our ability to market our programs and services, result in a loss of members and end-customers, and reduce our revenues and profitability.

A significant portion of our business is conducted with financial institution marketing partners. A prolonged downturn or continuing consolidation in the financial institution industry may have an adverse impact on our business.

Our future success is dependent in large part on continued demand for our programs and services within our marketing partners’ industries. In particular, the end-customers of our financial institution marketing partners accounted for a significant amount of our customers and revenues in 2009. In recent years, a number of our existing financial institution marketing partners have been acquired by or merged with other financial institutions. In the event one of our marketing partners undergoes a consolidation and the consolidated financial institution does not have an agreement with us or does not wish to continue marketing with us, we could experience an adverse impact on our revenue. In addition, the consolidation of financial institutions may result in increased leverage to pressure us to lower our prices. If consolidated marketing partners pressure us to lower our prices, we may experience an adverse impact on our revenue. Consolidation may also lead to fewer potential customers of marketing partners to whom we can sell our programs and services. Therefore, a significant and prolonged downturn in the industry, a trend in that industry to reduce or eliminate its use of our programs, products and services, or further consolidation in the industry leading customers to use fewer credit cards could result in a loss of members and end-customers and reduce our revenues and profitability. In addition, some of our financial institution marketing partners are in the mortgage business. Although the end-customers of our marketing partners in the mortgage business accounted for approximately 1.1% of our revenues in 2009, a continuing and prolonged downturn in the mortgage industry could reduce our revenues and profitability.

In addition, the recently enacted “Credit CARD Act of 2009” prohibits, among other things, certain fees and increases in interest rates that may be charged by credit card issuers. While the impact of this new legislation remains uncertain, this law could have the effect of causing credit card issuers to limit or lower available credit limits, terminate certain less profitable customers’ credit cards and raise annual credit card fees, which could in turn result in customers’ terminating their credit cards. The current macro-economic environment could exacerbate these effects, leading to increased charge-offs by credit card issuers. All of these potential effects could adversely affect our ability to attract new customers and maintain existing customers.

We may lose members or end-customers and significant revenue if we reduce our planned expenditures to grow our business, our existing services become obsolete, or if we fail to introduce new services with broad consumer appeal or fail to do so in a timely or cost-effective manner.

Our growth depends upon investing in our business. Although revenue from our existing customer base has historically generated over 80% of our next twelve months net revenue, we cannot assure you that this will continue. Accordingly, our growth will depend on our developing and successfully introducing new products and services that generate member and end-customer interest. Our failure to invest in our business, introduce these products or services or to develop new products or services, or the introduction or announcement of new products or services by competitors, could render our existing offerings non-competitive or obsolete. There can be no assurance that we will be successful in developing or introducing new products and services. Our failure to develop, introduce or expand our products and services or to make other investments in our business, such as marketing or capital expenditures, could result in a loss of members and end-customers and reduce our revenues and profitability.

Our failure to protect private data could damage our reputation and cause us to expend capital and other resources to protect against future security breaches.

Certain of our services are based upon the collection, distribution and protection of sensitive private data. Unauthorized users might access that data, and human error or technological failures might cause the wrongful dissemination of that data. If we experience a security breach, the integrity of certain of our services may be affected and such a breach could violate certain of our marketing partner agreements. We have incurred, and may incur in the future, significant costs to protect against the threat of a security breach. We may also incur significant costs to alleviate problems that may be caused by future breaches. Any breach or perceived breach could subject us to legal claims from marketing partners or customers under laws (such as California’s SB 1386 and regulations promulgated by the Financial Services Authority in the U.K. and European data protection regimes) that govern breaches of electronic data systems containing non-public personal information. There is no assurance that we would prevail in such litigation. Moreover, any public perception that we have engaged in the unauthorized release of, or have failed to adequately protect, private information could adversely affect our ability to attract and retain marketing partners, members and end-customers. In addition, unauthorized third parties might alter information in our databases, which would adversely affect both our ability to market our services and the credibility of our information.

Our success and growth depends to a significant degree upon intellectual property rights.

We have a significant intellectual property portfolio and have allocated considerable resources toward intellectual property maintenance, prosecution and enforcement. We may be unable to deter infringement or misappropriation of our data and other proprietary information, detect unauthorized use or take appropriate steps to enforce our intellectual property rights. Any unauthorized use of our intellectual property could make it more expensive for us to do business and consequently harm our business. Failure to protect our existing intellectual property rights may result in the loss of valuable technologies or having to pay other companies for infringing on their intellectual property rights. We rely on patent, trade secret, trademark and copyright law as well as judicial enforcement to protect such technologies. Some of our technologies are not covered by any patent or patent application. In addition, our patents could be successfully challenged, invalidated, circumvented or rendered unenforceable. Furthermore, pending patent applications may not result in an issued patent, or if patents are issued to us, such patents may not provide meaningful protection against competitors or against competitive technologies. We also license patent rights from third parties. To the extent that such third parties cannot protect and enforce the patents underlying such licenses or, to the extent such licenses are cancelled or not renewed, our competitive position and business prospects may be harmed.

We could face patent infringement claims from our competitors or others alleging that our processes or programs infringe on their proprietary technology. If we were subject to an infringement suit, we may be required to (1) incur significant costs to license the use of proprietary technology, (2) change our processes or programs or (3) stop using certain technologies or offering the infringing program entirely. Even if we ultimately prevail in an infringement suit, the existence of the suit could cause our customers to seek other programs that are not subject to infringement suits. Any infringement suit could result in significant legal costs and damages, impede our ability to market or provide existing programs or create new programs, reduce our revenues and profitability and damage our reputation.

In addition, effective patent, trademark, copyright and trade secret protection may be unavailable or limited in some foreign countries. In some countries we do not apply for patent, trademark, or copyright protection. We also rely upon unpatented proprietary expertise, continuing technological innovation and other trade secrets to develop and maintain our competitive position. While we generally enter into confidentiality agreements with our employees and third parties to protect our intellectual property, such confidentiality agreements could be breached and may not provide meaningful protection for our trade secrets or proprietary expertise. Adequate remedies may not be available in the event of an unauthorized use or disclosure of our trade secrets and expertise. In addition, others may obtain knowledge of our trade secrets through independent development or other access by legal means. The failure of our patents or confidentiality agreements to protect our processes, apparatuses, technology, trade secrets and proprietary expertise and methods could jeopardize our critical intellectual property which could give our competitors an advantage in the marketplace, reduce our revenues and profitability and damage our reputation.

Our business is highly dependent on our existing computer, billing, communications and other technological systems. Any temporary or permanent loss of any of our systems could have a negative effect on our business, financial condition and results of operations.

Our business depends upon ongoing investments in advanced computer database and telecommunications technology as well as our ability to protect our telecommunications and information technology systems against damage or system interruptions from natural disasters, technical failures and other events beyond our control. In order to compete effectively and to meet our marketing partners’ and customers’ needs, we must maintain our systems as well as invest in improved technology. A temporary or permanent loss of any of our systems or networks could cause significant damage to our reputation and could result in a loss of revenue.

In addition, we receive credit data electronically, and this delivery method is susceptible to damage, delay or inaccuracy. A significant portion of our business involves telephonic customer service as well as mailings, both of which depend upon the data generated from our computer systems. Unanticipated problems with our telecommunications and information technology systems may result in a significant system outage or data loss, which could interrupt our operations. Our infrastructure may also be vulnerable to computer viruses, hackers or other disruptions entering our systems from the credit reporting agencies, our marketing partners and members and end-customers or other authorized or unauthorized sources. Any damage to our telecommunications and information technology systems, failure of communication links or other loss that causes interruption in, or damage to, our operations could impede our ability to market our programs and services, result in a loss of members and end-customers and reduce our revenues and profitability.

If we are unable to meet the rapid changes in technology, our services and proprietary technology and systems may become obsolete.

Due to the cost and management time required to introduce new services and enhancements, we may not be able to respond in a timely manner to avoid becoming uncompetitive. To remain competitive, we must meet the challenges of the introduction by our competitors of new services using new technologies or the introduction of new industry standards and practices. Additionally, the vendors we use to support our technology may not provide the level of service we expect or may not be able to provide their product or service on commercially reasonable terms or at all.

We depend, in part, on the postal and telephone services we utilize to market and service our programs. An interruption of, or an increase in the billing rate for, such services could adversely affect our business.

We depend, in part, on the postal and telephone services we utilize to market and service our programs. An interruption of, or an increase in the billing rate for, such services could increase our costs and expenses and reduce our profitability.

We market and service our programs by various means, including through mail and via telephone. Accordingly, our business is dependent on the postal and telephone services provided by the U.S. Postal Service and various local and long distance telephone companies. Any significant interruption of such services or any limitations in their ability to provide us with increased capacity could impede our ability to market our programs and services, result in a loss of members and end-customers and reduce our revenues and profitability. In addition, the U.S. Postal Service increases rates periodically and significant increases in rates could adversely impact our business.

We may not realize anticipated benefits from recent or future acquisitions or have the ability to complete future acquisitions.

From time to time, we pursue acquisitions as a means of enhancing our scale and market share. The success of our acquisition strategy will depend upon our ability to find suitable acquisition candidates on favorable terms and to finance and complete these transactions. In addition, upon completion of an acquisition, we may encounter a variety of difficulties, including trouble integrating the acquired business into our operations, the possible defection of key employees or of a significant number of employees, the loss in value of acquired intangibles, the diversion of management’s attention and unanticipated problems or liabilities. These difficulties may adversely affect our ability to realize anticipated cost savings and revenue growth from our acquisitions. In addition, acquisitions may not be as accretive to our earnings as we expect or at all, and may negatively impact our results of operations through, among other things, the incurrence of debt to finance any acquisition, non-cash write-offs of goodwill or intangibles and increased amortization expenses in connection with intangible assets. Acquisition integration activities can also put further demands on management, which could negatively impact operating results.

We have a limited history of conducting certain of our international operations, which are subject to additional risks not encountered when doing business in the U.S., and our exposure to these risks will increase as we expand our international operations.

We have a limited history of conducting certain of our international operations, which involve risks that may not exist when doing business in the U.S. In order to achieve widespread acceptance in each country we enter, we must tailor our services to the unique customs and cultures of that country. Learning the customs and cultures of various countries, particularly with respect to consumer preferences, is a difficult task and our failure to do so could slow our growth in international markets.

In addition, we are subject to certain risks as a result of having international operations, and from having operations in multiple countries generally, including:

•	fluctuations in foreign currency exchange rates;

•	delays in the development of the Internet as a broadcast, advertising and commerce medium in overseas markets;

•

difficulties in staffing and managing operations due to distance, time zones, language and cultural differences, including issues associated with establishing management systems infrastructure in various countries;

•	differences and unexpected changes in regulatory requirements and exposure to local economic conditions;

•	preference of local populations for local providers;

•

restrictions on the withdrawal of non-U.S. investment and earnings, including potentially substantial tax liabilities if we repatriate any of the cash generated by our international operations back to the U.S.;

•	diminished ability to legally enforce our contractual rights;

•	currency exchange restrictions; and

•	withholding and other taxes on remittances and other payments by subsidiaries.

We cannot assure you that one or more of these factors will not have a material adverse effect on our international operations and consequently on our business, financial condition and results of operations.

Our future success depends on our ability to retain our key employees.

We are dependent on the services of Nathaniel J. Lipman, our Chairman and Chief Executive Officer, and other members of our senior management team to remain competitive in our industry. The loss of Mr. Lipman or any other member of our senior management team could have an adverse effect on us. There is a risk that we will not be able to retain or replace these key employees. All of our current executive officers are subject to employment conditions or arrangements that contain post-employment non-competition provisions. However, these arrangements permit the employees to terminate their employment without notice.

Risks Related to an Investment in our Common Stock and this Offering

There is no existing market for our common stock and we do not know if one will develop, which could impede your ability to sell your shares and depress the market price of our common stock.

Prior to this offering, there has not been a public market for our common stock. We cannot predict the extent to which investor interest in our company will lead to the development of an active trading market on              or otherwise or how liquid that market might become. If an active trading market does not develop, you may have difficulty selling any of our common stock that you buy. The initial public offering price for the common stock will be determined by negotiations between us and the representatives of the underwriters and may not be indicative of prices that will prevail in the open market following this offering. See “Underwriting.” Factors such as variations in our actual or anticipated operating results, changes in or failure to meet earnings estimates of securities analysts, market conditions in our industry, regulatory actions and general economic and securities market conditions, among other factors, could cause the market price of our common stock to decline below the initial public offering price. Consequently, you may not be able to sell our common stock at prices equal to or greater than the price you paid in this offering.

Our equity sponsor controls us and its interests may conflict with or differ from your interests as a stockholder.

After the consummation of this offering, our equity sponsor, Apollo, will beneficially own approximately     % of our common stock, assuming the underwriters do not exercise their over-allotment option. If the underwriters exercise in full their over-allotment option, Apollo will beneficially own approximately     % of our common stock. As a result, Apollo will continue to have the power to elect all of our directors. Therefore, Apollo will have the ability to prevent any transaction that requires the approval of our board of directors or stockholders, including the approval of significant corporate transactions such as mergers and the sale of substantially all of our assets. Apollo will continue to be able to significantly influence or effectively control our decisions. See “Certain Relationships and Related Party Transactions—Ancillary Agreements to the Purchase Agreement—Management Investor Rights Agreement” and “Description of Capital Stock—Composition of Board of Directors; Election and Removal of Directors.” So long as Apollo continues to beneficially own a significant amount of the outstanding shares of our common stock, even if such amount is less than 50%, Apollo will continue to be able to strongly influence or effectively control our decisions. See “—Our second amended and restated certificate of incorporation will limit our ability to engage in many transactions without the consent of two-thirds of our directors.” The interests of Apollo could conflict with or differ from your interests as a holder of our common stock in material respects. The concentration of ownership by funds affiliated with Apollo could delay, defer or prevent a change of control of our company or impede a merger, takeover or other business combination which you as a stockholder may otherwise view favorably. For example, Apollo and its affiliates are in the business of making investments in companies and currently have and may from time to time in the future acquire, interests in businesses that directly or indirectly compete with certain portions of our business or are suppliers or customers of ours. In addition, Apollo may also pursue acquisition opportunities that may be complementary to our business, and as a result, those acquisition opportunities may not be available to us. Further, funds affiliated with Apollo will realize substantial benefits from any sale of their shares in this offering. A sale of a substantial number of shares of stock in the future by funds affiliated with Apollo could cause our stock price to decline.

Our second amended and restated certificate of incorporation will limit our ability to engage in many transactions without the consent of two-thirds of our directors.

Our second amended and restated certificate of incorporation, which we refer to as the amended and restated certificate of incorporation, will provide minority directors with a greater degree of control and influence in the operation of our business and the management of our affairs than is typical of a publicly-traded company. Until Apollo ceases to beneficially own more than one-third of our then outstanding common stock and Apollo and its affiliates have, subsequent to this offering (and the exercise of the underwriters’ over-allotment option), sold at least one share of our common stock to a person that is not an affiliate of Apollo, the prior consent of at least two-thirds of our directors will be required for:

•	amendment, modification or repeal of any provision of the certificate of incorporation, bylaws or similar organizational documents in a manner that adversely affects Apollo;

•	the redemption, purchase or acquisition of any of our securities or those of our subsidiaries;

•

the issuance of additional shares of any class of capital stock (other than the grant of options or the issuance of shares upon the exercise of options or otherwise, in each case, pursuant to the terms of any option plan, long-term incentive plan or other employee benefit plan of ours adopted by our board of directors);

•	the payment or declaration of any dividend or other distribution, with respect to any shares of any class or series of capital stock;

•

a consolidation or merger with or into any other entity, or transfer (by lease, assignment, sale or otherwise) of all or substantially all of our assets to another entity (other than transactions between us and any of our wholly owned subsidiaries or transactions between two or more of our wholly owned subsidiaries);

•	a complete or partial liquidation, dissolution, winding-up, recapitalization, reclassification or reorganization of us;

•	a split, combination or reclassification of any shares of capital stock;

•	a disposition of any assets in excess of $ million in the aggregate other than sales of inventory in the ordinary course of business;

•	consummation of any acquisition of the stock or assets of any other entity involving consideration in excess of $ million in the aggregate outside of the ordinary course of business;

•

the incurrence of indebtedness aggregating more than $             million, except for borrowings under a revolving credit facility that has previously been approved or is in existence (with no increase in maximum availability) on the date of closing of this offering;

•	the appointment, termination and replacement of our chief executive officer; and

•	change in size of our board of directors.

These restrictions could prevent us from pursuing transactions or relationships that would otherwise be in the best interests of our stockholders. These restrictions could also limit stockholder value by preventing a change of control that you might consider favorable.

We will be a “controlled company” within the meaning of the              rules and, as a result, will qualify for, and intend to rely on, exemptions from certain corporate governance requirements. As a result, our stockholders will not have the protections such corporate governance requirements are intended to provide.

Upon the closing of this offering, Apollo will continue to control a majority of our voting common stock. As a result, we will be a “controlled company” within the meaning of the              corporate governance standards. Under the              rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including:

•	the requirement that a majority of the board of directors consists of independent directors;

•

the requirement that we have a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;

•	the requirement that we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•	the requirement for an annual performance evaluation of the nominating and corporate governance and compensation committees.

Following this offering, we intend to utilize these exemptions. As a result, we may not have a majority of independent directors nor will our nominating and corporate governance and compensation committees consist entirely of independent directors and we will not be required to have an annual performance evaluation of the nominating and corporate governance and compensation committees. See “Management.” Accordingly, you will not have the same protections afforded to stockholders of companies that are subject to all of the              corporate governance requirements.

Future sales of our common stock may adversely affect the prevailing market price.

If a large number of shares of our common stock is sold in the open market after this offering, or the perception that such sales will occur, the trading price of our common stock could decrease. In addition, the sale of these shares could impair our ability to raise capital through the sale of additional common stock. After this offering, we will have an aggregate of              shares of our common stock authorized but unissued and not reserved for specific purposes. In general, we may issue all of these shares without any action or approval by our stockholders. In addition, we may issue shares of our common stock or other securities from time to time as consideration for future acquisitions and investments.

Upon consummation of this offering, we will have              shares of our common stock outstanding. Of these shares, all shares sold in this offering, other than shares, if any, purchased by our affiliates, will be freely tradable. The remaining shares of our common stock will be “restricted securities” as that term is defined in Rule 144 under the Securities Act. Restricted securities may not be resold in a public distribution except in compliance with the registration requirements of the Securities Act or pursuant to an exemption therefrom, including the exemptions provided by Regulation S and Rule 144 promulgated under the Securities Act.

We, the selling stockholders, all directors and officers and certain holders of our outstanding stock and stock options are expected to enter into lock-up agreements and, with limited exceptions, have agreed not to, among other things, sell or otherwise dispose of our common stock for a period of              days after the date of this prospectus. After this lock-up period, all these shares of our common stock will be eligible for future sale, subject to the applicable volume, manner of sale, holding period and other limitations of Rule 144. In addition, certain of our existing stockholders will be able to sell their shares pursuant to registration rights we have granted to them. We cannot predict whether substantial amounts of our common stock will be sold in the open market in anticipation of, or following, any divestiture by any of our existing stockholders, our directors or executive officers of their shares of common stock.

We also reserved              shares of our common stock for issuance under our 2007 Stock Award Plan. Options to purchase              shares of our common stock are outstanding under our 2007 Stock Award Plan, of which              are currently exercisable or will become exercisable within 60 days after              2010. In addition, upon the exercise of all outstanding warrants to purchase our common stock and the vesting of all outstanding restricted stock units, we will issue              shares of additional common stock. These issuances of additional shares could further dilute your investment in our common stock and adversely affect our stock price.

We cannot predict the size of future issuances of our common stock or the effect, if any, that future issuances and sales of our common stock will have on the market price of our common stock. Sales of substantial amounts of our common stock (including shares of our common stock issued in connection with an acquisition), or the perception that such sales could occur, may adversely affect prevailing market prices for our common stock. See “Shares Eligible for Future Sale.”

You may not receive the intended level of dividends on our common stock or any dividends at all.

We currently intend to pay quarterly cash dividends on our common stock at an annual rate initially equal to $             per share (or a quarterly rate equal to $            ) for the twelve months following this offering (assuming an offering price of $             per share, which represents the mid-point of the range set forth on the cover page of this prospectus). We intend to pay quarterly cash dividends on our stock for periods beyond the twelve months following this offering, but the rate at that time may differ from the initial rate. However, dividend payments are not mandatory or guaranteed, and our board of directors may never declare a dividend, decrease the level of dividends or entirely discontinue the payment of dividends. Your decision whether to purchase shares of our common stock should allow for the possibility that no dividends will be paid. You may not receive any dividends as a result of the following factors, among others:

•	we are not legally or contractually required to pay dividends;

•	while we currently intend to pay a regular quarterly dividend, this policy could be modified or revoked by our board of directors at any time;

•

even if we do not modify or revoke our dividend policy, the actual amount of dividends distributed and the decision to make any distribution is entirely at the discretion of our board of directors and future dividends with respect to shares of our capital stock, if any, will depend on, among other things, our results of operations, cash requirements, financial condition, free cash flow, business opportunities, provisions of applicable law and other factors that our board of directors may deem relevant;

•	the amount of dividends distributed is and will be subject to contractual restrictions under:

•	the indentures governing Affinion Group’s notes,

•	the terms of our senior unsecured term loan and the Affinion Group senior secured credit facility,

•	the terms of any other outstanding indebtedness incurred by us or any of our subsidiaries after the completion of this offering; and

•	the amount of dividends distributed is subject to state law restrictions.

The terms of our senior unsecured term loan, the Affinion Group senior secured credit facility and the indentures governing Affinion Group’s notes will prohibit us from paying cash dividends on our common stock if a default or event of default has occurred and is continuing under those agreements. The payment of a cash dividend on our common stock is considered a restricted payment under our senior unsecured term loan, the Affinion Group senior secured credit facility and the indentures, and we are restricted from paying any cash dividend on our common stock unless we satisfy certain conditions. See “Description of Capital Stock—Common Stock” and “Description of Certain Indebtedness.” Furthermore, we will be permitted under the terms of our debt agreements to incur additional indebtedness that may severely restrict or prohibit the payment of dividends. We cannot assure you that the agreements governing our current and future indebtedness will permit us to pay dividends on our common stock.

We may not generate sufficient earnings or have sufficient liquidity to pay dividends at intended levels or at all.

As previously mentioned, we currently intend to declare and pay regular quarterly cash dividends on our common stock. Any payment of cash dividends will depend upon our financial condition, earnings and liquidity, among other things. There can be no assurance that we will have sufficient cash in the future to pay dividends on our common stock in the intended amounts or at all.

Delaware law and our organizational documents may impede or discourage a takeover, which could deprive our investors of the opportunity to receive a premium for their shares.

We are a Delaware corporation, and the anti-takeover provisions of Delaware law impose various impediments to the ability of a third party to acquire control of us, even if a change of control would be beneficial to our existing stockholders. In addition, provisions of our amended and restated certificate of incorporation and bylaws may make it more difficult for, or prevent a third party from, acquiring control of us without the approval of our board of directors. These provisions include:

•	a classified board of directors;

•	the sole power of the board of directors to fix the number of directors;

•	limitations on the removal of directors;

•	the ability of our board of directors to designate one or more series of preferred stock and issue shares of preferred stock without stockholder approval;

•	the sole power of our board of directors to fill any vacancy on our board, whether such vacancy occurs as a result of an increase in the number of directors or otherwise; and

•	advance notice requirements for nominating directors or introducing other business to be conducted at stockholder meetings.

The foregoing factors, as well as a majority common stock ownership by our equity sponsor, could impede a merger, takeover or other business combination or discourage a potential investor from making a tender offer for our common stock, which, under certain circumstances, could reduce the market value of our common stock. See “Description of Capital Stock.”

You will suffer an immediate and substantial dilution in the net tangible book value of the common stock you purchase.

Prior investors have paid substantially less per share than the price in this offering. The initial offering price is substantially higher than the net tangible book value per share of the outstanding common stock immediately after this offering. Accordingly, based on an assumed initial public offering price of $             per share (the mid-point of the range set forth on the cover page of this prospectus), purchasers of common stock in this offering will experience immediate and substantial dilution of approximately $             per share in net tangible book value of the common stock. In addition, as of                     , 2010, there were options outstanding to purchase              shares of our common stock. If all these options were exercised on the date of the closing of this offering, investors purchasing shares of our common stock in this offering would suffer total dilution of $             per share. See “Dilution,” including the discussion of the effects on dilution from a change in the price of this offering.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” that involve risks and uncertainties. Forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs and other information that is not historical information and, in particular, appear under headings “Prospectus Summary,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of this prospectus. When used in this prospectus, the words “estimates,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” and variations of these words or similar expressions (or the negative versions of any such words) are intended to identify forward-looking statements. All forward-looking statements, including without limitation, management’s examination of historical operating trends, are based on our current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith, and we believe there is a reasonable basis for them. However, management’s expectations, beliefs and projections may not result or be achieved.

Examples of forward-looking statements include:

•	business strategy;

•	financial strategy;

•	projections of revenue, earnings, capital structure and other financial items;

•	statements of our plans and objectives;

•	statements of expected future economic performance; and

•	assumptions underlying statements regarding us or our business.

There are a number of risks and uncertainties that could cause our actual results to differ materially from the results referred to in the forward-looking statements contained in this prospectus. Important factors that could cause our actual results to differ materially from the results referred to in the forward-looking statements we make in this prospectus are set forth elsewhere in this prospectus, including under the heading “Risk Factors.” As stated elsewhere in this prospectus, these risks, uncertainties and other important factors include, among others:

•	general economic and business conditions and international and geopolitical events;

•	downturns in the credit card industry or changes in the marketing techniques of credit card issuers;

•	the effects of a decline in travel due to political instability, adverse economic conditions or otherwise, on our travel fulfillment business;

•	the costs of being a public company, including Sarbanes-Oxley compliance;

•	termination or expiration of one or more agreements with our marketing partners, or reduction of the marketing of our services by one or more of our marketing partners;

•

changes in, or the failure or inability to comply with, laws and governmental regulations, including changes in global distribution service rules, online marketing and telemarketing regulations and privacy laws and regulations;

•	the outcome of legal actions;

•	our substantial leverage and restrictions in our debt agreements;

•	dependence on third-party vendors to supply certain products or services that we market;

•	ability to execute our business strategy, development plans or cost savings plans;

•	changes in accounting principles and/or business practices;

•	availability, terms, and deployment of capital; and

•	failure to protect private data, which would cause us to expend capital and resources to protect against future security breaches.

These risks and other uncertainties are discussed in more detail in “Risk Factors.” There may be other factors, including those discussed elsewhere in this prospectus that may cause our actual results to differ materially from the results referred to in the forward-looking statements. All forward-looking statements attributable to us or persons acting on our behalf apply only as of the date of this prospectus and are expressly qualified in their entirety by the cautionary statements included in this prospectus. We undertake no obligation to publicly update or revise any forward-looking statement whether as a result of new information, future events or otherwise, except as required by law.

USE OF PROCEEDS

Assuming an initial public offering price of $             per share, which represents the mid-point of the range set forth on the cover page of this prospectus, our net proceeds from this offering are estimated to be approximately $             million after deducting the estimated underwriting discounts and commissions and offering expenses. We intend to use the net proceeds received by us in this offering to redeem all of our outstanding preferred stock, to repay certain of our outstanding indebtedness, to pay the termination fee under our consulting agreement with Apollo and for general corporate purposes.

Assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, after deducting the estimated underwriting discounts and commissions and offering expenses payable by us in connection with the offering, a $1.00 increase (decrease) in the assumed public offering price of $             per share would increase (decrease) the amount of proceeds from this offering by $             million.

We will not receive any proceeds from the sale of our common stock by the selling stockholders if the underwriters exercise their option to purchase additional shares. In the aggregate, the selling stockholders will receive approximately $             million if the underwriters’ option to purchase additional shares is exercised in full, after deducting the estimated underwriting discounts and commissions and offering expenses, assuming the shares are offered at $             per share, which is the midpoint of the estimated offering price range set forth on the cover of this prospectus.

DIVIDEND POLICY

Following this offering and subject to legally available funds, we intend to pay cash dividends on a quarterly basis on shares of our common stock. For the twelve months following this offering, subject to legally available funds, we intend to pay cash dividends at an annual rate initially equal to $             per share (or a quarterly rate initially equal to $             per share) of common stock (assuming an offering price of $             per share, which represents the mid-point of the range set forth on the cover page of this prospectus). We expect that our first quarterly dividend payment will be paid in              in respect of the prior quarter, but may be delayed as a result of the provisions of our credit agreements, indentures and other limitations described below. The first quarterly dividend payment will be prorated based on the number of days that have elapsed since the consummation of this offering. If delayed, this payment will include all quarterly dividend amounts from              through the then most recently completed fiscal quarter. Based on the approximately              million shares of common stock to be outstanding after the offering, this dividend policy implies a quarterly cash requirement of approximately $             million and an annual cash requirement of approximately $             million, in each case, for the twelve months following this offering. We intend to pay quarterly cash dividends on shares of our common stock for periods beyond the twelve months following this offering, but the rate at that time may be different from the initial annual rate described above.

We are a holding company and have no direct operations. We will only be able to pay dividends from our available cash on hand and funds received from Affinion Group. Affinion Group’s ability to make any payments to us will depend upon many factors, including its operating results and cash flows. The Affinion Group senior secured credit facility and the indentures governing Affinion Group’s notes also include limitations on the ability of our subsidiaries to pay dividends to us. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Financial Condition, Liquidity and Capital Resources—Contractual Obligations and Commitments,” “Description of Certain Indebtedness” and “Description of Capital Stock—Common Stock.”

The declaration and payment of any future dividends will be at the sole discretion of our board of directors after taking into account various factors, including legal requirements, Affinion Group’s ability to make payments to us, our financial condition, operating results, free cash flow, available cash and current and anticipated cash needs.

CAPITALIZATION

The following table sets forth cash and cash equivalents and capitalization as of March 31, 2010:

•	on a historical basis; and

•	as adjusted, to give effect to the following adjustments:

•

the sale of approximately             shares of our common stock in this offering at the initial public offering price of $             per share, which represents the mid-point of the range set forth on the cover page of this prospectus, providing net proceeds to us from this offering (after deducting the estimated underwriting discounts and commissions and offering expenses) of approximately $             million; and

•	the application of the net proceeds as described in “Use of Proceeds.”

This table should be read together with “Use of Proceeds,” “Selected Historical Financial and Other Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated and combined financial statements and notes to those statements, in each case, included elsewhere in this prospectus.

	As of March 31, 2010
	Actual	As Adjusted
	(in millions)
Cash and cash equivalents, excluding restricted cash	$58.4

Long-term debt, including current portion:
Senior unsecured term loan facility	$291.1
Affinion Group revolving credit facility(1)	—
Affinion Group term loan facility	629.0
2005 10 1/ 8% senior notes, net	303.0
2009 10 1/ 8% senior notes, net	139.0
11 1/2 % senior subordinated notes, net	352.6
Capital lease obligations	1.1

Total long-term debt, including current portion	1,715.8
Mandatorily redeemable preferred stock	36.3
Deficit:
Common stock, $0.01 par value; 350,000,000 shares authorized, 59,899,140 shares issued and 59,710,980 shares outstanding, actual; 350,000,000 shares authorized, shares issued and shares outstanding, as adjusted	0.6
Additional paid-in capital	57.9
Warrants	16.7
Accumulated deficit	(1,089.7)
Accumulated other comprehensive income	11.0
Treasury stock	(0.8)

Total Affinion Group Holdings, Inc. deficit	(1,004.3)
Non-controlling interest in subsidiary	1.5

Total deficit	(1,002.8)

Total capitalization	$749.3

(1)

As of March 31, 2010, there were no outstanding borrowings under the Affinion Group revolving credit facility and our borrowing availability thereunder was $93.3 million after giving effect to $6.7 million of outstanding letters of credit under the revolving credit facility.

DILUTION

If you invest in our common stock, your interest will be diluted to the extent of the difference between the initial public offering price per share of our common stock and the net tangible book value per share of our common stock upon completion of this offering.

Our net tangible book value as of March 31, 2010 was approximately $             million, or $             per share of our common stock. Net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by the number of shares of common stock outstanding before giving effect to this offering.

After giving effect to the sale by us of             shares of common stock in this offering at the assumed initial public offering price of $             per share after deducting estimated underwriting discounts and estimated offering expenses payable by us, our as adjusted net tangible book value at March 31, 2010 would have been $             million, or $             per share of our common stock. This represents an immediate increase in net tangible book value of $             per share to our existing stockholders and an immediate dilution of $             per share to the new investors purchasing shares in this offering. The following table illustrates this per share dilution:

Assumed initial public offering price per share of common stock		$
Net tangible book value per share of common stock as of March 31, 2010	$
Increase per share attributable to new investors	$

As adjusted net tangible book value per share after this offering		$

Dilution per share to new investors	$

If the underwriters exercise their over-allotment option in full, our as adjusted net tangible book value will increase to $             per share, representing an increase to existing holders of $             per share, and there will be an immediate dilution of $             per share to new investors.

The following table sets forth, on an as adjusted basis at March 31, 2010 to give effect to this offering, the number of shares of common stock purchased or to be purchased from us, the total consideration paid or to be paid and the average price per share paid or to be paid by existing holders of common stock and by the new investors, at an assumed initial public offering price of $             per share, before deducting estimated underwriting discounts and estimated offering expenses payable by us.

	Shares Purchased		Total Consideration		Average Price per Share
	Number	Percent	Amount	Percent
Existing stockholders
New investors

Total

A $1.00 increase (decrease) in the assumed initial public offering price of $             per share would increase (decrease) total consideration paid by new investors by $             assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

If the underwriters exercise their overallotment option in full, our existing stockholders would own     % and our new investors would own     % of the total number of shares of common stock outstanding after this offering.

To the extent outstanding options are exercised, new investors will experience further dilution.

The number of shares purchased is based on             shares of common stock outstanding as of March 31, 2010. The discussion and table above exclude             shares of common stock issuable upon exercise of our outstanding warrants (             shares of common stock issuable upon exercise of our outstanding warrants if underwriters’ over-allotment option is exercised in full),             shares of common stock issuable upon exercise of outstanding options issued under our 2007 Stock Award Plan and             shares of common stock issuable upon the vesting of all outstanding restricted stock units issued under our 2007 Stock Award Plan.

SELECTED HISTORICAL FINANCIAL AND OTHER DATA

The following table presents our selected historical consolidated and combined financial data for the periods indicated. The following information should be read in conjunction with, and is qualified by reference to, the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated financial statements and the notes thereto included elsewhere herein.

Our consolidated balance sheet data as of December 31, 2008 and 2009, and our consolidated statements of operations data and cash flows data for the year ended December 31, 2007, 2008 and 2009 are derived from our audited consolidated financial statements and the notes thereto included elsewhere herein. Our consolidated balance sheet data as of December 31, 2005, 2006 and 2007, and the related consolidated statements of operations data and cash flow data for the period October 17, 2005 to December 31, 2005 and for the year ended December 31, 2006 have been derived from our audited consolidated financial statements and the notes thereto, none of which is included herein. The combined statements of operations data and cash flow data of the Predecessor for the period from January 1, 2005 to October 16, 2005 has been derived from the Predecessor’s audited combined financial statements not included herein.

Our consolidated balance sheet data as of March 31, 2010 and our consolidated statements of operations data and cash flows data for the three months ended March 31, 2009 and 2010 are derived from our unaudited condensed consolidated financial statements and notes thereto included elsewhere herein. Our consolidated balance sheet data as of March 31, 2009 are derived from our unaudited condensed consolidated financial statements not included herein. These unaudited condensed consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of our management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information set forth herein. Interim financial results are not necessarily indicative of results that may be expected for the full fiscal year or any future reporting period.

	The Predecessor	The Company
	Period from January 1, 2005 to October 16, 2005	Period from October 17, 2005 to December 31, 2005(1)	For the Years Ended December 31,				For the Three Months Ended March 31,
			2006	2007	2008	2009	2009	2010
Consolidated and Combined Statement of Operations Data:
Net revenues	$1,063.8	$134.9	$1,137.7	$1,321.0	$1,409.9	$1,376.9	$334.0	$343.2

Expenses:
Cost of revenues, exclusive of depreciation and amortization shown separately below:
Marketing and commissions(2)	515.0	87.1	580.9	608.4	646.9	618.2	139.8	138.7
Operating costs	315.0	48.7	326.1	334.3	360.0	356.4	87.1	93.9
General and administrative	134.5	20.2	107.1	113.5	98.8	105.4	31.7	35.5
Gain on sale of assets	(4.7)	—	—	—	—	—	—	—
Goodwill impairment	—	—	15.5	—	—	—	—	—
Depreciation and amortization	32.3	84.5	396.8	310.8	260.2	201.0	50.3	48.5

Total expenses	992.1	240.5	1,426.4	1,367.0	1,365.9	1,281.0	308.9	316.6

Income (loss) from operations	71.7	(105.6)	(288.7)	(46.0)	44.0	95.9	25.1	26.6
Interest income	1.9	1.3	5.7	4.9	1.7	0.5	0.2	—
Interest expense(3)	(0.5)	(34.7)	(163.0)	(189.9)	(188.4)	(166.2)	(44.8)	(45.3)
Loss on redemption of preferred stock	—	—	—	(31.0)	—	—	—	—
Gain on extinguishment of debt	—	—	—	—	—	27.1	6.9	—
Other income (expense), net	5.9	—	—	(2.7)	14.8	(12.0)	(8.2)	(1.8)

Income (loss) before income taxes and non-controlling interests	79.0	(139.0)	(446.0)	(264.7)	(127.9)	(54.7)	(20.8)	(20.5)

	The Predecessor	The Company
	Period from January 1, 2005 to October 16, 2005	Period from October 17, 2005 to December 31, 2005(1)	For the Years Ended December 31,				For the Three Months Ended March 31,
			2006	2007	2008	2009	2009	2010
Income tax expense	(28.9)	—	(6.3)	(4.7)	(7.5)	(11.7)	(2.5)	(3.2)

Net income (loss)	50.1	(139.0)	(452.3)	(269.4)	(135.4)	(66.4)	(23.3)	(23.7)
Less: net income attributable to non-controlling interest	—	(0.1)	(0.3)	(0.3)	(0.7)	(0.9)	(0.2)	(0.3)

Net income (loss) attributable to Affinion Group Holdings, Inc.	$50.1	$(139.1)	$(452.6)	$(269.7)	$(136.1)	$(67.3)	$(23.5)	$(24.0)

Weighted average shares outstanding:
Basic		59.5	59.7	59.7	59.7	59.7	59.7	59.7
Diluted		59.5	59.7	59.7	59.7	59.7	59.7	59.7
Net income (loss) attributable to Affinion Group Holdings, Inc.per share:
Basic		$(2.34)	$(7.58)	$(4.52)	$(2.28)	$(1.13)	$(0.39)	$(0.40)
Diluted		$(2.34)	$(7.58)	$(4.52)	$(2.28)	$(1.13)	$(0.39)	$(0.40)
Cash distributions declared per common share(4)				$4.03
Consolidated Balance Sheet Data (at period end):
Cash and cash equivalents (excludes restricted cash)	n/a	$113.8	$84.7	$14.2	$36.3	$69.8	$32.6	$58.4
Working capital deficit	n/a	(90.3)	(249.1)	(257.8)	(157.2)	(104.2)	(175.7)	(105.8)
Total assets	n/a	2,200.7	1,889.9	1,608.0	1,466.5	1,415.6	1,421.6	1,409.2
Total debt	n/a	1,491.0	1,408.4	1,694.7	1,715.1	1,722.8	1,665.6	1,715.8
Mandatorily redeemable preferred stock	—	83.2	97.4	27.0	30.9	35.2	32.0	36.3
Total equity (deficit)	n/a	153.4	(282.1)	(784.9)	(933.2)	(979.6)	(952.9)	(1,002.8)
Consolidated and Combined Cash Flows Data:
Net cash provided by (used in):
Operating activities	$106.5	$30.8	$107.4	$77.3	$66.1	$83.5	$49.1	$60.1
Investing activities	(39.5)	(1,640.1)	(44.4)	(77.4)	(59.1)	(62.3)	(7.4)	(49.0)
Financing activities	(23.4)	1,723.6	(94.5)	(70.1)	17.8	11.5	(44.0)	(19.7)
Other Financial Data:
Capital expenditures	$24.0	$9.0	$29.1	$26.9	$36.7	$39.9	$7.5	$9.8

(1)	The amounts shown reflect, among other things, the purchase accounting adjustments made in the Transactions. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations—Summary of Operating Results for the Year Ended December 31, 2009.”
(2)	The Predecessor previously deferred costs which varied with and were directly related to acquiring new insurance business on its combined balance sheets as deferred acquisition costs to the extent such costs were deemed recoverable from future cash flows. These costs were amortized as marketing expense over a 12-year period using a declining balance method generally in proportion to the related insurance revenue, which amortization was based on attrition rates associated with the approximate rate that insurance revenues collected from customers decline over time. Amortization of deferred acquisition costs commenced upon recognition of the related insurance revenue. Immediately following the Transactions, the Company began expensing such costs as they are incurred. The acquisition costs incurred and capitalized by the Predecessor totaled approximately $37.1 million for the period from January 1, 2005 to October 16, 2005. The Predecessor’s amortization expense of deferred acquisition costs was $42.0 million for the period from January 1, 2005 to October 16, 2005. The Company incurred and expensed acquisition costs that totaled $12.6 million for the period from October 17, 2005 to December 31, 2005 and $57.4 million, $51.4 million, $53.9 million and $53.8 million for the years ended December 31, 2006, 2007, 2008 and 2009, respectively, and $11.0 million and $11.5 million for the three months ended March 31, 2009 and 2010, respectively.
(3)	After giving effect to this offering and the application of the net proceeds to us therefrom assuming an initial offering price of $ per share, which represents the mid-point of the range set forth on the cover page of this prospectus, our interest expense would have been $ million and $ million for the year ended December 31, 2009 and the three months ended March 31, 2010, respectively. A $1.00 change in the initial offering price per share would change our interest expense by $ million for the year ended December 31, 2009 and by $ million for the three months ended March 31, 2010.
(4)	The January 2007 dividend was declared when we had an accumulated deficit. Accordingly, the dividend was charged as a reduction of capital in excess of par value.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our results of operations and financial condition should be read in conjunction with the audited consolidated and unaudited condensed consolidated financial statements included in “Index to Financial Statements.” This discussion contains forward-looking statements and involves numerous risks and uncertainties, including, but not limited to, those described in “Risk Factors.” Actual results may differ materially from those contained in any forward-looking statements. See “Disclosure Regarding Forward-Looking Statements.”

Introduction

Management’s discussion and analysis of results of operations and financial condition (“MD&A”) is provided as a supplement to and should be read in conjunction with our audited and unaudited consolidated financial statements and the related notes thereto included elsewhere in the registration statement of which this prospectus forms a part to help provide an understanding of our financial condition, changes in financial condition and results of our operations. The MD&A is organized as follows:

•

Overview. This section provides a general description of our business and operating segments, as well as recent developments that we believe are important in understanding our results of operations and financial condition and in anticipating future trends.

•

Results of operations. This section provides an analysis of our results of operations comparing the three months ended March 31, 2010 and 2009 and the years ended December 31, 2009 to 2008 and December 31, 2008 to 2007. This analysis is presented on both a consolidated basis and on an operating segment basis.

•

Financial condition, liquidity and capital resources. This section provides an analysis of our cash flows for the three months ended March 31, 2010 and 2009 and the years ended December 31, 2009, 2008 and 2007 and our financial condition as of March 31, 2010 and December 31, 2009, as well as a discussion of our liquidity and capital resources.

•

Critical accounting policies. This section discusses certain significant accounting policies considered to be important to our financial condition and results of operations and which require significant judgment and estimates on the part of management in their application. In addition, all of our significant accounting policies, including our critical accounting policies, are summarized in Note 2 to our audited consolidated financial statements included elsewhere herein.

Overview

Description of Business

We are a leading global provider of comprehensive customer engagement and loyalty solutions that enhance and extend the relationship of millions of customers with many of the largest and most respected companies in the world. We partner with these leading companies to develop and market subscription-based programs that provide valuable services to their end-customers using our expertise in customer engagement, product development, creative design and data-driven targeted marketing. These programs and services enable our marketing partners to generate significant, high-margin incremental revenue, as well as strengthen and enhance the loyalty of their customer relationships, which can lead to increased acquisition of new customers, longer retention of existing customers, improved customer satisfaction rates, and greater use of other services provided by our marketing partners.

We utilize our substantial expertise in a variety of direct engagement media, such as direct mail, inbound and outbound telephony, point-of-sale marketing and the Internet to market valuable products and services to the end-customers of our marketing partners on a highly targeted basis. We design programs that bundle a diverse set of benefits that we believe are likely to attract and engage end-customers based on their needs and interests, with a particular focus on programs offering lifestyle and protection benefits and programs which offer considerable savings on everyday purchases. For example, we provide credit monitoring and identity-theft resolution, AD&D, discount travel services, loyalty points programs, various checking account and credit card enhancement services and other products and services. We believe we are a market leader in each of our product areas and that our portfolio of products and services is the broadest in the industry. Our scale, combined with the industry’s largest proprietary database, proven marketing techniques and strong partner relationships developed over our 35 year history, position us to deliver consistent results in a variety of market conditions.

As of March 31, 2010, we had approximately 63.6 million customers enrolled in our membership, insurance and package programs worldwide and approximately 105 million customers who received credit or debit card enhancement services or loyalty points-based management services.

We organize our business into two operating units:

Affinion North America. Affinion North America comprises our Membership, Insurance and Package, and Loyalty customer engagement businesses in North America.

•

Membership Products. We design, implement and market subscription programs that provide members with personal protection benefits and value-added services including credit monitoring and identity-theft resolution services as well as access to a variety of discounts and shop-at-home conveniences in such areas as retail merchandise, travel, automotive and home improvement.

•	Insurance and Package Products. We market AD&D and other insurance programs and design and provide checking account enhancement programs to financial institutions.

•

Loyalty Products. We design, implement and administer points-based loyalty programs and, as of March 31, 2010, managed approximately 527 billion points with an estimated redemption value of approximately $5.2 billion for financial, travel, auto and other companies. We also provide enhancement benefits to major financial institutions in connection with their credit and debit card programs.

Affinion International. Affinion International comprises our Membership, Package and Loyalty customer engagement businesses outside North America. We expect to leverage our current European operational platform to expand our range of products and services, develop new marketing partner relationships in various industries and grow our geographical footprint.

We offer all of our products and services through both retail and wholesale arrangements. On a wholesale basis, currently we primarily provide services and benefits derived from our credit card registration, credit monitoring and identity-theft resolution products. In our retail arrangements, we incur marketing expenses to acquire new customers for our subscription-based membership, insurance and package enhancement products with the objective of building highly profitable and predictable recurring future revenue streams and cash flows. For our membership, insurance and package enhancement products, these marketing costs are expensed when the costs are incurred as the campaign is launched.

Our membership programs are offered under a variety of terms and conditions. Members are usually offered incentives (e.g. free credit reports or other premiums) and one to three month risk-free trial periods to encourage them to use the benefits of membership before they are billed. We do not recognize any revenue during the trial period and expense the cost of all incentives and program benefits and servicing costs as incurred.

Customers of our membership programs typically pay their membership fees either annually or monthly. Our membership products may have significant timing differences between the receipt of membership fees for annual members and revenue recognition. Historically, memberships were offered primarily under full money back terms whereby a member could receive a full refund upon cancellation at any time during the current membership term. These revenues are recognized upon completion of the membership term when they are no longer refundable. Depending on the length of the trial period, this revenue may not be recognized for up to 16 months after the related marketing spend is incurred and expensed. Currently, annual memberships are primarily offered under pro-rata arrangements in which the member is entitled to a prorated refund for the unused portion of the membership term. This allows us to recognize revenue ratably over the annual membership term. In 2009 and the three months ended March 31, 2010, approximately 79% and 94%, respectively, of our new member enrollments were in monthly payment programs. Revenue is recognized monthly under both annual pro rata and monthly memberships, allowing for a better matching of revenues and related servicing and benefit costs when compared to annual full money back memberships. Memberships generally remain under the billing terms in which they were originated.

We generally utilize the brand names and customer contacts of our marketing partners in our marketing campaigns. We usually compensate our marketing partners either through commissions based on revenues we receive from members (which we expense in proportion to the revenue we recognize) or up-front marketing payments, commonly referred to as “bounties” (which we expense when incurred). In addition, during 2009, as we saw subscriber pay-through rates in our North American Membership products line begin to drop below historical averages, we began to enter into arrangements with certain marketing partners which we believe offer better utilization of our marketing spend. Under these arrangements, we pay our marketing partners advance commissions which provides the potential for recovery from the marketing partners if certain targets are not achieved. These payments are recorded on the balance sheet and expensed as the membership revenue is earned. The commission rates which we pay to our marketing partners differ depending on the arrangement we have with the particular marketing partner and the type of media we utilize for a given marketing campaign. For example, marketing campaigns utilizing direct mail and online channels generally have lower commission rates than other marketing channels which we use. As a result of recent changes in marketing partner arrangements and a higher percentage of our new customers being acquired through the direct mail and online media, our membership commission rates for the past five years have consistently decreased as a percentage of revenue.

We serve as an agent and third-party administrator for the marketing of AD&D and our other insurance products. Free trial periods and incentives are generally not offered with our insurance programs. Insurance program participants typically pay their insurance premiums either monthly or quarterly. Insurance revenues are recognized ratably over the insurance period and there are no significant differences between cash flows and related revenue recognition. We earn revenue in the form of commissions collected on behalf of the insurance carriers and participate in profit-sharing relationships with the carriers that underwrite the insurance policies that we market. Our estimated share of profits from these arrangements is reflected as profit-sharing receivables from insurance carriers on the accompanying audited and unaudited consolidated balance sheets and any changes in estimated profit sharing are periodically recorded as an adjustment to net revenue. Revenue from insurance programs is reported net of insurance costs in the accompanying audited and unaudited consolidated statements of operations.

In our wholesale arrangements, we provide products and services as well as customer service and fulfillment related to such products and services supporting our marketing partners programs that they offer to their customers. Our marketing partners are typically responsible for customer acquisition, retention and collection and generally pay us one-time implementation fees and on-going monthly service fees based on the number of members enrolled in their programs. Implementation fees are recognized ratably over the contract period while monthly service fees are recognized in the month earned. Wholesale revenues also include revenues from transactional activities associated with our programs such as the sales of additional credit reports and discount shopping and travel purchases by members. The revenues from such transactional activities are recognized in the month earned.

We have made significant progress in increasing the flexibility of our business model by transitioning our operations from a highly fixed-cost structure to a more variable-cost structure by combining similar functions and processes, consolidating facilities and outsourcing a significant portion of our call center and other back-office processing. This added flexibility better enables us to redeploy our marketing expenditures globally across our operations to maximize returns.

Factors Affecting Results of Operations and Financial Condition

Competitive Environment

As a leader in providing customer engagement solutions, we compete with many other organizations, including certain of our marketing partners, to obtain a share of the customers’ business. As the majority of our customer engagement solutions involve direct marketing, we derive our leads from customer contacts, which our competitors seek access to, and we must generate sufficient earnings per lead for our marketing partners to compete effectively for access to their customer contacts.

We compete with companies of varying size, financial strength and availability of resources. Our competitors include marketing solutions providers, financial institutions, insurance companies, consumer goods companies, internet companies and others, as well as direct marketers offering similar programs. Some of our competitors are larger than we are, with more resources, financial and otherwise.

We expect this competitive environment to continue in the foreseeable future.

Financial Industry Trends

Historically, financial institutions have represented a significant majority of our marketing partner base. In the past few years, a number of our existing financial institution marketing partners have been acquired by, or merged with, other financial institutions. Several relatively recent examples include Bank of America Corporation and Countrywide Financial Corp., JPMorgan Chase & Co. and Washington Mutual, Inc. and Wells Fargo & Co. and Wachovia Corporation. As we generally have relationships with either the acquirer, the target or, as in most cases, both the acquirer and the target, this industry consolidation has not, to date, had a material long-term impact on either our marketing opportunities or our margins, but has created delays in new program launches while the merging institutions focus on consolidating their internal operations.

In certain circumstances, our financial marketing partners have sought to source and market their own in-house programs, most notably programs that are analogous to our credit card registration, credit monitoring and identity-theft resolution services. As we have sought to maintain our market share and to continue these programs with our marketing partners, in some circumstances, we have shifted from a retail marketing arrangement to a wholesale arrangement which has lower net revenue, but unlike our retail arrangement, has no related commission expense. As a result, we have experienced a revenue reduction in our membership business. This trend has also caused some reductions in our profit margins, most notably in the in-bound telemarketing channel.

Internationally, our package products have been primarily offered by some of the largest financial institutions in Europe. As these banks attempt to increase their own net revenues and margins, we have experienced significant price reductions when our agreements come up for renewal from what we had previously been able to charge these institutions for our programs. We expect this pricing pressure on our international package offerings to continue in the future.

Regulatory Environment

We are subject to federal and state regulation as well as regulation by foreign authorities in other jurisdictions. Certain regulations that govern our operations include: federal, state and foreign marketing laws; federal, state and foreign privacy laws; and federal, state and foreign insurance and consumer protection regulations. Federal regulations are primarily enforced by the FTC and the FCC. State regulations are primarily enforced by individual state attorneys general. Foreign regulations are enforced by a number of regulatory bodies in the relevant jurisdictions.

These regulations primarily impact the means we use to market our programs, which can reduce the acceptance rates of our solicitation efforts, and impact our ability to obtain updated information from our members and end-customers. In our insurance products, these regulations limit our ability to implement pricing changes.

We incur significant costs to ensure compliance with these regulations; however, we are party to lawsuits, including a class action lawsuit, and state attorney general investigations involving our business practices which also increase our costs of doing business. See “Business—Legal Proceedings.”

Seasonality

Historically, seasonality has not had a significant impact on our business. Our revenues are more affected by the timing of marketing programs which can change from year to year depending on the opportunities available and pursued.

Business History

General. Our business started with our North American membership products in 1973. Over a decade later, we expanded our business to include North American insurance and package products. In 1988, we acquired a loyalty and enhancement programs business and in the early 1990s, we expanded our membership and package products internationally. During these periods, the various products operated independently and were subject to certain non-compete agreements between them which limited their access to new channels, marketing partners, products and markets.

In 2004, we terminated the non-compete agreements described above and streamlined our organizational structure to integrate these historically separately managed product lines. Accordingly, our North American membership, insurance, package and loyalty products came under common management beginning in the first quarter of 2004 and the North American management team assumed responsibility for our international products in late 2004 and oversight of the travel agency in the first quarter of 2005.

Integration and the 2005 Reorganization. In February 2004, we began integrating the North American membership, insurance and package product operations. The organizational structures supporting these product lines were realigned to combine departments and eliminate redundant functions. We reorganized the sales forces to be more aligned with the needs of our marketing partners and have a unified and comprehensive approach to the North American market. We also combined our marketing and procurement functions to take advantage of the larger scale of the combined businesses.

In 2005, we developed reorganization plans for our international and North American travel agency operations based on our successful earlier integration efforts, including facility consolidation, outsourcing of our call centers and other back office functions, as well as eliminating redundant functions and centralizing oversight for common processes (the “2005 Reorganization”).

The Transactions

On October 17, 2005, Cendant Corporation (“Cendant”) completed the sale of the Cendant Marketing Services Division (the “Predecessor”) to Affinion Group, our wholly owned subsidiary and an affiliate of Apollo, pursuant to a purchase agreement dated July 26, 2005 for approximately $1.8 billion. The purchase price consisted of approximately $1.7 billion of cash, net of closing adjustments, plus $125 million face value of

125,000 shares of our newly issued preferred stock (then fair value of $80.4 million), and a warrant (then fair value of $16.7 million) that is exercisable for 4,437,170 shares of our common stock, subject to customary anti-dilution adjustments, and $38.1 million of transaction related costs.

Initially, the warrant was exercisable on or after October 17, 2009 (or earlier, if Apollo achieved certain returns on its investment or if a dividend or distribution was paid on our common stock). As a result of a special dividend on our common stock distributed in January 2007, the warrant became exercisable at an exercise price of $10.38 per share. The warrant will expire 30 days after notice is received by the warrantholders from us that Apollo and its affiliates have received certain specified investment returns. As a result of this offering and the proceeds received from Apollo therefrom, the expiration of the warrants may be triggered.

The preferred stock entitles its holder to receive dividends of 8.5% per annum (payable, at our option, either in cash or in kind) and ranks senior to shares of all other classes or series of stock with respect to rights upon a liquidation or sale of the Company at a price of the then-current face amount, plus any accrued and unpaid dividends. The preferred stock is redeemable at our option at any time, subject to the applicable terms of our debt instruments and applicable laws. In conjunction with a special dividend on our common stock distributed in January 2007, we also redeemed 95,107 shares of our preferred stock at its initial face amount plus accrued and unpaid dividends. Immediately following the redemption, 29,893 shares of preferred stock with a face amount of $33.3 million, representing an initial face amount of $29.9 million plus accrued and unpaid dividends of $3.4 million, were outstanding. For a description of the terms of the preferred stock, see “Description of Capital Stock—Preferred Stock.” The consummation of this offering will trigger the redemption of all of our outstanding preferred stock and we intend to use a portion of our net proceeds from this offering to make this redemption.

As part of the Transactions, we made a special tax election referred to as a “338(h)(10) election” with respect to the Predecessor. Under the 338(h)(10) election, the companies constituting the Predecessor were deemed to have sold and repurchased their assets at fair market value. By adjusting the tax basis in such assets to fair market value for U.S. federal income tax purposes, the aggregate amount of our tax deductions for depreciation and amortization have increased, which has reduced our cash taxes and further enhanced our free cash flow generation. We expect these tax deductions for U.S. federal income tax purposes to continue until 2020.

Results of Operations

Supplemental Data

The following table provides data for selected business segments (member and insured amounts in thousands except per average member amounts and percentages).

	Three Months Ended March 31,		Years Ended December 31,
	2010	2009	2009	2008	2007
Affinion North America:
Membership Products -
Retail
Average Members(1)	6,891	7,461	7,239	7,833	8,146
% Monthly Members	60.1%	47.1%	51.9%	44.5%	36.1%
% Annual Members	39.9%	52.9%	48.1%	55.5%	63.9%
Annualized Net Revenue Per Average Member(2)	$86.10	$77.86	$81.49	$78.41	$72.15
Wholesale
Average Members(1)	1,994	2,471	2,372	2,953	3,582
Portion for service formerly retail and other(3)	1,845	2,001	1,954	2,199	2,248
Average Retail Members including wholesale formerly retail and other(3)	8,736	9,462	9,193	10,032	10,394
Insurance and Package Products -
Insurance
Average Basic Insured(1)	23,034	23,100	23,461	23,338	25,770
Average Supplemental Insured	4,470	4,601	4,547	4,797	5,101
Annualized Net Revenue Per Supplemental Insured(2)	$58.78	$53.59	$55.44	$57.71	$52.21
Package
Average Members(1)	7,611	5,797	6,394	5,555	6,122
Annualized Net Revenue Per Average Member(2)	$8.61	$12.38	$10.92	$13.68	$13.76
Affinion International:
International Products -
Package
Average Members(1)	16,844	16,234	16,318	16,226	16,298
Annualized Net Revenue Per Average Package Member(2)	$7.65	$6.99	$7.59	$8.75	$8.40
Other Retail Membership
Average Members(1)	1,279	1,583	1,443	1,728	2,132
Annualized Net Revenue Per Average Member(2)	$39.54	$30.26	$36.34	$36.98	$27.96
New Retail Membership
Average Members(1)	519	600	597	471	238
Annualized Net Revenue Per Average Member(2)	$96.51	$74.76	$91.62	$96.87	$107.18
Fee for service formerly retail(3)	87	—	11	—	—
New retail including formerly retail(3)	606	600	608	471	238
Global Membership Products:
Retail
Average Members(1)(4)	7,410	8,061	7,836	8,304	8,384
Annualized Net Revenue Per Average Member(2)	$86.83	$77.63	$82.26	$79.46	$73.14
Average Retail Members including wholesale formerly retail and other(3)(4)	9,342	10,062	9,801	10,503	10,632

(1)	Average Members and Average Basic Insured for the period are each calculated by determining the average members or insureds, as applicable, for each month (adding the number of members or insureds, as applicable, at the beginning of the month with the number of members or insureds, as applicable, at the end of the month and dividing that total by two) for each of the months in the period and then averaging that result for the period. A member’s or insured’s, as applicable, account is added or removed in the period in which the member or insured, as applicable, has joined or cancelled.
(2)	Annualized Net Revenue Per Average Member and Annualized Net Revenue Per Supplemental Insured are each calculated by taking the revenues as reported for the period and dividing it by the average members or insureds, as applicable, for the period. Quarterly periods are then multiplied by four to annualize this amount for comparative purposes. Upon cancellation of a member or an insured, as applicable, the member’s or insured’s, as applicable, revenues are no longer recognized in the calculation.

(3)	Certain programs historically offered as retail arrangements are currently offered as wholesale arrangements where the Company receives lower annualized price points and pays no related commission expense. Additionally, more recently, the Company has entered into other relationships with new and existing affinity partners, including arrangements where the affinity partner offers the Company’s membership programs at point of sale retail locations to their customers.
(4)	Includes International Operations New Retail Average Members.

Over the last several years, the strategic focus for our membership operations has been on increasing overall profitability and generating higher revenue from each member, rather than on growing the size of the membership base. This has resulted in lower average members, partially offset by higher average revenues per member. In addition, we have obtained these members at lower commission rates and lower variable costs, which has resulted in a higher contribution per member. Over the last year, we increased our average revenue per subscriber, with continued growth anticipated as we replenish older members at legacy price points with new members at higher, market rates.

Wholesale members include members where we typically receive a monthly service fee to support programs offered by our marketing partners. Certain programs historically offered as retail arrangements have switched to wholesale arrangements with lower annualized price points and no commission expense.

Basic insureds typically receive $1,000 of AD&D coverage at no cost to the consumer since the marketing partner pays the cost of this coverage. Supplemental insureds are customers who have elected to pay premiums for higher levels of coverage. In 2008, we were successful in increasing the average revenue per supplemental insured due in part to our marketing efforts to increase coverage levels from our existing base of insureds and by offering higher coverage levels to new insureds which has more than offset the decline in the total number of supplemental insureds. Lower claims experience positively affected cost of insurance resulting in an increase in average revenue per supplemental insured.

The domestic package member base has stabilized, with the majority of the growth in the first quarter of 2010 due to a new wholesale relationship we began in 2008.

Segment EBITDA

Segment EBITDA consists of income from operations before depreciation and amortization. Segment EBITDA is the measure management uses to evaluate segment performance and we present Segment EBITDA to enhance your understanding of our operating performance. We use Segment EBITDA as one criterion for evaluating our performance relative to that of our peers. We believe that Segment EBITDA is an operating performance measure, and not a liquidity measure, that provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies. However, Segment EBITDA is not a measurement of financial performance under U.S. GAAP, and Segment EBITDA may not be comparable to similarly titled measures of other companies. You should not consider Segment EBITDA as an alternative to operating or net income determined in accordance with U.S. GAAP, as an indicator of operating performance or as an alternative to cash flows from operating activities determined in accordance with U.S. GAAP, or as an indicator of cash flows, or as a measure of liquidity.

Three Months Ended March 31, 2010 Compared to Three Months Ended March 31, 2009

The following table summarizes our consolidated results of operations for the three months ended March 31, 2010 and 2009:

	Three Months Ended March 31, 2010	Three Months Ended March 31, 2009	Increase (Decrease)
Net revenues	$343.2	$334.0	$9.2

Expenses:
Cost of revenues, exclusive of depreciation and amortization shown separately below:
Marketing and commissions	138.7	139.8	(1.1)
Operating costs	93.9	87.1	6.8
General and administrative	35.5	31.7	3.8
Depreciation and amortization	48.5	50.3	(1.8)

Total expenses	316.6	308.9	7.7

Income from operations	26.6	25.1	1.5
Interest income	—	0.2	(0.2)
Interest expense	(45.3)	(44.8)	(0.5)
Gain on extinguishment of debt	—	6.9	(6.9)
Other expense	(1.8)	(8.2)	6.4
Loss before income taxes and non-controlling interest	(20.5)	(20.8)	0.3
Income tax expense	(3.2)	(2.5)	(0.7)

Net loss	(23.7)	(23.3)	(0.4)
Less: net income attributable to non-controlling interest	(0.3)	(0.2)	(0.1)

Net loss attributable to Affinion Group Holdings, Inc.	$(24.0)	$(23.5)	$(0.5)

Summary of Operating Results for the Three Months Ended March 31, 2010

The following is a summary of changes affecting our operating results for the three months ended March 31, 2010.

Net revenues increased $9.2 million, or 2.8%, for the three months ended March 31, 2010 as compared to the same period in the prior year. Net revenues increased by $7.7 million in our International segment primarily from a $5.1 million increase related to the currency effect of a weaker U.S. dollar and from revenue generated by a business acquired in the fourth quarter of 2009. Net revenues in our North American units increased $1.5 million as net revenues from Insurance and Package products increased primarily as a result of lower cost of insurance from lower claims experience and higher revenues in our Loyalty business which more than offset lower net revenues in Membership products.

Segment EBITDA decreased $0.3 million, as higher net revenues were offset by higher operating costs and increased general and administrative expenses, primarily as a result of higher employee compensation costs and the weaker U.S. dollar.

Three Months Ended March 31, 2010 Compared to Three Months Ended March 31, 2009

The following section provides an overview of our consolidated results of operations for the three months ended March 31, 2010 as compared to the three months ended March 31, 2009.

Net Revenues. During the three months ended March 31, 2010, we recognized net revenues of $343.2 million, an increase of $9.2 million, or 2.8%, as compared to net revenues of $334.0 million in the comparable period in 2009. International products net revenues increased $7.7 million primarily due to the impact of the weaker U.S. dollar, net revenue from a business acquired in the fourth quarter of 2009 and growth in retail products, partially offset by lower package revenue, primarily the result of contract renewal renegotiations with existing clients. Net revenues from our Insurance and Package products increased $4.2 million primarily due to lower cost of insurance as a result of lower claims experience. Package revenues were essentially unchanged as increased net revenues from our NetGain product were offset by lower annualized revenue per average Package member which more than offset the effect of higher Package members. Net revenues of our Membership products decreased $4.7 million primarily due to the absence of revenue recognized related to contractually obligated volume commitments and the effect of lower retail member volumes which more than offset higher net revenue from higher average revenue per retail member. Loyalty products net revenues increased $1.9 million primarily from a new client launch in the third quarter of 2009, partially offset by decreases from contract renewal renegotiations with existing clients.

Marketing and Commissions Expense. Marketing and commissions expense decreased by $1.1 million, or 0.8%, to $138.7 million for the three months ended March 31, 2010 from $139.8 million for the three months ended March 31, 2009. Marketing and commissions expense decreased as the delay of certain program launches in our Membership business, which we now expect to launch in the second quarter of 2010, were partially offset by increases in Insurance and Package due to higher spending for our NetGain product and the timing of certain marketing reimbursements.

Operating Costs. Operating costs increased by $6.8 million, or 7.8%, to $93.9 million for the three months ended March 31, 2010 from $87.1 million for the three months ended March 31, 2009. Operating costs were higher primarily due to higher product and servicing costs in our International business, principally from a business acquired in the fourth quarter of 2009 and the effect of the weaker U.S. dollar and higher costs in our Loyalty business, principally the result of a new client launch.

General and Administrative Expense. General and administrative expense increased by $3.8 million, or 12.0%, to $35.5 million for the three months ended March 31, 2010 from $31.7 million for the three months ended March 31, 2009, principally due to the effect of the weaker U.S. dollar and higher compensation expense related to a retention award program.

Depreciation and Amortization Expense. Depreciation and amortization expense decreased by $1.8 million for the three months ended March 31, 2010 to $48.5 million from $50.3 million for the three months ended March 31, 2009, primarily from recording higher amortization expense in 2009 on the fair value of intangible assets resulting from the Transactions as the majority of the intangibles are amortized on an accelerated basis. This amortization expense is based upon an allocation of values to intangible assets and is being amortized over lives ranging from 3 years to 15 years. This decrease was partially offset by increased amortization associated with intangibles, primarily member relationships, acquired in 2009 and 2010.

Interest Expense. Interest expense increased by $0.5 million, or 1.1%, to $45.3 million for the three months ended March 31, 2010 from $44.8 million for the three months ended March 31, 2009, primarily due to interest accrued on the 2009 senior notes and our senior unsecured term loan of $3.8 million and $1.7 million, respectively, partially offset by lower interest accrued on Affinion Group’s term loan and revolving credit facility primarily due to lower interest rates and lower utilization, respectively, of approximately $1.1 million and a favorable change in the fair value of the interest rate swaps related to our senior unsecured term loan of $4.0 million.

Gain on Extinguishment of Debt. During the three months ended March 31, 2009, the Company repurchased $13.5 million of its senior unsecured term debt under the unsecured term loan facility and realized a gain of $6.9 million.

Other Expense. In the first three months of 2010, the Company recorded unrealized foreign exchange losses of $1.8 million related to intercompany borrowings as compared to $8.2 million of unrealized foreign exchange losses in the first three months of 2009.

Income Tax Expense. Income tax expense increased by $0.7 million for the three months ended March 31, 2010 as compared to the three months ended March 31, 2009, primarily due to an increase in foreign tax expense offset by a decrease in the current federal and state valuation requirements applicable to the deferred tax liabilities for the three months ended March 31, 2010, compared to the three months ended March 31, 2009.

The Company’s effective income tax rates for the three months ended March 31, 2010 and March 31, 2009 were (15.4%) and (11.8)%, respectively. The difference in the effective tax rates for the three months ended March 31, 2010 and 2009 is primarily as a result of foreign tax requirements offset by the U.S. valuation allowance requirements for the applicable period. The Company’s tax rate is affected by recurring items, such as tax rates in foreign jurisdictions and the relative amount of income it earns in those jurisdictions. It is also affected by discrete items that may occur in any given year, but are not consistent from year to year. In addition to state and foreign income taxes and related foreign tax credits, the requirement to maintain valuation allowances had the most significant impact on the difference between the Company’s effective tax rate and the statutory U.S. federal income tax rate of 35%.

Operating Segment Results

Net revenues and Segment EBITDA by operating segment are as follows:

	Three Months Ended March 31,
	Net Revenues			Segment EBITDA(1)
	2010	2009	Increase (Decrease)	2010	2009	Increase (Decrease)
	(in millions)
Affinion North America
Membership products	$172.9	$177.6	$(4.7)	$39.6	$36.3	$3.3
Insurance and package products	87.8	83.6	4.2	27.4	29.5	(2.1)
Loyalty products	19.2	17.3	1.9	5.5	5.1	0.4
Eliminations	(0.9)	(1.0)	0.1	—	—	—

Total North America	279.0	277.5	1.5	72.5	70.9	1.6
Affinion International
International products	64.2	56.5	7.7	7.7	6.1	1.6

Total products	343.2	334.0	9.2	80.2	77.0	3.2
Corporate	—	—	—	(5.1)	(1.6)	(3.5)

Total	$343.2	$334.0	$9.2	75.1	75.4	(0.3)

Depreciation and amortization				(48.5)	(50.3)	1.8

Income from operations				$26.6	$25.1	$1.5

See Segment EBITDA above and Note 10 to the unaudited condensed consolidated financial statements for a discussion of Segment EBITDA and a reconciliation of Segment EBITDA to income from operations.

Affinion North America

Membership Products. Membership products net revenues decreased by $4.7 million, or 2.6%, to $172.9 million for the three months ended March 31, 2010 as compared to $177.6 million for the three months ended March 31, 2009. Net revenues decreased primarily due to the absence of revenue recognized related to contractually obligated volume commitments and the effect of lower retail member volumes which more than offset higher net revenue from higher average revenue per retail member.

Segment EBITDA increased by $3.3 million for the three months ended March 31, 2010 as compared to the three months ended March 31, 2009. Segment EBITDA increased as lower marketing and commissions of $9.6 million more than offset lower net revenues. Marketing and commissions were lower primarily due to the delay of certain program launches, which we now expect to launch in the second quarter of 2010.

Insurance and Package Products. Insurance and package products recognized net revenues of $87.8 million for the three months ended March 31, 2010, an increase of $4.2 million, or 5.0%, as compared to the three months ended March 31 2009. Insurance revenue increased approximately $4.0 million, principally due to lower cost of insurance as a result of lower claims experience and higher average revenue per member, primarily due to new joins at higher coverage limits. Package revenue increased approximately $0.2 million, as increased net revenues from our NetGain product and higher package members were offset by lower average annualized revenue per average Package member.

Segment EBITDA decreased by $2.1 million for the three months ended March 31, 2010 as compared to the three months ended March 31, 2009, primarily due to higher marketing and commissions expense which more than offset the higher net revenues. Marketing and commissions expense increased primarily due to the timing of certain marketing reimbursements and increased marketing for NetGain.

Loyalty Products. Revenues from Loyalty products increased by $1.9 million, or 11.0%, for the three months ended March 31, 2010 to $19.2 million as compared to $17.3 million for the three months ended March 31, 2009. Net revenues increased $3.4 million, from a new client launch in the third quarter of 2009, partially offset by a decrease of $1.3 million from contract renewal renegotiations with existing clients.

Segment EBITDA increased by $0.4 million for the three months ended March 31, 2010 as compared to the three months ended March 31, 2009, as the higher net revenues were substantially offset by higher product and servicing costs.

Affinion International

International Products. International products net revenues increased by $7.7 million, or 13.6%, to $64.2 million for the three months ended March 31, 2010 as compared to $56.5 million for the three months ended March 31, 2009. Net revenues increased primarily due to the $5.1 million impact of the weaker U.S. dollar and increased revenue from growth in new retail of $1.3 million. Net revenues in our Package business increased approximately $0.9 million due to revenues generated from a business acquired in the fourth quarter of 2009 partially offset by a decline in revenue as a result of contract renewal renegotiations with existing clients.

Segment EBITDA increased by $1.6 million for the three months ended March 31, 2010 as compared to the three months ended March 31, 2009 primarily from growth in new retail. The positive impact of a package business acquired in the fourth quarter of 2009 was more than offset by the effect of contract renewal renegotiations with existing package clients.

Corporate

Corporate costs increased by $3.5 million to $5.1 million for the three months ended March 31, 2010 primarily from higher unrealized foreign exchange losses on intercompany borrowings in 2010 as compared to 2009 and higher compensation expense related to a retention award program in the form of restricted stock units.

Year Ended December 31, 2009 Compared to Year Ended December 31, 2008

The following table summarizes our historical consolidated results of operations for the years ended December 31, 2009 and 2008:

	Year Ended December 31, 2009	Year Ended December 31, 2008	Increase (Decrease)
	(in millions)
Net revenues	$1,376.9	$1,409.9	$(33.0)

Expenses:
Cost of revenues, excluding depreciation and amortization shown separately below:
Marketing and commissions	618.2	646.9	(28.7)
Operating costs	356.4	360.0	(3.6)
General and administrative	105.4	98.8	6.6
Depreciation and amortization	201.0	260.2	(59.2)

Total expenses	1,281.0	1,365.9	(84.9)

Income from operations	95.9	44.0	51.9
Interest income	0.5	1.7	(1.2)
Interest expense	(166.2)	(188.4)	22.2
Gain on extinguishment of debt	27.1	—	27.1
Other income (expense), net	(12.0)	14.8	(26.8)

Loss before income taxes and non-controlling interest	(54.7)	(127.9)	73.2
Income tax expense	(11.7)	(7.5)	(4.2)

Net loss	(66.4)	(135.4)	69.0
Less: net income attributable to non-controlling interest	(0.9)	(0.7)	(0.2)

Net loss attributable to Affinion Group Holdings, Inc.	$(67.3)	$(136.1)	$68.8

Summary of Operating Results for the Year Ended December 31, 2009

The following is a summary of changes affecting our operating results for the year ended December 31, 2009 as compared to the year ended December 31, 2008:

Net revenues for the year ended December 31, 2009 were $1,376.9 million compared to $1,409.9 million for the year ended December 31, 2008, reflecting a decline of $33.0 million, or 2.3%. The decrease in net revenues was primarily due to a decline in North America, principally in our Insurance and Package business from a higher cost of insurance as a result of higher claims experience. In our International business, the impact of the stronger U.S. dollar more than offset higher revenue from new retail business and new businesses acquired in the fourth quarter of 2008. The reduction in net revenue of $32.1 million attributable to the stronger U.S. dollar was calculated by holding the foreign currency rates constant from the comparable 2008 periods.

Segment EBITDA decreased $7.3 million, as lower global marketing and commissions expense and lower operating costs were more than offset by the impact of the lower net revenues and higher general and administrative expenses.

Purchase accounting adjustments made in connection with the purchase of the Cendant Marketing Services Division by the Company and Affinion Group for approximately $1.8 billion in October 2005 (the “Transactions”) had a less significant impact on our results of operations for the year ended December 31, 2009 as compared to the year ended December 31, 2008. These entries, which are non-cash in nature, increased net revenues by $16.7 million and income from operations by $63.8 million for 2009 as compared to 2008. The effect of purchase accounting adjustments, which are primarily related to deferred revenue and the related prepaid commissions and service liability, for the year ended December 31, 2009 as compared to the year ended December 31, 2008, increased net revenues by $16.7 million, marketing and commissions expense by $7.4 million and operating costs by $1.3 million. In addition, as a result of purchase accounting, we recorded $55.8 million less depreciation and amortization expense for the year ended December 31, 2009, which positively affected results of operations.

Historical 2009 Results Compared to 2008 Results

The following section provides an overview of our consolidated results of operations for the year ended December 31, 2009 compared to our consolidated results of operations for the year ended December 31, 2008. Calculated percentages are based on amounts as reported which, for the years ended December 31, 2009 and 2008, reflect the impact of purchase accounting.

Net Revenues. During the year ended December 31, 2009, we recognized net revenues of $1,376.9 million, a decrease of $33.0 million, or 2.3%, as compared to net revenues of $1,409.9 million in the comparable 2008 period. Net revenues excluding the impact of purchase accounting decreased by $49.7 million, or 3.5%. Insurance and Package products net revenues decreased by $36.0 million, Membership products net revenues decreased by $16.2 million and International products net revenues decreased by $2.9 million, while Loyalty products net revenues increased by $4.9 million. Insurance and Package products decreased primarily due to higher cost of insurance as a result of higher claims experience along with lower Package revenues, primarily from lower annualized revenue per average Package member, partially offset by increased revenues from higher numbers of Package members. Net revenues of our Membership products decreased due to lower retail member volumes, partially offset by other revenues related to a contract termination settlement and contractually obligated volume commitments along with higher net revenue from higher average revenue per retail member. International products net revenues decreased primarily due to the impact of the stronger U.S. dollar along with lower Package revenues as a result of contract renewal renegotiations with existing clients, and lower revenue from other retail products and other businesses, primarily from lower members. These decreases were partially offset by increased revenues from businesses acquired in the fourth quarter of 2008 and growth in new retail products. Loyalty products net revenues increased primarily from higher fee-based revenue related to a points redemption program acquired on June 30, 2008 and a new program launch in the third quarter of 2009, partially offset by lower revenues from contract renewal renegotiations with existing clients. Partially offsetting the $49.7 million decrease was an increase of approximately $16.7 million, or 1.2%, primarily due to an adjustment to deferred revenue related to the Transactions in 2005. Deferred revenue was originally written down as part of purchase accounting. The majority of the negative impact of this adjustment was recognized in 2005 through 2007 and was concluded in 2008.

Marketing and Commissions Expense. Marketing and commissions expense decreased by $28.7 million, or 4.4%, to $618.2 million for the year ended December 31, 2009, from $646.9 million for the year ended December 31, 2008. Excluding the $7.4 million increase from purchase accounting, marketing and commissions expense was $36.1 million lower, or 5.6%, primarily due to changes in deal structure in our Membership business where, in 2009, we began to enter into relationships with certain marketing partners where up-front payments are made to these partners which provide us with the potential for recovery if certain subscriber retention targets are not achieved. These advance payments are recorded on the balance sheet and expensed as the membership revenue is earned. Membership commissions were lower than the previous years, primarily due to the continuing shift to lower commission media. In our International business, costs were reduced as a result of the stronger U.S. dollar and in our Insurance and Package business, marketing expenditures were reduced for our NetGain product.

Operating Costs. Operating costs decreased by $3.6 million, or 1.0%, to $356.4 million for the year ended December 31, 2009 from $360.0 million for the year ended December 31, 2008. Excluding the $1.3 million increase as a result of purchase accounting, operating costs were $4.9 million, or 1.4%, lower than in 2008, primarily due to the effect of the stronger U.S. dollar, partially offset by higher overall product, servicing and employee-related costs. Costs increased in our International business primarily from businesses acquired in the fourth quarter of 2008 and in our Loyalty business from new program launches, while costs decreased in our Membership business primarily due to the lower net revenues.

General and Administrative Expense. General and administrative expense increased by $6.6 million, or 6.7%, to $105.4 million for the year ended December 31, 2009 from $98.8 million for the year ended December 31, 2008, principally due to higher employee-related costs in our International business, the majority of which relates to businesses acquired in the fourth quarter of 2008, partially offset by lower costs due to effect of the stronger U.S. dollar. Our Membership business incurred higher legal costs, primarily related to a U.S. Senate Committee on Commerce, Science and Technology investigation initiated in the third quarter of 2009, and were substantially offset by lower compensation expense from lower incentive plan expense in North America for the year ended December 31, 2009 as compared to the year ended December 31, 2008.

Depreciation and Amortization Expense. Depreciation and amortization expense decreased by $59.2 million for the year ended December 31, 2009 to $201.0 million from $260.2 million for the year ended December 31, 2008, primarily due to recording higher amortization expense in 2008 on the fair value of intangible assets resulting from the Transactions as the majority of the intangibles are amortized on an accelerated basis. This amortization expense is based upon an allocation of values to intangible assets and is being amortized over lives ranging from 3 years to 15 years. Depreciation and amortization expense further decreased due to lower amortization of previously acquired contract rights due to their accelerated amortization.

Interest Expense. Interest expense decreased by $22.2 million, or 11.8%, to $166.2 million for the year ended December 31, 2009 from $188.4 million for the year ended December 31, 2008, primarily due to a more favorable impact of interest rate swaps in 2009 as compared to 2008 of approximately $21.1 million along with $10.1 million of lower net interest accrued on our term loan and Affinion Group’s term loan and revolving credit facility as a result of lower interest rates and lower interest accrued on our revolving credit facility from lower utilization. These decreases were partially offset by an increase in additional interest accrued on the 10 1/8% senior notes issued in June 2009 of $8.7 million.

Gain on Extinguishment of Debt. During the first quarter of 2009, the Company repurchased $13.5 million of its senior unsecured term debt under the unsecured term loan facility and realized a gain of $6.9 million. On June 11, 2009, a subsidiary of the Company utilized cash on hand and available funds under the revolving credit facility to purchase $64.0 million face amount of the Company’s outstanding debt under the senior unsecured term loan from an affiliate of Apollo for $44.8 million, resulting in a realized gain of $19.6 million. In December 2009, the same subsidiary of the Company repurchased $5.0 million of its senior unsecured term debt, realizing a gain of $0.6 million.

Other Income (Expense), net. In 2009, the Company had other expense of $12.0 million as compared to $14.8 million of other income in 2008. The variance of $26.8 million was primarily related to unrealized foreign exchange gains on intercompany borrowings.

Income Tax Expense. Income tax expense increased by $4.2 million for the year ended December 31, 2009 as compared to the year ended December 31, 2008, primarily due to an increase in the current state tax liabilities partially offset by a decrease in deferred state tax liabilities and increases in the current and deferred foreign tax liabilities.

The effective tax rate for fiscal years 2009 and 2008 was (21.4%) and (5.9%), respectively. The difference in the effective tax rates for 2008 and 2009 is primarily as a result of the reduction in loss before income taxes and non-controlling interest from $127.9 million for the year ended December 31, 2008 to $54.7 million for the year ended December 31, 2009. Our tax rate is affected by recurring items, such as tax rates in foreign jurisdictions and the relative amount of income we earn in jurisdictions. It is also affected by discrete items that may occur in any given year, but are not consistent from year to year. In addition to state and foreign income taxes and related foreign tax credits, the requirement to maintain valuation allowances had the most significant impact on the difference between our statutory U.S. federal income tax rate of 35%.

Operating Segment Results

The following section provides an overview of our consolidated results of operations for the year ended December 31, 2009 compared to our consolidated results of operations for the year ended December 31, 2008.

Net revenues and Segment EBITDA by operating segment are as follows:

	Years Ended December 31,
	Net Revenues			Segment EBITDA(1)
	2009	2008	Increase (Decrease)	2009	2008	Increase (Decrease)
				(in millions)
Affinion North America
Membership products	$710.8	$712.6	$(1.8)	$149.2	$129.8	$19.4
Insurance and package products	339.2	375.1	(35.9)	98.1	127.9	(29.8)
Loyalty products	77.3	72.2	5.1	28.0	22.4	5.6
Eliminations	(3.7)	(4.2)	0.5	—	—	—

Total North America	1,123.6	1,155.7	(32.1)	275.3	280.1	(4.8)
Affinion International
International products	253.3	254.2	(0.9)	30.2	31.2	(1.0)

Total products	1,376.9	1,409.9	(33.0)	305.5	311.3	(5.8)
Corporate	—	—	—	(8.6)	(7.1)	(1.5)

Total	$1,376.9	$1,409.9	$(33.0)	296.9	304.2	(7.3)

Depreciation and amortization				(201.0)	(260.2)	59.2

Income from operations				$95.9	$44.0	$51.9

(1)	See “Financial Condition, Liquidity and Capital Resources—Affinion Group Covenant Compliance” and “Financial Condition, Liquidity and Capital Resources—Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures” below and Note 18 to our audited consolidated financial statements included elsewhere herein for a discussion on Segment EBITDA.

Affinion North America

Membership Products. Membership products net revenues decreased by $1.8 million, or 0.3%, to $710.8 million for the year ended December 31, 2009 as compared to $712.6 million for the year ended December 31, 2008. Excluding the $14.4 million benefit of purchase accounting, net revenues decreased by $16.2 million, or 2.3%, as higher other revenues related to a contract termination settlement of $11.9 million and contractually obligated volume commitments along with higher net revenue from higher average revenue per retail member was more than offset by the impact of lower retail member volumes.

Segment EBITDA increased by $19.4 million for the year ended December 31, 2009 as compared to the year ended December 31, 2008. Excluding the $7.4 million benefit of purchase accounting, Segment EBITDA increased $12.0 million, as lower marketing and commissions expense of $25.8 million and lower operating costs of $3.4 million more than offset the effect of lower net revenues of $16.2 million and higher general and administrative costs of $1.0 million. The lower marketing and commissions were primarily due to changes in deal structure for programs with certain marketing partners and lower commissions from the continuing shift in marketing to lower commission media, while the lower operating costs were primarily due to the lower product, servicing and employee-related costs associated with the lower net revenues. General and administrative expenses included higher legal costs principally due to a U.S. Senate Committee on Commerce, Science and Technology investigation initiated in the third quarter of 2009, which were substantially offset by lower compensation expense from lower incentive plan expense in 2009.

Insurance and Package Products. Insurance and package products recognized net revenues of $339.2 million for the year ended December 31, 2009, a decrease of $35.9 million, or 9.6%, as compared to the year ended December 31 2008. Insurance revenue decreased approximately $25.1 million, principally due to higher cost of insurance as a result of higher claims experience. Package revenue decreased approximately $11.0 million, primarily from lower annualized revenue per average Package member and lower fee-based net revenues from our NetGain product, partially offset by increased revenue from higher numbers of Package members.

Segment EBITDA decreased by $29.8 million for the year ended December 31, 2009 as compared to the year ended December 31, 2008, primarily due to the lower net revenues, partially offset by lower marketing and commissions expense, primarily due to lower marketing for NetGain and lower general and administrative costs primarily due to lower compensation expense from lower incentive plan expense in 2009.

Loyalty Products. Revenues from Loyalty products increased by $5.1 million, or 7.1%, for the year ended December 31, 2009 to $77.3 million as compared to $72.2 million for the year ended December 31, 2008. Net revenues increased $11.1 million from higher fee-based revenue related to a points redemption program acquired at the end of the second quarter of 2008 and a new program launch in the third quarter, partially offset by a decrease of $6.2 million primarily from contract renewal renegotiations with existing clients.

Segment EBITDA increased by $5.6 million for the year ended December 31, 2009 as compared to the year ended December 31, 2008, primarily due to higher fee-based revenue and the new program launch. The impact of the lower revenue from contract renewal renegotiations was offset by lower servicing costs. Lower compensation expense from lower incentive plan expense in 2009 further benefited Segment EBITDA.

Affinion International

International Products. International products net revenues decreased by $0.9 million, or 0.4%, to $253.3 million for the year ended December 31, 2009 as compared to $254.2 million for the year ended December 31, 2008. Net revenues excluding the $2.0 million benefit from purchase accounting decreased by $2.9 million, or 1.1%, primarily due to the $32.1 million impact of the stronger U.S. dollar and lower net revenues in our Package business of approximately $6.5 million, primarily as a result of changes in contract renewal renegotiations with existing clients. Additionally, net revenues from other retail products and other businesses declined $5.9 million, primarily due to a reduction in members. These decreases were partially offset by increases totaling $41.9 million from growth in new retail products and businesses acquired in the fourth quarter of 2008.

Segment EBITDA decreased by $1.0 million for the year ended December 31, 2009 as compared to the year ended December 31, 2008. Increases from growth in new retail and the net effect of acquired businesses were more than offset by the net negative impact of the stronger U.S. dollar, decreases in Package and other business net revenues and an increase in general and administrative expenses, primarily from higher employee-related costs.

Year Ended December 31, 2008 Compared to Year Ended December 31, 2007

The following table summarizes our historical consolidated results of operations for the years ended December 31, 2008 and 2007:

	Year Ended December 31, 2008	Year Ended December 31, 2007	Increase (Decrease) Related to the Transactions	Other Increase (Decrease)
	(in millions)
Net revenues	$1,409.9	$1,321.0	$16.0	$72.9

Expenses:
Cost of revenues, excluding depreciation and amortization shown separately below:
Marketing and commissions	646.9	608.4	6.7	31.8
Operating costs	360.0	334.3	2.1	23.6
General and administrative	98.8	113.5	—	(14.7)
Depreciation and amortization	260.2	310.8	(60.6)	10.0

Total expenses	1,365.9	1,367.0	(51.8)	50.7

Income (loss) from operations	44.0	(46.0)	67.8	22.2
Interest income	1.7	4.9	—	(3.2)
Interest expense	(188.4)	(189.9)	—	1.5
Loss on redemption of preferred stock	—	(31.0)	—	31.0
Other income (expense), net	14.8	(2.7)	—	17.5

Loss before income taxes and minority interests	(127.9)	(264.7)	67.8	69.0
Income tax expense	(7.5)	(4.7)	7.3	(10.1)

Net loss	(135.4)	(269.4)	75.1	58.9
Less: net income attributable to non-controlling interest	(0.7)	(0.3)	—	(0.4)

Net loss attributable to Affinion Group Holdings, Inc.	$(136.1)	$(269.7)	$75.1	$58.5

Summary of Operating Results for the Year Ended December 31, 2008

The following is a summary of changes affecting our operating results for the year ended December 31, 2008 as compared to the year ended December 31, 2007:

Purchase accounting adjustments made in the Transactions had a less significant impact on our results of operations for the year ended December 31, 2008 as compared to the year ended December 31, 2007. These entries, which were non-cash in nature, increased net revenues by $16.0 million and income (loss) from operations by $67.8 million. The effect of purchase accounting adjustments, which were primarily related to deferred revenue, for the year ended December 31, 2008 as compared to the year ended December 31, 2007 increased net revenues by $16.0 million, marketing and commissions expense by $6.7 million and operating costs by $2.1 million. We recorded $60.6 million less depreciation and amortization expense for the year ended December 31, 2008 principally due to the accelerated amortization of intangible assets recognized in prior years, which positively affected results of operations.

Excluding the effects of the Transactions, net revenues increased $72.9 million, or 5.5%, for the year ended December 31, 2008 as compared to the prior year. Net revenues increased by $29.5 million in our International segment primarily from a combination of new program introductions for our new retail offerings and growth in other retail and package products, partially offset by the negative effect of a stronger U.S. dollar. Net revenues of our Membership products increased $19.7 million primarily due to higher average revenues per retail member and higher wholesale revenues, partially offset by lower retail member volumes. Net revenues of our Loyalty products increased $14.0 million primarily from growth in both new and existing programs, including fee-based revenue related to a loyalty points redemption program acquired on June 30, 2008. Net revenues of our Insurance and Package products increased $9.0 million primarily due to lower cost of insurance as a result of lower claims experience and an increase in net revenue per supplemental insured. This was partially offset by lower Package revenue primarily the net result of lower Package members partially offset by higher fee-based revenues from our NetGain product.

Excluding the effects of the Transactions, Segment EBITDA increased $32.2 million for the year ended December 31, 2008 as compared to the prior year, primarily due to higher net revenues along with lower commissions and lower general and administrative costs. The lower general and administrative costs were primarily due to the absence in 2008 of a charge for a distribution to option holders recorded in the first quarter of 2007 and a decrease in general corporate expenses, principally lower professional fees. Segment EBITDA was negatively impacted by higher global marketing expenses and increased operating costs, primarily higher product and servicing costs incurred in our Membership, International and Loyalty businesses as a result of the increased revenues.

Historical 2008 Results Compared to 2007 Results

The following section provides an overview of our consolidated results of operations for the year ended December 31, 2008 compared to our consolidated results of operations for the year ended December 31, 2007. Calculated percentages are based on amounts as reported which, for the years ended December 31, 2008 and 2007, reflect the impact of purchase accounting.

Net Revenues. For the year ended December 31, 2008, we recognized net revenues of $1,409.9 million, an increase of $88.9 million, or 6.7%, as compared to net revenues of $1,321.0 million in the comparable 2007 period. Approximately $16.0 million of the increase, or 1.2%, was primarily due to an adjustment to deferred revenue related to the Transactions. Deferred revenue was originally written off as a part of purchase accounting. The majority of the negative impact of this adjustment was recognized in 2005 through 2007, and such impact will be de minimis in future periods. Net revenues excluding the impact of the Transactions increased $72.9 million, or 5.5%, primarily due to increases throughout all businesses. Net revenues from International products increased $29.5 million, revenues from Loyalty products increased by $14.0 million and Membership and Insurance and Package products increased $19.7 million and $9.0 million, respectively. International products net revenues increased primarily due to new program introductions for our new retail offerings and growth in other retail and package products, partially offset by the negative impact of the stronger U.S. dollar. Loyalty products net revenues increased primarily due to growth from existing programs and new programs, including fee-based revenue related to a points redemption program acquired on June 30, 2008. Membership products net revenues increased primarily due to higher average revenues per retail member and higher wholesale revenues from programs that were formerly retail, partially offset by lower retail member volumes. Insurance and Package products net revenues increased primarily due to lower cost of insurance as a result of lower claims experience and the increase in net revenue per supplemental insured which was partially offset by lower Package revenue, primarily the net result of lower Package members partially offset by higher fee-based net revenues from our NetGain product.

Marketing and Commissions Expense. Marketing and commissions expense increased by $38.5 million, or 6.3%, to $646.9 million for the year ended December 31, 2008 from $608.4 million for the year ended December 31, 2007. Excluding the impact of the Transactions, marketing and commissions expense was $31.8 million, or 5.2%, higher primarily due to increased global marketing costs, primarily in our Membership, Insurance, Package and International businesses, partially offset by lower commissions. Commissions decreased in our Membership business primarily as a result of the continuing shift of marketing spend to lower commission media and was partially offset by higher commissions in our International business, primarily from revenue growth in new retail programs. Approximately $6.7 million, or 1.1%, of the increase was the result of higher commission expense related to the recording of non-cash purchase accounting adjustments to prepaid commissions related to deferred revenues.

Operating Costs. Operating costs increased by $25.7 million, or 7.7%, to $360.0 million for the year ended December 31, 2008 from $334.3 million for the year ended December 31, 2007. Excluding the impact of the Transactions, operating costs were $23.6 million, or 7.1%, higher than those incurred in 2007, primarily due to higher product, servicing and employee-related costs in our Loyalty, International and Membership businesses, primarily as a result of the increase in revenues. Operating costs increased as a result of the Transactions by $2.1 million, or 0.6%, primarily related to an adjustment for a liability recorded in purchase accounting to service our members (for which no revenue will be recognized in the future).

General and Administrative Expense. General and administrative expense decreased by $14.7 million, or 13.0%, to $98.8 million for the year ended December 31, 2008 from $113.5 million for the year ended December 31, 2007 primarily due to the absence in 2008 of a $5.4 million charge for a cash distribution to option holders in the first quarter of 2007 in connection with the special dividend paid by the Company in addition to lower general corporate expenses, principally lower professional fees in our Membership business.

Depreciation and Amortization Expense. Depreciation and amortization expense decreased by $50.6 million, or 16.3%, for the year ended December 31, 2008 to $260.2 million from $310.8 million for the year ended December 31, 2007, primarily from recording higher amortization expense in 2007 on the fair value of intangible assets resulting from the Transactions as the majority of the intangibles are amortized on an accelerated basis. This amortization expense is based upon an allocation of values to intangible assets and is being amortized over lives ranging from 3 years to 15 years. This decrease was partially offset by an increase in the amortization of member relationships acquired in 2007.

Interest Expense. Interest expense decreased by $1.5 million, or 0.8%, to $188.4 million for the year ended December 31, 2008 from $189.9 million for the year ended December 31, 2007. Accrued interest on debt decreased approximately $17.0 million, primarily due to lower interest accrued on our senior unsecured term loan due to lower interest rates and on Affinion’s term loan from the combination of 2007 prepayments and lower interest rates, which was partially offset by higher interest due to increased utilization of the revolving credit facility. The less favorable impact of interest rate swaps in 2008 as compared to 2007 increased interest expense by approximately $15.1 million.

Loss on Redemption of Preferred Stock. The $31.0 million loss on the redemption of preferred stock in 2007 was recognized upon the redemption of 95,107 shares of preferred stock at a cost of $106.0 million.

Other Income (Expense), Net. In 2008, the Company had other income, net of $14.8 million as compared to other expense, net of $2.7 million in 2007. The variance was primarily related to unrealized foreign exchange gains on intercompany borrowings.

Income Tax Expense. Income tax expense increased by $2.8 million to $7.5 million for the year ended December 31, 2008, from $4.7 million for the year ended December 31, 2007, primarily due to movement in foreign deferred tax associated with unrealized exchange gains and an increase in deferred state tax. This increase was partially offset by a decrease in current state tax and recording a state tax benefit associated with the utilization of tax attributes which are reimbursable under the purchase agreement.

Operating Segment Results

The following section provides an overview of our consolidated results of operations for the year ended December 31, 2008 compared to our consolidated results of operations for the year ended December 31, 2007.

Net revenues and Segment EBITDA by operating segment are as follows:

	Years Ended December 31,
	Net Revenues				Segment EBITDA(1)
	2008	2007	Increase (Decrease) Related to the Transactions	Other Increase (Decrease)	2008	2007	Increase (Decrease) Related to the Transactions	Other Increase (Decrease)
	(in millions)
Affinion North America
Membership products	$712.6	$683.7	$9.2	$19.7	$129.8	$94.7	$4.0	$31.1
Insurance and package products	375.1	365.5	0.6	9.0	127.9	138.9	0.6	(11.6)
Loyalty products	72.2	58.0	0.2	14.0	22.4	19.5	0.2	2.7
Eliminations	(4.2)	(4.9)	—	0.7	—	—	—	—

Total North America	1,155.7	1,102.3	10.0	43.4	280.1	253.1	4.8	22.2
Affinion International
International products	254.2	218.7	6.0	29.5	31.2	22.4	2.4	6.4

Total products	1,409.9	1,321.0	16.0	72.9	311.3	275.5	7.2	28.6
Corporate	—	—	—	—	(7.1)	(10.7)	—	3.6

Total	$1,409.9	$1,321.0	$16.0	$72.9	304.2	264.8	7.2	32.2

Depreciation and amortization					(260.2)	(310.8)	60.6	(10.0)

Income (loss) from operations					$44.0	$(46.0)	$67.8	$22.2

(1)	See “Financial Condition, Liquidity and Capital Resources—Affinion Group Covenant Compliance” and “Financial Condition, Liquidity and Capital Resources—Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures” below and Note 18 to our audited consolidated financial statements included elsewhere herein for a discussion on Segment EBITDA.

Affinion North America

Membership Products. Membership products net revenues increased by $28.9 million, or 4.2%, to $712.6 million for the year ended December 31, 2008 as compared to $683.7 million for the year ended December 31, 2007. Excluding the effects of the Transactions, net revenues increased by $19.7 million, or 2.9%, primarily due to higher average revenues per retail member and higher wholesale revenues from programs that were formerly retail, partially offset by lower retail member volumes. In addition, net revenues increased $9.2 million, or 1.3%, primarily related to a deferred revenue adjustment recorded in purchase accounting from the Transactions.

Segment EBITDA increased by $35.1 million for the year ended December 31, 2008 as compared to the year ended December 31, 2007. Excluding the effects of the Transactions, Segment EBITDA increased by $31.1 million primarily due to higher net revenues of $19.7 million and lower marketing and commissions of $10.1 million. Segment EBITDA also increased due to lower general and administrative costs of $12.2 million, principally a result of decreases in general corporate expenses, primarily lower professional fees. Segment EBITDA decreased as a result of higher product and servicing costs of $10.9 million. Segment EBITDA related to the Transactions for the year ended December 31, 2008 was positively affected by a $4.0 million deferred revenue adjustment recorded in purchase accounting, net of increased prepaid commissions and the amortization of the liability to service our members (for which no revenue will be recognized in the future) recorded in purchase accounting.

Insurance and Package Products. Insurance and package products net revenues increased $9.6 million, or 2.6%, to $375.1 million for the year ended December 31, 2008 as compared to $365.5 million for the year ended December 31, 2007. Excluding the effects of the Transactions, Insurance net revenues increased approximately $9.8 million, principally due to the continued increase in net revenue per supplemental insured and lower cost of insurance resulting from lower claims experience. Package net revenues declined $0.8 million, primarily due to the net effect of lower Package members partially offset by higher fee-based net revenues from our NetGain product. In addition, net revenues as a result of the Transactions increased $0.6 million due to a non-cash deferred revenue adjustment recorded in purchase accounting.

Excluding the effects of the Transactions, Segment EBITDA decreased by $11.6 million, or 8.4%, for the year ended December 31, 2008 as compared to the year ended December 31, 2007, primarily due to higher marketing and commissions of approximately $21.0 million, which more than offset the higher net revenues of $9.0 million. Segment EBITDA related to the Transactions increased $0.6 million from a deferred revenue adjustment described above.

Loyalty Products. Revenues from Loyalty products increased by $14.2 million, or 24.5%, for the year ended December 31, 2008 to $72.2 million as compared to $58.0 million for the year ended December 31, 2007. Net revenues increased from new programs, including fee-based revenue from a points redemption program acquired on June 30, 2008 and member growth within existing client programs. These increases were partially offset by the absence in 2008 of approximately $1.7 million of patent settlements received in 2007.

Segment EBITDA increased by $2.9 million, or 14.9%, for the year ended December 31, 2008 as compared to the year ended December 31, 2007, primarily due to revenue growth from new and existing programs, net of higher product and servicing costs, partially offset by the absence in 2008 of approximately $1.8 million of patent settlements received in 2007.

Affinion International

International Products. International products net revenues increased by $35.5 million, or 16.2%, to $254.2 million for the year ended December 31, 2008 as compared to $218.7 million for the year ended December 31, 2007. Net revenues excluding the results of the Transactions increased $29.5 million, or 13.5%, primarily due to higher revenues of $24.2 million from new program introductions for our new retail offerings, $7.7 million from growth in our other retail business and $3.4 million from growth in our package business. The package business has experienced a stabilization in its member base. Net revenues decreased $5.8 million from the effect of the stronger U.S. dollar. Net revenues also increased $6.0 million, or 2.7%, from a non-cash deferred revenue adjustment recorded in purchase accounting as a result of the Transactions.

Segment EBITDA increased by $8.8 million for the year ended December 31, 2008 as compared to the year ended December 31, 2007. Excluding the effect of the Transactions, Segment EBITDA increased $6.4 million. The increase in revenue of $29.5 million was partially offset by $23.1 million of higher marketing and commissions and increased operating costs primarily to support our new retail programs. In addition, Segment EBITDA increased $2.4 million as a result of purchase accounting adjustments primarily related to a deferred revenue adjustment, net of commissions, and the amortization of the service liability to service our members (for which no revenue will be recognized in the future) as a result of the Transactions.

Corporate

For the year ended December 31, 2008, corporate costs decreased by $3.6 million as compared to the year ended December 31, 2007 primarily due to the absence in 2008 of a $5.4 million charge related to a payment to option holders in the first quarter of 2007.

Financial Condition, Liquidity and Capital Resources

Financial Condition—March 31, 2010 and December 31, 2009

	March 31, 2010	December 31, 2009	Increase (Decrease)
	(in millions)
Total assets	$1,409.2	$1,415.6	$(6.4)
Total liabilities	2,412.0	2,395.2	16.8
Total equity (deficit)	(1,002.8)	(979.6)	(23.2)

Total assets decreased by $6.4 million due to (i) a decrease in cash of $11.4 million (see “—Liquidity and Capital Resources” and “—Cash Flows”), (ii) a decrease in other current assets of $6.0 million, principally due to a $4.4 million decrease in prepaid Loyalty products client transition costs and (iii) a decrease in intangible assets of $4.1 million, principally due to the impact of changes in foreign exchange rates, as amortization expense of $36.8 million was more than offset by acquired member relationships of $37.1 million (substantially all of the intangible assets were acquired as a result of the Transactions—see Notes 1 and 2 to our unaudited condensed consolidated financial statements). These decreases were partially offset by an increase in profit-sharing receivables from insurance carriers of $11.2 million due to the timing of receipts related to profit-sharing receivables from insurance carriers.

Total liabilities increased $16.8 million primarily due to an increase in accounts payable and accrued expenses of $29.2 million due to the timing of cash payments and the impact of seasonality in certain acquired businesses. This increase was partially offset by a decrease in debt of $7.0 million, primarily as a result of a mandatory prepayment of the term loan facility based on excess cash flow of $19.6 million, partially offset by an increase in debt as a result of the Company’s payment-in-kind election for the payment of interest on the senior unsecured term loan.

Total equity (deficit) decreased by $23.2 million, principally due to a net loss attributable to Affinion Group Holdings, Inc. of $24.0 million and foreign currency translation effect of $0.7 million, partially offset by amortization of share-based compensation of $1.2 million.

Financial Condition—December 31, 2009 and December 31, 2008

	December 31, 2009	December 31, 2008	Increase (Decrease)
	(in millions)
Total assets	$1,415.6	$1,466.5	$(50.9)
Total liabilities	2,395.2	2,399.7	(4.5)
Total equity (deficit)	(979.6)	(933.2)	(46.4)

Total assets at December 31, 2009 as compared to December 31, 2008 decreased by $50.9 million due to (a) a decrease in intangible assets of $130.0 million, due to amortization expense of $155.6 million, partially offset by acquired intangibles during 2009 of $24.3 million (substantially all of the intangible assets other than those acquired through the 2007 credit card registration membership business acquisition, the 2008 acquisitions of a travel business from RCI Europe and Loyaltybuild Limited, a loyalty program benefit provider and accommodation reservation booking business and the 2009 acquisition of a marketing services and procurement services provider primarily for a leading Italian financial institution, were acquired as a result of the Transactions – see Notes 1 and 2 to our audited consolidated financial statements included elsewhere herein) and foreign currency translation impact of $1.3 million and (b) a decrease in profit-sharing receivables from insurance carriers of $26.5 million due to the timing of cash receipts. These decreases were partially offset by (a) an increase in receivables of $34.6 million due to increased Membership receivables primarily as a result of the current portion of unbilled receivables related to contract termination settlement payments and contractually obligated volume commitments, increased Loyalty receivables primarily due to new loyalty programs launched in the third and fourth quarters of 2009 and increased International receivables due to higher travel bookings at the travel business acquired in 2008 and the receivables at the marketing services and procurement services provider acquired in the fourth quarter of 2009, (b) an increase in cash and cash equivalents of $33.5 million, primarily as a result of a $150.0 million debt offering completed by Affinion Group in June 2009, partially offset by its repayment of the outstanding balance under its revolving credit facility and the purchase of a portion of the outstanding debt under the Company’s senior unsecured term loan for $62.2 million (see “—Liquidity and Capital Resources” and “—Cash Flows”), (c) an increase in other non-current assets of $19.1 million, principally due to an increase in long-term receivables of $11.1 million, primarily due to unbilled receivables related to contract termination settlement payments and contractually obligated volume commitments, and (d) an increase in other current assets of $10.2 million primarily due to prepaid marketing fees relating to loyalty programs and an increase in prepaid membership materials.

Total liabilities at December 31, 2009 as compared to December 31, 2008 decreased by $4.5 million, primarily due to a decrease in deferred revenue of $37.1 million, due to the continuing shift in the membership base to monthly memberships and a lower membership base. This decrease was partially offset by an increase in non-current deferred income taxes of $14.1 million due to an increase in valuation allowance requirements offset by state tax net operating loss carryforward amendments and deferred tax requirements related to tax amortization.

Total equity (deficit) decreased by $46.4 million, due to a net loss of $66.4 million and a dividend payment to the non-controlling interest of a subsidiary of $0.7 million, partially offset by foreign currency translation effect of $15.7 million and amortization of share-based compensation of $5.0 million.

Liquidity and Capital Resources

Our primary sources of liquidity on both a short-term and long-term basis are cash on hand and cash generated through operating and financing activities. Our primary cash needs are for working capital, capital expenditures and general corporate purposes, and to service the indebtedness incurred in connection with the Transactions and the subsequent refinancing. Many of the Company’s significant costs are variable in nature, including marketing and commissions. The Company has a great degree of flexibility in the amount and timing of marketing expenditures and focuses its marketing expenditures on its most profitable marketing opportunities. Commissions corresponds directly with revenue generated and have been decreasing as a percentage of revenue over the last several years. We believe that, based on our current operations and anticipated growth, our cash on hand, cash flows from operating activities and borrowing availability under our revolving credit facility will be sufficient to meet our liquidity needs for the next twelve months.

Cash Flows—Three Months Ended March 31, 2010 and 2009

At March 31, 2010, we had $58.4 million of cash and cash equivalents on hand, an increase of $25.8 million from $32.6 million at March 31, 2009. The following table summarizes our cash flows and compares changes in our cash and cash equivalents on hand to the same period in the prior year.

	Three Months Ended March 31,		Change
	2010	2009
	(in millions)
Cash provided by (used in):
Operating activities	$60.1	$49.1	$11.0
Investing activities	(49.0)	(7.4)	(41.6)
Financing activities	(19.7)	(44.0)	24.3
Effect of exchange rate changes	(2.8)	(1.4)	(1.4)

Net change in cash and cash equivalents	$(11.4)	$(3.7)	$(7.7)

Operating Activities

During the three months ended March 31, 2010, we generated $11.0 million more cash from operating activities than during the three months ended March 31, 2009. Segment EBITDA decreased by $0.3 million for the three months ended March 31, 2010 as compared to the three months ended March 31, 2009 (see “—Results of Operations”). The Company had increases in cash flows during the three months ended March 31, 2010 compared to the comparable period of the prior year as a result of the timing of settlement of accounts payable and accrued expenses, which generated cash flows that were $28.0 million more favorable and accounts receivable, which generated cash flows that were $16.2 million more favorable. Partially offsetting these increases was a decrease in the cash generated from profit-sharing receivables from insurance carriers of $24.3 million as a result of the timing of realization of the receivables and, in addition, the timing of income tax accruals, payments and receipts resulted in $13.4 million less cash during the three months ended March 31, 2010 compared to the three months ended March 31, 2009.

Investing Activities

We used $41.6 million more cash in investing activities during the three months ended March 31, 2010 as compared to the same period in 2009, principally due to the acquisition of a credit card registration membership business, consisting of membership contracts, in the three months ended March 31, 2010 for approximately $37.1 million. In addition, capital expenditures increased from $7.5 million for the three months ended March 31, 2009 to $9.8 million for the three months ended March 31, 2010.

Financing Activities

We used $24.3 million less cash in financing activities during the three months ended March 31, 2010 as compared to the same period in 2009. During the three months ended March 31, 2010, we repaid $19.7 million under Affinion Group’s senior secured term loan as compared to repaying $6.4 million, $6.2 million and $30.0 million under Affinion Group’s senior secured term loan, our senior unsecured term loan and Affinion Group’s line of credit, respectively, during the three months ended March 31, 2009.

Cash Flows—Years Ended December 31, 2009 and 2008

At December 31, 2009, we had $69.8 million of cash and cash equivalents on hand, an increase of $33.5 million from $36.3 million at December 31, 2008. The following table summarizes our cash flows and compares changes in our cash and cash equivalents on hand to the same period in the prior year.

	Years Ended December 31,		Change
	2009	2008
		(in millions)
Cash provided by (used in):
Operating activities	$83.5	$66.1	$17.4
Investing activities	(62.3)	(59.1)	(3.2)
Financing activities	11.5	17.8	(6.3)
Effects of exchange rate changes	0.8	(2.7)	3.5

Net change in cash and cash equivalents	$33.5	$22.1	$11.4

Operating Activities. During the year ended December 31, 2009, we generated $17.4 million more cash from operating activities in comparison to the same period in 2008. Segment EBITDA decreased $7.3 million for the year ended December 31, 2009 as compared to the year ended December 31, 2008 (see “—Results of Operations”). The timing of realization of profit-sharing receivables due from insurance carriers resulted in $66.2 million more cash during the year ended December 31, 2009 compared to the year ended December 31, 2008. The additional cash generated was partially offset by the impact of timing of collection of receivables which resulted in a decrease in operating cash flows for the year ended December 31, 2009 of $20.5 million compared to the prior year and $15.5 million less cash generated from other non-current assets during the year ended December 31, 2009 compared to 2008, principally due to an increase in long-term receivables. The additional cash generated was also partially offset by the change in deferred revenue resulting in $17.0 million less cash from operations during the year ended December 31, 2009 compared to the comparable period of 2008. The operating cash flow impact of receivables reflects the impact of seasonality on the businesses acquired in the fourth quarter of 2008.

Investing Activities. We used $3.2 million more cash in investing activities during the year ended December 31, 2009 as compared to the year ended December 31, 2008. During the year ended December 31, 2009 we made acquisition-related payments, net of cash acquired, totaling $22.5 million and had capital expenditures of $39.9 million, compared to acquisition-related payments, net of cash acquired of $13.7 million and capital expenditures of $36.7 million during the prior year. Restricted cash requirements in international operations were $8.8 million less in 2009 as compared to 2008, principally as a result of the acquisition in 2008 of a European travel company. As previously noted, the Company has historically funded its capital expenditures and acquisitions from its cash on hand, operating cash flows and, as needed, from its available capacity under the revolving credit facility. The Company believes that these sources of funds will be sufficient to fund its anticipated capital expenditures, deferred purchase price of acquisitions and any new acquisitions in 2010.

Financing Activities. We generated $6.3 million less cash from financing activities during the year ended December 31, 2009 as compared to the year ended December 31, 2008. During the year ended December 31, 2009, we issued $150.0 million face amount of 10 1/8% senior notes for proceeds net of discount of $136.5 million and incurred financing costs of $5.2 million. We also utilized $57.0 million to fully pay down our revolving credit facility and had principal payments on borrowings, including purchases of debt, of $62.2 million during the year ended December 31, 2009. During the year ended December 31, 2008, we borrowed $18.5 million on our line of credit and paid down $0.3 million on our long-term debt. At December 31, 2009, the Company had available borrowing capacity of $93.2 million under its revolving credit facility and the Company believes it will continue to have adequate borrowing capacity in 2010 under its revolving credit facility.

Cash Flows—Years Ended December 31, 2008 and 2007

At December 31, 2008, we had $36.3 million of cash and cash equivalents on hand, an increase of $22.1 million from $14.2 million at December 31, 2007. The following table summarizes our cash flows and compares changes in our cash and cash equivalents on hand to the same period in the prior year.

	Years Ended December 31,		Change
	2008	2007
		(in millions)
Cash provided by (used in):
Operating activities	$66.1	$77.3	$(11.2)
Investing activities	(59.1)	(77.4)	18.3
Financing activities	17.8	(70.1)	87.9
Effects of exchange rate changes	(2.7)	(0.3)	(2.4)

Net change in cash and cash equivalents	$22.1	$(70.5)	$92.6

Operating Activities. During the year ended December 31, 2008, we generated $11.2 million less cash from operating activities in comparison to the same period in 2007. Segment EBITDA, excluding the non-cash impacts of purchase accounting, increased $32.2 million for the year ended December 31, 2008 as compared to the year ended December 31, 2007 (see “—Results of Operations”). Cash flows from profit-sharing receivables from insurance carrier declined by $40.2 million, principally due to the timing of receipts. In addition, as a result of the continuing shift in the membership base to monthly memberships, the cash flows resulting from the change in deferred revenue, net of prepaid commissions, decreased by approximately $13.1 million for the year ended

December 31, 2008 as compared to the year ended December 31, 2007. These decreases were partially offset by the receipt of $7.4 million related to the assumption of a loyalty points program liability and an increase in the accrual for interest rate swaps of $20.2 million.

Investing Activities. We used $18.3 million less cash in investing activities during the year ended December 31, 2008 as compared with the same period in 2007. In 2008, we made $13.7 million of acquisition-related payments, net of cash acquired, principally for the acquisition of Loyaltybuild Limited. In 2007, we made $50.4 million of acquisition-related payments, net of cash acquired, principally for the acquisition of a credit card registration membership business in December 2007. Restricted cash requirements in international operations were $8.6 million more in 2008 as compared to 2007, principally as a result of the acquisition in 2008 of a European travel company. We also used $9.8 million more cash for capital expenditures in 2008 as compared to 2007. As previously noted, the Company has historically funded its capital expenditures and acquisitions from its cash on hand, operating cash flows and, as needed, from its available capacity under the revolving credit facility.

Financing Activities. We used $87.9 million less cash in financing activities during the year ended December 31, 2008 compared with the same period in 2007. In 2008, we made principal payments on borrowings of $0.3 million, compared to $106.0 million of principal payments in 2007. In addition, during 2008, we had net borrowings under the revolving credit facility of $18.5 million, a decrease of $20.0 million from net borrowings under the facility of $38.5 million in 2007. In 2007, we also borrowed $346.5 million, incurring financing costs of $8.1 million, and used the gross proceeds of the new borrowing to pay a special dividend to stockholders of $246.5 million and redeem 95,107 shares of preferred stock for $106.0 million. At December 31, 2008, the Company had available borrowing capacity of $41.2 million under its revolving credit facility.

Credit Facilities and Long-Term Debt

Following the completion of the Transactions we became a highly leveraged company and borrowed an additional $350.0 million ($346.5 million, net of discounts) under an unsecured term loan facility (the “unsecured term loan facility”) in January 2007 and Affinion Group, our wholly owned subsidiary, borrowed an additional $150.0 million ($136.5 million, net of discounts) under new senior notes in June 2009. As of March 31, 2010, we had approximately $1.7 billion in indebtedness. Payments required to service this indebtedness have substantially increased our liquidity requirements as compared to prior years.

As part of the Transactions, Affinion Group, our wholly owned subsidiary, (a) issued $270.0 million principal amount of 10 1/8% senior notes due October 15, 2013 (the “initial senior notes”) ($266.4 million net of discount), (b) entered into a senior secured credit facility (the “Affinion Group senior secured credit facility”) consisting of a term loan facility in the principal amount of $860.0 million (which amount does not reflect the $231.0 million in principal prepayments made through March 31, 2010) and a revolving credit facility in an aggregate amount of up to $100.0 million and (c) entered into a senior subordinated bridge loan facility in the principal amount of $383.6 million. At March 31, 2010, we had $304.0 million ($303.0 million, net of premiums and discounts) outstanding under the initial senior notes issued in 2005 and certain follow-on senior notes issued in 2006 (the “follow-on senior notes” and together with the initial senior notes, the “2005 senior notes”), $629.0 million outstanding under the Affinion Group term loan facility, $355.5 million ($352.6 million, net of discounts) outstanding under the senior subordinated notes (the “senior subordinated notes”), $150.0 million ($139.0 million, net of discounts) outstanding under the senior notes issued in 2009 (the “2009 senior notes,” and together with the 2005 senior notes, the “senior notes,” and together with the senior subordinated notes, the “notes” or “Affinion Group’s notes”) and $292.1 million ($291.1 million, net of discounts) outstanding under our unsecured term loan facility. At March 31, 2010, there were no outstanding borrowings under Affinion Group’s revolving credit facility and Affinion Group had $93.3 million available under its revolving credit facility, after giving effect to the issuance of $6.7 million of letters of credit.

On April 9, 2010, Affinion Group, as borrower, and the Company entered into a $1.0 billion amended and restated senior secured credit facility with its lenders. The amended and restated senior secured credit facility consists of a five-year $125.0 million revolving credit facility and an $875.0 million term loan facility. The revolving credit facility includes a letter of credit subfacility and a swingline loan subfacility. The term loan facility matures six and a half years after the closing date of the amended and restated senior secured credit facility. However the term loan facility will mature on the date that is 91 days prior to the maturity of the senior subordinated notes unless, prior to that date, (a) the maturity for the senior subordinated notes is extended to a date that is at least 91 days after the maturity of the term loan or (b) the obligations under the senior subordinated notes are (i) repaid in full or (ii) refinanced, replaced or defeased in full with new loans and/or debt securities with maturity dates occurring after the maturity date of the term loan. The term loan facility provides for quarterly amortization payments totaling 1% per annum, with the balance payable upon the final maturity date. The term loan facility also requires mandatory prepayments of the outstanding term loans based on excess cash flow (as defined), if any, and the proceeds from certain specified transactions. The interest rates with respect to term loans and revolving loans under our credit facility are based on, at our option, (a) the higher of (i) adjusted LIBOR and (ii) 1.50%, in each case plus 3.50%, or (b) the highest of (i) Bank of America, N.A.’s prime rate, (ii) the Federal Funds Effective Rate plus 0.5% and (iii) 2.50% (“ABR”), in each case plus 2.50%. Affinion Group’s obligations under its new credit facility are, and its obligations under any interest rate protection or other hedging arrangements entered into with a lender or any of its affiliates will be, guaranteed by the Company and by each of Affinion Group’s existing and subsequently acquired or organized domestic subsidiaries, subject to certain exceptions (provided that the Company’s guarantee obligations will not extend to any additional credit facilities as described above until the Company’s existing senor unsecured credit facility is repaid or refinanced). Affinion Group’s credit facility is secured to the extent legally permissible by substantially all the assets of (i) the Company, which consists of a pledge of all Affinion Group’s capital stock and (ii) Affinion Group and the subsidiary guarantors, including but not limited to: (a) a pledge of substantially all capital stock held by Affinion Group or any subsidiary guarantor and (b) security interests in substantially all tangible and intangible assets of Affinion Group and each subsidiary guarantor, subject to certain exceptions. Affinion Group’s credit facility also contains financial, affirmative and negative covenants. The negative covenants in Affinion Group’s credit facility include, among other things, limitations (all of which are subject to certain exceptions) on Affinion Group’s (and in certain cases, our) ability to: declare dividends and make other distributions, redeem or repurchase Affinion Group’s capital stock; prepay, redeem or repurchase certain of Affinion Group’s subordinated indebtedness; make loans or investments (including acquisitions); incur additional indebtedness (subject to certain exceptions); restrict dividends from Affinion Group’s subsidiaries; merge or enter into acquisitions; sell Affinion Group’s assets; and enter into transactions with Affinion Group’s affiliates. The credit facility also requires Affinion Group to comply with financial maintenance covenants with a maximum ratio of total debt to EBITDA (as defined) and a minimum ratio of EBITDA to cash interest expense. The proceeds of the term loan under the amended and restated credit facility were utilized to repay the outstanding balance of the existing senior secured term loan, including accrued interest, of $629.7 million and pay fees and expenses of approximately $27.0 million. The remaining proceeds are available to Affinion Group for working capital and other general corporate purposes, including permitted acquisitions and investments. In connection with the refinancing, we expect to record a loss on extinguishment of debt of approximately $7.4 million during the quarter ending June 30, 2010. Any borrowings under the revolving credit facility are available to fund Affinion Group’s working capital requirements, capital expenditures and for other general corporate purposes.

On October 17, 2005, Affinion Group issued $270.0 million aggregate principal amount of initial senior notes and applied the gross proceeds of $266.4 million to finance a portion of the Transactions. On May 3, 2006, Affinion Group issued an additional $34.0 million aggregate principal amount of follow-on senior notes and applied the gross proceeds, together with cash on hand, to repay the then remaining outstanding borrowings under its bridge loan facility. The interest on the 2005 senior notes is payable semi-annually. Affinion Group may redeem some or all of the 2005 senior notes at any time on or after October 15, 2009 at the redemption prices (generally at a premium) set forth in the indenture governing the 2005 senior notes. The 2005 senior notes are unsecured obligations. The 2005 senior notes are guaranteed by the same subsidiaries of Affinion Group that guarantee its senior secured credit facility, its senior subordinated notes and its 2009 senior notes. The 2005 senior notes contain restrictive covenants related primarily to Affinion Group’s ability to distribute dividends, redeem or repurchase capital stock, sell assets, issue additional debt, incur liens or merge with or acquire other companies.

Affinion Group’s senior subordinated bridge loan facility has since been refinanced with the proceeds from the offering of senior subordinated notes (as defined below) and additional 2009 senior notes. On April 26, 2006, Affinion Group issued $355.5 million aggregate principal amount of the senior subordinated notes and applied the gross proceeds of $350.5 million to repay $349.5 million of outstanding borrowings under its senior subordinated bridge loan facility, plus accrued interest, and used cash on hand to pay fees and expenses associated with such issuance. The interest on Affinion Group’s senior subordinated notes is payable semi-annually. Affinion Group may redeem some or all of the senior subordinated notes at any time on or after October 15, 2010 at the redemption prices (generally at a premium) set forth in the indenture governing the senior subordinated notes. The senior subordinated notes are unsecured obligations. The senior subordinated notes are guaranteed by the same subsidiaries of Affinion Group that guarantee its $960.0 million senior secured credit facility and its senior notes. The senior subordinated notes contain restrictive covenants related primarily to Affinion Group’s ability to distribute dividends, redeem or repurchase capital stock, sell assets, issue additional debt, incur liens or merge with or acquire other companies.

On January 31, 2007, we entered into a five-year $350.0 million senior unsecured term loan with certain banks at an initial interest rate of LIBOR, as defined, plus 6.25%. Our senior unsecured term loan matures on March 1, 2012. Subsequent to the initial interest period, we may elect to (i) pay interest on the entire principal in cash, (ii) pay interest on the entire principal by adding such interest to the principal amount or (iii) pay interest on 50% of the principal amount in cash and pay interest on the remaining portion of the principal amount by adding such interest to the principal amount. Options (ii) and (iii) represent payments-in-kind. Interest payable in cash accrues at a rate per annum, reset semi-annually on the first day of each interest period, equal to LIBOR plus the applicable margin, as determined by the administrative agent. Interest that is a payment-in-kind shall accrue at a rate per annum, reset on the first day of each interest period, equal to LIBOR plus 0.75% plus the applicable margin, as determined by the administrative agent. For each interest period commencing before September 1, 2008, the applicable margin is 6.25%, for each interest period commencing on or after September 1, 2008 and prior to March 1, 2010, the applicable margin is 6.75% and for each interest period commencing on or after March 1, 2010, the applicable margin is 7.25%. In the event that the loans are converted to an ABR Loan, the applicable margin for each interest period is as specified above minus 1.00%. In February and September 2009, the Company made payment-in-kind elections for the interest periods ended September 1, 2009 and February 26, 2010, respectively. The Company also made a payment-in-kind election in February 2010 for the interest period ending August 31, 2010. In the event of a Change in Control, as defined, the lenders have the right to require us to prepay some or all of the loan at a prepayment price of 101% and in the event of an Asset Sale, as defined, we are required to offer to prepay the loans at 100% of the principal amount. Our senior unsecured term loan contains restrictive covenants related primarily to our and Affinion Group’s ability to distribute dividends, redeem or repurchase capital stock, sell assets, issue additional debt or merge with or acquire other companies. We used the net proceeds of $346.5 million to pay a special dividend on the common stock of $240.5 million and to redeem 95,107 shares of preferred stock at a cost of $106.0 million. As of March 31, 2010, the aggregate principal amount outstanding of our senior unsecured term loan was $292.1 million.

We have the ability to incur additional debt, subject to limitations imposed by our senior unsecured term loan. Under our senior unsecured term loan, in addition to specified permitted indebtedness, we will be able to incur additional indebtedness on an unconsolidated basis as long as on a pro forma basis our fixed charge coverage ratio (the ratio of Adjusted EBITDA to consolidated fixed charges) is at least 2.0 to 1.0. We do not believe that our fixed charge coverage ratio will be materially different than Affinion Group’s fixed charge coverage ratio, which is discussed below under “—Affinion Group Covenant Compliance” and “—Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures.”

On June 5, 2009, Affinion Group issued $150.0 million aggregate principal amount of 10 1/8% senior notes due October 15, 2013 (the “2009 senior notes”) for net proceeds of $136.5 million in a private placement transaction. The interest on the 2009 senior notes is payable semi-annually on April 15 and October 15 of each year. Affinion Group may redeem some or all of the 2009 senior notes at any time on or after October 15, 2009 at the redemption prices (generally at a premium) set forth in the agreement governing the 2009 senior notes. The

2009 senior notes are unsecured obligations. The 2009 senior notes are guaranteed by the same subsidiaries that guarantee Affinion Group’s senior secured credit facility, its 2005 senior notes and its senior subordinated notes. The 2009 senior notes contain restrictive covenants related primarily to Affinion Group’s ability to distribute dividends, redeem or repurchase capital stock, sell assets, issue additional debt or merge with or acquire other companies. Although the terms and covenants of the 2009 senior notes are substantially identical to those of the 2005 senior notes, the 2009 senior notes are not additional securities under the indenture governing the 2005 senior notes, were issued under a separate indenture, do not vote as a single class with the 2005 senior notes and do not necessarily trade with the 2005 senior notes. On October 1, 2009, Affinion Group completed a registered exchange offer and exchanged all of the then-outstanding 2009 senior notes into a like principal amount of 2009 senior notes that have been registered under the Securities Act.

Affinion Group entered into an interest rate swap as of December 14, 2005. This swap converts a notional amount of Affinion Group’s floating rate debt into a fixed rate obligation. The notional amount of the swap is $50.0 million through December 31, 2010, the swap termination date.

In January 2008, Affinion Group entered into an interest rate swap effective February 21, 2008, which interest rate swap will terminate on February 21, 2011. The swap has an initial notional amount of $450.0 million, increasing to $498.6 million on February 21, 2009 and $598.6 million on February 21, 2010. Under the swap, Affinion Group has agreed to pay a fixed rate of interest of 2.86% in exchange for receiving floating payments based on a three-month LIBOR on the notional amount for each applicable period. The effect of this swap, in conjunction with Affinion Group’s previously existing interest rate swap, is to convert substantially all of the variable rate debt to a fixed rate obligation.

On January 23, 2008 and January 25, 2008, the Company entered into two separate two-year interest rate swap agreements, with the interest rate swap agreements having a combined notional amount of $300.0 million. Under the January 23, 2008 interest rate swap agreement, which has a nominal amount of $200.0 million, the Company has agreed to pay a fixed interest rate of 2.79%, payable on a semi-annual basis, for the period beginning on March 1, 2008 through March 1, 2010, with the first interest payment due on September 1, 2008, in exchange for receiving floating payments based on a six-month LIBOR on the same $200.0 million notional amount for the same period. Under the January 25, 2008 interest rate swap agreement, which has a notional amount of $100.0 million, the Company has agreed to pay a fixed interest rate of 3.19%, payable on a semi-annual basis, for the period beginning on March 1, 2008 through March 1, 2010, with the first interest payment due on September 1, 2008, in exchange for receiving floating payments based on a six-month LIBOR on the same $100.0 million notional amount for the same period. These two interest rate swaps expired during the three months ended March 31, 2010.

On September 15, 2008, the Company entered into a two-year interest rate swap agreement, effective September 1, 2008. Under this interest rate swap agreement, which has a notional amount of $50.0 million, the Company has agreed to pay a fixed interest rate of 3.17%, payable on a semi-annual basis, for the period beginning on September 1, 2008 through September 1, 2010, with the first interest payment due on March 1, 2009, in exchange for receiving floating payments based on a six-month LIBOR on the same $50.0 million notional amount for the same period. The effect of this swap, in conjunction with the two swaps entered into in January 2008, is to convert the Company’s variable rate debt to a fixed-rate obligation.

In January 2009, Affinion Group entered into an interest rate swap effective February 21, 2011. The swap has a notional amount of $500.0 million and terminates on October 17, 2012. Under the swap, Affinion Group has agreed to pay a fixed rate of interest of 2.985% in exchange for receiving floating payments based on a three-month LIBOR on the notional amount for each applicable period. This swap is intended to reduce a portion of the variability of the future interest payments on Affinion Group’s term loan facility for the period after Affinion Group’s previously existing swaps expire.

Affinion Group Covenant Compliance

The Affinion Group senior secured credit facility and the indentures that govern the notes contain various restrictive covenants. They prohibit Affinion Group from prepaying indebtedness that is junior to such debt (subject to certain exceptions). The Affinion Group senior secured credit facility requires Affinion Group to maintain a specified minimum interest coverage ratio and a specified maximum consolidated leverage ratio. The interest coverage ratio as defined in the Affinion Group senior secured credit facility (Adjusted EBITDA, as defined, to interest expense, as defined) must be greater than 1.90 to 1.0 at March 31, 2010. The consolidated leverage ratio as defined in the Affinion Group senior secured credit facility (total debt, as defined, to Adjusted EBITDA, as defined) must be less than 5.25 to 1.0 at March 31, 2010. In addition, the Affinion Group senior secured credit facility, among other things, restricts Affinion Group’s ability to incur indebtedness or liens, make investments or declare or pay any dividends. The indentures governing the notes, among other things: (a) limit Affinion Group’s ability and the ability of its subsidiaries to incur additional indebtedness, incur liens, pay dividends or make certain other restricted payments and enter into certain transactions with affiliates; (b) place restrictions on the ability of certain of Affinion Group’s subsidiaries to pay dividends or make certain payments to Affinion Group; and (c) place restrictions on Affinion Group’s ability and the ability of its subsidiaries to merge or consolidate with any other person or sell, assign, transfer, convey or otherwise dispose of all or substantially all of Affinion Group’s assets. However, all of these covenants are subject to certain exceptions. As of March 31, 2010, Affinion Group was in compliance with the restrictive covenants under its debt agreements and expects to be in compliance over the next twelve months. In addition, the Company was in compliance with the restrictive covenants under our senior unsecured term loan and expects to be in compliance over the next twelve months.

Affinion Group has the ability to incur additional debt, subject to limitations imposed by the Affinion Group senior secured credit facility and the indentures governing its notes. Under Affinion Group’s indentures governing the notes, in addition to specified permitted indebtedness, Affinion Group will be able to incur additional indebtedness so long as on a pro forma basis its fixed charge coverage ratio (the ratio of Adjusted EBITDA to consolidated fixed charges) is at least 2.0 to 1.0. As discussed above, Affinion Group’s cash flow allowed Affinion Group to make repayments of the term loan through March 31, 2010 aggregating $231.0 million.

Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures

Adjusted EBITDA consists of income from operations before depreciation and amortization further adjusted to exclude non-cash and unusual items and other adjustments permitted in Affinion Group’s debt agreements to test the permissibility of certain types of transactions, including debt incurrence. We believe that the inclusion of Adjusted EBITDA is appropriate as a liquidity measure. Adjusted EBITDA is not a measurement of liquidity or financial performance under U.S. GAAP and Adjusted EBITDA may not be comparable to similarly titled measures of other companies. You should not consider Adjusted EBITDA as an alternative to cash flows from operating activities determined in accordance with U.S. GAAP, as an indicator of cash flows, as a measure of liquidity, as an alternative to operating or net income determined in accordance with U.S. GAAP or as an indicator of operating performance.

Set forth below is a reconciliation of our consolidated net cash provided by operating activities for the twelve months ended March 31, 2010 to Adjusted EBITDA.

Twelve Months Ended March 31, 2010(a)
(in millions)
Net cash provided by operating activities	$94.5
Interest expense, net	166.4
Income tax expense	12.4
Amortization of favorable and unfavorable contracts	2.3
Amortization of debt discount and financing costs	(11.3)
Preferred stock dividend and accretion	(4.4)
Unrealized loss on interest rate swaps	4.9
Deferred income taxes	(17.7)
Payment received for assumption of loyalty points program liability	(6.7)
Changes in assets and liabilities	64.7
Effect of the Transactions, reorganizations, certain legal costs and net cost savings(b)	2.3
Other, net(c)	10.2

Adjusted EBITDA(d)	$317.6

(a)	Represents consolidated financial data for the year ended December 31, 2009, minus consolidated financial data for the three months ended March 31, 2009, plus consolidated financial data for the three months ended March 31, 2010.
(b)	Eliminates the effect of the Transactions, legal expenses for certain legal matters and certain severance costs.
(c)	Eliminates net changes in certain reserves, foreign currency gains and losses relating to unusual, non-recurring intercompany transactions, the loss from an investment accounted for under the equity method, consulting fees paid to Apollo and non-recurring costs related to acquisitions.
(d)	Adjusted EBITDA in the table above does not give pro forma effect to our acquisition of a marketing services and procurement services provider for a leading Italian financial institution that was completed in the fourth quarter of 2009. However, we do make such accretive pro forma adjustment as if such acquisition had occurred on April 1, 2009 when calculating the Adjusted EBITDA under Affinion Group’s senior secured credit facility and the indentures governing Affinion Group’s notes for covenant compliance purposes.

Set forth below is a reconciliation of the consolidated net loss attributable to Affinion Group for the twelve months ended March 31, 2010 to Adjusted EBITDA as required by Affinion Group’s senior secured credit facility and the indentures governing the notes.

Twelve Months Ended March 31, 2010(a)
(in millions)
Net loss attributable to Affinion Group	$(42.5)
Interest expense, net	121.2
Income tax expense	12.4
Non-controlling interest	1.0
Other expense, net	5.6
Depreciation and amortization	199.2
Effect of the Transactions, reorganizations and non-recurring revenues and gains(b)	(7.3)
Certain legal costs(c)	3.6
Net cost savings(d)	6.0
Other, net(e)	18.6

Adjusted EBITDA(f)	$317.8

Interest coverage ratio(g)	2.73
Consolidated leverage ratio(h)	4.39
Fixed charge coverage ratio(i)	2.48

(a)	Represents consolidated financial data for the year ended December 31, 2009, minus consolidated financial data for the three months ended March 31, 2009, plus consolidated financial data for the three months ended March 31, 2010.
(b)	Effect of the Transactions, reorganizations and non-recurring revenues and gains—eliminates the effects of the Transactions.
(c)	Certain legal costs—represents the elimination of legal costs, net of reimbursements, for certain litigation matters.
(d)	Net cost savings—represents the elimination of severance costs incurred.
(e)	Other, net—represents (i) the elimination of net changes in certain reserves, (ii) the elimination of stock-based compensation expense, (iii) the elimination of foreign currency gains and losses relating to unusual, non-recurring intercompany transactions, (iv) the elimination of the loss from an investment accounted for under the equity method, (v) the elimination of non-recurring costs related to acquisitions and (vi) the elimination of consulting fees paid to Apollo.
(f)	Adjusted EBITDA in the table above does not give pro forma effect to our acquisition of a marketing services and procurement services provider for a leading Italian financial institution that was completed in the fourth quarter of 2009. However, we do make such accretive pro forma adjustment as if such acquisition had occurred on April 1, 2009 when calculating the Adjusted EBITDA under Affinion Group’s senior secured credit facility and the indentures governing the notes for covenant compliance purposes.
(g)	The interest coverage ratio is defined in Affinion Group senior secured credit facility (Adjusted EBITDA, as defined, to interest expense, as defined). The interest coverage ratio must be greater than 1.90 to 1.0 at March 31, 2010.
(h)	The consolidated leverage ratio is defined in Affinion Group senior secured credit facility (total debt, as defined, to Adjusted EBITDA, as defined). The consolidated leverage ratio must be less than 5.25 to 1.0 at March 31, 2010.
(i)	The fixed charge coverage ratio is defined in the indentures governing the notes (consolidated cash flows, as defined, which is equivalent to Adjusted EBITDA (as defined in the Affinion Group senior secured credit facility), to fixed charges, as defined).

Contractual Obligations and Commitments

The following table summarizes our aggregate contractual obligations at December 31, 2009, and the estimated timing and effect that such obligations are expected to have on our liquidity and cash flow in future periods. We expect to fund the contractual obligations and commitments with operating cash flow generated in the normal course of business and availability under the $100.0 million revolving portion of the Affinion Group senior secured credit facility.

	2010	2011	2012	2013	2014	2015 and thereafter	Total
	(dollars in millions)
Term loan due 2012	$19.9	$—	$628.7	$—	$—	$—	$648.6
10 1/8 % senior notes due 2013(1)	—	—	—	454.0	—	—	454.0
11 1/2 % senior subordinated notes due 2015(1)	—	—	—	—	—	355.5	355.5
Senior unsecured term loan due 2012	—	—	280.6	—	—	—	280.6
Mandatorily redeemable preferred stock	—	—	—	—	—	35.2	35.2
Interest and dividend payments(2)	150.4	140.8	120.0	81.3	44.5	42.8	579.8
Other purchase commitments(3)	19.8	17.4	4.6	0.7	—	—	42.5
Operating lease commitments	16.8	14.4	11.8	12.2	9.3	41.4	105.9
Capital lease obligations	0.3	0.3	0.3	0.2	0.1	—	1.2
Consulting agreements(4)	2.0	2.0	2.0	2.0	2.0	6.0	16.0
Employment agreements(5)	3.6	1.8	1.0	—	—	—	6.4

Total firm commitments and outstanding debt	$212.8	$176.7	$1,049.0	$550.4	$55.9	$480.9	$2,525.7

(1)	Long-term debt reflected at face amount.
(2)	Interest on variable rate debt is based on December 31, 2009 interest rates adjusted for the Company’s interest rate swaps. Dividend on preferred stock is based on a rate of 8.5% per annum.
(3)	Represents commitments under purchase agreements for marketing and membership program support services.
(4)	Represents annual management fee payable under the consulting agreement with Apollo. See “Certain Relationships and Related Party Transactions—Ancillary Agreements to the Purchase Agreement—Consulting Agreement” below.
(5)	Represents salary and target bonus amounts attributable to those employment agreements described under “Management – Executive Compensation.” Amounts are based on the assumption that no agreements are renewed beyond their initial terms and all performance metrics for bonus payouts are achieved. Amounts exclude severance and other payouts due upon termination of employment.

The above table does not give effect to contingent obligations, such as litigation claims, standard guarantees and indemnities, deferred purchase price related to acquisitions, surety bonds and letters of credit, due to the fact that at this time we can not determine either the amount or timing of payments related to these contingent obligations. See Note 12 to our audited consolidated financial statements included elsewhere herein for a discussion of these contingent obligations. The above table also does not include obligations in connection with our liabilities for uncertain tax positions as we have significant federal and state net operating loss carryforwards that we believe will be available to offset any liabilities for uncertain tax positions incurred. In addition, we refer you to our audited consolidated financial statements as of and for the years ended December 31, 2009, 2008 and 2007.

Debt Repurchases

During the first quarter of 2009, Affinion Group purchased $2.6 million of indebtedness under our senior unsecured term loan for $1.2 million and made a payment-in-kind dividend to the Company. In addition, during the first quarter of 2009, we purchased $10.8 million of our indebtedness under the senior unsecured term loan for $5.1 million. During the second quarter of 2009, utilizing cash on hand and available funds under the Affinion Group senior secured credit facility (the balance of which was paid down prior to September 30, 2009), a newly-formed non-guarantor subsidiary of Affinion Group purchased $64.0 million face amount of the Company’s outstanding indebtedness under the Company’s senior unsecured term loan from an affiliate of Apollo for $44.8 million. During the fourth quarter of 2009, utilizing cash on hand, Affinion Group purchased an additional $5.0 million face amount of the Company’s outstanding indebtedness under the Company’s senior unsecured term loan for $4.4 million. We or our affiliates may, from time to time, purchase any of our or Affinion Group’s indebtedness. Any such future purchases may be made through open market or privately negotiated transactions with third parties or pursuant to one or more tender or exchange offers or otherwise, upon such terms and at such prices as we or any such affiliates may determine.

Off-Balance Sheet Arrangements

We do not have any significant off-balance sheet arrangements that have not been disclosed in “—Contractual Obligations and Commitments.”

Critical Accounting Policies

In presenting our unaudited condensed consolidated financial statements in conformity with accounting principles generally accepted in the United States of America, we are required to make estimates and assumptions that affect the amounts reported therein. We believe that the estimates, assumptions and judgments involved in the accounting policies related to revenue recognition, accounting for marketing costs, stock-based compensation, valuation of goodwill and intangible assets, valuation of interest rate swaps, and valuation of tax assets and liabilities could potentially affect our reported results and as such, we consider these to be our critical accounting policies. Several of the estimates and assumptions we are required to make relate to matters that are inherently uncertain, as they pertain to future events. However, certain events outside our control cannot be predicted and, as such, they cannot be contemplated in evaluating such estimates and assumptions. We believe that the estimates and assumptions used when preparing our unaudited condensed consolidated financial statements were the most appropriate at the time. In addition, we refer you to our audited consolidated financial statements as of December 31, 2009 and 2008, and for the years ended December 31, 2009, 2008 and 2007, included elsewhere in this prospectus.

Purchase Accounting

On October 17, 2005, Cendant completed the sale of the Cendant Marketing Services Division to Affinion Group, an affiliate of Apollo. The sale was accounted for in accordance with the purchase method of accounting, which requires judgment regarding the allocation of the purchase price based on the fair values of the assets acquired (including intangible assets) and the liabilities assumed. The purchase accounting adjustments reflected in the Company’s records primarily consist of: (1) revaluation of certain property and equipment, including internally developed software; (2) valuing intangibles assets consisting of affinity and member relationships, patents, trademarks and tradenames and proprietary databases and systems; (3) recognizing deferred revenues and prepaid commissions; and (4) recognizing the liability to service certain of our members during the period in which no revenue will be received. The excess of the purchase price over the estimated fair values of the assets acquired and liabilities assumed was recognized as goodwill, which will be reviewed for impairment at least annually. We recorded goodwill of approximately $315.3 million related to the Transactions described above.

In addition, the Company has made several other acquisitions that were accounted for in accordance with the purchase method of accounting. Substantially all of the cost of these acquisitions has been allocated to intangible assets.

Revenue Recognition

Our critical accounting policies in the area of revenue recognition pertain to our insurance profit-sharing arrangements. For our membership, package and loyalty programs, we operate in a business environment where we are paid a fee for a service performed and we do not recognize revenue until these services have been performed and such revenues are no longer subject to refund. Accordingly, revenue recognition for these programs is not particularly subjective or complex.

We recognize insurance program commission revenue based on premiums earned by the insurance carriers that underwrite the policies we market. Premiums are typically paid either monthly or quarterly and revenue is recognized ratably over the underlying policy coverage period. We engage in revenue and profit-sharing arrangements with the insurance carriers that issue the underlying insurance policies. Commission revenue from insurance programs is reported net of insurance costs in our consolidated financial statements. On a semi-annual or annual basis, a profit-sharing settlement is made based on an analysis of the premiums paid to the insurance carriers less claims experience incurred to date, estimated claims incurred but not reported, reinsurance costs and carrier administrative fees. We accrue monthly revenue and related profit sharing receivables from insurance carriers resulting from our expected share of this excess based on the claims experience to date, including an estimate for claims incurred but not reported. Adjustments to the estimates recorded are made upon settlement with the insurance carriers. Historically, our claims experience has not resulted in a shortfall.

The estimate of the periodic amount of claims incurred but not reported to the insurance company is based on models we have developed and maintain in consultation with the insurance carriers. The models are updated periodically for the most recent loss rates that we receive from the insurance companies and current market conditions. Any change to the estimates, based on actual experience, is reported in earnings in the period the change becomes known. The impact on 2009 net revenue subject to profit sharing arrangements of a 1% change in the claims incurred but not reported estimate as of December 31, 2009 would be approximately $0.4 million.

Goodwill and Intangible Assets

Under current accounting guidance, there is a requirement to assess goodwill and indefinite-lived intangible assets for impairment annually, or more frequently if circumstances indicate impairment may have occurred. The Company assesses goodwill for such impairment by comparing the carrying value of the reporting units to their fair values. Reporting units are comprised of Membership, Insurance and Package, Loyalty and International. Fair values of the reporting units are determined utilizing discounted cash flows and incorporate assumptions that we believe marketplace participants would utilize. Key assumptions used in the goodwill impairment test were long-term growth rates ranging from 2.0% to 2.5% and discount rates ranging from 11.5% to 12.5%. In 2009, the fair value of each of the reporting units that have goodwill exceeded its respective carrying amount by more than 25% of the carrying amount. Indefinite-lived intangible assets are tested for impairment and written down to fair value, if necessary, as required by current accounting guidance.

The Company performs reviews annually, or more frequently if circumstances indicate that an impairment may have occurred. There were no impairments identified during the years ended December 31, 2009, 2008 and 2007. The Company’s intangible assets as of December 31, 2009 consist primarily of intangible assets with finite useful lives acquired by the Company in the Transactions and are recorded at their initial fair values less accumulated amortization, unless subsequently written down to fair value, in accordance with current accounting guidance.

Income Taxes

The income tax provision is determined using the asset and liability method, under which deferred tax assets and liabilities are calculated based upon the temporary differences between the financial statement and income tax bases of assets and liabilities using currently enacted tax rates. Deferred tax assets are recorded net of a valuation allowance when, based on the weight of available evidence, it is more likely than not that some portion or all of the recorded deferred tax assets will not be realized in future periods. Decreases to the valuation allowance are recorded as reductions to the income tax provision or to goodwill if related to allowances established prior to the Transactions, while increases to the valuation allowance result in additional provision. The realization of deferred tax assets is primarily dependent on estimated future taxable income. As of December 31, 2009 and 2008, the Company has recorded a full valuation allowance for its U.S. federal deferred tax assets. The Company has also recorded valuation allowances against the deferred tax assets of certain state and foreign taxing jurisdictions as of December 31, 2009 and 2008.

The Company recognizes uncertainty in income tax positions under a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The Company recognizes interest and penalties related to uncertain tax positions in income tax expense.

Recently Adopted Accounting Pronouncements

In April 2009, the FASB issued new guidance that requires every publicly traded company to include disclosures about the fair value of its financial instruments whenever it issues summarized financial information for interim reporting periods. The new guidance is effective for interim periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. The Company adopted the new guidance for the interim period ended June 30, 2009. The Company’s adoption of the new guidance had no impact on its consolidated financial position, results of operations and cash flows.

In May 2009, the FASB issued new guidance relating to subsequent events. The new guidance clarifies that management must evaluate, as of each reporting period, events or transactions that occur after the balance sheet date “through the date that the financial statements are issued or available to be issued.” The new guidance is effective prospectively for interim or annual financial periods ending after June 15, 2009. The Company adopted the new guidance for the interim period ended June 30, 2009. The Company’s adoption of the new guidance had no impact on its consolidated financial position, results of operations and cash flows. Management’s evaluation of subsequent events was performed through May 20, 2010, the date the audited consolidated financial statements and the unaudited condensed consolidated financial statements were re-issued.

In January 2010, the FASB issued new guidance to enhance disclosure requirements related to fair value measurements by requiring certain new disclosures and clarifying certain existing disclosures. This new guidance requires disclosure of the amounts of significant transfers in and out of Level 1 and Level 2 recurring fair value measurements and the reasons for the transfers. In addition, the new guidance requires additional information related to activities in the reconciliation of Level 3 fair value measurements. The new guidance also expands the disclosures related to the disaggregation of assets and liabilities and information about inputs and valuation techniques. The new guidance related to Level 1 and Level 2 fair value measurements is effective for interim and annual reporting periods beginning after December 15, 2009 and the new guidance related to Level 3 fair value measurements is effective for fiscal years beginning after December 15, 2010 and interim periods during those fiscal years. Effective January 1, 2010, the Company adopted the new guidance related to Level 1 and Level 2 fair value measurements. The Company’s adoption of the new guidance had no impact on its consolidated financial position, results of operations and cash flows.

Quantitative and Qualitative Disclosures about Market Risk.

Following is a description of our risk management policies.

Foreign Currency Risk

We currently do not utilize foreign currency forward contracts as we do not consider our foreign currency risk to be material, although we continue to evaluate our foreign currency exposures in light of the current volatility in the foreign currency markets.

Interest Rate Swaps

Affinion Group entered into an interest swap as of December 14, 2005. This swap converts a notional amount of Affinion Group’s floating rate credit facility into a fixed rate obligation. The notional amount of the swap decreased to $50.0 million on December 31, 2009 and terminates on December 31, 2010.

In January 2008, Affinion Group entered into a second interest rate swap effective February 21, 2008, which interest rate swap terminates February 21, 2011. The notional amount of the swap is $498.6 million at December 31, 2009 and increases to $598.6 million on February 22, 2010. Under the second swap, Affinion Group has agreed to pay a fixed rate of interest of 2.86% in exchange for receiving floating payments based on a three-month LIBOR on the notional amount for each applicable period. The effect of this swap, in conjunction with Affinion Group’s existing interest rate swap, is to convert substantially all of the variable rate debt to a fixed rate obligation.

On January 23, 2008 and January 25, 2008, the Company entered into two separate two-year interest rate swap agreements, with the interest rate swap agreements having a combined notional amount of $300.0 million. Under the January 23, 2008 interest rate swap agreement, which has a nominal amount of $200.0 million, the Company has agreed to pay a fixed interest rate of 2.79%, payable on a semi-annual basis, for the period beginning on March 1, 2008 through March 1, 2010, with the first interest payment due on September 1, 2008, in exchange for receiving floating payments based on a six-month LIBOR on the same $200.0 million notional amount for the same period. Under the January 25, 2008 interest rate swap agreement, which has a notional amount of $100.0 million, the Company has agreed to pay a fixed interest rate of 3.19%, payable on a semi-annual basis, for the period beginning on March 1, 2008 through March 1, 2010, with the first interest payment due on September 1, 2008, in exchange for receiving floating payments based on a six-month LIBOR on the same $100.0 million notional amount for the same period.

On September 15, 2008, the Company entered into a two-year interest rate swap agreement, effective September 1, 2008. Under this interest rate swap agreement, which has a notional amount of $50.0 million, the Company has agreed to pay a fixed interest rate of 3.17%, payable on a semi-annual basis, for the period beginning on September 1, 2008 through September 1, 2010, with the first interest payment due on March 1, 2009, in exchange for receiving floating payments based on a six-month LIBOR on the same $50.0 million notional amount for the same period. The effect of this swap, in conjunction with the two swaps entered into in January 2008, is to convert the Company’s variable rate debt to a fixed-rate obligation.

In January 2009, Affinion Group entered into an interest rate swap effective February 21, 2011. This swap has a notional amount of $500.0 million and terminates on October 17, 2012. Under this swap, Affinion Group has agreed to pay a fixed rate of interest of 2.985% in exchange for receiving floating payments based on a three-month LIBOR on the notional amount for each applicable period. This swap is intended to reduce a portion of the variability of the future interest payments on Affinion Group’s term loan facility for the period after Affinion Group’s previously existing swaps expire.

The interest rate swaps are recorded at fair value either as an asset or liability. The swaps are not designated as hedging instruments and therefore the changes in the fair value of the interest rate swaps is recognized currently in earnings in the accompanying consolidated statements of operations.

The following table provides information about our financial instruments that are sensitive to changes in interest rates. The table presents principal cash flows and related weighted-average interest rates by expected maturity for our long-term debt as of December 31, 2009 (dollars are in millions unless otherwise indicated).

	2010	2011	2012	2013	2014	2015 and Thereafter	Total	Fair Value At December 31, 2009
Fixed rate debt	$0.3	$0.3	$0.3	$454.2	$0.1	$355.5	$810.7	$844.1
Average interest rate	11.41%	11.41%	11.41%	11.41%	11.75%	11.75%
Variable rate debt	$19.9	$—	$909.3	$—	$—	$—	$929.2	$868.7
Average interest rate(a)	4.46%	4.46%	4.46%	—	—	—
Variable to fixed—interest rate swap(b)								$23.5
Average pay rate	3.00%	2.94%	2.98%
Average receive rate	0.61%	1.88%	3.22%

(a)	Average interest rate is based on rates in effect at December 31, 2009.
(b)	The fair value of the interest rate swaps is included in other long-term liabilities at December 31, 2009. The fair value has been determined after consideration of interest rate yield curves, and the creditworthiness of the parties to the interest rate swaps.

As disclosed in Note 2 to our audited consolidated financial statements, as a matter of policy, we do not enter into derivative contracts for trading or speculative purposes.

Credit Risk and Exposure

Financial instruments that potentially subject us to concentrations of credit risk consist primarily of receivables, profit-sharing receivables from insurance carriers and prepaid commissions. We manage such risk by evaluating the financial position and creditworthiness of such counterparties. As of December 31, 2008 and 2009, approximately $96.9 million and $68.6 million, respectively, of the profit-sharing receivables from insurance carriers were due from one insurance carrier. Receivables and profit share receivables from insurance carriers are from various marketing, insurance and business partners and we maintain an allowance for losses, based upon expected collectibility. Commission advances are evaluated at least quarterly as to recovery.

BUSINESS

Our Company

We are a leading global provider of comprehensive customer engagement and loyalty solutions that enhance and extend the relationship of millions of customers with many of the largest and most respected companies in the world. We partner with these leading companies to develop and market subscription-based programs that provide valuable services to their end-customers using our expertise in customer engagement, product development, creative design and data-driven targeted marketing. These programs and services enable our marketing partners to generate significant, high-margin incremental revenue, as well as strengthen and enhance the loyalty of their customer relationships, which can lead to increased acquisition of new customers, longer retention of existing customers, improved customer satisfaction rates, and greater use of other services provided by our marketing partners. For the twelve months ended March 31, 2010, we had net revenues of $1.4 billion and Adjusted EBITDA (as defined in Note 5 on page 12) of $317.6 million.

We utilize our substantial expertise in a variety of direct engagement media, such as direct mail, inbound and outbound telephony, point-of-sale marketing and the Internet to market valuable products and services to the end-customers of our marketing partners on a highly targeted basis. We design programs that bundle a diverse set of benefits that we believe are likely to attract and engage end-customers based on their needs and interests, with a particular focus on programs offering lifestyle and protection benefits and programs which offer considerable savings on everyday purchases. For example, we provide credit monitoring and identity-theft resolution, AD&D, discount travel services, loyalty points programs, various checking account and credit card enhancement services and other products and services. We believe we are a market leader in each of our product areas and that our portfolio of products and services is the broadest in the industry. Our scale, combined with the industry’s largest proprietary database, proven marketing techniques and strong partner relationships developed over our 35 year history, position us to deliver consistent results in a variety of market conditions.

Our comprehensive portfolio of customer engagement and loyalty solutions include:

•	marketing strategy development and management of customized marketing programs;

•	data analysis utilizing our proprietary technology and databases to target customers most likely to value our products and services;

•	design and implementation of marketing campaigns in various types of media including direct mail, online marketing, point-of-sale marketing and inbound and outbound telephony;

•	development of customized and relevant products and services;

•	fulfillment, customer service and website development; and

•	loyalty program design and administration.

Our business model is characterized by substantial recurring revenues, strong operating margins and significant cash flow. We generate revenues primarily through the sale of our value-added subscription-based products and services to the end-customers of our marketing partners and customers whom we bill on a monthly, quarterly or annual basis. Further, we generate revenues from our marketing partners that choose to directly market our products and services to their customers on a wholesale basis and typically pay us a monthly fee per enrolled customer. We also generate revenues through our loyalty customer engagement business by designing and administering points-based loyalty programs. As a result, a substantial portion of our revenues consists of subscription payments and service fees that are recurring in nature. The amount of the fees varies depending on the products and services that we offer. Revenue from our existing customer base and long-term marketing partner relationships has historically generated over 80% of our next twelve months net revenue. We structure our contractual relationships with our marketing partner companies to support our strategy of pursuing the most profitable opportunities for our marketing expenditures.

As of December 31, 2009, we employed approximately 3,600 people, of which approximately 64% are located in North America and the remaining 36% are in our international offices.

Our Business

We seek to address the needs of three primary parties in developing and implementing our customer engagement and loyalty solutions: (1) Marketing partner companies, which are the companies for whom we develop and manage customer engagement and loyalty programs, (2) Customers, which are the end-customers of our marketing partner companies who subscribe to one or more of our programs and (3) Vendors, which are the third-party vendors who provide components for our products and services.

•

Marketing Partner Companies: Our marketing partners are many of the leading companies in the U.S. and Europe. They enter into agreements with us to (1) offer products and services that appeal to their customers, thereby engaging those customers in a deeper, more meaningful and more profitable relationship with them and (2) develop customized marketing programs that leverage their brand names to offer these programs and services to their customers. Our marketing partners value our services because we enhance their customer relationships and strengthen customer loyalty, promote their brands and provide them with incremental revenue with minimal risk because we often bear the costs of marketing and servicing these programs. We believe that we implement and operate our customer engagement and loyalty programs more effectively than a typical partner could in a stand-alone program, thereby allowing our marketing partners to focus on their core businesses. As of December 31, 2009, we had more than 5,500 marketing partners in a variety of industries including financial services, retail, travel, telecommunications, utilities and the Internet. Some of our leading marketing partners include JPMorgan Chase, Bank of America, HSBC, American Express, Wells Fargo, Choice Hotels and TransWorld Entertainment. By providing services directly to the end-customers of our marketing partners, we become an important part of our marketing partners’ businesses. Many of our marketing partners have been working with us for over ten years.

•

Customers: Our customers value participation in our programs because of the attractive benefits we provide at a reasonable price, the ease of use of our products and the high level of service we deliver. Depending on the nature of the relationship we have with a given marketing partner, end-customers may either purchase our programs directly from us or receive the program from our marketing partner. Our top ten U.S. marketing partners and their end-customers generated approximately 71% of our U.S. membership revenue in 2009, which represented approximately 45% of our total revenue for such period. As of March 31, 2010, we had approximately 63.6 million customers enrolled in our membership, insurance and package programs worldwide and approximately 105 million customers who received credit or debit card enhancement services or loyalty points-based management services.

•

Vendors: We contract with a large number of third-party vendors to provide components for many of our products and services, such as credit reports, supplemental insurance coverage and travel discounts. Our vendors value their relationships with us because we provide them with significant incremental revenue through unique and supplementary marketing channels. Generally, our relationships with key vendors are governed by long-term contracts. By combining the services of our vendors with our in-house capabilities, we are able to offer over 30 core products and services with over 460 unique benefits and support more than 5,100 versions of products and services representing different combinations of pricing, benefits configurations and branding.

We organize our business into two operating units:

•	Affinion North America. Affinion North America comprises our Membership, Insurance and Package, and Loyalty customer engagement businesses in North America.

•

Membership Products. We design, implement and market subscription programs that provide members with personal protection benefits and value-added services including credit monitoring and identity-theft resolution services as well as access to a variety of discounts and shop-at-home conveniences in such areas as retail merchandise, travel, automotive and home improvement.

•

Insurance and Package Products. We market AD&D and other insurance programs and design and provide checking account enhancement programs to financial institutions. These programs allow financial institutions to bundle valuable discounts, protection and other benefits with a standard checking account and offer these packages to customers for an additional monthly fee.

•

Loyalty Products. We design, implement and administer points-based loyalty programs and, as of March 31, 2010, managed approximately 527 billion points with an estimated redemption value of approximately $5.2 billion for financial, travel, auto and other companies. We also provide enhancement benefits to major financial institutions in connection with their credit and debit card programs.

•

Affinion International. Affinion International comprises our Membership, Package and Loyalty customer engagement businesses outside North America. We expect to leverage our current European operational platform to expand our range of products and services, develop new marketing partner relationships in various industries and grow our geographical footprint.

Our Market Opportunity and Competitive Strengths

We generally offer our products and services through affinity relationship marketing, which is a subset of the larger direct marketing industry. Affinity marketing involves marketing products and services to a marketing partner’s base of customers. This generally results in higher customer receptiveness as those customers recognize and trust the marketing partner and its brands. In addition, using our marketing partners’ logos and trademarks in our marketing materials provides customers with additional assurances and validation as to the quality of the program or service we are offering. We believe that marketing associated with well-known brands of leading, well-respected companies provides a significant advantage over other forms of direct marketing.

We attribute our success and competitive advantage in providing comprehensive customer engagement and loyalty solutions and marketing services to our ability to leverage a number of key strengths, including:

Proprietary Technology, Models and Databases. We believe our database of previous customer contacts, with approximately 1.1 billion unique records, is the largest and most comprehensive in the industry and cannot be replicated. We track the performance of all of our marketing campaigns across all different media and measure consumer preferences, response rates, and other engagement-related performance and profitability data while adhering to the highest standards of consumer data protection and privacy. We utilize this data to develop highly targeted, individualized marketing programs across multiple media and product offerings for each partner with the goal of strengthening their customer relationships and more precisely identifying types of customers likely to find our products and services of value. We believe our proprietary database increases the efficiency of our marketing, enhances the profitability of our marketing expenditures, allows us to better engage with our customers, and helps us to continue to secure and maintain long-term relationships with marketing partners.

Expertise in Various Marketing Methods and Types of Media. We have conducted more than 87,000 customer engagement and loyalty program marketing campaigns over the last ten years. We utilize a variety of direct engagement media to market our programs and services, including direct mail, point-of-sale marketing, inbound and outbound telephony, voice response unit marketing and online marketing. We operate a full-service creative agency with expertise in utilizing a wide variety of customer acquisition media. We believe that our expertise provides our marketing partners substantial flexibility in managing and enhancing their customer relationships and provides superior returns on our marketing expenditures.

Strong, Long-Term Relationships with Marketing Partners. We have a long history of providing comprehensive customer engagement and loyalty solutions and marketing services to leading companies in the U.S. and Europe. We believe that the strength and breadth of our relationships with our marketing partners provide us with a competitive advantage in maintaining stable, diversified and predictable sources of revenue. Our relationships span a wide variety of industries, such as financial, retail, travel, telecommunications, utilities, and the Internet and other media. We believe that our strong network of partner relationships, together with our success in delivering customized, revenue enhancing customer engagement and loyalty programs, will enable us to continue to grow our business and generate new partner relationships.

Expertise in Developing Valuable, Relevant Products. We manage a broad range of membership, package and insurance products which are embedded into the customer engagement and loyalty solutions we market to the end-customers of our marketing partners. Our products are designed to address consumer needs and incorporate a range of lifestyle and valuable protection benefits related to insurance, travel, health care, automotive, identity theft protection, entertainment, shopping and loyalty rewards, among other things. We continually research, develop and test new products and benefits that are relevant to customers and build loyalty and value for our marketing partners. We market both our own customer engagement and loyalty solutions as well as those of our marketing partners, where appropriate, to meet customer needs. We believe that our ability to customize products utilizing the broad range of benefits that we provide enables us to better meet the complex and highly specialized customer engagement needs of our marketing partners and their end-customers. We believe that our ability to identify and successfully enter new product and growth areas is a key competitive advantage and we will continue to seek new opportunities to expand the range of our proprietary product offerings.

Diversified, Global Marketing Platform. In late 2004, we integrated certain operations which allowed us to provide our customer engagement and loyalty solutions on a global basis to better serve our marketing partners who may have operations and end-customers in multiple countries. We benefit from the substantial synergies generated across all of our operations, including the ability to leverage our customer engagement, marketing, loyalty and product expertise. We believe that our ability to focus our business development and marketing expenditures on our most profitable marketing opportunities in the most attractive markets, media and industries, domestically and internationally, is a key advantage that allows us to maximize our profitability and cash flows.

Attractive Operating Model with Significant Free Cash Flow Generation. We derive a substantial portion of our revenues on a recurring basis from our marketing partners and their end-customers. Our business requires very little capital to support our growth, and annual capital expenditures typically represent a small percentage of our revenues. In addition, we benefit from certain tax attributes under §338(h)(10) of the Internal Revenue Code that will reduce our cash taxes in the future and further enhance our ability to generate strong, recurring cash flows. Tax deductions remaining under this provision as of December 31, 2009 amounted to approximately $1.3 billion and are expected to result in deductions of up to approximately $120.0 million per year for the next eleven years. Consequently, we benefit from high predictability in the operation of our business, low volatility in our revenues and earnings, and enhanced ability to manage our business, service our indebtedness and pay dividends to stockholders. Since the Acquisition, we have made $205.0 million in voluntary prepayments on our indebtedness from operating cash flows and aggregate annual prepayments of $26.0 million based on excess cash flows through December 31, 2009.

Committed and Experienced Management Team. We believe that our senior management and our talented and experienced professionals are a principal reason why we have achieved significant success in all of our businesses. Led by our Chairman and Chief Executive Officer, Nathaniel J. Lipman, who has been with us for over ten years, our six senior executives have a combined 54 years of experience with Affinion as of December 31, 2009. With the exception of our General Counsel and Executive Vice President who has been with us since February 2009, each of our five other senior executives has at least eight years of experience with Affinion. We believe that the extensive experience and financial acumen of our management and marketing professionals provide us with a significant competitive advantage.

Our Business Strategy

Our strategy is to pursue initiatives that maintain and enhance our position as a leading global provider of comprehensive customer engagement and loyalty solutions that enhance and extend the relationship of millions of customers with our marketing partners and to focus on attractive opportunities that will increase our profitability and cash flows. The key elements of our strategy are:

•

Optimize Our Marketing Investment. Our ability to adjust and optimize the allocation of our marketing expenditures across all of our marketing partners, media channels and geographic regions will help us continue to maximize the returns on each customer engagement and loyalty services marketing campaign. We target minimum returns on investment for all of our marketing expenditures, incorporating the expected revenues, persistency of end-customer tenure, commission rates and servicing and other variable costs for those customers who enroll. Our goal is to maximize the average contribution per customer over the lifetime of that customer relationship, which we expect will maximize the growth of our cash flows, even though the aggregate number of customers we serve may grow at a slower rate or decline. For example, in the past five years we have grown the average revenue per member in our domestic membership business at a compound annual rate of approximately 9%, from $52.86 in 2004 to $81.49 in 2009.

•

Grow Our International Operations. We believe that we are well positioned to provide our marketing partners with comprehensive customer engagement and loyalty solutions offerings on a global basis. We have grown our international retail membership operations by leveraging our significant U.S. experience to offer subscription products similar to existing U.S. subscription products to the end-customers of our European marketing partners. In addition, our European package business has grown through unique product offerings, enhanced customer services and delivery of benefits. We are also planning to expand our operations into new countries and geographic regions. We intend to continue our growth in the international markets through both organic initiatives including geographic expansion as well as the continued evaluation of strategic acquisitions that strengthen our customer engagement solutions, grow our distribution capabilities or enhance our scale. In 2009, we expanded our international operations by leveraging our European centers of excellence to enter the Spanish market. We also strengthened our international business in continental Europe with the acquisition of an Italian package business.

•

Expand Our Vertical Market Penetration and Range of Marketing Media. We believe there are substantial opportunities to add new marketing partners in the retail, financial, travel, Internet, cable, telecom and utilities industries, in both North America and Europe, who desire to add incremental revenue and strengthen and enhance the loyalty of their customer relationships. We also believe there are significant opportunities to expand our marketing channels, including point-of-sale marketing with retailers and financial institutions.

•

Focus on New Program Development. We continually develop and test new programs to identify consumer trends that can be converted into revenue-enhancing and customer engagement-building opportunities, including loyalty and enhancement services, fraud and theft protection products, fully underwritten insurance programs, and purchase warranty offerings. We also consider acquisitions of new and complementary products and technology to further enhance our offerings and generate additional revenue.

•

Leverage Best Practices for Growth and Acquisitions. We intend to leverage the integration of our businesses globally by applying best practices and cross-selling products and services across business lines and geographical regions. We will continue to consider acquisitions of selected assets, businesses and companies to enhance our scale and market share.

•

Grow Our Strategic Consulting and Creative Services Offerings. We intend to further leverage our marketing services capabilities to provide marketing strategy, creative development, modeling and database management, campaign execution and other services to our marketing partners and other third parties on a fee-for-service basis. We believe these services will generate high-margin revenues and complement our existing customer engagement and loyalty marketing solutions.

Industry Overview

Direct marketing is defined by the Direct Marketing Association (the “DMA”) as any direct communication to a consumer or business that is designed to generate a response in the form of an order. Affinity marketing is a subset of the larger direct marketing industry which involves direct marketing to the customers of institutions, such as financial service providers and retailers, using the brand name and customer contacts of such institution. We believe that marketing associated with the brand of a marketing partner provides a significant advantage over other forms of direct marketing. Affinity marketing provides us with access to our marketing partners’ large customer base, generally results in higher response rates as customers recognize and trust our marketing partners’ brands and provides additional credibility and validation as to the quality of the program or service we are offering. Marketing partners benefit as they are able to promote their brands while offering additional programs and services, which strengthens their relationships with their customers and generates incremental revenue for them.

The DMA estimates that overall sales in the U.S. generated by direct marketing initiatives will grow at a 5.1% compound annual growth rate from 2009 to 2014.

Industry research indicates that growth in direct marketing sales results from the following: (1) increasing direct marketing expenditures; and (2) marketers shifting their budgets from branding campaigns to direct marketing campaigns due to their increased measurability and effectiveness.

Marketers with direct customer contacts or with large marketing databases are expected to continue to pursue direct marketing initiatives, such as those offered by us, to increase customer penetration in an environment where attracting and retaining customers is becoming increasingly challenging. As a result, direct marketing driven sales as a percentage of total sales have been rising. Sales generated by direct mail, one of our primary marketing media, are projected by the DMA to grow at a compound annual growth rate of approximately 3.8% from 2009 through 2014 in the U.S. Online media, a growth vehicle for the industry, represents the fastest growing direct marketing medium due to the increasing use of the Internet and its significantly lower communication costs. DMA projects a compound annual growth rate of approximately 10.3% for internet media from 2009 to 2014 in the U.S.

Industry and market data used throughout this prospectus were obtained from the Direct Marketing Association’s 2010 Statistical Fact Book (2010 Edition). While we believe that the research and estimates are reliable and appropriate, we have not independently verified such data nor have we made any representation as to the accuracy of such information. Unless otherwise indicated, all references to market share data appearing in this prospectus are as of December 31, 2009.

Company History

We have more than 35 years of operational history. The business started with membership products in 1973 through the formation of Comp-U-Card of America, Inc. (“CUC”). Between 1985 and 1986, CUC acquired the insurance and package enhancement products of Financial Institution Services, Inc. and Madison Financial Corporation, both of which were formed in 1971. In 1988, CUC acquired National Card Control, Inc., which was formed in 1981 and provided loyalty solutions and package enhancement programs. Our international products were started by CUC in the early 1990s. In 1997, CUC merged with HFS Incorporated to form Cendant Corporation. The international products were rebranded as Cendant International Membership Services after the formation of Cendant. In 2001, the U.S. membership products were rebranded as Trilegiant and the loyalty solutions products were rebranded as Trilegiant Loyalty Solutions. The insurance and U.S. package enhancement products were rebranded as Progeny in 2002. In 2004, we realigned our organizational structure and began integrating the historically separate businesses in order to have a unified approach to the marketplace.

In 2005, we entered into a purchase agreement with Cendant pursuant to which we purchased from Cendant all of the equity interests of Affinion Group, LLC or AGLLC (known as Cendant Marketing Services Group, LLC prior to the consummation of the Transactions) and all of the share capital of Affinion International Holdings Limited or AIH (known as Cendant International Holdings Limited prior to the consummation of the Transactions). See “Certain Relationships and Related Party Transactions—The Acquisition—Purchase Agreement.”

Marketing

We provide our customer engagement and loyalty solutions through retail and wholesale arrangements, or combinations of both. Under a retail arrangement, we usually market our products to a marketing partner’s end-customers by using that marketing partner’s brand name and customer contacts. In retail arrangements, we typically bear or share the acquisition marketing costs. Under structures where we bear all or most of the acquisition marketing costs, we typically incur higher up-front expenses but pay lower commissions on related revenue to our marketing partners. Under structures where our marketing partners share more of the acquisition marketing costs, we typically have lower up-front expenses, but pay higher commissions on related revenue to our marketing partners.

Under a wholesale arrangement, the marketing partner markets our products and services to its customers, collects revenue from the customer, and typically pays us a monthly fee per participant. Under this type of arrangement, we usually also provide other services to our marketing partners, including enrollment, fulfillment, customer service and website development.

We utilize a variety of media to offer our customer engagement solutions, including direct mail, point-of-sale marketing, inbound telemarketing, outbound telemarketing, voice response unit marketing and online marketing. We have a full-service, in-house creative agency with expertise in utilizing all varieties of customer acquisition media. We use a network of third-party operators for inbound and outbound telemarketing and develop all direct mail programs in-house, utilizing third parties only for limited services such as printing. In addition, we use standardized scripts and direct mail materials that are repeatedly tested and updated to ensure consistent quality and the maximum effectiveness for each marketing campaign.

We utilize financial models that are designed to target and predict returns over a five-year period for marketing expenditures related to membership programs and a seven-year period for marketing expenditures related to insurance programs. These models are used to determine the minimum response rate required to attain a targeted return per marketing campaign, net of attrition, applying an appropriate cost of capital. Our marketing systems model individual customer engagement and loyalty program marketing campaigns across multiple media and product offerings utilizing extensive data, customer contacts and the results of over 87,000 marketing campaigns conducted over the last decade. We typically target a minimum profitability return after all costs for all marketing expenditures related to membership, package and insurance products.

Direct Mail. We have developed considerable expertise in direct mail marketing, which remains our largest marketing medium in terms of new member acquisition, accounting for 35% of new joins globally in 2009. Our direct mail operations incorporate a variety of mailing types, including solo direct mail, detachable inserts, credit card inserts, statement inserts, promotion inserts, and other printed media. Additionally, we continually test variations of direct mail solicitations to drive higher customer response rates.

Point-of-Sale Marketing. Point-of-sale marketing offered at our financial institution partners’ branch networks is the primary distribution medium for our checking account package enhancement products. Point-of-sale marketing of Affinion programs is also offered at our retail partners’ stores. Point-of-sale marketing utilizes a variety of promotional and display materials at these locations to create interest and drive program inquiries and enrollments. Our marketing partner representatives coordinate sales with the opening of new accounts and sale transactions. We also train marketing partners’ point-of-sale personnel in sales techniques for our programs.

Live Operator Inbound Telemarketing (“Transfer Plus” and “Customer Service Marketing”). Transfer Plus is a live-operator call transfer program which operates out of marketing partner call centers, and has proven successful in converting customer service calls into revenue opportunities. In Transfer Plus, qualified callers of a marketing partner are invited to hear about a special offer, and those callers who express interest in that offer are transferred to our representatives to hear more about the product or service. Customer Service Marketing is similar to Transfer Plus, however, the marketing partner’s representative continues with the sales process instead of transferring the call to us. These programs are easy to implement, and we handle all training and promotions. It also provides a no-cost employee retention program for our marketing partners as agents earn cash/awards from us for every call handled or transferred.

Outbound Telemarketing. We use extensive modeling to target calling efforts to likely responders. Calls are fully scripted, and our representatives market only to those who are interested in hearing about our products and services. Our outbound telemarketing programs are designed to comply with the “Do-Not-Call” Registry and other privacy legislation.

Voice Response Unit Marketing. When a consumer contacts a marketing partner’s call center to activate a credit or debit card, check their account balance or make another inquiry that can be handled electronically, the automated voice response system offers our product while the customer is waiting for, or after the completion of, the transaction or inquiry. The consumer then has the opportunity to accept or decline the offer. These low-cost marketing programs are easy to implement and this marketing technique generates significant revenue streams for our marketing partners.

Online Marketing. We formed a dedicated Internet group for our North American membership products in late 2003 to offer our products and services online more efficiently and effectively. In 2006, we expanded our overseas online capabilities which allowed us to begin marketing our products and services online in Europe and to expand several of our offline relationships to include online marketing and product benefit delivery with several significant marketing partners. In 2009, we recorded approximately 1.4 million new members through online membership acquisition programs, compared to approximately 1.8 million new members in each of 2008 and 2007. Our online marketing initiatives include pursuing new marketing partnerships (e.g. online retailers, travel providers, and service providers), expanding relationships with traditional marketing partners via the Internet (notably financial institutions who allow us to market to their online banking customers), as well as offering our products and services directly to customers. We use click-through advertising, search and email marketing methods to enhance our online customer acquisition techniques.

Products and Services

Membership Products. We market various private-label products and services to individuals in North America, primarily through marketing arrangements with our affinity marketing partners. The membership products offer members benefits and value-added services in the growing market of credit monitoring and identity-theft resolution services, which are intended to improve the member’s sense of security and well-being, as well as discounts on many brand categories along with shop-at-home convenience in such areas as retail merchandise, travel, automotive and home improvement.

Our principal membership products include:

Product	Description	Key Features
	Complete credit security solution with advanced monitoring and proactive management tools that enable members to retain more control over their personal data and prevent fraudulent activity	• Access to credit reports, credit monitoring, fraud resolution • Online monitoring of social security numbers, credit cards and other personal data • Identity-theft expense reimbursement

	Access and monitoring of credit report, credit score and credit history to help members manage their credit and prevent identity-theft	• Access to credit data from all three credit bureaus Credit monitoring from one or all three credit bureaus • Fraud resolution • Identity-theft expense reimbursement

	Credit card and document registration	• Cancellation/replacement of credit cards with fraud liability, sales price and return guarantee protection • Emergency cash advance and airline ticket replacement

	Computer and internet security protection	• Virus protection • Personal firewall and spam blocker • Parental internet control • Spyware protection • PC repair reimbursement for physical and virus damage

	Discount travel service program offering a low-price guarantee on booking airline, hotel and car rental reservations	• 5% cash back • 24/7 full service travel agency

Discount shopping program offering savings of 10%-50% off manufacturers’ suggested retail price on brand name consumer products

•   200% low price guarantee for 60 days; automatic 2-year warranty on most items

•   Discount on over 16,500 items from more than 950 brand name manufacturers

•   3.5% cash back on online orders of most items

	Discount program with preferred prices on new cars and discounts on maintenance, tires and parts	• Emergency roadside assistance for up to 3 times per year • Up to 15% in service center network savings

Product	Description	Key Features
Discount program offering savings on dining, shopping, hotels, and admission to individual and family-oriented leisure activities

•   Coupon book with entertainment, shopping and dining savings from approximately 400 national brands

•   Clip and save coupons from national retailers and entertainment locations

•   Dining discount of up to 50% at almost 60,000 U.S. restaurants

	Discount program offering savings on home improvement and repair	• Benefits of Shoppers Advantage • Discount on home-related purchases and services • Approximately 67,000 pre-screened contractors • 60-day low price guarantee

	Customer service that extends manufacturers’ warranties	• Automatic five-year warranty extension • 20%–50% repair cost protection • New purchase price protection for 60-90 days

	Discounts on a variety of health-related programs and services	• 5%–25% off fees at approximately 400,000 practicing practitioners • 5%–35% discounts on prescriptions, dental, vision, hearing and preventive care

	Insurance coverage service for breakdowns of household systems and appliances	• 24-hour, 365-day coverage with repair service network of over 25,000 pre-screened service professionals

In 2009, more than 28% of our membership program members joined as a result of direct mail marketing. Other forms of marketing include telemarketing, customer service marketing, voice response unit marketing, point-of-sale marketing and our online initiatives. Membership programs are mostly offered on a retail basis, where customers pay us an annual or monthly membership fee. In return, we usually pay our marketing partners’ commissions on initial and renewal memberships based on a percentage of the membership fees we collect. We also offer our products and services under wholesale arrangements in which our marketing partners incur the marketing expense and risk of campaign performance and pay us a monthly fee and other fees for the administration and fulfillment of these programs.

Insurance. We offer four primary insurance programs that pertain to supplemental health or life insurance. These programs, including AD&D, represent our core insurance offerings and the majority of our annual insurance revenue.

Our principal insurance products include:

Product	Description	Key Features
	Provides coverage for accidental death or serious injury	$1,000 initial complimentary coverage; up to $300,000 in additional coverage
	Pays cash directly to the insured if hospitalized due to a covered accident	Up to $400 per day hospitalized

	Pays cash to insured or beneficiary for hospitalization due to a covered accident or illness	Choice of $50 or $100 per day hospitalized

	Provides coverage for accidental death	Up to $1,000,000 in accidental death insurance

We market our insurance products primarily by direct mail, telemarketing and the Internet. We use retail arrangements with our marketing partners when we market our insurance products to their end-customers. We earn revenue in the form of commissions from premiums collected as well as from economic sharing arrangements with the insurance carriers that underwrite the policies that we market. While these economic sharing arrangements have a loss-sharing feature that is triggered in the event that the claims made against an insurance carrier exceed the premiums collected over a specified period of time, historically, we have never had to make a payment to insurance carriers under such loss-sharing feature.

Package. We market AD&D and other insurance programs and design and provide checking account enhancement programs to financial institutions. We believe we are the largest distributor of checking account package enhancement programs in the U.S. We provide our marketing partners with a portfolio of approximately 45 benefits in such areas as travel and shopping discounts, insurance and identity-theft resolution to create customized package offerings for their customers. For example, a financial institution can bundle retail checking enhancements such as grocery coupon packages, medical emergency data cards, movie ticket discounts, telephone shopping services, car rental discounts, half-price hotel directories, hotel savings, dining discounts, and other benefits, with a standard checking or deposit account and offer these packages to its customers for an additional monthly fee.

Additionally, through our NetGain program, our marketing partners engage us to perform customer acquisition marketing campaigns on their behalf. In exchange for a fee, which is typically paid by our marketing partners for each customer acquisition campaign we perform, we provide marketing strategy, customer modeling, direct mail support and account management services.

Our principal package products include:

Product	Description	Key Features
	Package of benefits tied to customer checking accounts in the U.S.	Broad array of features includes shopping, travel and security benefits

	Package of benefits focused on office management and business discounts	Business services and solutions
	Health savings package includes discounts on prescriptions, dental and vision care and AD&D insurance	Health-oriented programs

A customer service representative at a marketing partner’s branch site offers package enhancement programs to checking account, deposit account and credit card customers at the time of enrollment. In addition, these programs may be offered via direct mail solicitation to a marketing partner’s existing customer base. We typically offer package enhancement products, such as Enhanced Checking, under wholesale arrangements where we earn an upfront fee for implementing the package enhancement program and a monthly fee based on the number of customers enrolled in the program. We typically offer Small Business Solutions and Wellness Extras programs on a retail basis similar to our retail membership relationships.

Loyalty Products. We manage loyalty solutions products through Affinion Loyalty Group (“ALG”), which is a process outsourcer for points-based loyalty programs such as General Motors’ reward programs and Wyndham Rewards. We believe we are a leader in online points redemption as we managed approximately 527 billion points for our customers as of March 31, 2010. ALG’s loyalty programs are private-label, customizable, full-service rewards solutions that consist of a variety of configurations that are offered on a stand-alone and/or bundled basis depending on customer requirements. In 2008, we assumed all of the liabilities and obligations of certain ex-Cendant entities relating to a loyalty program operated by these ex-Cendant entities for a major financial institution. The obligations that we assumed included the fulfillment of the then-outstanding loyalty program points. With the exception of the loyalty program points assumed in connection with that transaction and the loyalty points earned by credit card holders under this program, we do not typically retain any loyalty points-related liabilities. We typically charge a per-member and/or a per-activity administrative fee to clients for our services.

The following table illustrates the services provided to ALG’s clients:

Service	Description
Program Design	Establishes parameters for earning, redeeming, fulfilling, communicating and analyzing points

Program Management	Provides loyalty industry research, including consumer behavior and competitive program trends across various industries

Technology Platform	Scalable, customizable and flexible proprietary loyalty accounting and data management platform to meet marketing partners’ needs over the life of the programs

Rewards Fulfillment

Ownership of vendor management, inventory and fulfillment of program rewards

Works directly with over 190 vendors to obtain rewards and provides loyalty partners with access to more than 16,500 available merchandise models

Points Administration	Tracks and maintains customer account records and customer activities upon which point awarding business rules are based

Customer Experience Management	Provides a full-service, in-house contact center as an extension of the partner’s existing contact center

Program Communications	Produces HTML-based email newsletters and surveys which increase readership and are typically less expensive than direct mail campaigns for these programs Hosts many of its partners’ loyalty websites

Performance Monitoring	Provides internal and external access to its data warehousing environment, including a dashboard of critical program performance metrics and allows for standard ad-hoc reporting

ALG also provides credit card enhancements, such as travel insurance and concierge services. The enhancement product line, which has been offered by us for approximately 20 years, features both convenience (such as concierge service) and protection (such as travel accident insurance) benefits. The benefits are sold wholesale to our marketing partners, who then provide the benefits at no cost to their customers as an added value of doing business with them. Historically, these benefits have been predominantly offered within the financial services industry as credit card enhancements.

International Products. Through our Affinion International operations, we market our membership and package enhancement product lines internationally. We believe we are the largest provider of membership programs and package enhancement products in Europe. These membership services and package enhancement products are offered under retail and wholesale arrangements comparable to those in the U.S.

Our principal international membership products include:

Product	Description	Key Features
Sentinel Gold	Protection for all credit and debit cards against loss or theft	• Services including change of address and luggage and key retrieval • Emergency services including medical, airline ticket replacement and hotel bill payment • Lost cash and wallet/purse insurance

Privacy Guard	Access to and monitoring of credit report, credit score and credit history to help prevent identity-theft	• Online and offline single bureau reporting • Credit monitoring • Full fraud resolution • Identity-theft insurance

Leisure Time	Access to year round discounts on dining, days out and event tickets	• 25% discount on dining bills at over 370 restaurants in the U.K. • 10% discount on concert and other event tickets • Discounted entry to select attractions and other 2-for-1 promotions

PCProtection Plus	Online security and protection product with identity theft protection	• Virus protection and personal firewall software • Spam blocker and anti-spyware software • Identity-theft insurance • PC repair insurance for accidental and virus damage

Our principal package enhancement products are marketed through our financial institution marketing partners and provides a package of a broad array of benefits, including shopping, travel and security, to checking account customers in Europe. In addition to the identity-theft resolution and credit monitoring programs launched in the U.K., Affinion International markets its travel program, its shopping program and its dining and leisure programs in the U.K. and across our European footprint.

Marketing Partner Companies

We are able to provide our customer engagement and loyalty solutions by utilizing the brand names and customer contacts of our marketing partners. Our diversified base of marketing partners includes more than 5,500 companies in a wide variety of industries, including financial services, retail, travel, telecommunications, utilities and Internet. Select marketing partners include JPMorgan Chase, Bank of America, HSBC, American Express, Wells Fargo, Choice Hotels and TransWorld Entertainment.

Typically, our agreements with our marketing partners for the marketing and servicing of our retail membership products are for fixed terms which automatically renew and may be terminated upon at least 90 days’ written notice. While we generally do not have continued marketing rights following the termination of any marketing agreements, the vast majority of our marketing agreements allow us to extend or renew existing memberships and bill and collect associated membership fees following any termination. While we usually do not have rights to use marketing partner branding in new marketing following termination of a marketing agreement, the products we provide to members are either our standard products which do not require our marketing partner’s branding, or are co-branded products for which we typically have the ability to continue to service as co-branded products. Generally, our marketing partners agree not to solicit our members for substantially similar services both during the term of our agreement and following any termination thereof.

Membership Products. We have over 700 marketing partners in multiple industries . Some of our largest marketing partners, such as Bank of America and JPMorgan Chase, have been marketing with us for over 10 years. Our top ten U.S. marketing partners and their end-customers generated approximately 71% of our U.S. membership revenue in 2009, which represented approximately 45% of our total revenue in 2009. The end-customers of our largest U.S. marketing partner generated approximately 13% of our U.S. membership revenue in 2009.

Insurance and Package Products. Our insurance marketing partners consist of approximately 3,650 financial institutions including national financial institutions, regional financial institutions and credit unions at December 31, 2009. End-customers of our top 10 marketing partners generated approximately 40% of our gross insurance revenue in 2009. Our package enhancement marketing partners are comprised of approximately 2,200 national financial institutions, regional financial institutions and credit unions at December 31, 2009. End-customers of our top 10 U.S. marketing partners generated approximately 30% of our U.S. package enhancement revenue in 2009. In addition, we have held the endorsement of the American Bankers Association of our account enhancement programs in the U.S. for over 15 years.

International Products. Our international marketing partners include some of Europe’s most prominent retail banks. Additionally, we own a 50% investment in Cims South Africa Ltd., a joint venture that offers wholesale package enhancement programs in South Africa, similar to those offered in Europe.

Customers

As of March 31, 2010, we had approximately 63.6 million membership, insurance and package customers enrolled in our programs worldwide and approximately 105 million customers who received credit or debit card enhancement services and loyalty points-based management services. We offered our programs and services to our customers through our more than 5,500 marketing partners as of December 31, 2009. We market to customers using direct mail, online marketing, point-of-sale marketing, telemarketing and other marketing methods.

Membership Products. As of December 31, 2009, we had approximately 9.2 million members in the U.S. We target end-customers of our marketing partners who are willing to pay a fee to gain access to a multitude of discount programs or want to improve their sense of security and well-being. Our focus is on maximizing revenue and profitability per member over a five-year period, rather than the number of active members in our programs.

Insurance and Package Products. As of December 31, 2009, we had approximately 28 million insurance end-customers in the U.S. We rely on access to our marketing partners’ large customer bases to market our insurance programs. The insurance products we market, such as AD&D, provide customers with peace of mind benefits should they suffer a serious injury or loss.

As of December 31, 2009, we provided our U.S. package products to approximately 7.4 million customers. Approximately 2,200 financial institutions utilize our package products to increase customer affinity, increase response and retention rates and generate additional fee income.

Loyalty Products. In our ALG operations, we worked with approximately 75 marketing partners as of December 31, 2009, and provided enhancement and loyalty products to approximately 105 million customers. These marketing partners include leading financial institutions, brokerage houses, premier hotels, timeshares and other travel-related companies. We provide points-based loyalty products and benefit package enhancement products that they in turn offer to their customers. Many of the principal ALG partner agreements have a term of at least two years, and we typically charge a per-member and/or a per-activity administrative fee to clients for our services.

In 2008, we assumed all of the liabilities and obligations of certain ex-Cendant entities relating to a loyalty program operated by these ex-Cendant entities for a major financial institution. The obligations that we assumed included the fulfillment of the then-outstanding loyalty program points. With the exception of the loyalty program points assumed in connection with that transaction and the loyalty points earned by credit card holders under this program, we do not typically retain any loyalty points-related liabilities.

International Products. As of December 31, 2009, we had approximately 17.2 million international package customers and approximately 1.9 million members in 14 countries, primarily in Europe.

Third-Party Vendors

We partner with a large number of third-party vendors to provide fulfillment of many of our programs and services. Generally, our relationships with key vendors are governed by long-term contracts. As we have a large number of vendors, we are generally not dependent on any one vendor and have alternative vendors should we need to replace an existing vendor. We believe we have very good relationships with our vendors who value their relationship with us as we are able to provide them with access to a large customer base through our marketing partners, many of whom are leaders in their respective industries. In addition, because we purchase large volumes of services across our various businesses, we are able to achieve significant price discounts from our vendors.

Membership Products. We partner with a variety of third-party vendors to provide services, benefits and fulfillment for many of our membership programs. Some of our largest vendor relationships relate to the provisions of certain benefits embedded in our PrivacyGuardR membership product and AutoVantage membership product.

Insurance and Package Products. The Hartford, Inc. (“The Hartford”) is our primary carrier for the majority of our insurance programs. The Hartford is one of our largest suppliers. Despite the strong relationship, our contract with The Hartford is non-exclusive. We also have contractual relationships with other insurance underwriters, including American International Group and The Chubb Group.

Our package enhancement products combine both insurance and membership products to create a unique enhancement package that our marketing partners provide to their end-customers. Generally, programs include AD&D insurance and travel discounts that are supplied by our membership and insurance benefit vendors.

Loyalty Products. ALG acts as a business process outsourcer for points-based loyalty products and provides enhancement benefits to credit and debit card issuers. While many of the services ALG provides are sourced in-house as a result of ALG’s proprietary technology platform and program design support, third-party suppliers are used to provide additional benefit enhancements. These benefit enhancements are supplied by our membership and insurance benefits vendors.

International Products. Affinion International services its marketing partners using a variety of third-party vendors to provide benefits, fulfillment and delivery for some of our programs. In addition, Affinion International also has key supplier relationships with third parties for its benefits related to sports and entertainment events as well as the provision of certain benefits embedded in our PrivacyGuard membership product. Affinion International also uses third-party suppliers for its print and fulfillment products.

Product Development

Product development is integral to our ability to maximize value from each of our marketing campaigns and marketing partner relationships. In developing our products, we focus on maximizing margins and cash flows, leveraging marketplace trends and increasing loyalty, with a critical key focus on the needs of the consumer.

When we develop new products, we take into account not only the combination of benefits that will make up the product, but the characteristics of the customers to whom we will market the product and the marketing channel that will be used to reach these customers. Developing new products involves the creation of test products and feasibility studies to evaluate their potential value, as well as bundling existing products and benefits into new packages.

We also research, build and launch custom partner programs that we create uniquely for marketing partners to address the specific needs of these marketing partners and their end-customers.

Operations

Our operations group provides global operational support for all of our customer engagement and loyalty solution initiatives, including management of our internal and outsourced contact centers, as well as certain key third-party relationships. The group is charged with improving cost performance across our operations while enhancing revenue and bottom-line profitability through increased customer satisfaction and retention.

Processing. The processing responsibilities of the operations group can be divided into: (1) enrollments; (2) fulfillment packages; (3) billing; (4) merchandise delivery; and (5) travel fulfillment.

Enrollments. Enrollment information is sent to us through a variety of different media, including mail, electronic file transfer from marketing partners and telemarketing vendors and the Internet. Average turnaround time from receipt to enrollment is 24 hours. On average, we process over 1.0 million enrollments per month.

Fulfillment Packages. Fulfillment packages, which include enrollment materials and premiums (e.g., gift cards, coupons and “hard” premiums such as MP3 players) sent to customers via mail and electronically, are produced in thousands of combinations for our membership, insurance and package enhancement programs. Fulfillment orders are generally transmitted to the appropriate fulfillment vendor by 5 a.m. the next business day following receipt of the order. Physical fulfillment assembly and distribution in North America is completed by our facility in Franklin, Tennessee or by outsourced vendors. Physical fulfillment assembly and distribution in Europe is completed in five locations across Europe and totals around 20 million pieces per year. Approximately 70% of these pieces are completed by third-party vendors with the remainder being completed in-house by Affinion International employees. We are increasingly employing electronic delivery of membership materials and fulfillment packages, which drives further cost reductions.

Billing. We have the ability to accept a variety of different payment account types, including Visa (debit and credit), MasterCard (debit and credit), American Express, Discover, oil and retail company proprietary cards, PayPal, mortgage loans and checking and savings accounts. Domestically, we process more than 179 million billing transactions each year for our membership, insurance and package products. We use both generic and direct processing methods and work closely with a variety of payment processors and our marketing partners to maximize our ultimate collection rates.

Merchandise Delivery. Shoppers Advantage maintains a virtual inventory of approximately 17,200 items, covering more than 950 brands sourced through a best-in-class direct-ship network of 170 direct-ship vendors. We manage the process of customer purchases these products, but we outsource delivery logistics to back-end suppliers. While we manage the fulfillment process, we generally do not take ownership or physical possession of any of the products being delivered. By pooling the purchasing power of our membership products and other products, including ALG’s loyalty programs, we achieve price reductions on the products we offer, and deliver value to our customers. Merchandise sales between our merchandise vendors and members of more than 3 million units totaled more than $137 million in 2009, of which more than $21 million is included in our 2009 net revenues. Approximately 95% of these sales were made via the Internet or electronic file, with the rest coming through the contact centers. Shoppers Advantage members account for 9%, ALG programs account for 75% and gift card transactions account for the remaining 16% of customer sales.

Travel Fulfillment. TAS, our full-service travel agency, is dedicated primarily to servicing our customers; however, it also provides travel agency services to Resort Condominiums International, LLC and CheapTickets.com, each of which was an affiliate of Cendant. We believe that TAS is one of the ten largest leisure travel agencies in North America.

TAS travel consultants use the Galileo International GDS booking system, which offers 430 airlines, 25 car rental companies, 87,000 hotel properties, Amtrak, VIARail (Canada) and 13 national rail systems. This system provides us with access to online fares and electronic ticketing capability on 143 air carriers. Because TAS takes bookings primarily for its members, TAS is able to shift the bookings from one travel vendor (airline, hotel, car rental, etc.) to another depending on which is more cost advantageous. Reservation and support services are provided by a combination of internally managed call centers, outsourcing relationships, and more than ten branded websites.

Contact Call Centers

Our contact call centers provide high-quality, predominantly inbound telemarketing service and retention support. We are committed to using internally managed and outsourced contact call centers to effectively handle peak service levels while achieving a semi-variable cost structure. As of December 31, 2009, 20 facilities handled the call volume, of which 11 are internally managed (4 in North America and 7 in Europe) and 9 are outsourced.

Our contact call centers handle approximately 20 million customer contacts per year, 15 million of which are related to membership programs, 4 million to international programs and the rest spread relatively evenly across insurance, package, travel reservation and loyalty. The contact call centers provide a primary point of interaction with our customers, driving customer satisfaction, retention and ultimately, profits. To this end, we are focused on implementing ways to improve service levels and set the necessary quality benchmarks to assure third-party vendors are performing at high levels. At the same time, we have reduced the number of our internally managed contact call centers and increased the use of outsourcers, producing significant cost reductions and an improved variable cost structure.

Competition

We are a leading affinity marketer of value-added membership, insurance and package enhancement programs and services with a network of more than 5,500 marketing partners, approximately 63.6 million membership, insurance and package customers enrolled in our programs worldwide and approximately 105 million customers who received credit or debit card enhancement services and loyalty points-based management services. Our leadership position in the growing affinity marketing industry is due to our 35-year track record, our experience from over 87,000 customer engagement and loyalty program marketing campaigns conducted over the last decade and our core strengths in the areas of multi-media marketing, data analytics, customer service and operations. We also believe our portfolio of programs and benefits is the broadest in the industry. We offer over 30 core products and services with over 460 unique benefits and support more than 5,100 versions of products and services representing different combinations of pricing, benefit configurations and branding.

Our competitors include any company seeking direct and regular access to large groups of customers through any affinity-based direct media contact. Our products and services compete with those marketed by financial institutions and other third parties who have marketing relationships with our competition, including large, fully integrated companies that have financial, marketing and product development resources that are greater than ours. We face competition in all areas of our business, including price, product offerings and product performance. As a whole, the direct marketing services industry is extremely fragmented, with over 3,100 providers of various services. Most of these companies are relatively small and provide a limited array of products and services. In general, competition for the consumer’s attention is intense, with a wide variety of players competing in different segments of the direct marketing industry. More specifically, competition within our business lines comes from companies that vary significantly in size, scope and primary core competencies.

Membership Products. The membership services industry is characterized by a high degree of competition. However, strong and established relationships with marketing partners can mitigate the impact of competition. Participants in this industry include membership services companies, such as United Marketing Group, Encore, Synapse, Vertrue, Webloyalty and Intersections, as well as large retailers, travel agencies, insurance companies and financial service institutions.

Insurance and Package Products. Participants in the U.S. in the direct marketing of insurance programs include Aegon, Coverdell (a unit of Vertrue), AIG, Assurant, CUNA, UnumProvident and Securian.

The U.S. package enhancement operation faces competition from both direct marketing companies and financial institutions that choose to provide package enhancement programs in-house. Some of the direct marketers that participate in this space include Sisk, Generations Gold, Econocheck and Strategy Corp.

Loyalty Products. Participants in the loyalty arena provide in-house rewards programs and utilize third-party providers. Such third-party providers design, market and manage rewards-based loyalty programs for businesses that either have no desire to manage such programs or lack the core competencies necessary to compete in the industry effectively. Key industry participants include Maritz Loyalty Marketing, Carlson Marketing Group and Enhancement Services Corporation.

International Products. In Europe, key competitors in the package enhancement business include Card Protection Plan, MobileServ Limited, and Lifestyle Service Group in the U.K., Société de Prévoyance Bancaire in France, Europe Assistance in Italy, and Sreg MehrWert Servicegesellschaft and Payback in Central Europe. On the membership side of the business, participants include Card Protection Plan across multiple markets, as well as large retailers, travel agencies, insurance companies and financial service institutions.

Information Technology

Our information technology team, comprised of approximately 440 employees worldwide, operates and supports approximately 180 individual applications at December 31, 2009. Membership, package and insurance products and services are distributed through a multiple media approach, which allows us to interface with our marketing partners’ customers in a variety of ways to enhance file penetration in a cost effective manner. Our systems are able to manage marketing campaigns across all media. Servicing and subscription requests are processed through a workflow and messaging interface with our vendors and are stored within our subscriber management platform. This framework allows us to keep a virtual inventory of programs and services, as well as store customer information for future marketing data mining. Customer servicing and billing information is fed into the financial ledger and business intelligence platform for billing and future marketing analysis.

Intellectual Property

We own or have licenses to use a large number of patents relating to a significant number of programs and processes. We also have certain significant material trademarks including, but not limited to Affinion Group, Affinion Benefits Group, Affinion Loyalty Group, Affinion International, AutoVantage, Buyers Advantage, CompleteHome, Enhanced Checking, HealthSaver, Hot-Line, NHPA, PrivacyGuard, Shoppers Advantage, Small Business Solutions, Travelers Advantage, Trilegiant and Wellness Extras. We use our trademarks in the marketing of our services and products offerings. We renew our trademarks on a regular basis. No individual patent or trademark is considered to be material to our business; however, our overall portfolio of patents and trademarks are valuable assets.

Employees

As of December 31, 2009, we employed approximately 3,600 people, of which approximately 64% are located in North America and the remaining 36% are in our international offices.

Governmental and Regulatory Matters

The direct marketing industry is subject to U.S. federal and state regulation as well as regulation by governments and authorities in foreign jurisdictions. Certain regulations that govern our operations include: federal, state and foreign marketing laws; federal, state and foreign privacy laws; and federal, state and foreign insurance and consumer protection regulations. Federal regulations are primarily enforced by the Federal Trade Commission (the “FTC”) and Federal Communications Commission (the “FCC”). State regulations are primarily enforced by individual state attorneys general. Foreign regulations are enforced by a number of regulatory bodies in the relevant jurisdictions.

Federal and State Marketing Laws. The FTC and each of the states have enacted consumer protection statutes designed to ensure that consumers are protected from unfair and deceptive marketing practices. We review all of our marketing materials for compliance with applicable FTC regulations and state marketing laws.

In 2003, the FTC amended its Telemarketing Sales Rule to establish a National “Do-Not-Call” Registry. As of December 2009, the “Do-Not-Call” Registry included more than 186 million phone numbers. To comply with the rule, companies are required to match their call lists against the “Do-Not-Call” Registry prior to conducting outbound telemarketing and remove the names of consumers who have requested they not be called. In addition, the amended Telemarketing Sales Rule requires additional disclosures and sales practices for goods and services sold over the phone. When these regulations went into effect, we began to match our call lists with the “Do Not Call Registry” and modified our telemarketing scripts to comply with the rule. These changes have not significantly affected our results.

In addition, on May 27, 2009, the U.S. Senate Committee on Commerce, Science, and Transportation (the “Committee”) initiated an investigation into two of the Company’s competitors, Vertrue Inc. and Webloyalty.com, Inc., in connection with their e-commerce marketing practices, including those relating to consumers’ account number acquisition. On July 10, 2009, the Committee expanded the scope of its investigation to include the Company and requested the Company to provide certain information about the Company’s domestic online marketing practices, including those relating to the acquisition of consumers’ credit or debit card account numbers automatically from the Company’s partners when a consumer enrolls in one of the Company’s programs immediately after making a purchase through one of the Company’s partners’ web sites (“Online Data-pass Marketing”). On January 6, 2010, the Company sent a letter to the Committee informing them of our decision, after careful consideration of the fluid and iterative nature of the internet, to cease Online Data-pass Marketing for its membership programs and make certain additional changes to the disclosures in our online marketing and fulfillment. Specifically, the Company, when marketing these programs online, now requires consumers to provide all 16 digits of their credit or debit card when enrolling in the Company’s membership programs in the online post-transaction environment. On May 19, 2010, the Chairman of the Committee introduced legislation entitled the “Restore Online Shoppers’ Confidence Act”, that mainly would, if enacted, prohibit Online Data-pass Marketing and require additional disclosure relating to online marketing of, and billing for, such programs. For the twelve months ended December 31, 2009, Online Data-pass Marketing generated less than 5% of our total consolidated net revenues.

Federal Privacy Laws. The Financial Modernization Act of 1999, also known as the Gramm-Leach-Bliley Act (“GLB”), includes provisions to protect consumers’ personal financial information held by financial institutions. GLB places restrictions on the ability of financial institutions to disclose non-public personal information about their customers to non-affiliated third parties and also prohibits financial institutions from disclosing account numbers to any non-affiliated third parties for use in telemarketing, direct mail marketing or other marketing to consumers. We have implemented privacy solutions across our businesses designed to comply with GLB.

State Privacy Laws. In addition to federal legislation, some states are considering or have passed laws restricting the sharing of customer information. For example, the California Financial Information Privacy Act (“SB 1”) places restrictions on financial institutions’ ability to share the personal information of their California customers. We have established a privacy solution that is designed to comply with the requirements of SB 1.

Domestic and International Insurance Regulations. As a marketer of insurance programs, we are subject to state rules and regulations governing the business of insurance including, without limitation, laws governing the administration, underwriting, marketing, solicitation and/or sale of insurance programs. Domestically, the insurance carriers that underwrite the programs that we sell are required to file their rates for approval by state regulators. Additionally, certain state laws and regulations govern the form and content of certain disclosures that must be made in connection with the sale, advertising or offer of any insurance program to a consumer. We review all marketing materials we disseminate to the public for compliance with applicable insurance regulations. We are required to maintain certain licenses and approvals in order to market insurance programs. In addition, in our international products are regulated by various national and international entities, including the UK Financial Services Authority (“FSA”), in the sale of insurance programs. The FSA is responsible for enforcing the Financial Services and Markets Act 2000 which, among other things, implements the European Union’s (EU’s) Insurance Mediation Directive.

Other Foreign Regulations. Our European operations are subject to privacy and consumer protection regulations. Many of these regulations are based on EU Directives which are adopted as laws by countries in which Affinion International conducts its operations. These include:

•	Data Protection regulation: imposing security obligations and restrictions on the use and transmission of customers’ personal information data;

•	Privacy and Electronic Communications regulation: regulating unsolicited marketing activities carried out by telephone, fax and e-mail to users/subscribers;

•	Electronic Commerce regulation: imposing certain disclosure and operational requirements in relation to websites and internet marketing and sales activities;

•

Distance Selling regulation: requiring information disclosure and “cooling off periods” in contracts for goods or services (other than financial services) supplied to a consumer where the contract is made exclusively by means of distance communication;

•

Insurance mediation regulation: requiring information disclosure and related obligations (including authorization and reporting) on entities that arrange, advise on, administer or otherwise engage in insurance intermediary activities;

•

Distance Marketing regulation: requiring information disclosure and “cooling off periods” in contracts for financial services supplied to a consumer where the contract is made exclusively by means of distance communication; and

•	Unfair Terms and other consumer protection regulation: requiring that consumer terms and conditions be fair and reasonable.

In addition, there are various self-regulatory codes of advertising and direct marketing practice. We have established procedures designed to comply with the requirements of these codes and practices.

Insurance

We believe we carry sufficient insurance coverage to protect us from material losses incurred by any of our operations due to an insurance recoverable circumstance.

Properties

We are currently headquartered in Stamford, Connecticut in a 140,000 square foot facility that houses management offices as well as the marketing and sales operations for our largest customers. Our corporate data center is in Trumbull, Connecticut, with disaster recovery operations provided by a backup site in Westerville, Ohio. Some applications are also housed in Centennial, Colorado, Slough, U.K., and Oslo, Norway. The table below lists all of our facilities as of December 31, 2009, all of which are leased.

Location	Function
U.S. Facilities
Norwalk, CT	Global Headquarters (occupancy ended April 2010)
Stamford, CT	Global Headquarters (occupancy commenced April 2010)
Trumbull, CT	Call Center/ Data Ops Center
Dublin, OH	Software Development
Westerville, OH	Call Center
Richmond, VA	Loyalty Product Operations
Franklin, TN (3 sites)	Insurance and Package Sales, Marketing and Administration, Print Fulfillment Center
Woodland Hills, CA	Administration

Location	Function

International Facilities
Slough, United Kingdom	International Headquarters
Brussels, Belgium	Sales and Marketing
Copenhagen, Denmark	Sales and Marketing
Ennis, Ireland	Administration, Sales, Marketing and Call Center
Hamburg, Germany	Sales, Marketing and Call Center
Helsinki, Finland	Sales
Johannesburg, South Africa	Sales and Marketing
Kettering, United Kingdom	Call Center
Madrid, Spain	Sales and Marketing
Milan, Italy (2 sites)	Sales, Marketing and Call Center
Oslo, Norway	Sales, Marketing and Call Center
Portsmouth, United Kingdom (2 sites)	Administration and Call Center
Roissy (Paris), France	Sales, Marketing and Call Center
Stockholm, Sweden	Sales and Marketing

We have non-cancelable operating leases covering various facilities and equipment. Our rent expense for the years ended December 31, 2009, 2008 and 2007 was $13.4 million (net of sublease rental income of $0.1 million), $13.1 million (net of sublease rental income of $0.4 million) and $12.9 million (net of sublease rental income of $0.5 million), respectively.

Legal Proceedings

In the ordinary course of business, we are involved in claims, legal proceedings and governmental inquiries related to employment matters, contract disputes, business practices, trademark and copyright infringement claims and other commercial matters. We are also a party to a lawsuit which was brought against our affiliate and which alleges that we violated certain federal or state consumer protection statutes (as described below). We intend to vigorously defend ourselves against this lawsuit.

On August 9, 2005, a class action suit (the “August 2005 Suit”) was filed against Trilegiant in the U.S. District Court for the Northern District of California, San Francisco Division. The claim asserted violations of the Electronic Funds Transfer Act and various California consumer protection statutes. The suit sought unspecified actual damages, statutory damages, attorneys’ fees, costs and injunctive relief. As noted in the description of the 2001 Class Action below, the parties have obtained final approval of a class-wide settlement in the 2001 Class Action that resulted in the dismissal of this lawsuit with prejudice on July 18, 2008. Trilegiant was not required to make any payments in connection with the dismissal of this lawsuit other than the settlement payments noted in the description of the 2001 Class Action below.

On November 12, 2002, a class action complaint (the “November 2002 Class Action”) was filed against Sears, Roebuck & Co., Sears National Bank, Cendant Membership Services, Inc. and Allstate Insurance Company in the Circuit Court of Alabama for Greene County alleging, among other things, breach of contract, unjust enrichment, breach of duty of good faith and fair dealing and violations of the Illinois consumer fraud and deceptive practices act. The case was removed to the U.S. District Court for the Northern District of Alabama but was remanded to the Circuit Court of Alabama for Greene County. We filed a motion to compel arbitration, which was granted by the court on January 31, 2008. In granting our motion, the court further ordered that any arbitration with respect to this matter take place on an individual (and not class) basis. On February 28, 2008, plaintiffs filed a motion for reconsideration of the court’s order. That motion was orally argued on March 27, 2009. The court has yet to rule on plaintiffs’ motion.

On November 15, 2001, a class action complaint (the “2001 Class Action”) was filed in Madison County, Illinois against Trilegiant alleging violations of state consumer protection statutes in connection with the sale of certain membership products. Motions to dismiss were denied and a class was certified by the court. On February 14, 2008, the parties entered into a definitive settlement agreement that resolved this lawsuit and the August 2005 Suit on a class-wide basis. On February 15, 2008 the court entered an order preliminarily approving the settlement. A final fairness hearing was held on July 18, 2008 at which the court issued a final order approving the settlement. No appeals of the final approval were taken, and therefore the settlement became final and non-appealable on August 18, 2008. Cendant has agreed to indemnify us for a significant portion of the settlement, which indemnification obligation has been assumed by Wyndham and Realogy as successors to various segments of Cendant’s business. The settlement payments for which Trilegiant is responsible and does not expect to be indemnified are not material in amount and have been accrued for in our financial statements.

We believe that the amount accrued for the above matters is adequate, and the reasonably possible loss beyond the amounts accrued, while not estimatable, will not have a material adverse effect on our financial condition, results of operations, or cash flows based on information currently available. However, litigation is inherently unpredictable and, although we believe that accruals are adequate and we intend to vigorously defend ourselves against such matters, unfavorable resolution could occur, which could have a material adverse effect on financial condition, results of operations or cash flows.

Subject to certain limitations, Cendant has agreed to indemnify us for actual losses, damages, liabilities, claims, costs and expenses and taxes incurred in connection with certain of the matters described above. See “Certain Relationships and Related Party Transactions.”

On May 27, 2009, the U.S. Senate Committee on Commerce, Science, and Transportation (the “Committee”) initiated an investigation into two of the Company’s competitors, Vertrue Inc. and Webloyalty.com, Inc., in connection with their e-commerce marketing practices, including those relating to consumers’ account number acquisition. On July 10, 2009, the Committee expanded the scope of its investigation to include the Company and requested the Company to provide certain information about the Company’s domestic online marketing practices, including those relating to the acquisition of consumers’ credit or debit card account numbers automatically from the Company’s partners when a consumer enrolls in one of the Company’s programs immediately after making a purchase through one of the Company’s partners’ web sites (“Online Data-pass Marketing”). On January 6, 2010, the Company sent a letter to the Committee informing them of our decision, after careful consideration of the fluid and iterative nature of the internet, to cease Online Data-pass Marketing for its membership programs and make certain additional changes to the disclosures in our online marketing and fulfillment. Specifically, the Company, when marketing these programs online, now requires consumers to provide all 16 digits of their credit or debit card when enrolling in the Company’s membership programs in the online post-transaction environment. On May 19, 2010, the Chairman of the Committee introduced legislation entitled the “Restore Online Shoppers’ Confidence Act”, that mainly would, if enacted, prohibit Online Data-pass Marketing and require additional disclosure relating to online marketing of, and billing for, such programs. For the twelve months ended December 31, 2009, Online Data-pass Marketing generated less than 5% of our total consolidated net revenues.

In addition, between December 2008 and December 2009, we received inquiries from numerous state attorneys general relating to the marketing of our membership programs. We have responded to each state’s request for documents and information and are in active discussions regarding the resolution of these matters.

MANAGEMENT

Directors, Executive Officers and Corporate Governance

Set forth below is certain information concerning the individuals that are expected to serve as our executive officers and/or members of our board of directors at the completion of this offering. Ages are as of December 31, 2009.

Name	Age	Position
Nathaniel J. Lipman	45	Chief Executive Officer and Chairman of the Board of Directors
Robert G. Rooney	52	Executive Vice President and Chief Operating Officer
Todd H. Siegel	39	Executive Vice President and Chief Financial Officer
Steven E. Upshaw	39	President of Affinion and Chief Executive Officer, Affinion International Limited
Leonard P. Ciriello	47	Executive Vice President and General Counsel
Brian J. Dick	53	Senior Vice President and Chief Accounting Officer
Marc E. Becker	37	Director
Stan Parker	34	Director
Eric L. Press	44	Director
Matthew H. Nord	30	Director
Kenneth Vecchione	55	Director
Richard J. Srednicki	62	Director
Peter W. Currie	59	Director
Jonathan Ellenthal	44	Director

Nathaniel J. Lipman has served as our President and Chief Executive Officer and a director of Affinion since October 17, 2005. He was formerly the President and CEO of Trilegiant starting in August 2002 and President and CEO of Cendant Marketing Group starting in January 2004. From September 2001 until August 2002, he was Senior Executive Vice President of Business Development and Marketing of Trilegiant. He served as Executive Vice President of Business Development for Cendant Membership Services from March 2000 to August 2001. He joined the Alliance Marketing Division of Cendant in June 1999 as Senior Vice President, Business Development and Strategic Planning. Mr. Lipman was previously Senior Executive Vice President, Corporate Development and Strategic Planning, for Planet Hollywood International, Inc., from 1996 until April 1999. Prior to his tenure at Planet Hollywood, Mr. Lipman was Senior Vice President and General Counsel of House of Blues Entertainment, Inc., Senior Corporate Counsel at The Walt Disney Company and a corporate associate at Skadden, Arps, Slate, Meagher and Flom.

On January 13, 2010, Mr. Steven E. Upshaw was promoted to President of Affinion and, in connection therewith, Nathaniel J. Lipman resigned as President of Affinion. Mr. Lipman will continue to serve as the Chief Executive Officer and Chairman of the Board of Directors of the Company.

Mr. Lipman has significant experience in our business. He has served as Affinion’s Chief Executive Officer since the Acquisition and as the chief executive officer of several of Affinion’s predecessor companies prior to the Acquisition. His fundamental understanding of our business, his demonstrated leadership and his current responsibilities as Affinion’s Chief Executive Officer make him highly qualified as the Chairman of Affinion’s Board of Directors.

Steven E. Upshaw has served as Chief Executive Officer of Affinion International Limited since October 17, 2005 and served as President of Affinion International Limited from June 1, 2007 to July 13, 2009. Prior to being named Chief Executive Officer of Affinion International Limited, Mr. Upshaw served as an Executive Vice President and Managing Director for Cims UK, Ireland. Mr. Upshaw joined us in August 1995 and has served in numerous positions, including Senior Vice President for Protection Products in North America for Trilegiant.

On January 13, 2010, the Board of Directors of Affinion appointed Mr. Upshaw as President of Affinion. Mr. Upshaw will also continue to hold his position as Chief Executive Officer of Affinion International Limited.

Todd H. Siegel was appointed Chief Financial Officer in November 2008 and has served as an Executive Vice President since October 17, 2005. Mr. Siegel also served as our General Counsel from October 17, 2005 to February 16, 2009. Mr. Siegel joined us in November 1999 as a member of the Legal Department of the Membership Division of Cendant and most recently served as General Counsel of Trilegiant starting in July 2003 and Cendant Marketing Group starting in January 2004. From 1997 to 1999, Mr. Siegel was employed as a corporate associate at Skadden, Arps, Slate, Meagher and Flom, LLP. From 1992 until 1994, he was employed as a certified public accountant with Ernst & Young.

Robert G. Rooney has served as Executive Vice President and Chief Operating Officer overseeing Affinion’s operating functions since January 2, 2006. In addition, from August 23, 2006 to December 31, 2006, Mr. Rooney also served as our Interim Chief Financial Officer. From October 17, 2005 to January 1, 2006, Mr. Rooney served as our Executive Vice President and Interim Chief Financial Officer. Mr. Rooney joined us in June 2001, as Executive Vice President and Chief Financial Officer of Trilegiant. From 1999 to 2001, Mr. Rooney was Senior Vice President and Chief Financial Officer with Sbarro, Inc. and was responsible for finance, investor relations, information systems, tax and risk management. Prior to 1999, Mr. Rooney held senior positions with numerous companies in the financial and entertainment sectors, including three years as Chief Financial Officer of Imagine Entertainment. From 1978 to 1986, he was employed as a certified public accountant with Ernst & Young. Mr. Rooney also serves as a Trustee for the Metropolitan West Funds mutual fund group.

Leonard P. Ciriello was appointed Executive Vice President and General Counsel on February 17, 2009. From 2007 to 2009, Mr. Ciriello was a corporate partner at McGuireWoods, LLP. From 2004 to 2007, he was Senior Counsel—Transactions at, and a consultant to, International Paper Company. From 1994 to September 1997, and from March 1998 to 2004, Mr. Ciriello was employed as a corporate associate at Skadden, Arps, Slate, Meagher & Flom. From September 1997 to March 1998, he was Senior Vice President and General Counsel of enherent Corp. (formerly PRT Group, Inc.), an information technology and software development company.

Brian J. Dick has served as our Senior Vice President and Chief Accounting Officer since December 1, 2005. Prior to joining Affinion, he was most recently an independent contractor from February 2005 through November 2005. He served as the Vice President and Controller for Modem Media, Inc. (which was acquired by Digitas, Inc. in October 2004) from October 2002 through January 2005, where he oversaw the global accounting, financial reporting, tax and treasury functions. From 1999 to 2001, he was the Vice President of Finance for Crompton Corporation, where he managed the Controllers, Information Systems and e-Business functions. From 1995 to 1999, he held various senior financial positions at Witco Corporation until it was acquired by Crompton Corporation. He also served as the Controller of Formica Corporation from 1989 to 1995. From 1978 to 1989, he held various positions with Price Waterhouse LLP.

Marc E. Becker has been a director of Affinion since October 17, 2005. From October 17, 2005 to December 20, 2006 he served as the Chairman of the Board of Directors of Affinion. Mr. Becker is a partner of Apollo. He has been employed with Apollo since 1996 and has served as an officer of certain affiliates of Apollo since 1999. Prior to that time, Mr. Becker was employed by Smith Barney Inc. within its Investment Banking division. Mr. Becker serves on several boards of directors, including Quality Distribution, Inc., Realogy Corporation and SOURCECORP Incorporated. During the past five years, Mr. Becker also served as a director of Countrywide plc (from May 2007 to May 2009), National Financial Partners (from May 2007 to January 2009) and Metals USA Inc. (from November 2005 to December 2007). Mr. Becker has significant experience in making and managing private equity investments on behalf of Apollo and over 15 years experience in financing, analyzing and investing in public and private companies. Mr. Becker previously co-led the diligence team for the Acquisition, and since then has worked closely with Affinion’s management.

Stan Parker has been a director of Affinion since October 17, 2005. Mr. Parker is a partner of Apollo, where he has been employed since 2000. From 1998 to 2000, Mr. Parker was employed by Salomon Smith Barney, Inc. in its Financial Entrepreneurs Group within the Investment Banking division. Mr. Parker serves on several boards of directors, including AMC Entertainment Inc., CEVA Logistics and Momentive Performance Materials Holdings, Inc. During the past five years, Mr. Parker also served as a director of Quality Distribution, Inc. (from May 2008 to November 2009) and United Agri Products, Inc. (from April 2004 to June 2007). Mr. Parker has significant experience in making and managing private equity investments on behalf of Apollo and over 12 years experience in financing, analyzing and investing in public and private companies. Mr. Parker previously co-led the diligence team for the Acquisition, and since then has worked closely with Affinion’s management.

Eric L. Press has been a director of Affinion since October 17, 2005. Mr. Press is a partner of Apollo, where he has been employed since 1998 and has served as an officer of certain affiliates of Apollo. From 1992 to 1998, Mr. Press was associated with the law firm of Wachtell, Lipton, Rosen & Katz specializing in mergers, acquisitions, restructurings and related financing transactions. From 1987 to 1989, Mr. Press was a consultant with The Boston Consulting Group. Mr. Press serves on several boards of directors, including Apollo Commercial Real Estate Finance, Inc., Athene Re, Harrah’s Entertainment, Inc., Metals USA, Inc., Noranda Aluminum Holding Corporation, Prestige Cruise Holdings and Verso Paper Corp. Mr. Press also served as a director of AEP Industries (June 2004 to February 2005), Innkeepers USA Trust (June 2007 to April 2010), Quality Distribution (May 2004 to May 2008) and Wyndham International (May 2005 to August 2005). Mr. Press has significant experience in making and managing private equity investments on behalf of Apollo and over 20 years experience in financing, analyzing and investing in public and private companies. Mr. Press has worked closely with Affinion’s management since the Acquisition.

Matthew H. Nord has been a director of Affinion since October 30, 2006. Mr. Nord is a principal of Apollo, where he has been employed since 2003. Prior to that time, Mr. Nord was a member of the Investment Banking division of Salomon Smith Barney Inc. Mr. Nord serves on several boards of directors, including SOURCECORP Incorporated, Hughes Telematics and Noranda Aluminum Holding Corporation. During the past five years, Mr. Nord has also served as a director of Mobile Satellite Ventures, a subsidiary of Skyterra Communications, Inc. (from September 2006 to April 2008). Mr. Nord has significant experience in making and managing private equity investments on behalf of Apollo and over nine years experience in financing, analyzing and investing in public and private companies. Mr. Nord previously co-led the diligence team for the Acquisition, and since then has worked closely with Affinion’s management.

Kenneth Vecchione has been a director of Affinion since November 21, 2006. Mr. Vecchione is the President and Chief Operating Officer of Western Alliance Bancorporation and has held this position since April 2010. Previously, Mr. Vecchione was the Chief Financial Officer of Apollo from October 2007 to January 2010. Through March 31, 2010, Mr. Vecchione assisted Apollo in the transition of his responsibilities. From 1998 to 2006, Mr. Vecchione was employed by MBNA Corporation in various capacities. From 2004 to 2006, Mr. Vecchione served as Vice-Chairman and Chief Financial Officer of MBNA Corporation. From 2000 to 2004, he served as Chief Financial Officer and Director of MBNA America Bank N.A. and from 1998 to 2000 he served as Division Head of Finance. From 2000 to 2006, Mr. Vecchione was a member of the Executive and Management Committees of MBNA Corporation. Mr. Vecchione also sits on the boards of directors of International Securities Exchange and Western Alliance Bancorporation. Mr. Vecchione brings to Affinion’s Board of Directors his expertise in executive management, as well as valuable insight and guidance on the issues of corporate strategy and risk management, based on over 16 years of experience in working as the chief financial officer and director of a number of companies, including companies in the financial services and credit card industries.

Richard J. Srednicki has been a director of Affinion since September 21, 2007. From January 2000 to August 2007, Mr. Srednicki was an Executive Vice President of JPMorgan Chase and was responsible for its credit card business, Chase Cardmember Services. Mr. Srednicki was also a member of JPMorgan Chase’s Executive Committee and Operating Committee. Previously, Mr. Srednicki held Chief Executive Officer positions with Sears, Roebuck and Co. and AT&T, as well as General Manager positions during his 13 years with Citibank. Mr. Srednicki brings to Affinion’s Board of Directors his significant experience with companies offering financial services similar to those offered by Affinion, including companies in the credit card industry.

Peter W. Currie has been a director of Affinion since December 31, 2007. From 2005 to 2007, Mr. Currie served as Executive Vice President and Chief Financial Officer of Nortel Networks Corporation. From 1997 to 2004, Mr. Currie was employed by Royal Bank of Canada, most recently holding the position of Vice Chairman and Chief Financial Officer of RBC Financial Group. From 1979 to 1992, Mr. Currie was employed by Nortel Networks Corporation in various finance positions, including general auditor, controller and vice president, finance for different business segments, and from 1994 to early 1997 as Senior Vice President and Chief Financial Officer. From 1992 to 1994, Mr. Currie served as Executive Vice President and Chief Financial Officer of North American Life Assurance Company. Mr. Currie serves on the board of directors of Canadian Tire Corporation Limited. Mr. Currie brings to Affinion’s Board of Directors over 35 years experience in the financial management of various companies, including those in the industries of consumer packaged goods, financial services and technology and information management.

Jonathan Ellenthal has been a director of Affinion since January 27, 2010. Mr. Ellenthal is the President and Chief Executive Officer of Walker Digital Management, LLC and has held this position since January 2008. From January 2005 to December 2007, Mr. Ellenthal was the Chief Executive Officer of Synapse Group, Inc., a direct marketing company with a similar marketing model and financial model to those of Affinion. Mr. Ellenthal held several senior leadership positions at Synapse Group, Inc. before becoming its Chief Executive Officer. Earlier in his career, Mr. Ellenthal served as the Executive Vice President of Cooperative Marketing Concepts, Inc.

Board Composition

Upon the closing of this offering, we will amend and restate our current certificate of incorporation and file the second amended and restated certificate of incorporation with the State of Delaware. Pursuant to such amended and restated certificate of incorporation, our board of directors will consist of between              and              directors. Our board of directors currently consists of eleven directors. A majority of the board of directors will constitute a quorum for board meetings. The convening of a special meeting will be subject to advance written notice to all directors.

After the consummation of this offering, Apollo will beneficially own approximately     % of our common stock if the underwriters exercise in full their over-allotment option. We intend to avail ourselves of the “controlled company” exception under the rules              which eliminates the requirement that we have a majority of independent directors on our board of directors and that we have compensation and nominating and corporate governance committees composed entirely of independent directors, but retains the requirement that we have an audit committee composed entirely of independent members. At the time we become subject to Section 162(m) of the Internal Revenue Code, we intend to have a compensation committee consisting solely of two or more “outside directors” within the meaning of Section 162(m).

Pursuant to our amended and restated certificate of incorporation, our board of directors will be divided into three classes. The members of each class will serve for a staggered, three-year term. Upon the expiration of the term of a class of directors, directors in that class will be elected for three-year terms, subject to Apollo’s board designation rights, at the annual meeting of stockholders in the year in which their term expires. The classes are composed as follows:

•	, and will be Class I directors, whose terms will expire at the 2011 annual meeting of stockholders;

•	, and will be Class II directors, whose terms will expire at the 2012 annual meeting of stockholders; and

•	, and will be Class III directors, whose terms will expire at the 2013 annual meeting of stockholders.

Any additional directorships resulting from any future increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our directors. This classification of our board of directors may have the effect of delaying or preventing changes in control of our company.

If at any time we cease to be a “controlled company” under the under the              rules, the board of directors will take all action necessary to comply with the applicable the              rules, including, if necessary, appointing a majority of independent directors to the board and establishing certain committees composed entirely of independent directors.

Supermajority Board Approval of Certain Matters

The approval of at least two-thirds of the members of our board of directors is required by our amended and restated certificate of incorporation under certain circumstances. These include, as to us and each of our subsidiaries:

•	amendment, modification or repeal of any provision of the certificate of incorporation, bylaws or similar organizational documents in a manner that adversely affects Apollo;

•	the redemption, purchase or acquisition of any of our securities or those of our subsidiaries;

•

the issuance of additional shares of any class of capital stock (other than the grant of options or the issuance of shares upon the exercise of options or otherwise, in each case, pursuant to the terms of any option plan, long-term incentive plan or other employee benefit plan of ours adopted by our board of directors);

•	the payment or declaration of any dividend or other distribution, with respect to any shares of any class or series of capital stock;

•

a consolidation or merger with or into any other entity, or transfer (by lease, assignment, sale or otherwise) of all or substantially all of our or any of our subsidiaries’ assets to another entity (other than transactions between us and any of our wholly owned subsidiaries or transactions between two or more of our wholly owned subsidiaries);

•	a complete or partial liquidation, dissolution, winding-up, recapitalization, reclassification or reorganization of us;

•	a split, combination or reclassification of any shares of capital stock;

•	a disposition of any assets in excess of $ million in the aggregate other than sales of inventory in the ordinary course of business;

•	consummation of any acquisition of the stock or assets of any other entity involving consideration in excess of $ million in the aggregate outside of the ordinary course of business;

•

the incurrence of indebtedness aggregating more than $             million, except for borrowings under a revolving credit facility that has previously been approved or is in existence (with no increase in maximum availability) on the date of closing of this offering;

•	the appointment, termination and replacement of our chief executive officer; and

•	change in size of our board of directors.

This provision of our amended and restated certificate of incorporation will terminate at such time as Apollo and its affiliates collectively no longer beneficially own more than one-third of our then outstanding common stock and Apollo and its affiliates have, subsequent to this offering (and the exercise of the underwriters’ over-allotment option), sold at least one share of our common stock to a person that is not an affiliate of Apollo.

Director Compensation

For a discussion of the compensation of our board of directors, see “Management—Executive Compensation—Director Compensation.”

Committees of our Board of Directors

Our board of directors has, or prior to the consummation of this offering will have established, an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and an Executive Committee.

Audit Committee

The current members of the audit committee are Messrs. Currie, Srednicki and Vecchione. Our board of directors has determined that Messrs. Currie and Srednicki meet the criteria for independence set forth in Rule 10A-3(b)(1) under the Exchange Act. Mr. Vecchione is the chairman of the audit committee, and our board of directors has determined that Mr. Vecchione is an “audit committee financial expert” within the meaning of the              standards. Within one year after completion of this offering, we expect that our audit committee will be composed of three members, all of whom will satisfy the independence requirements of the SEC rules and the listing standards of the             , and the financial literacy standards for audit committee members under these rules and listing standards. The principal duties and responsibilities of our audit committee are as follows:

•	to monitor our financial reporting process and internal control system;

•	to oversee the integrity of our financial statements;

•

to appoint and replace our independent registered public accounting firm from time to time, determine their compensation and other terms of engagement, approve audit and non-audit services to be performed by such auditor and oversee their work;

•	to oversee the performance of our internal audit function; and

•	to oversee our compliance with legal, ethical and regulatory matters.

The audit committee has the power to investigate any matter brought to its attention within the scope of its duties. It also has the authority, at its discretion, to retain counsel and advisors to fulfill its responsibilities and duties at our expense.

Compensation Committee

The current members of the compensation committee are Messrs. Becker and Press. The principal duties and responsibilities of the compensation committee are as follows:

•

to review, evaluate and make recommendations to the full board of directors regarding our compensation policies and establish performance-based incentives that support our long-term goals, objectives and interests;

•	to review and approve the compensation of our chief executive officer, the other executive officers, other officers and key employees;

•	to review and make recommendations to the board of directors with respect to our incentive compensation plans and equity-based compensation plans;

•	to set and review the compensation of and reimbursement policies for members of the board of directors;

•	to provide oversight concerning selection of officers, management succession planning, expense accounts, indemnification and insurance matters, and separation packages; and

•

to prepare an annual compensation committee report, provide regular reports to the board, and take such other actions as are necessary and consistent with the governing law and our organizational documents.

Nominating and Corporate Governance Committee

The current members of the nominating and corporate governance committee are Messrs. Becker and Nord. The principal duties and responsibilities of the nominating and corporate governance committee are as follows:

•	to recommend to our board of directors proposed nominees for election to the board of directors and for membership on committees of the board of directors;

•	to make recommendations regarding proposals submitted by our stockholders; and

•	to make recommendations to our board of directors regarding board governance matters and practices.

Executive Committee

The current members of the executive committee are Messrs. Becker, Lipman and Nord. The principal duties and responsibilities of the executive committee are as follows:

•	to advise and counsel the chairperson of the board of directors and the president regarding company matters;

•	to determine actions and responses to complaints regarding the conduct of directors, officers and committees, and make any findings or determinations as to the related cause;

•	to oversee our legal and regulatory compliance program;

•	to take such actions as are necessary due to their urgent or highly confidential nature, or where convening the board is impracticable, subject to certain limitations; and

•	to regularly report to the board, review the charter and take such other actions as are necessary and consistent with the governing law and our organizational documents.

Executive Compensation

The information in this Executive Compensation section reflects the compensation structure and policies of the Company in effect as of December 31, 2009, unless otherwise noted.

Compensation Discussion and Analysis

Overview of Compensation Program

The Compensation Committee of our board of directors, which we refer to herein as the “Committee,” is responsible for establishing, implementing and continually monitoring adherence with our compensation philosophy. The Committee also serves as the compensation committee of the board of directors of Affinion Group. The Committee strives to ensure that the total compensation paid to our executive officers is fair, reasonable and competitive. Generally, the types of compensation and benefits provided to our executive officers, including the named executive officers, are similar to those provided to executive officers at comparable companies in similarly situated positions.

Named Executive Officers

For 2009, our named executive officers and their respective titles were as follows:

•	Nathaniel J. Lipman, President, Chief Executive Officer and Chairman of the Board

•	Todd H. Siegel, Executive Vice President and Chief Financial Officer (and until February 2009, our General Counsel)

•	Robert G. Rooney, Executive Vice President and Chief Operating Officer

•	Steven E. Upshaw, President (until July 13, 2009) and Chief Executive Officer, Affinion International

•	Leonard P. Ciriello, Executive Vice President and General Counsel

•	Thomas J. Rusin, President and Chief Executive Officer, North America

Messrs. Lipman and Siegel were named executive officers for 2009 based on their positions with us as chief executive officer and chief financial officer, respectively. Messrs. Rooney and Upshaw were named executive officers based on their levels of compensation. Mr. Ciriello was also a named executive officer based on his level of compensation, which included a one-time option grant, the grant date fair market value of which was included for determining which executive officers were named executive officers; it should be noted that the fair market value of a share of our Common Stock underlying Mr. Ciriello’s option as of the time of this report exceeds the stated exercise price of such option. Although Mr. Rusin was not one of our three highest paid executive officers other than Messrs. Lipman and Siegel primarily due to Mr. Ciriello’s option grant, we nevertheless treat Mr. Rusin as a named executive officer because of his historic compensation levels. However, Mr. Rusin resigned as President and Chief Executive Officer, North America, which resignation will become effective as of June 30, 2010.

Effective January 15, 2010, Mr. Lipman resigned as our President (but continues to serve as our chief executive officer and Chairman) and Mr. Upshaw was appointed President of Affinion Group.

Compensation Philosophy and Objectives

The Committee believes that the most effective executive compensation program is one that is designed to reward the achievement of our specific annual, long-term and strategic goals, and which aligns executives’ interests with those of our stockholders by rewarding performance above established goals, with the ultimate objective of improving stockholder value. The Committee evaluates both performance and compensation to ensure that we maintain our ability to attract and retain superior employees in key positions and that compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives of our Comparison Group (as defined below). To that end, the Committee believes executive compensation packages provided by us to our executives, including the named executive officers, should include both cash and share-based compensation that reward performance as measured against established goals.

Role of Executive Officers in Compensation Decisions

The chief executive officer annually reviews the performance of each of our named executive officers (other than the chief executive officer, whose performance is reviewed by the Committee). The conclusions reached and recommendations based on these reviews, including with respect to salary adjustments and annual incentive award target and actual payout amounts, are presented to the Committee, which has the discretion to modify any recommended adjustments or awards to executives.

The Committee has final approval over all compensation decisions for our named executive officers and approves recommendations regarding cash and equity awards to all of our officers.

Setting Executive Compensation

Based on the foregoing objectives, the Committee has structured our annual and long-term incentive cash and share-based executive compensation programs to motivate our executives to achieve the business goals set by us and to reward the executives for achieving these goals. In making compensation recommendations, the Committee identifies and considers current compensation practices of publicly-traded and privately-held companies of similar annual revenue size (which may be in other industries), which we refer to as the “Comparison Group,” based on broad-based survey data provided to us by independent third-party compensation consultants Hewitt Associates, Inc. and Mercer Human Resource Consulting LLC. There is no established group of peer companies that is used regularly in the Comparison Group. The Committee generally targets compensation for the executive officers at the 50th percentile of compensation paid to similarly situated executives of our Comparison Group. However, the Committee may deviate from this 50th percentile target if it determines this is warranted by the experience level of the individual and market factors.

Executive Compensation Components

The principal components of compensation for our named executive officers are:

•	base salary;

•	performance-based incentive compensation;

•	long-term equity incentive compensation;

•	retirement and other benefits; and

•	perquisites.

Base Salary

We provide our named executive officers and other employees with base salary to compensate them for services rendered during the fiscal year. Base salary ranges for named executive officers are determined for each executive based on his or her position and scope of responsibility by using comparative market data. The initial base salary for our named executive officers is established in their employment agreements.

Salary levels are reviewed annually as part of our performance review process as well as upon a promotion or other material change in job responsibility. Merit based increases to salaries of the executives, including our named executive officers, are based on the Committee’s assessment of the individual’s performance.

In reviewing base salaries of our executives, the Committee primarily considers:

•	scope and/or changes in individual responsibility;

•	internal analysis of the executive’s compensation, both individually and relative to other officers; and

•	individual performance of the executive.

The Committee reviews these criteria collectively but does not assign a weight to any criterion when setting base salaries. Each base salary adjustment is made by the Committee subjectively based upon the foregoing.

For 2009, in light of the economic environment during such year, the Committee elected to maintain the 2008 annual base salary levels of the following named executive officers: Mr. Siegel at $350,000, Mr. Rooney at $346,466, Mr. Upshaw at $319,800 (which included Mr. Upshaw’s annual expatriate premium), and Mr. Rusin at $300,150. Following Mr. Lipman’s request to the Board that his annual base salary be reduced in light of the current difficult macroeconomic climate and the fact that the other named executive officers were maintaining their 2008 annual base salary levels, the Committee resolved on February 6, 2009 that Mr. Lipman’s annual base salary would be reduced from $600,000 to $585,000. Mr. Ciriello’s 2009 annual base salary was $250,000, as set forth in his employment agreement.

In connection with Mr. Upshaw’s appointment as President of Affinion Group, we entered into an employment agreement with Mr. Upshaw dated as of January 15, 2010, referred to herein as the Upshaw Agreement, which superseded Mr. Upshaw’s then existing employment agreement. As a result of his increased responsibilities in connection with his appointment as President of Affinion Group, the Upshaw Agreement provides an increase in Mr. Upshaw’s base salary from $319,800 (which included Mr. Upshaw’s annual expatriate premium of $30,000) to $325,000, subject to annual review for potential increases.

For 2010, in light of the ongoing economic environment, the Committee has elected to maintain the current annual base salaries of the following named executive officers: Mr. Lipman at $585,000, Mr. Siegel at $350,000, Mr. Rooney at $346,466, Mr. Rusin at $300,150 and Mr. Ciriello at $250,000.

Performance-Based Incentive Compensation

Our annual incentive plan is an annual cash incentive program with payments determined based on performance against measurable annual financial goals. If the applicable performance goals are achieved, the payment of bonuses at target under our annual incentive plan, together with annual base salary, is designed to deliver annual cash compensation to our named executive officers on average at the 50th percentile of the cash compensation of executives in similarly sized organizations. The annual incentive plan is intended to focus the entire organization on meeting or exceeding an Adjusted EBITDA performance goal that is set during the early part of each year and approved by the Committee, while also providing significant opportunity to reward individual contributions. The Committee uses Adjusted EBITDA as the performance goal because it is a critical metric used by management to direct and measure our business performance.

We believe that Adjusted EBITDA measures are clearly understood by both our employees and stockholders, and that achievement of the stated goals is a key component in the creation of long-term value for our stockholders. Except as may be determined by the Committee in its sole discretion, no bonuses are payable under the annual incentive plan if the Adjusted EBITDA performance goal established by the Committee for that year is not achieved. For 2009, the Committee established an Adjusted EBITDA performance goal of $320.0 million and reported that the actual Adjusted EBITDA was $312.2 million. As a result, no performance-based bonuses were paid for 2009. As of February 26, 2010, the date the Affinion Group annual report on Form 10-K was filed, the performance goals for 2010 had not yet been established.

For each named executive officer, as well as for each eligible employee, the actual bonus payable for a particular year under the annual incentive plan is bifurcated into a performance-based element and a discretionary element, neither of which is payable if the performance-based element is not achieved. The performance-based element is based on achieving and exceeding the Adjusted EBITDA performance goal (a precondition to the payment of the bonus) and the discretionary element is based on the Committee’s assessment of the individual employee’s performance (weighted at 100%). In assessing the individual performance of our named executive officers, the Committee, in its discretion, considers the recommendations of our chief executive officer (except in determining the chief executive officer’s own bonus) and the following list of factors (the list of factors is not exclusive and no particular weight is assigned to any factor used) and makes its determinations as of the date the bonus is payable: achievement of internal financial and operating targets, including free cash flow and customer growth; improvement of performance and customer satisfaction with our services; improvement of management and organizational capabilities; and implementation of long-term strategic plans.

The target bonus percentage (which in the aggregate applies to the discretionary and performance-based elements of the annual incentive bonus, each of which is weighted equally) for our named executive officers is established in their employment agreements. For 2009 and 2010, all of the named executive officers except for Mr. Lipman have target annual incentive bonuses equal to 100% of their respective annual base salaries. Because the Committee believes that a relatively greater proportion of the chief executive officer’s annual compensation should be subject to the achievement of the performance goals, Mr. Lipman’s target annual incentive bonus for fiscal years 2009 and 2010 is equal to 150% of his annual base salary. The Committee retains the right to pay bonuses to the named executive officers and other employees that are in addition to, or in lieu of, the bonuses described in their employment agreements, which bonuses may be based on company or individual performance goals not reflected in our annual incentive plan or purely discretionary.

For 2009, notwithstanding that our Adjusted EBITDA goal was not achieved, the Committee decided to fund a discretionary pool at an 85% level for Affinion International in recognition of the attainment of divisional goals in a difficult macroeconomic climate. Such pool will be allocated based solely upon individual results and the individual’s impact on the business. Discretionary bonuses from the Affinion International employee pool were allocated to our named executive officers as follows: 0% of Messrs. Lipman, Siegel, Ciriello, Rooney, and Rusin’s target for 2009, and approximately 85% of Mr. Upshaw’s target due to performance of, and his leadership regarding, our international operations. Mr. Ciriello was paid a $15,000 sign-on bonus in 2009 as an incentive to commence employment with our company.

In addition, notwithstanding that our Adjusted EBITDA goal was not achieved, the Committee decided to fund a discretionary pool at a 40% level, which will be allocated to North America associates who are below the level of Vice President and which will help retain these associates who performed exceptionally well during a difficult macroeconomic environment. Such pool will be allocated based solely on individual results and the individual’s impact on the business. Discretionary bonuses from the pool will not be allocated to our named executive officers.

The discretionary element of the annual bonus is reported in column (d) of the Summary Compensation Table and the performance-based annual bonus is reported in column (g) of the Summary Compensation Table. For 2009, no amounts were reported in column (g) of the Summary Compensation Table due to the Committee decision to fund only a discretionary pool that was not based on performance.

Long-Term Equity Incentive Compensation

2007 Stock Award Plan

On November 7, 2007, our board of directors adopted the 2007 Stock Award Plan, under which our employees, directors and other service providers are eligible to receive awards of our common stock. The rationale for the plan was to provide a means through which we and our affiliates may attract and retain key personnel and to provide a means for our directors, officers, employees, consultants and advisors (and prospective directors, officers, employees, consultants and advisors) and our affiliates to acquire and maintain an equity interest in us, or be paid incentive compensation, which may (but need not) be measured by reference to our stock price. Upon adoption of the 2007 Stock Award Plan, no additional grants may be made under our 2005 Stock Incentive Plan. The Committee has not adopted a policy of regularly timed annual grants of equity under the 2007 Stock Award Plan.

Pursuant to a compensation committee resolution dated February 6, 2009, the Committee granted 710,000 options to the named executive officers and other key employees during 2009 in connection with their respective individual performance for 2008 and in an effort to retain key performers. Of the 710,000 options awarded, Mr. Siegel received, as a result of his promotion to Chief Financial Officer, a grant of 100,000 options with an exercise price equal to the grant date fair market value of the common stock subject to the option, and Mr. Upshaw received, on account of his increased responsibilities, 150,000 options with an exercise price equal to the grant date fair market value of the common stock subject to the option. Mr. Ciriello received an award of 200,000 options with an exercise price equal to the grant date fair market value of our common stock subject to the option in connection with his hiring as Executive Vice President and General Counsel of our company.

On January 13, 2010, the Committee approved the Amended and Restated 2010 Retention Award Program, or the RAP, which provides for awards of restricted stock units (“RSUs”) under the 2007 Stock Award Plan. The Committee determined that it is in our company’s best interests to foster retention of approximately 110 key employees by awarding RSUs under the RAP with an aggregate cash election dollar value of approximately $10 million, which RSUs are subject to time based vesting conditions that run through approximately the first quarter of 2012. Generally, the number of RSUs awarded to each participant is equal to the quotient of (i) the aggregate cash election dollar value of RSUs that will be awarded to such participant (which we refer to as the Dollar Award Value) multiplied by 1.2, divided by (ii) $12.63 (i.e., the value per share of our common stock as of December 31, 2009). The aggregate value of RSUs awarded to each of Messrs. Lipman, Siegel, Rusin, Upshaw, Rooney and Ciriello (after multiplying the respective Dollar Award Values by 1.2) is: $1,080,000, $720,000, $540,000, $540,000, $456, 000, and $180,000, respectively. The Committee initially intended to settle the RSUs under the RAP in shares of our common stock, however, the amended and restated RAP provides for a feature allowing participants to elect to receive cash in lieu of shares of our common stock upon any of the four semi-annual vesting dates for such RSUs in an amount equal to one-fourth of the Dollar Award Value.

Retirement Benefits

Our named executive officers are eligible to participate in our Employee Savings Plan. This plan is a tax-qualified retirement savings plan pursuant to which all U.S. based employees or U.S. expatriates are able to contribute on a before-tax basis the lesser of up to 25% of their annual salary or the limit prescribed by the Internal Revenue Service. We match 100% of the first 4% of each employee’s pay that is contributed to the Employee Savings Plan. All contributions to the Employee Savings Plan as well as any matching contributions are fully vested upon contribution.

Nonqualified Deferred Compensation Plan

We terminated our Deferred Compensation Plan as of May 1, 2009 due to limited participation by employees and the mounting costs associated with its maintenance. The Deferred Compensation Plan is discussed in further detail under the heading “—Nonqualified Deferred Compensation as of Fiscal Year End 2009.”

Perquisites

We provide named executive officers with perquisites that we and the Committee believe are reasonable and consistent with our overall compensation program to better enable us to attract and retain superior employees for key positions. The named executive officers are entitled to a car allowance. Mr. Upshaw traditionally was entitled to relocation, tax equalization, tax preparation, expatriate premiums and other benefits afforded Mr. Upshaw in connection with his international service. Mr. Upshaw has repatriated to the United States as of December 15, 2009, and accordingly, relocation, tax equalization, tax preparation, expatriate premiums and other benefits afforded Mr. Upshaw in connection with his international service will not be provided to him prospectively, except with respect to prior years.

The Committee periodically reviews the levels of perquisites provided to our named executive officers.

Attributed costs of the perquisites described above for the named executive officers for fiscal years 2007, 2008 and 2009 are included in column (i) of the “Summary Compensation Table.”

Severance Payments

Employment agreements are currently in effect with Messrs. Lipman, Siegel, Upshaw, Ciriello, Rooney and Rusin. These employment agreements provide for severance payments in certain circumstances. The employment agreements are designed to promote stability and continuity of senior management.

In the event the employment of any of Messrs. Lipman, Siegel, Upshaw, Ciriello, Rooney or Rusin is terminated by us without “cause” (including as a result of our nonrenewal of their respective employment agreement) or they terminate their respective employment with us for “good reason,” the terminating executive will be entitled under the severance provisions of his employment agreement to a lump sum payment of any unpaid annual base salary through the date of termination and any bonus earned but unpaid for any fiscal year ended prior to the year in which the date of termination occurs, as well as periodic payments in the aggregate equal to: (i) in the case of Mr. Lipman, 200% of the sum of his annual base salary and target bonus, and (ii) in the case of either of Messrs. Siegel, Upshaw, Ciriello, Rooney, and Rusin, 100% of the sum of their respective annual base salary and target bonus. If employment of any of Messrs. Lipman, Siegel, Upshaw, Ciriello, Rooney or Rusin terminates due to death or disability, he will be entitled to a lump sum payment equal to 100% of his base salary. Definitions referenced above can be found under the subheading “Employment Agreements” following the Summary Compensation Table.

Information regarding applicable payments under such agreements for the named executive officers is provided under the heading “Potential Payments upon Termination or Change of Control.”

Tax and Accounting Implications

Deductibility of Executive Compensation/Internal Revenue Code Section 162(m)

Because we do not have a class of equity securities that is required to be registered under the Securities Exchange Act of 1934, as amended, we are not subject to Internal Revenue Code Section 162(m).

Accounting for Share-Based Compensation

The Company accounts for share-based payments under the 2005 Stock Incentive Plan and the 2007 Stock Award Plan in accordance with and to the extent required by FASB Accounting Standards Codification Topic 718, Compensation-Stock Compensation.

Summary Compensation Table

The table below summarizes the total compensation paid to or earned by each of our 2009 named executive officers for the fiscal years ended December 31, 2009, 2008 and 2007, to the extent that each of the 2009 named executive officers listed below was a named executive officer for such year(s).

(a)	(b)	(c)		(d)	(e)	(f)	(g)	(h)	(i)		(j)
Name and Principal Position	Year	Salary ($)		Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(4)		Total ($)
Nathaniel J. Lipman	2009	$586,731		$0	$0	$0	$0	$0	$44,992	(5)	$631,723
President, Chief Executive Officer & Chairman of the Board	2008	$591,529		$754,199	$0	$0	$0	$0	$44,030		$1,389,758
	2007	$544,257		$340,161	$0	$212,310	$340,161	$0	$1,913,597		$3,350,486

Todd H. Siegel	2009	$350,000		$0	$0	$944,000	$0	$0	$31,606	(6)	$1,325,606
Executive Vice President and Chief Financial Officer	2008	$293,253		$249,265	$0	$0	$0	$0	$31,133		$573,651
	2007	$267,596		$133,798	$0	$127,386	$133,798	$0	$346,423		$1,044,001

Robert G. Rooney	2009	$346,466		$0	$0	$0	$0	$0	$31,606	(7)	$378,072
Executive Vice President and Chief Operating Officer	2008	$346,847		$294,496	$0	$0	$0	$0	$30,849		$672,192
	2007	$334,750		$200,851	$0	$127,386	$167,375	$0	$410,323		$1,240,685

Steven E. Upshaw	2009	$319,800	(8)	$271,830	$0	$1,416,000	$0	$0	$574,066	(9)	$2,581,696
President and Chief Executive Officer, Affinion International	2008	$335,971		$95,940	$0	$0	$0	$0	$630,266		$1,062,177
	2007	$310,000		$139,500	$0	$127,386	$155,000	$0	$1,012,107		$1,743,993

Leonard P. Ciriello	2009	$215,384		$15,000	$0	$1,888,000	$0	$0	$14,808	(10)	$2,133,192
Executive Vice President and General Counsel

Thomas J. Rusin	2009	$300,150		$0	$0	$0	$0	$0	$31,446	(11)	$331,596
President and Chief Executive Officer, Affinion North America.	2008	$300,150		$255,128	$0	$674,000	$0	$0	$29,482		$1,258,760

(1)	For 2009, Mr. Lipman’s target bonus was 150% of base salary. For 2009, the target bonus of each named executive officer other than Mr. Lipman was 100% of their respective annual base salary. With the exception of Mr. Ciriello’s sign-on bonus of $15,000 and Mr. Upshaw’s discretionary bonus as described below in this footnote, no amounts are reported in this column for 2009 because no annual bonuses were earned in 2009. Although performance targets were not met, and accordingly, pursuant to the terms of the bonus programs neither the performance-based element nor the discretionary element were payable, the Committee funded a 2009 bonus pool at an 85% level for Affinion International. Messrs. Lipman, Siegel, Ciriello, Rooney and Rusin were allocated 0% of such pool and Mr. Upshaw was allocated an amount equal to approximately 85% of his target due to the attainment of divisional goals and his leadership role in respect of such operations.
(2)	The amounts shown in columns (e) and (f) reflect, for each named executive officer, the aggregate grant date fair value of stock and option awards during fiscal year 2009, 2008 and 2007.
(3)	Because neither 2008 nor 2009 Adjusted EBITDA targets were achieved, no amounts were payable for 2008 or 2009 under the performance-based element of the annual bonus program.
(4)	The amounts shown in column (i) reflect, for each named executive officer: 2009 matching contributions we made on behalf of the named executive officers to the Employee Savings Plan (which is more fully described under “Retirement Benefits” above) in the amount of $13,800 for Mr. Lipman, Mr. Siegel, Mr. Rooney, Mr. Upshaw and Mr. Rusin, and also certain annual perquisites disclosed in other footnotes to this Summary Compensation Table. Mr. Ciriello did not contribute, on a pre-tax basis, any of his salary, to the Employee Savings Plan for 2009. Also included in this column are the value of long term disability insurance premiums imputed to each named executive officer (each less than $500) and certain de minimis employee recognition awards (i.e., BRAVO awards) to our chief executive officer.
(5)	Includes an automobile allowance for 2009 equal to $30,230.
(6)	Includes an automobile allowance for 2009 equal to $17,340.
(7)	Includes an automobile allowance for 2009 equal to $17,340.
(8)	Includes an annual expatriate premium payment of $30,000.
(9)	In addition to the amounts described in footnote (4) above, this amount includes (i) an annual cost of living adjustment of $25,000, (ii) relocation and housing expenses of $144,047, (iii) U.S. tax equalization payment of $93,949, (iv) payment of UK taxes of $245,406, (v) an automobile benefit valued at $16,623 and (vi) tax advice/preparation expenses of $500.
(10)	Includes an automobile allowance for 2009 equal to $14,450.
(11)	Includes an automobile benefit for 2009 valued at $17,180, which includes a tax gross-up based on an assumed 25% federal and 5% state income tax rates.

Employment Agreements

The following paragraphs summarize the material terms of the employment agreements of our named executive officers who are currently employed by us. The severance provisions of these agreements are summarized under the heading “Potential Payments upon Termination or Change of Control.”

Nathaniel J. Lipman. Effective as of November 9, 2007, we entered into an employment agreement with Mr. Lipman pursuant to which he serves as our Chairman of the Board, President and Chief Executive Officer. Effective January 15, 2010, Steven E. Upshaw was promoted to President of Affinion Group, and Mr. Lipman resigned such position; Mr. Lipman remains our Chairman and Chief Executive Officer. The initial term of the employment agreement is from November 9, 2007 through October 17, 2010. After the initial term, the agreement is subject to automatic one-year renewals unless either party provides at least 90 days’ prior written notice to the other party of its intent not to renew the agreement. Effective October 1, 2007, Mr. Lipman’s annual base salary was increased to $585,000, subject to annual review for potential increases. For 2008 and 2009, Mr. Lipman was eligible for an annual target bonus of 150% of his base salary, subject to the attainment of performance goals established by the Committee under our annual incentive plan.

Todd H. Siegel. Effective as of November 9, 2007, we entered into an employment agreement with Mr. Siegel pursuant to which he served as an Executive Vice President and our General Counsel. Mr. Siegel replaced Mr. Thomas Williams as the Company’s Chief Financial Officer effective as of November 24, 2008. Effective February 17, 2009, Leonard P. Ciriello was appointed as General Counsel of the Company, and Mr. Siegel resigned such position; Mr. Siegel remains an Executive Vice President and our Chief Financial Officer. The initial term of the agreement is November 9, 2007 through June 1, 2010. After the initial term, the agreement is subject to automatic one-year renewals unless either party provides at least 90 days’ prior written notice to the other party of its intent not to renew the agreement. Although the agreement reflects an annual base salary of $275,000, Mr. Siegel’s annual base salary was increased to $284,000 on February 26, 2008 pursuant to a compensation committee resolution. Mr. Siegel’s annual base salary was further increased to $350,000 in connection with his promotion to Chief Financial Officer. Mr. Siegel is also eligible for an annual target bonus of 100% of his base salary, subject to the attainment of performance goals established by the Committee under our annual incentive plan.

Robert G. Rooney. Effective as of November 9, 2007, we entered into an employment agreement with Mr. Rooney pursuant to which he serves as an Executive Vice President and our Chief Operating Officer. The initial term of the agreement is from November 9, 2007 through June 15, 2010. After the initial term, the employment agreement is subject to automatic one-year renewals unless either party provides at least 90 days’ prior written notice to the other party of its intent not to renew the agreement. Effective January 1, 2008, Mr. Rooney’s base salary was increased to $346,466, which is subject to annual review for potential increases. Mr. Rooney is eligible to receive an annual target bonus of 100% of his base salary, subject to the attainment of performance goals established by the Committee under our annual incentive plan.

Steven E. Upshaw. On January 15, 2010, we entered into an employment agreement with Mr. Upshaw pursuant to which he serves as President of Affinion Group and Chief Executive Officer of Affinion International Limited. This agreement superseded Mr. Upshaw’s prior-existing employment agreement. The initial term of the employment agreement is from January 15, 2010 through January 15, 2013. After the initial term, the agreement is subject to automatic one-year renewals unless either party provides at least 90 days’ prior written notice to the other party of its intent not to renew the agreement. The agreement reflects Mr. Upshaw’s base salary of $325,000, subject to annual review for potential increases. Mr. Upshaw is eligible to receive an annual target bonus of 100% of his base salary, subject to the attainment of performance goals established by the Committee under our annual incentive plan.

Leonard P. Ciriello. On February 17, 2009, we entered into an employment agreement with Mr. Ciriello pursuant to which he serves as Executive Vice President and General Counsel of the Company. The initial term of the employment agreement is from February 17, 2009 through February 17, 2012. After the initial term, the agreement is subject to automatic one-year renewals unless either party provides at least 90 days’ prior written notice to the other party of its intent not to renew the agreement. The agreement reflects an annual base salary of $250,000, subject to annual review for potential increases. Mr. Ciriello is eligible to receive an annual target bonus of 100% of his base salary, subject to the attainment of performance goals established by the Committee under our annual incentive plan.

Thomas J. Rusin. Effective as of November 9, 2007, we entered into an employment agreement with Mr. Rusin pursuant to which he serves as President and Chief Executive Officer, North America. The initial term of the agreement is from November 9, 2007 through June 1, 2010. After the initial term, the employment agreement is subject to automatic one-year renewals unless either party provides at least 90 days’ prior written notice to the other party of its intent not to renew the agreement. Effective January 1, 2008, Mr. Rusin’s base salary was increased to $300,150, which is subject to annual review for potential increases. Mr. Rusin is eligible to receive an annual target bonus of 100% of his base salary, subject to the attainment of performance goals established by the Committee under our annual incentive plan. Mr. Rusin has resigned from his position as President and Chief Executive Officer, North America, effective June 30, 2010.

Restrictive Covenants. Each of the named executive officers is subject to restrictive covenants contained in their employment agreements, which are identical to covenants they are subject to in their capacity as shareholders under the Management Investor Rights Agreement, to the extent applicable. Each named executive officer is prohibited from soliciting our employees, customers, suppliers, and licensees for three (3) years following his or her termination of employment and prohibited from competing with us and our affiliates for two (2) years following termination of employment. Each named executive officer is also subject to post-termination nondisclosure obligations relating to confidential company information.

Grants of Plan Based Awards In Fiscal Year 2009

The following table presents information regarding the equity awards granted to our named executive officers during fiscal year 2009.

(a)	(b)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			(i)	(j)	(k)	(l)
		(c)	(d)	(e)	(f)	(g)	(h)
Name	Grant Date	Threshold ($)	Target ($)(1)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#) (2)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)
Nathaniel J. Lipman	—	—	$877,500	—	—	—	—	—	—	—	—
Todd H. Siegel	2/06/2009	—	$350,000	—	—	—	—	—	100,000	$15.25	$944,000
Robert G. Rooney	—	—	$346,466	—	—	—	—	—	—	—	—
Steven E. Upshaw	2/06/2009	—	$335,971	—	—	—	—	—	150,000	$15.25	$1,416,000
Leonard P. Ciriello	2/06/2009	—	$250,000	—	—	—	—	—	200,000	$15.25	$1,888,000
Thomas J. Rusin	—	—	$300,150	—	—	—	—	—	—	—	—

(1)	Reflects target annual bonuses approved by the Committee for fiscal year 2009.
(2)	Reflects grant of options on February 6, 2009 to Messrs. Siegel and Upshaw, 25% of which will become exercisable on each of the first four anniversaries of the grant date. Reflects grant of options on February 6, 2009 to Mr. Ciriello in respect of his commencement of employment with the Company as Executive Vice President and General Counsel, 25% of which will become exercisable on each of the first four anniversaries of the grant date.

Outstanding Equity Awards At 2009 Fiscal Year-End

The following table presents information regarding the outstanding equity awards held by each named executive officer at the end of fiscal year 2009 (with each share amount and exercise price adjusted to reflect Affinion’s stock split and the adjustment to the exercise price on account of the dividends paid in 2007).

(a)	Option Awards								Stock Awards
	(b)		(c)		(d)		(e)	(f)	(g)	(h)	(i)	(j)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)		Number of Securities Underlying Unexercised Options (#) Unexercisable(2)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(2)		Option Exercise Price ($)(3)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Nathaniel J. Lipman(4)	15,750		15,750		—		$13.02	11/30/2017	—	—	—	—
	485,520	(Tranche A)	121,380	(Tranche A)	—		$1.43	10/17/2015	—	—	—	—
	—		—		303,450	(Tranche B)	$1.43	10/17/2015	—	—	—	—
	—		—		303,450	(Tranche C)	$1.43	10/17/2015	—	—	—	—

Todd H. Siegel	—		100,000		—		$15.25	02/06/2019	—	—	—	—
	9,450		9,450		—		$13.02	11/30/2017	—	—	—	—
	104,529	(Tranche A)	26,133	(Tranche A)	—		$1.43	10/17/2015	—	—	—	—
	—		—		65,331	(Tranche B)	$1.43	10/17/2015	—	—	—	—
	—		—		65,331	(Tranche C)	$1.43	10/17/2015	—	—	—	—

Robert G. Rooney	9,450		9,450		—		$13.02	11/30/2017	—	—	—	—
	126,000	(Tranche A)	31,500	(Tranche A)	—		$1.43	10/17/2015	—	—	—	—
	—		—		78,750	(Tranche B)	$1.43	10/17/2015	—	—	—	—
	—		—		78,750	(Tranche C)	$1.43	10/17/2015	—	—	—	—

Steven E. Upshaw	—		150,000		—		$15.25	02/06/2019	—	—	—	—
	9,450		9,450		—		$13.02	11/30/2017	—	—	—	—
	40,269	(Tranche A)	10,068	(Tranche A)	—		$1.43	10/17/2015	—	—	—	—
	—		—		25,169	(Tranche B)	$1.43	10/17/2015	—	—	—	—
	—		—		25,168	(Tranche C)	$1.43	10/17/2015	—	—	—	—
	12,600	(Tranche A)	3,150	(Tranche A)	—		$1.43	11/16/2015	—	—	—	—
	—		—		7,875	(Tranche B)	$1.43	11/16/2015	—	—	—	—
	—		—		7,875	(Tranche C)	$1.43	11/16/2015	—	—	—	—
	15,750	(Tranche A)	10,500	(Tranche A)	—		$1.43	10/16/2016	—	—	—	—
	—		—		13,125	(Tranche B)	$1.43	10/16/2016	—	—	—	—
	—		—		13,125	(Tranche C)	$1.43	10/16/2016	—	—	—	—

(a)	Option Awards								Stock Awards
	(b)		(c)		(d)		(e)	(f)	(g)	(h)	(i)	(j)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)		Number of Securities Underlying Unexercised Options (#) Unexercisable(2)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(2)		Option Exercise Price ($)(3)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Leonard P. Ciriello	—		200,000		—		$15.25	2/06/2019	—	—	—	—

Thomas J. Rusin	9,450		9,450		—		$13.02	11/30/2017	—	—	—	—
	25,000		75,000		—		$13.02	05/13/2018
	67,972	(Tranche A)	16,994	(Tranche A)	—		$1.43	10/17/2015	—	—	—	—
	—		—		42,483	(Tranche B)	$1.43	10/17/2015	—	—	—	—
	—		—		42,483	(Tranche C)	$1.43	10/17/2015	—	—	—	—
	3,150	(Tranche A)	2,100	(Tranche A)	—		$1.43	06/01/2016	—	—	—	—
	—		—		2,625	(Tranche B)	$1.43	06/01/2016	—	—	—	—
	—		—		2,625	(Tranche C)	$1.43	06/01/2016	—	—	—	—

(1)	All Tranche A, Tranche B and Tranche C options identified in this table are options to purchase shares of our common stock under our 2005 Stock Incentive Plan. Except for the options granted to Mr. Upshaw on November 16, 2005 and October 16, 2006 and the options granted to Mr. Rusin on June 1, 2006 all options granted to the named executive officers under our 2005 Stock Incentive Plan were granted on October 17, 2005. Vested options will expire earlier than the date indicated in column (f) if the executive terminates his relationship with us prior to the expiration date.
(2)	Twenty percent of the Tranche A options vest and become exercisable on each of the first five anniversaries of the grant date. In the event of a sale of Affinion, any unvested Tranche A options will vest on the 18-month anniversary of the sale or, if earlier (but following the sale), upon the executive’s termination by us without cause, by the executive for good reason or as a result of the executive’s death or disability. The Tranche B options vest on the eighth anniversary of the grant date, or, if earlier, the date on which a 20% or greater investor internal rate of return is realized. The Tranche C options vest on the eighth anniversary of the grant date or, if earlier, the date on which a 30% or greater investor internal rate of return is realized. Options not designated as either Tranche A, Tranche B or Tranche C, which were granted under the 2007 plan, are scheduled to vest with respect to 25% of the shares subject to such option on each of the first four anniversary dates of the grant.
(3)	On January 30, 2007, the Committee reduced the exercise price of all Tranche A, Tranche B and Tranche C options from $10.00 per share to $3.00 per share as an equitable adjustment required by the 2005 Stock Incentive Plan in connection with the extraordinary dividend on our common stock paid on January 31, 2007, which was further adjusted for our 2.1-for-1 stock split to $1.43 per share. Options granted after January 30, 2007 were unaffected.
(4)	Mr. Lipman’s Tranche A options vest as described in footnote (2) but are subject to the further requirement that upon termination by us without cause, by Mr. Lipman for good reason or as a result of his death or disability, the options will vest as if he continued to be employed by us until the second anniversary of the date of such termination, but only to the extent Mr. Lipman complies with certain contractual restrictive covenants.

On October 17, 2005, we adopted our 2005 Stock Incentive Plan. The plan allows us to grant nonqualified stock options, rights to purchase shares of our common stock and awards of restricted shares of our common stock to us and our affiliates’ directors, employees and consultants. The plan is administered by the Committee, which has the power to grant awards under the plan, select eligible persons to receive awards under the plan, determine the specific terms and conditions of any award (including price and conditions of vesting), construe and interpret the provisions of the plan, and generally make all other determinations and take other actions as may be necessary or advisable for the administration of the plan.

In the event of a change in control, we may, but are not obligated to, purchase then-outstanding options for a per option amount equal to the amount per share received in respect of the shares sold in the change in control transaction less the option price multiplied by the number of shares subject to the option. Stock awards will have a purchase price as determined by the Committee and evidenced by an award agreement. We may amend or terminate the plan at any time, but no such action as it pertains to an existing award may materially impair the rights of an existing holder without the consent of the participant.

Both time and performance-based vesting options have been awarded under the 2005 Stock Incentive Plan.

On November 7, 2007, our board of directors adopted the 2007 Stock Award Plan, under which our employees, directors and other service providers are eligible to receive awards of our common stock. The rationale for the plan was to provide a means through which Affinion and its affiliates may attract and retain key personnel and to provide a means for directors, officers, employees, consultants and advisors (and prospective directors, officers, employees, consultants and advisors) of Affinion and its affiliates to acquire and maintain an equity interest in us, or be paid incentive compensation, which may (but need not) be measured by reference to our stock price. Upon adoption of the 2007 Stock Award Plan, no additional grants may be made under our 2005 Stock Incentive Plan.

Our board of directors authorized 10,000,000 shares of our common stock for grants of non-qualified stock options, incentive (qualified) stock options, stock appreciation rights, restricted stock awards, restricted stock units, stock bonus awards, and/or performance compensation awards under the 2007 Stock Award Plan. Cash bonus awards may also be granted under the 2007 Stock Award Plan. The 2007 Stock Award Plan has a term of ten years and no further awards may be granted under the 2007 Stock Award Plan after November 7, 2017.

The Committee administers the 2007 Stock Award Plan and has the power to grant awards under the plan, select eligible persons to receive awards under the plan, determine the specific terms and conditions of any award (including price and conditions of vesting), construe and interpret the plan, and generally make all other determinations and take other actions as may be necessary or advisable for the administration of the plan.

In the event of a change in control (as defined in the 2007 Stock Award Plan), the Committee may determine, in its sole discretion, that outstanding options and equity awards (other than performance compensation awards) issued under the 2007 Stock Award Plan become fully vested and may vest performance compensation awards based on the level of attainment of the specified performance goals. The Committee may also cancel outstanding awards and pay the value of such awards to participants in connection with a change in control.

Option Exercises and Stock Vested

No stock options were exercised by our named executive officers during 2009 and no named executive officer vested in shares of restricted stock during 2009. Accordingly, a corresponding table has been intentionally omitted.

Nonqualified Deferred Compensation as of Fiscal Year End 20091

We terminated our Deferred Compensation Plan as of May 1, 2009. Prior to May 1, 2009, certain executives, including our named executive officers, were able to defer pursuant to our Deferred Compensation Plan up to 50% of their base salaries and/or up to 100% of their compensation earned under our annual incentive plan. Deferral elections were generally made by eligible executives in November of each year for amounts to be earned by such executives in the following year.

Participating executives were permitted to select any combination of the deemed investment options offered by the plan. Participating executives’ accounts are notionally credited with earnings or losses based on the earnings or losses of their selected investment vehicles. Participating executives are generally 100% vested in their elective contributions to the Deferred Compensation Plan.

As of May 1, 2009, the plan was terminated due to limited participation by employees and the mounting costs associated with its maintenance. As a result of such termination, distribution of all amounts credited to accounts of plan participants as of May 1, 2009 will be accelerated and made to such participants within 90 days following May 31, 2010, unless due earlier pursuant to the existing terms of the plan. Until the time such account balances are distributed to participants, participants’ accounts will continue to be notionally credited with earnings or losses based on the earnings or losses of such participants’ selected investment vehicles.

As of May 1, 2009, Messrs. Lipman and Rooney were the only named executive officers that participated in the Deferred Compensation Plan. As of April 27, 2009, the aggregate account balance of each of Messrs. Lipman and Rooney under the Deferred Compensation Plan was $206,010 and $179,616, respectively.

The following table summarizes the contributions, balances, earnings and distributions of and with respect to non-qualified deferred compensation for each of our named executive officers for the fiscal year ended December 31, 2009.

Name	Executive Contributions in 2009 ($)	Registrant Contributions in 2009 ($)	Aggregate Earnings in 2009 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 12/31/09 ($)
Nathaniel J. Lipman	$100,000		$48,841		$307,196
Todd H. Siegel
Robert G. Rooney	$100,000		$48,365		$277,858
Steven E. Upshaw
Leonard P. Ciriello
Thomas J. Rusin

Potential Payments Upon Termination or Change of Control

The tables below reflect the amount of compensation that would be payable to each of our named executive officers in the event of the termination of such executive’s employment as provided under the named executive officers’ employment agreements in effect for 2009. The amount of compensation payable to each named executive officer upon termination for good reason, retirement, termination without cause, the named executive officer’s disability or death or in the event of a change of control, is shown below. The amounts shown assume that such termination was effective as of December 31, 2009, and thus includes amounts earned through such time and are estimates of the amounts that would be paid out to the executives upon their termination. The actual amounts to be paid out can only be determined at the time of such executive’s separation from us. Outstanding unvested equity awards are generally not automatically accelerated upon a change of control.

Payments Made Upon Termination, Generally

Regardless of the manner in which a named executive officer’s employment terminates, he or she is entitled to receive amounts earned during his or her term of employment. Such amounts include:

•	non-equity incentive compensation earned during the fiscal year of termination; and

•	amounts earned and contributed under our Employee Savings Plan and Deferred Compensation Plan.

Payments Made Upon Retirement

In the event of the retirement of a named executive officer, in addition to the items identified above he or she will continue to be able to exercise vested options granted under our 2005 Stock Incentive Plan and 2007 Stock Award Plan for ninety (90) days following termination of employment (or such longer period as provided under the applicable plan documents and award agreements).

Payments Made Upon Termination due to Death or Disability

In the event of the death or disability of a named executive officer, in addition to the benefits listed under the headings “Payments Made Upon Termination, Generally” and “Payments Made Upon Retirement” above, the named executive officer will receive benefits under our disability plan or payments under our life insurance plan, as applicable.

The tables below reflect that Messrs. Lipman, Siegel, Rooney, Upshaw, Ciriello and Rusin would have been entitled under their respective employment agreements to a lump sum payment equal to 100% of the respective executive’s base salary upon the executive’s termination of employment on account of his death or disability.

Payments Made Upon Termination “Without Cause” or Termination for “Good Reason”

Pursuant to the executives’ employment agreements, if an executive’s employment is terminated “without cause,” or if the executive terminates his employment in certain circumstances defined in the agreement that constitute “good reason,” or the executive’s employment is terminated by us for cause or by reason of death or disability, the named executive officers will receive the benefits set forth under the heading “Payments Made Upon Termination, Generally” and in the following tables.

“Good reason” generally means: (i) in Mr. Lipman’s case, our failure to use commercially reasonable efforts to cause the executive to continue to be elected as a member of the Board; (ii) our material failure to fulfill our obligations under the executive’s employment agreement, (iii) a material and adverse change to, or a material reduction of, the executive’s duties and responsibilities, (iv) a reduction in the executive’s annual base salary or target bonus (excluding any reduction related to a broader compensation reduction that is not limited to executive specifically and that is not more than 10% in the aggregate or any reduction to which the executive consents) or (v) the relocation of the executive’s primary office to a location more than 35 miles from his current work location. We have a 30 day cure right following timely notice of any event constituting good reason from the executive.

“Cause” generally means: the executive’s (i) conviction of a felony or a crime of moral turpitude; (ii) conduct that constitutes fraud or embezzlement; (iii) willful misconduct or willful gross neglect; (iv) continued willful failure to substantially perform his duties; or (v) his material breach of his employment agreement. The executive has certain cure rights with respect to the acts set forth in (iv) and (v).

The named executive officers are only entitled to receive severance payments so long as they comply with their restrictive covenants regarding non-disclosure of confidential information, non-solicitation of employees, non-competition, and proprietary rights, each during and for specified periods after employment.

Payment of severance is conditioned on the named executive officer or his legal representative executing a separation agreement and general release of claims against us and our affiliates.

Nathaniel J. Lipman

In the event Mr. Lipman’s employment is terminated by us without cause (including as a result of our nonrenewal of his employment agreement) or he terminates his employment with us for good reason, he will be entitled under the severance provisions of his employment agreement to a lump sum payment of any unpaid annual base salary through the date of termination and any bonus earned but unpaid for any fiscal year ended prior to the year in which the date of termination occurs, as well as the payment in eight quarterly installments commencing on the date of termination of an amount equal to 200% of the aggregate amount of his annual base salary and target bonus. If Mr. Lipman’s employment is terminated due to death or disability, he will be entitled to a lump sum payment equal to 100% of his base salary. In the event Mr. Lipman violates any of the restrictive covenants he will have no further right to receive any severance payments.

The following table shows the potential payments upon termination of Mr. Lipman’s employment on December 31, 2009 under the circumstances described above:

Executive Benefit and Payments Upon Separation	Voluntary Termination	Early Retirement	Normal Retirement	Termination Without Cause	Termination for Good Reason	Disability	Death	Change of Control
Compensation :
Annual Incentive Plan	X	X	X	$1,755,000	$1,755,000	X	X	X
Cash Severance	X	X	X	$1,170,000	$1,170,000	$585,000	$585,000	X
Long-Term Incentive Compensation:
Stock Options(1)	X	X	X	X	X	X	X	X
Benefits & Perquisites:
Savings Plan	X	X	X	X	X	X	X	X
Health and Welfare Benefits	X	X	X	X	X	X	X	X
Life Insurance Proceeds	X	X	X	X	X	X	X	X

(1)	Pursuant to the terms of his option agreement dated October 17, 2005, in the event of a sale of Affinion, all of Mr. Lipman’s unvested Tranche A options will vest on the 18-month anniversary of the sale or, if earlier (but following the sale), upon his termination by us without cause, by Mr. Lipman for good reason or as a result of his death or disability. The value of the acceleration of vesting of Mr. Lipman’s options in connection with such a sale is impossible to calculate. Mr. Lipman’s option agreement also provides that upon his termination of employment by us without cause, by Mr. Lipman for good reason or as a result of his death or disability, his options will vest as if he continued to be employed by us until the second anniversary of his termination date, subject to his compliance with certain restrictive covenants. The value of the acceleration of vesting of Mr. Lipman’s options in connection with any such termination is impossible to calculate.

Todd H. Siegel

In the event Mr. Siegel’s employment is terminated by us without cause (including as a result of our non-renewal of the agreement) or he terminates his employment with us for good reason, he will be entitled under the severance provisions of the new employment agreement to a lump sum payment of any unpaid annual base salary through the date of termination and any bonus earned but unpaid for any fiscal year ended prior to the year in which the date of termination occurs, as well as the payment in six quarterly installments commencing on the date of termination of an amount equal to 100% of the aggregate amount of his annual base salary and target bonus. If Mr. Siegel’s employment is terminated due to death or disability, he will be entitled to a lump sum payment equal to 100% of his base salary. In the event Mr. Siegel violates any of the restrictive covenants he will have no further right to receive any severance payments.

The following table shows the potential payments upon termination of Mr. Siegel’s employment on December 31, 2009 under the circumstances described above:

Executive Benefit and Payments Upon Separation	Voluntary Termination	Early Retirement	Normal Retirement	Termination Without Cause	Termination for Good Reason	Disability	Death	Change of Control
Compensation :
Annual Incentive Plan	X	X	X	$350,000	$350,000	X	X	X
Cash Severance	X	X	X	$350,000	$350,000	$350,000	$350,000	X
Long-Term Incentive Compensation:
Stock Options(1)	X	X	X	X	X	X	X	X
Benefits & Perquisites:
Savings Plan	X	X	X	X	X	X	X	X
Health and Welfare Benefits	X	X	X	X	X	X	X	X
Life Insurance Proceeds	X	X	X	X	X	X	X	X

(1)	Pursuant to the terms of his option agreement dated October 17, 2005, in the event of a sale of Affinion, all of Mr. Siegel’s unvested Tranche A options will vest on the 18-month anniversary of the sale or, if earlier (but following the sale), upon his termination by us without cause, by Mr. Siegel for good reason or as a result of his death or disability. The value of the acceleration of vesting of Mr. Siegel’s options in connection with such a sale is impossible to calculate.

Robert G. Rooney

In the event Mr. Rooney’s employment is terminated by us without cause (including as a result of the non-renewal of his employment agreement) or he terminates his employment with us for good reason, he will be entitled under the severance provisions of the employment agreement to a lump sum payment of any unpaid annual base salary through the date of termination and any bonus earned but unpaid for any fiscal year ended prior to the year in which the date of termination occurs, as well as the payment in six quarterly installments commencing on the date of termination of an amount equal to 100% of the aggregate amount of his annual base salary and target bonus. If Mr. Rooney’s employment is terminated due to death or disability, he will be entitled to a lump sum payment equal to 100% of his base salary. In the event Mr. Rooney violates any of the restrictive covenants he will have no further right to receive any severance payments. Mr. Rooney’s agreement was amended in January 2010 to provide Mr. Rooney eighteen (18) months (rather than sixty (60) days) following the date on which Mr. Rooney begins reporting to Mr. Upshaw in his capacity as President of Affinion Group to provide written notice that Mr. Rooney is terminating his employment for good reason.

The following table shows the potential payments upon termination of Mr. Rooney’s employment on December 31, 2009:

Executive Benefit and Payments Upon Separation	Voluntary Termination	Early Retirement	Normal Retirement	Termination Without Cause	Termination for Good Reason	Disability	Death	Change of Control
Compensation :
Annual Incentive Plan	X	X	X	$346,466	$346,466	X	X	X
Cash Severance	X	X	X	$346,466	$346,466	$346,466	$346,466	X
Long-Term Incentive Compensation:
Stock Options(1)	X	X	X	X	X	X	X	X
Benefits & Perquisites:
Savings Plan	X	X	X	X	X	X	X	X
Health and Welfare Benefits	X	X	X	X	X	X	X	X
Life Insurance Proceeds	X	X	X	X	X	X	X	X

(1)	Pursuant to the terms of his option agreement dated October 17, 2005, in the event of a sale of Affinion, all of Mr. Rooney’s unvested Tranche A options will vest on the 18-month anniversary of the sale or, if earlier (but following the sale), upon his termination by us without cause, by Mr. Rooney for good reason or as a result of his death or disability. The value of the acceleration of vesting of Mr. Rooney’s options in connection with such a sale is impossible to calculate.

Steven E. Upshaw

In the event Mr. Upshaw’s employment is terminated by us without cause (including as a result of the non-renewal of his employment agreement) or he terminates his employment with us for good reason, he will be entitled under the severance provisions of the employment agreement to a lump sum payment of any unpaid annual base salary through the date of termination and any bonus earned but unpaid for any fiscal year ended prior to the year in which the date of termination occurs, as well as the payment in six quarterly installments commencing on the date of termination of an amount equal to 100% of the aggregate amount of his annual base salary and target bonus. If Mr. Upshaw’s employment is terminated due to death or disability, he will be entitled to a lump sum payment equal to 100% of his base salary. In the event Mr. Upshaw violates any of the restrictive covenants he will have no further right to receive any severance payments.

The following table shows the potential payments upon termination of Mr. Upshaw’s employment on December 31, 2009:

Executive Benefit and Payments Upon Separation	Voluntary Termination	Early Retirement	Normal Retirement	Termination Without Cause	Termination for Good Reason	Disability	Death	Change of Control
Compensation :
Annual Incentive Plan	X	X	X	$325,000	$325,000	X	X	X
Cash Severance	X	X	X	$325,000	$325,000	$325,000	$325,000	X
Long-Term Incentive Compensation:
Stock Options(1)	X	X	X	X	X	X	X	X
Benefits & Perquisites:
Savings Plan	X	X	X	X	X	X	X	X
Health and Welfare Benefits	X	X	X	X	X	X	X	X
Life Insurance Proceeds	X	X	X	X	X	X	X	X

(1)	Pursuant to the terms of his option agreement dated October 17, 2005, in the event of a sale of Affinion, all of Mr. Upshaw’s unvested Tranche A options will vest on the 18-month anniversary of the sale or, if earlier (but following the sale), upon his termination by us without cause, by Mr. Upshaw for good reason or as a result of his death or disability. The value of the acceleration of vesting of Mr. Upshaw’s options in connection with such a sale is impossible to calculate.

Leonard P. Ciriello

In the event Mr. Ciriello’s employment is terminated by us without cause (including as a result of the non-renewal of his employment agreement) or he terminates his employment with us for good reason, he will be entitled under the severance provisions of the employment agreement to a lump sum payment of any unpaid annual base salary through the date of termination and any bonus earned but unpaid for any fiscal year ended prior to the year in which the date of termination occurs, as well as the payment in six quarterly installments commencing on the date of termination of an amount equal to 100% of the aggregate amount of his annual base salary and target bonus. If Mr. Ciriello’s employment is terminated due to death or disability, he will be entitled to a lump sum payment equal to 100% of his base salary. In the event Mr. Ciriello violates any of the restrictive covenants he will have no further right to receive any severance payments.

The following table shows the potential payments upon termination of Mr. Ciriello’s employment on December 31, 2009:

Executive Benefit and Payments Upon Separation	Voluntary Termination	Early Retirement	Normal Retirement	Termination Without Cause	Termination for Good Reason	Disability	Death	Change of Control
Compensation :
Annual Incentive Plan	X	X	X	$250,000	$250,000	X	X	X
Cash Severance	X	X	X	$250,000	$250,000	$250,000	$250,000	X
Long-Term Incentive Compensation:
Stock Options	X	X	X	X	X	X	X	X
Benefits & Perquisites:
Savings Plan	X	X	X	X	X	X	X	X
Health and Welfare Benefits	X	X	X	X	X	X	X	X
Life Insurance Proceeds	X	X	X	X	X	X	X	X

Thomas J. Rusin

In the event Mr. Rusin’s employment is terminated by us without cause (including as a result of our non-renewal of the agreement) or he terminates his employment with us for good reason, he will be entitled under the severance provisions of the new employment agreement to a lump sum payment of any unpaid annual base salary through the date of termination and any bonus earned for any fiscal year ended prior to the year in which the date of termination occurs, provided he is employed on the last day of the prior fiscal year, as well as the payment in six quarterly installments commencing on the date of termination of an amount equal to 100% of the aggregate amount of his annual base salary and target bonus. If Mr. Rusin’s employment is terminated due to death or disability, he will be entitled to a lump sum payment equal to 100% of his base salary. In the event Mr. Rusin violates any of the restrictive covenants he will have no further right to receive any severance payments.

The following table shows the potential payments upon termination of Mr. Rusin’s employment on December 31, 2009 under the circumstances described above:

Executive Benefit and Payments Upon Separation	Voluntary Termination	Early Retirement	Normal Retirement	Termination Without Cause	Termination for Good Reason	Disability	Death	Change of Control
Compensation :
Annual Incentive Plan	X	X	X	$300,150	$300,150	X	X	X
Cash Severance	X	X	X	$300,150	$300,150	$300,150	$300,150	X
Long-Term Incentive Compensation:
Stock Options(1)	X	X	X	X	X	X	X	X
Benefits & Perquisites:
Savings Plan	X	X	X	X	X	X	X	X
Health and Welfare Benefits	X	X	X	X	X	X	X	X
Life Insurance Proceeds	X	X	X	X	X	X	X	X

(1)	Pursuant to the terms of his option agreement dated October 17, 2005, in the event of a sale of Affinion, all of Mr. Rusin’s unvested Tranche A options will vest on the 18-month anniversary of the sale or, if earlier (but following the sale), upon his termination by us without cause, by Mr. Rusin for good reason or as a result of his death or disability. The value of the acceleration of vesting of Mr. Rusin’s options in connection with such a sale is impossible to calculate.

Director Compensation

We use a combination of cash and share-based incentive compensation to attract and retain qualified candidates to serve on the board of directors. In setting director compensation, we consider the significant amount of time that directors expend in fulfilling their duties to us as well as the skill-level required by the members of our board of directors. The members of our board of directors are paid by Affinion Group for serving on the board of directors of Affinion Group and they also serve on our board of directors for no additional compensation.

Director Compensation

Our non-employee directors receive annual compensation in the amount of $45,000 payable in equal quarterly installments, plus $2,000 for each regular or special meeting of our board of directors or board committee that they attend in person, plus an additional $1,000 for each regular or special meeting of our board of directors or board committee that they attend by teleconference. In addition, Mr. Kenneth Vecchione receives $15,000 for serving as the chairman of the audit committee of the board of directors and Mr. Robert B. Hedges, Jr., Mr. Richard J. Srednicki and Mr. Peter W. Currie each receive $7,500 for serving on the audit committee of the board of directors. Our directors are also eligible to participate in the 2007 Stock Award Plan. Directors who are our employees receive no compensation for their service as directors.

Director Compensation Table For Fiscal Year 2009

The table below summarizes the compensation paid by us and earned or accrued by non-employee directors for the fiscal year ended December 31, 2009.

(a)	(b)	(c)	(d)	(e)	(f)	(g)
Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(2)(3)	Change in Pension Value and Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Marc E. Becker	$55,000	$0	$122,720	$0	$0	$177,720
Robert B. Hedges, Jr.	$70,500	$0	$122,720	$0	$0	$193,220
Matthew H. Nord	$56,000	$0	$108,560	$0	$0	$164,560
Stan Parker	$54,000	$0	$94,400	$0	$0	$148,400
Eric L. Press	$53,000	$0	$108,560	$0	$0	$161,560
Kenneth Vecchione	$79,000	$0	$122,720	$0	$0	$201,720
Eric L. Zinterhofer	$48,000	$0	$94,400	$0	$0	$142,400
Richard J. Srednicki	$70,500	$0	$122,720	$0	$0	$193,220
Peter W. Currie	$70,500	$0	$122,720	$0	$0	$193,220

(1)	Mr. Lipman, our Chairman of the Board and Chief Executive Officer, is not included in this table as he is our employee and thus receives no compensation for his services as a director (except as described above). The compensation received by Mr. Lipman as our employee is shown in the Summary Compensation Table.
(2)	As of December 31, 2009 each non-employee director had the following number of options outstanding (as adjusted for our stock split), including those described in note (3) below, all of which were fully vested when granted: Marc E. Becker, 44,500; Stan Parker, 41,500; Eric L. Press, 43,000; Eric L. Zinterhofer, 41,500; Matthew H. Nord, 43,000; Kenneth Vecchione, 60,250; Robert B. Hedges, Jr., 52,375; Richard J. Srednicki, 34,000; and Peter W. Currie, 34,000.
(3)	On April 29, 2009, each non-employee director was awarded the following number of options, all of which were fully vested when granted: Messrs. Becker, Currie, Hedges, Srednicki and Vecchione, 13,000; Messrs. Nord and Press, 11,500; and Messrs. Parker and Zinterhofer, 10,000. The amounts reported in this column (d), reflect, for each non-employee director, the aggregate grant date fair value of option awards during fiscal year 2009. The options expire on the tenth anniversary of the grant date (i.e., April 29, 2019).

Compensation Committee Interlocks and Insider Participation

During 2009, the members of our compensation committee consisted of Messrs. Becker and Press, both of whom are partners of Apollo, our controlling stockholder. Neither director has ever been one of our officers or employees. During 2009 neither director had any relationship that requires disclosure in this prospectus as a transaction with a related person. During 2009, none of our executive officers served as a member of the compensation committee of another entity, one of whose executive officers served on such board of directors, none of our executive officers served as a director of another entity, one of whose executive officers served on such board of directors, and none of our executive officers served as a member of the compensation committee of another entity, one of whose executive officers served as one of such directors.

PRINCIPAL AND SELLING STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of our common stock as of December 31, 2009 by (1) each person known to beneficially own more than 5% of our common stock, (2) each of our named executive officers, (3) each member of our board of directors at the completion of this offering, (4) all of our executive officers and members of our board of directors as a group and (5) each selling stockholder. As of December 31, 2009, there were 59,710,980 shares of common stock outstanding. For more information regarding our selling stockholders and the relationships, positions and offices they have with us, see “Certain Relationships and Related Party Transactions” and “Management.”

The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities as to which he has no economic interest.

Except as indicated by footnote, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

Name of Beneficial Owner	Shares Beneficially Owned Before the Offering		Number of Shares to be Sold in the Offering	Shares Beneficially Owned After the Offering		Maximum Number of Shares to be Sold if Over- Allotment Option is Exercised in Full	Shares Beneficially Owned After the Offering if the Over- Allotment Option is Exercised in Full
	Shares	Percentage		Shares	Percentage		Shares	Percentage
Apollo Funds(a)	60,523,231	96.9%
Nathaniel J. Lipman(b)	1,026,270	1.7%
Robert G. Rooney(c)	345,540	*
Todd H. Siegel(d)	292,700	*
Steven E. Upshaw(e)	174,790	*
Thomas J. Rusin(f)	205,533	*
Leonard P. Ciriello(g)	50,000	*
Marc E. Becker(h)(i)	44,500	*
Matthew H. Nord(h)(j)	43,000	*
Stan Parker(h)(j)	41,500	*
Eric L. Press(h)(j)	43,000	*
Kenneth Vecchione(h)(k)	60,250	*
Richard J. Srednicki(l)	34,000	*
Peter W. Currie(l)	34,000	*
Jonathan Ellenthal(m)	15,000	*
Directors and executive officers as a group (17 persons)(n)	2,535,267	4.1%
Other Selling Stockholders

(*)	Less than one percent.
(a)

Represents 57,750,000 shares of common stock owned of record by Affinion Group Holdings, LLC (“Affinion LLC”), and 2,773,231 shares of common stock issuable upon exercise of warrants owned of record by Apollo Investment Fund V, L.P. (“AIF V”) and Affinion Group Holdings B, LLC (“Affinion B LLC”). Apollo Management V, L.P. (“Management V”) serves as the sole manager of each of Affinion LLC and Affinion B LLC, and as the manager of AIF V. AIF V Management, LLC (“AIF V LLC”) is the general partner of Management V and Apollo Management, L.P. (“Apollo Management”), is the sole member and manager of AIF V LLC. Apollo Management GP, LLC (“Management GP”) is the general partner of Apollo Management, Apollo Management Holdings, L.P. (“AMH”) is the sole and managing member of Management GP, and Apollo Management Holdings GP, LLC (“AMH GP”) is the general partner of AMH. Affinion LLC and Affinion B LLC each serve as a fiduciary for Apollo German Partners V GmbH & Co. KG (“German V”) with respect to German V’s investments in our securities. Apollo Verwaltungs V GmbH (“Apollo German GP”) is the general partner of German V and Apollo Advisors V, L.P. (“Advisors V”) is the managing limited partner of German V. Advisors V also serves as the general partner of AIF V. Apollo Capital Management V, Inc. (“ACM V”) is the general partner of Advisors V. Apollo Principal Holdings I, L.P. (“Apollo Principal”) is the sole shareholder of ACM V, and Apollo Principal Holdings I GP, LLC (“Principal GP”) is the general partner of Apollo Principal.

Each of Affinion LLC, Affinion B LLC, AIF V, Management V, AIF V LLC, Apollo Management, Management GP, AMH, AMH GP, German V, Apollo German GP, Advisors V, ACM V, Apollo Principal, and Principal GP (collectively, the “Apollo Entities”) disclaim beneficial ownership of all shares of our common stock held of record or beneficially owned by any of the Apollo Entities, except to the extent of any pecuniary interest therein. The address of Affinion LLC, Affinion B LLC, AIF V, Advisors V, ACM V, Apollo Principal and Principal GP is c/o Apollo Advisors V, L.P., One Manhattanville Road, Suite 201, Purchase, New York 10577. The address of Management V, AIF V LLC, Apollo Management, Management GP, AHM and AMH GP is c/o Apollo Management, L.P., 9 West 57th St., New York, New York 10019. The address of German V and Apollo German GP is Hainer Weg 13-15, 60599, Frankfurt, Germany.

Leon Black, Joshua Harris and Marc Rowan are the managers and executive officers of Principal GP and AMH GP and as such effectively have the power to exercise voting and investment control with respect to the shares of our common stock held of record or beneficially owned by any of the Apollo Entities. Each of Messrs. Black, Harris and Rowan disclaims beneficial ownership of such shares except to the extent of any pecuniary interest therein. The address of Messrs. Black, Harris and Rowan is c/o Apollo Management, L.P., 9 West 57th Street, New York, New York 10019.

(b)	Includes 485,520 shares of common stock issuable upon the exercise of Tranche A options and 15,750 shares of common stock issuable upon the exercise of 2007 Stock Award Plan options that are currently exercisable or exercisable within 60 days. Does not include 744,030 shares of common stock issuable upon the exercise of Tranche A, Tranche B and Tranche C and 2007 Stock Award Plan options that remain subject to vesting.
(c)	Includes 126,000 shares of common stock issuable upon the exercise of Tranche A options and 9,450 shares of common stock issuable upon the exercise of 2007 Stock Award Plan options that are currently exercisable or exercisable within 60 days. Does not include 198,450 shares of common stock issuable upon the exercise of Tranche A, Tranche B and Tranche C and 2007 Stock Award Plan options that remain subject to vesting.
(d)	Includes 104,530 shares of common stock issuable upon the exercise of Tranche A options and 34,450 shares of common stock issuable upon the exercise of 2007 Stock Award Plan options that are currently exercisable or exercisable within 60 days. Does not include 241,244 shares of common stock issuable upon the exercise of Tranche A, Tranche B and Tranche C and 2007 Stock Award Plan options that remain subject to vesting.
(e)	Includes 68,620 shares of common stock issuable upon the exercise of Tranche A options and 46,950 shares of common stock issuable upon the exercise of 2007 Stock Award Plan options that are currently exercisable or exercisable within 60 days. Does not include 238,004 shares of common stock issuable upon the exercise of Tranche A, Tranche B and Tranche C and 2007 Stock Award Plan options that remain subject to vesting.
(f)	Includes 71,123 shares of common stock issuable upon the exercise of Tranche A options and 34,450 shares of common stock issuable upon the exercise of 2007 Stock Award Plan options that are currently exercisable or exercisable within 60 days. Does not include 193,759 shares of common stock issuable upon the exercise of Tranche A, Tranche B and Tranche C and 2007 Stock Award Plan options that remain subject to vesting. Mr. Rusin has sole voting power with respect to these shares but shares investment power with his former spouse.
(g)	Includes 50,000 shares of common stock issuable upon the exercise of 2007 Stock Award Plan options that are currently exercisable or exercisable within 60 days. Does not include 150,000 shares of common stock issuable upon the exercise of 2007 Stock Award Plan options that remain subject to vesting.
(h)	Messrs. Becker, Parker, Press and Nord are each partners of Apollo. Although each of Messrs. Becker, Parker, Press and Nord may be deemed to be the beneficial owner of shares beneficially owned by Apollo, each of them disclaims beneficial ownership of any such shares.
(i)	Consists of 44,500 shares of common stock issuable upon the exercise of options which are currently exercisable or exercisable within 60 days.
(j)	Consists of 41,500 shares of common stock issuable upon the exercise of options which are currently exercisable or exercisable within 60 days.
(k)	Consists of 60,250 shares of common stock issuable upon the exercise of options which are currently exercisable or exercisable within 60 days.
(l)	Consists of 34,000 shares of common stock issuable upon the exercise of options which are currently exercisable or exercisable within 60 days.
(m)	Consists of 15,000 shares of common stock issuable upon the exercise of options which are currently exercisable or exercisable within 60 days.
(n)	Includes 872,592 shares of common stock issuable upon the exercise of Tranche A options, 195,150 shares of common stock issuable upon the exercise of 2007 Stock Award Plan options and 394,125 shares of common stock issuable upon the exercise of Board of Director grants that are currently exercisable or exercisable within 60 days. Does not include 1,800,038 shares of common stock issuable upon the exercise of Tranche A, Tranche B and Tranche C and 2007 Stock Award Plan options that remain subject to vesting.

Securities Authorized for Issuance Under Equity Compensation Plan

In connection with the closing of the Transactions on October 17, 2005, we adopted the 2005 Stock Incentive Plan (the “Plan”) and the Plan was approved by our stockholders. The Plan authorizes our board of directors to grant non-qualified, non-assignable stock options and rights to purchase shares of our common stock to directors and employees of, and consultants to us and our subsidiaries, including Affinion Group. For additional discussion of our equity compensation, including the Plan, see Note 13 to our consolidated financial statements included elsewhere herein.

The table below summarizes the equity issuances under the Plan as of December 31, 2009.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column
Equity compensation plans approved by security holders	3,884,034	$1.62	—
Equity compensation plans not approved by security holders	1,770,775	14.29	8,229,225

Total	5,654,809	$5.59	8,229,225

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Acquisition

Purchase Agreement

Overview. On July 26, 2005, Affinion Group entered into a purchase agreement with Cendant. Pursuant to the purchase agreement, on October 17, 2005, Affinion Group purchased from Cendant all of the equity interests of AGLLC, and all of the share capital of AIH. The aggregate purchase price paid to Cendant was approximately $1.8 billion (consisting of cash and our newly issued preferred stock and after giving effect to certain fixed adjustments), subject to further adjustments as provided in the purchase agreement. In addition, Cendant received a warrant to purchase up to 7.5% of our then outstanding common stock.

As a result of the Acquisition, we own 100% of the total capital stock of Affinion Group. With respect to our capital stock, (i) approximately 97% of our common stock outstanding is owned by Affinion Group Holdings, LLC, a Delaware limited liability company (“Parent LLC”) and an affiliate of Apollo, (ii) approximately 3% of our common stock is owned by the management stockholders and (iii) 100% of our preferred stock is owned by Cendant. On January 31, 2007, we redeemed 76% of the outstanding preferred stock for an aggregate redemption price of $106.0 million.

Indemnification. Cendant has agreed to indemnify us, Affinion Group and each of our affiliates, collectively, the indemnified parties, for breaches of representations, warranties and covenants made by Cendant, as well as for other specified matters, certain of which are described below. We and Affinion Group have agreed to indemnify Cendant, its affiliates and each of their respective directors and officers for breaches of representations, warranties and covenants made by each of us, as well as for certain other specified matters. Generally, all parties’ indemnification obligations with respect to breaches of representations and warranties (except with respect to the matters described below) (i) are subject to a $100,000 occurrence threshold, (ii) are not effective until the aggregate amount of losses suffered by the indemnified party exceeds $15.0 million (and then only for the amount of losses exceeding $15.0 million) and (iii) are limited to $275.1 million of recovery. Generally, subject to certain exceptions of greater duration, the parties’ indemnification obligations with respect to representations and warranties expired on April 15, 2007 with indemnification obligations related to covenants surviving until the applicable covenant has been fully performed.

In connection with the purchase agreement, Cendant agreed to specific indemnification obligations with respect to the pending matters described below and other matters which have subsequently been resolved.

As publicly announced, as part of a plan to split into four independent companies, Cendant has (i) distributed the equity interests it previously held in its hospitality services business (“Wyndham”) and its real estate services business (“Realogy”) to Cendant stockholders and (ii) sold its travel services business (“Travelport”) to a third party. Cendant continues as a publicly traded company which owns the vehicle rental business (“Avis/Budget,” together with Wyndham and Realogy, the “Cendant Entities”). Subject to certain exceptions, Wyndham and Realogy have agreed to share Cendant’s contingent and other liabilities (including its indemnity obligations to us described above and other liabilities to us in connection with the Transactions) in specified percentages. If any Cendant Entity defaults in its payment, when due, of any such liabilities, the remaining Cendant Entities are required to pay an equal portion of the amounts in default. Wyndham continues to hold a portion of the preferred stock and warrants issued by us in connection with the Acquisition. Realogy was subsequently acquired by an affiliate of Apollo.

Excluded Litigation. Cendant has agreed to fully indemnify the indemnified parties with respect to any pending or future litigation, arbitration, or other proceeding relating to the facts and circumstances of Fortis and the accounting irregularities in the former CUC International, Inc. announced on April 15, 1998.

Certain Litigation and Compliance with Law Matters. Cendant has agreed to indemnify the indemnified parties up to specified amounts for, among others: (i) breaches of its representations and warranties with respect to legal proceedings that (x) occur after the date of the purchase agreement, (y) relate to facts and circumstances related to the business of AGLLC or AIH and (z) constitute a breach or violation of its compliance with law representations and warranties; (ii) breaches of its representations and warranties with respect to compliance with laws to the extent related to the business of AGLLC or AIH; and (iii) the August 2005 Suit.

Cendant, Affinion Group and we have agreed that losses up to $15.0 million incurred with respect to these matters will be borne solely by us and losses in excess of $15.0 million will be shared by the parties in accordance with agreed upon allocations. We have the right at all times to control litigation related to shared losses and Cendant has consultation rights with respect to such litigation.

Other Litigation. Cendant has agreed to indemnify us for specified amounts with respect to losses incurred in connection with the 2001 Class Action. Until September 30, 2006, Cendant had the right to control and settle this litigation, subject to certain consultation and other specified limitations. Since September 30, 2006, we have the right to control and settle this litigation, subject to certain consultation and other specified limitations.

We will retain all liability with respect to the November 2002 Class Action and will not be indemnified by Cendant for losses related thereto.

Covenant Not to Compete. Cendant has agreed, subject to certain exceptions, not to compete with us for a seven-year period after the closing of the Transactions in the business of providing affinity-based membership programs, affinity-based insurance programs or benefit packages as enhancements to financial institution or customer accounts, in each case, on a fee or commission basis. We have agreed, subject to certain exceptions, not to compete with Cendant for a five-year period in the non-membership based, direct to consumer online travel distribution business in a manner which utilizes any content or booking or packaging engine of Cendant or its subsidiaries made available by Cendant or its subsidiaries to us and that is competitive to Cendant’s online travel businesses.

Non-Solicitation . Cendant has agreed, subject to certain exceptions, not to solicit any employee of ours, AGLLC, AIH or their respective subsidiaries for a period of three years after the closing of the Transactions.

Ancillary Agreements to the Purchase Agreement

In addition to the purchase agreement described above in connection with the Transactions, we and Holdings entered into the following agreements with Apollo, management, Realogy and Wyndham (in their individual capacities or as successors to Cendant) for which payments have been made in the last three years:

Consulting Agreement

On October 17, 2005, Apollo entered into a consulting agreement with us for the provision of certain structuring and advisory services, pursuant to which we paid Apollo a fee of $20.0 million for services rendered in connection with the Transactions and reimbursed Apollo for certain expenses incurred in rendering those services.

The consulting agreement also allows Apollo and its affiliates to provide certain advisory services to us for a period of twelve years or until Apollo owns less than 5% of the beneficial economic interests of us, whichever is earlier. The agreement may be terminated earlier by mutual consent. We pay Apollo an annual fee of $2.0 million for these services commencing in 2006. If we consummate a transaction involving a change of control or an initial public offering, then, in lieu of the annual consulting fee and subject to certain qualifications, Apollo may elect to receive a lump sum payment equal to the present value of all consulting fees payable through the end of the term of the consulting agreement.

In addition, we may engage Apollo to provide certain services if we engage in any merger, acquisition or similar transaction. If we engage another party to provide these services, we may be required to pay Apollo a transaction fee. We will also agree to indemnify Apollo and its affiliates and their directors, officers and representatives for potential losses relating to the services to be provided under the consulting agreement. We expect that upon the consummation of this offering and payment of the agreed upon termination fee, the consulting agreement will be terminated in its entirety.

Parent LLC Registration Rights Agreement

On October 17, 2005, Parent LLC entered into a registration rights agreement with us pursuant to which it has certain demand and piggyback registration rights with respect to our common stock. Under this agreement, we agreed to assume the fees and expenses associated with registration. The registration rights agreement also contains customary provisions with respect to registration proceedings, underwritten offerings and indemnity and contribution rights. The rights and obligations of Parent LLC under the agreement will terminate upon the occurrence of any of the following transactions in which Parent LLC ceases to own more than 50% of our equity interest: (1) the sale or transfer of all or substantially all of our assets to a person or a group of persons acting in concert, (2) the sale, issuance or transfer (in one or a series of related transactions) of a majority of our outstanding capital stock, to one person or a group of persons acting in concert, or (3) the merger or consolidation of us with or into another person that is not our subsidiary.

Securityholder Rights Agreement

On October 17, 2005, Cendant entered into a securityholder rights agreement with us and Parent LLC pursuant to which it will have certain rights with respect to our preferred stock and warrants to purchase our common stock, including piggyback registration rights, tag-along rights and information rights. Under the agreement, we agreed to assume certain fees and expenses associated with registration. The securityholder rights agreement contains customary provisions with respect to registration proceedings, underwritten offerings and indemnity and contribution rights.

In addition, the agreement gives come-along rights and a right of first refusal to Parent LLC with respect to our stock held by Cendant. The securityholder rights agreement also contains customary restrictions on the transfer of our stock by Cendant, including restrictions on transfers to our competitors. Finally, the agreement requires Parent LLC to purchase our preferred stock held by Cendant in the event that we are unable to meet certain redemption obligations with respect to that stock. The agreement will terminate automatically upon (1) our dissolution or (2) when Cendant ceases to hold any warrants, shares issuable or issued upon exercise of the warrants or shares of preferred stock. Following the consummation of this offering, we expect the agreement to terminate pursuant to its terms.

Management Investor Rights Agreement

On October 17, 2005, we entered into a Management Investor Rights Agreement with Parent LLC and certain holders of our securities, including certain members of management. The agreement governs certain aspects of our relationship with our securityholders. The agreement, among other things:

•

allows securityholders to join, and grant Parent LLC the right to require securityholders to join, in certain sales or transfers of shares of our common stock to any third party prior to a qualified public offering of our common stock, following which (when aggregated with all prior such sales or transfers), Parent LLC shall have disposed of at least 10% of the number of shares of our common stock that Parent LLC owned as of the original issue date of such shares to Parent LLC;

•

restricts the ability of securityholders to transfer, assign, sell, gift, pledge, hypothecate, or encumber, or otherwise dispose of, our common stock or of all or part of the voting power associated with our common stock;

•

allows securityholders, subject to mutual indemnification and contribution rights, to include certain securities in a registration statement filed by us with respect to an offering of our common stock or preferred stock (1) in connection with the exercise of any demand rights by Parent LLC or any other securityholders possessing such rights, or (2) in connection with which Parent LLC exercises “piggyback” registration rights;

•

allows us and Parent LLC to repurchase, subject to applicable laws, all or any portion of our common stock held by our directors, employees, and consultants upon the termination of their employment with us or their bankruptcy or insolvency; and

•

obligates the securityholders to abide by restrictive covenants regarding nonsolicitation (during and for three years after employment), noncompetition (during and for two years after employment), and use of confidential information and proprietary rights (in perpetuity).

The agreement will terminate upon the earliest to occur of our dissolution, the occurrence of any event that reduces the number of securityholders to one, and the consummation of a control disposition in which there is a transfer to a person or group a number of shares of our common stock having the power to elect a majority of our board of directors.

Intercompany Agreements

General. AGLLC, Affinion International and their respective subsidiaries historically have had arrangements with Cendant and/or certain of its direct and indirect subsidiaries relating to, among other things, the marketing of certain membership programs and related data management, administration of loyalty and rewards programs, operational support (including travel agency support and software licensing), shared facilities and profit-sharing arrangements related to the marketing of certain insurance programs. On October 17, 2005, these arrangements were terminated and we have subsequently entered into new agreements with Cendant and/or certain subsidiaries that require the parties to provide services similar to those provided prior to the Transactions. See Note 14 to our consolidated financial statements included elsewhere herein.

Marketing Agreements. On October 17, 2005, we entered into agreements relating to the marketing of AGLLC’s membership programs with Cendant and/or its subsidiaries, including Budget Rent A Car System, Inc., Travel Link Group, Inc., Cendant Hotel Group, Inc., Trip Network, Inc., Orbitz, LLC and Resort Condominiums International, LLC. These agreements permit us to solicit customers of these parties for our membership programs through various direct marketing methods, which may include mail, telemarketing and online solicitation methods. These agreements generally provide for a minimum amount of marketing volume or a specified quantity of customer data to be allotted to the relevant party. These agreements expire on December 31, 2010 (subject to automatic one-year renewal periods) and are generally terminable by the applicable Cendant party following December 31, 2007, upon six months’ prior written notice to us. One of the agreements is also terminable by either party upon 90 days’ prior written notice to us. They are also terminable if the parties fail to agree on certain creative materials to be used in connection therewith. The payment terms of each marketing agreement differ, but generally involve the payment by us of either a fee for each call transferred under such marketing agreement, a bounty for each user that enrolls as a member of a membership program or a percentage of net membership revenues. The expense for such services was $3.3 million, $3.6 million and $3.1 million for the years ended December 31, 2007, 2008 and 2009, respectively.

Other than non-material arrangements, these agreements provide that if a Cendant-party elects to terminate an agreement or an agreement terminates as a result of the parties’ inability to agree on creative materials prior to December 31, 2010, then the applicable Cendant-party is required to pay a termination fee based on the projected marketing revenues that would have been generated from such agreement had the marketing arrangement been in effect until December 31, 2010. The termination fee will be paid as follows: the applicable Cendant-party will be required to pay the equivalent of twenty-four quarterly installment payments, which termination fee will be payable for each quarter occurring after the applicable termination date and prior to the end of calendar year 2010. As a result of the failure by certain Cendant-parties to meet the specified minimum volume commitments under certain of the marketing agreements and the early termination of one of the marketing agreements by one of the Cendant-parties, we recognized revenues in the amount of $0.5 million, $3.8 million and $23.2 million for the years ended December 31, 2007, 2008 and 2009, respectively.

In the event that in any quarter during the term of a material marketing agreement, any Cendant-party fails to meet the minimum amount of marketing volume, fails to provide the specified amount of customer data or breaches certain material obligations under any material marketing agreement, then such Cendant-party will have to make a shortfall payment based on a calculation of the marketing revenues that would have been derived had the applicable Cendant-party met the specified threshold. Each shortfall payment will be paid as follows: for each quarter in which a shortfall event occurs, the applicable Cendant Party will be required to pay twenty-four quarterly installment payments (subject to certain adjustments).

Loyalty Agreements. On October 17, 2005, we entered into agreements with Cendant and its subsidiaries relating to Cendant’s loyalty and rewards programs to provide services to certain Cendant parties. The Cendant-party is generally charged one or more of the following fees relating to these services: an initial fee to implement a particular loyalty program; a management/administration fee; a redemption fee related to redeemed rewards and a booking fee related to bookings by loyalty program members. The revenue for such services attributable to agreements with Realogy and Wyndham related entities was $12.2 million, $10.4 million and $8.7 million for the years ended December 31, 2007, 2008 and 2009, respectively. The initial terms of these loyalty and rewards agreements expired on December 31, 2009, but the agreements automatically renew for one-year extension periods, unless a party elects not to renew the arrangement upon six months’ prior written notice.

In connection with these agreements, we formed Affinion Loyalty, LLC, a special purpose, bankruptcy remote subsidiary which is a wholly-owned subsidiary of Trilegiant Loyalty Solutions, Inc. (“TLS”). Pursuant to the loyalty agreements, TLS has provided a copy of the object code, source code and related documentation of certain of its intellectual property to Affinion Loyalty, LLC under a non-exclusive limited license. Affinion Loyalty, LLC entered into an escrow agreement relating to such intellectual property with Cendant and its affiliates in connection with the parties entering into the loyalty and reward agreements. Affinion Loyalty, LLC sublicenses such intellectual property to Cendant on a non-exclusive basis but will only provide access to such intellectual property either directly or indirectly through the escrow agent in the event that TLS (i) becomes bankrupt or insolvent, (ii) commits a material, uncured breach of a loyalty and reward agreement, or (iii) transfers or assigns its intellectual property in such a way as to prevent it from performing its obligations under any agreement relating to Cendant’s loyalty and rewards programs. Upon access to the escrowed materials, Cendant will be able to use the escrowed materials for a limited term and for only those purposes for which TLS was using it to provide the services under the loyalty and reward agreements prior to the release of the escrowed materials to Cendant.

On June 30, 2008, Affinion Group entered into an Assignment and Assumption Agreement (“AAA”) with Avis/Budget, Wyndham and Realogy. Prior to this transaction, these Cendant entities provided certain loyalty program-related benefits and services to credit card holders of a major financial institution and received a fee from this financial institution based on sending by the credit card holders. Under the AAA, Affinion Group assumed all of the liabilities and obligations of the Avis/Budget, Wyndham and Realogy relating to the loyalty program, including the fulfillment of the then-outstanding loyalty program points obligations. In connection with the transaction, on the June 30, 2008 closing date, Affinion Group received cash and receivables with a fair value substantially equivalent to the fair value of the fulfillment obligation relating to the loyalty program points outstanding as of the closing date. The receivables due and payable to Affinion Group over a three-year period following the closing date are $6.75 million, $6.5 million and $4.75 million, respectively.

Other Operational Support Agreements. On October 17, 2005, Affinion International (formerly known as CIMS) entered into an agreement pursuant to which Affinion International will continue to use RCI Europe as its exclusive provider of travel services for the benefit of Affinion International’s members in the U.K., Germany, Switzerland, Austria, Italy, Belgium, Luxembourg, Ireland and the Netherlands. Pursuant to this agreement, RCI has a right of first refusal to offer travel services in other countries where Affinion International’s members are located. Affinion International will indemnify RCI in the event its profit margin under this arrangement falls below 1.31%. The agreement expires ten years from October 17, 2005, subject to either party’s right to terminate the agreement on or after the third anniversary of this date, upon one year’s prior written notice or at any time in certain other specified circumstances (either in whole or in part). The expense for such services was $5.2 million and $4.3 million for the years ended December 31, 2007 and 2008, respectively.

On August 22, 2008, Affinion Group entered into an agreement to acquire certain assets and assume certain liabilities of RCI Europe. The acquisition closed during the fourth quarter of 2008 for nominal consideration. Under the agreement, Affinion Group acquired all of the assets and assumed all of the liabilities of RCI Europe’s travel services business that served Affinion Group’s customers in Europe. Following this acquisition, Affinion Group now provides travel services directly to its customers.

Shared Facilities Agreements. On October 17, 2005, we entered into agreements to continue cost-sharing arrangements with Cendant and/or its subsidiaries relating to office space and customer contact centers. These agreements have expiration dates and financial terms that are generally consistent with the terms of the existing related inter-company arrangements. The revenue for such services attributable to Realogy and Wyndham related entities was $1.5 million and $1.7 million for the years ended December 31, 2007 and 2008, respectively. There was no revenue earned for such services for the year ended December 31, 2009. The expense for such services was less than $0.1 million and $0.4 million for the years ended December 31, 2007 and 2008, respectively. There was no expense for such services for the year ended December 31, 2009.

Profit-Sharing Agreements. On October 17, 2005, we entered into agreements to continue our profit-sharing arrangements with Fairtide Insurance Limited, a subsidiary of Realogy. Affinion International and certain of our subsidiaries market certain insurance programs and Fairtide provides reinsurance for the related insurance policies which are provided by a third-party insurer. These agreements have been terminated effective November 1, 2007 and Fairtide Insurance Limited will have no further liability for any claims made under those insurance policies on or after November 1, 2007. The revenue for such services was $0.2 million for the year ended December 31, 2007.

Related Party Transactions Since January 1, 2006

During the second quarter of 2009, utilizing cash on hand and available funds under our senior unsecured term loan (the balance of which was paid down prior to September 30, 2009), Affinion Group, through Affinion Investments, LLC (“Affinion Investments”), a non-guarantor subsidiary of Affinion, purchased $64.0 million face amount of our outstanding indebtedness under our senior unsecured term loan facility from an affiliate of Apollo for $44.8 million, which we continue to hold.

During 2006, funds affiliated with Apollo acquired one of our vendors, SourceCorp Incorporated, that provides document and information services to us. The fees incurred for these services for the years ended December 31, 2007, 2008 and 2009 was $0.9 million, $1.4 million and $1.2 million, respectively.

On January 28, 2010, Affinion Group, through Affinion Investments, entered into a subscription and capital commitment letter with Alclear Holdings, LLC (“Alclear”), pursuant to which Affinion Group agreed to (i) become a member of Alclear and (ii) fund a capital contribution to Alclear in cash in the amount of $1.0 million. In order to make its capital contribution in Alclear, Affinion Investments received a capital contribution in cash in the amount of $1.0 million from Affinion Group. In February 2010, Alclear was selected as the winning bidder in the bankruptcy auction sale of the assets of Verified Identity Pass, Inc., an entity that provides biometric system solutions for airports, airlines, travel agents, and business travelers in the United States. The closing of the sale occurred in the first quarter of 2010.

Alclear is controlled and partially funded by Caryn Seidman-Becker, who also serves as its Chief Executive Officer. Ms. Seidman-Becker is the spouse of Marc Becker. Mr. Becker is a director of Affinion Group and a partner of Apollo. As of December 31, 2009, Apollo beneficially owned approximately 97% of our common stock.

Review, Approval or Ratification of Transactions with Related Persons

Pursuant to its written charter, our audit committee must review and approve all related-party transactions, which includes any related party transactions that we would be required to disclose pursuant to Item 404 of Regulation S-K promulgated by the SEC. For a discussion of the composition and responsibilities of our Audit Committee, see “Management—Audit Committee.” In determining whether to approve a related party transaction, the audit committee will consider a number of factors including whether the related party transaction is on terms and conditions no less favorable to us than may reasonably be expected in arm’s-length transactions with unrelated parties.

DESCRIPTION OF CERTAIN INDEBTEDNESS

Affinion Group Senior Secured Credit Facility

General

On April 9, 2010, we and Affinion Group entered into a $1 billion amended and restated senior secured credit facility, consisting of a revolving credit facility and a term loan facility, with Bank of America, N.A., as administrative agent and collateral agent, Banc of America Securities LLC and Credit Suisse Securities (USA) LLC, as joint lead arrangers, Credit Suisse Securities (USA) LLC, as syndication agent, Deutsche Bank Securities Inc., J.P. Morgan Securities Inc. and UBS Securities LLC, as documentation agents and Banc of America Securities LLC, Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., J.P. Morgan Securities Inc. and UBS Securities LLC, as joint bookrunners. A summary of the material terms of Affinion Group’s senior secured credit facility is set forth below. Such description is not complete and is qualified in its entirety by reference to the complete text of the related senior secured credit facility and security agreements, copies of which have been filed or incorporated by reference as exhibits to the registration statement, of which this prospectus forms a part. See “Where You Can Find More Information.”

Subject to adjustment as described below, Affinion Group’s senior secured credit facility provides for a five-year, $125 million revolving credit facility, which includes:

•	a letter of credit subfacility; and

•	a swingline loan subfacility.

Affinion Group may use its revolving credit facility for, among other things, its and its respective subsidiaries’ working capital and other general corporate purposes, including, without limitation, effecting permitted acquisitions and investments.

Subject to adjustment as described below, Affinion Group’s senior secured credit facility also provides for a $875 million term loan facility, which matures six and a half years after the closing date for the senior secured credit facility (the “Term Maturity Date”). However, the term loan facility will mature on the date that is 91 days prior to the maturity date for the senior subordinated notes (the “Early Maturity Date”) unless, prior to the Early Maturity Date, either (i) the maturity date for the senior subordinated notes is extended to a date that is at least 91 days after the Term Maturity Date, or (ii) the obligations under the senior subordinated notes are (x) repaid in full or (y) refinanced, replaced or defeased in full with new loans and/or debt securities, in each case, with maturity dates occurring after the Term Maturity Date (or in the case of new loans and/or debt securities that are junior in right of repayment to the senior secured credit facility, with maturity dates occurring at least 91 days after the Term Maturity Date). The proceeds of the term loan facility were used in part to refinance Affinion Group’s existing senior secured credit facility, and the remainder may be used for working capital and other general corporate purposes, including, without limitation, effecting permitted acquisitions and investments.

Affinion Group’s senior secured credit facility permits Affinion Group to (i) obtain additional credit facilities of up to $455 million to refinance the senior notes (plus any accrued and unpaid interest and premium with respect to the senior notes and original issue and underwriting discounts, defeasance costs, fees, commissions and expenses, as applicable) and (ii) obtain additional credit facilities of up to the greater of $300 million and an amount equal to EBITDA for the most recent four-quarter period then ended for which financial statements have been delivered to the administrative agent, in each case, from lenders reasonably satisfactory to the administrative agent and Affinion Group, without the consent of the existing lenders under Affinion Group’s senior secured credit facility, subject, in each case, to meeting certain conditions, including having a pro forma senior secured leverage ratio of no greater than 3.5x.

Scheduled Amortization Payments and Mandatory Prepayments

The term loan facility provides for quarterly amortization payments totaling 1% per annum, with the balance payable upon the final maturity date. The amounts of the quarterly amortization payments are reduced by certain prepayments.

In addition, Affinion Group’s senior secured credit facility requires Affinion Group to prepay outstanding term loans, with:

•	100% of the net cash proceeds of asset sales and dispositions in excess of an amount per transaction and in the aggregate per year, subject to customary reinvestment provisions;

•

50% of Affinion Group’s excess cash flow beginning with the fiscal year ended December 31, 2011 (reducing to 25% if Affinion Group’s senior secured leverage ratio is less than or equal to 2.5:1.0 and to 0% if Affinion Group’s senior secured leverage ratio is less than or equal to 1.75:1.0); and

•

100% of the net cash proceeds received from issuances of debt, subject to certain exclusions including certain debt permitted to be incurred under the senior credit facilities; provided that, if Affinion Group’s senior secured leverage ratio is less than or equal to 2.0:1.0, no payments will be required.

Voluntary Prepayments and Reduction and Termination of Commitments

Affinion Group may permanently reduce the revolving loan commitments under the senior secured credit facility at any time without premium or penalty, subject to the payment of customary LIBOR breakage costs, if any, and provided that the commitments may not be reduced below the aggregate outstanding amount of revolving loans and letters of credit. The term loans may be prepaid without penalty or premium, except if Affinion Group prepays the term loans in connection with a refinancing to reduce interest rates prior to April 9, 2011, a prepayment premium of 1.00% of the aggregate principal amount of term loans being prepaid will apply. In addition, Affinion Group is able to terminate its senior secured credit facility upon prior written notice, and, in some cases, is able to revoke such notice. Upon termination, Affinion Group will be required to repay all obligations outstanding under its senior secured credit facility and to satisfy all outstanding letter of credit obligations.

Interest and Applicable Margins

The interest rates with respect to term loans and revolving loans under Affinion Group’s senior secured credit facility are based on, at Affinion Group’s option, (a) the higher of (i) adjusted LIBOR and (ii) 1.50%, in each case plus 3.50%, or (b) the highest of (i) Bank of America, N.A.’s prime rate, (ii) the Federal Funds Effective Rate plus 0.5% and (iii) 2.50% (“ABR”), in each case plus 2.50%.

Additionally, if any amount payable under Affinion Group’s senior secured credit facility is not paid when due, (i) all overdue amounts owing under Affinion Group’s senior secured credit facility will bear interest at a rate per annum equal to the rate otherwise applicable thereto plus an additional 2.0% or at the senior secured bank ABR plus the applicable margin plus an additional 2.0% if no rate is otherwise applicable thereto and (ii) all other principal amounts outstanding under the senior secured credit facility will bear interest at a rate per annum equal to the rate otherwise applicable thereto plus an additional 2.0%.

Affinion Group has the option of requesting that loans be made as LIBOR loans, converting any part of outstanding ABR loans (other than swingline loans) to LIBOR loans and converting any outstanding LIBOR loan to an ABR loan, subject to the payment of LIBOR breakage costs. With respect to LIBOR loans, interest is payable in arrears at the end of each applicable interest period, but in any event at least every three (3) months. With respect to ABR loans, interest is payable on the last business day of each fiscal quarter. In each case, calculations of interest are based on a 360-day year (or 365 or 366 days, as the case may be, in the case of loans based on the agent’s prime ABR rate, and loans in any jurisdiction where the relevant interbank market practice is to use a 365 or 366 day year) and actual days elapsed.

Guarantees and Collateral

Affinion Group’s obligations under its senior secured credit facility are, and its obligations under any interest rate protection or other hedging arrangements entered into with a lender or any affiliate thereof will be, guaranteed by the Company and by each of Affinion Group’s existing and subsequently acquired or organized domestic subsidiaries, subject to certain exceptions (provided that the Company’s guarantee obligations shall not extend to any additional credit facilities as described above until the Company’s existing credit facility is repaid or refinanced). The amended and restated guarantee and collateral agreement, dated and effective as of April 9, 2010, among Affinion Group, each subsidiary of Affinion Group identified as a party thereto and Bank of America, N.A., as administrative agent and collateral agent, is filed as an exhibit to the registration statement, of which this prospectus forms a part.

Affinion Group’s senior secured credit facility is secured to the extent legally permissible by substantially all the assets of (i) the Company, which consists of a perfected first-priority pledge of all Affinion Group’s capital stock and (ii) Affinion Group and the subsidiary guarantors, including but not limited to: (a) a first-priority pledge of substantially all capital stock held by Affinion Group or any subsidiary guarantor (which pledge, with respect to obligations in respect of the borrowings secured by a pledge of the stock of any first-tier foreign subsidiary, is limited to 100% of the non-voting stock (if any) and 65% of the voting stock of such foreign subsidiary) and (b) perfected first-priority security interests in substantially all tangible and intangible assets of Affinion Group and each subsidiary guarantor, subject to certain exceptions.

Covenants

Affinion Group’s senior secured credit facility contains financial, affirmative and negative covenants that it believes are usual and customary for a senior secured credit agreement. The negative covenants in the senior secured credit facility include, among other things, limitations (all of which are subject to certain exceptions) on Affinion Group’s (and in certain cases, the Company’s) ability to:

•	declare dividends and make other distributions;

•	redeem or repurchase Affinion Group’s capital stock;

•	prepay, redeem or repurchase certain of Affinion Group’s subordinated indebtedness;

•	make loans or investments (including acquisitions);

•

incur additional indebtedness, except that Affinion Group may incur, among other things, indebtedness if Affinion Group’s pro forma consolidated leverage ratio is no greater than 5x and Affinion Group’s interest coverage ratio is no less than 2x, subject to certain other restrictions;

•	grant liens;

•	enter into sale-leaseback transactions;

•	modify the terms of subordinated debt;

•	restrict dividends from Affinion Group’s subsidiaries;

•	change Affinion Group’s business or the business of its subsidiaries;

•	merge or enter into acquisitions;

•	sell Affinion Group’s assets; and

•	enter into transactions with Affinion Group’s affiliates.

Affinion Group’s senior secured credit facility requires Affinion Group to comply with the following financial maintenance covenants:

•	a maximum ratio of total debt to EBITDA; and

•	a minimum ratio of EBITDA to cash interest expense.

Events of Default

The events of default under Affinion Group’s senior secured credit facility include, among others, nonpayment, material misrepresentations, breach of covenants, insolvency, bankruptcy, certain judgments, change of control (as defined in the credit agreement governing Affinion Group’s senior secured credit facility) and cross-events of defaults and acceleration on material indebtedness.

Senior Unsecured Term Loan

On January 31, 2007, we entered into a five-year $350 million unsecured term loan facility with Deutsche Bank Trust Company Americas, as administrative agent, Banc of America Securities LLC, as syndication agent, and other lenders. The key terms of the credit facility are described below. Such description is not complete and is qualified in its entirety by reference to the complete text of the credit agreement, a copy of which has been filed or incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. Such copy is available as described under “Where You Can Find More Information.”

The senior unsecured term loan bear interest at an initial rate of LIBOR, as defined, plus 6.25%. The senior unsecured term loan matures on March 1, 2012. The interest rate is subject to additional increases over time and further increases if, in lieu of paying cash interest, the interest is paid by us by adding such interest to the principal amount of the loans. The Company made payment-in-kind elections for the interest periods ended September 1, 2009 and February 26, 2010. As a result of the payment-in-kind election for the interest period ended September 1, 2010, the outstanding principal balance was increased by $13.0 million. From time to time, a non-guarantor subsidiary of Affinion Group has purchased senior unsecured term loans, including a purchase from an affiliate of Apollo.

From September 1, 2008 until September 1, 2010, we may prepay some or all of the loan at 101% of the principal amount and for periods thereafter we may prepay some or all of the loan at 100% of the principal amount, in each case, upon giving 30 days to 60 days written notice. In the event of a Change in Control, as defined, the lenders have the right to require us to prepay some or all of the loan at a prepayment price of 101% and in the event of an Asset Sale, as defined, we are required (subject to certain conditions) to offer to prepay the loans at 100% of the principal amount. The senior unsecured term loan contains restrictive covenants related primarily to our and Affinion Group’s ability to distribute dividends, redeem or repurchase capital stock, sell assets, issue additional debt or merge with or acquire other companies. On June 11, 2009, Affinion Group utilized cash on hand and available funds under its senior secured credit facility to purchase $64.0 million of the Company’s outstanding debt under the senior unsecured term loan from an affiliate of Apollo for $44.8 million. As of March 31, 2010, the aggregate principal amount outstanding of our senior unsecured term loan was $291.1 million.

Indentures relating to Affinion Group’s Senior Notes and Senior Subordinated Notes

On October 17, 2005, Affinion Group issued $270.0 million in aggregate principal amount of 10 1/8% senior notes due 2013 (the “initial senior notes”) under an indenture, dated as of October 17, 2005, among Affinion Group, the subsidiary guarantors party thereto and Wells Fargo Bank, National Association, as trustee. On May 3, 2006, Affinion Group issued an additional $34.0 million in aggregate principal amount of 10 1/8% notes due 2013 (the “follow-on senior notes” and together with the initial senior notes, the “2005 senior notes”). On June 5, 2009, Affinion Group issued $150.0 million in aggregate principal amount of 10 1/8% senior notes due 2013 (the “2009 senior notes” and together with the 2005 senior notes, the “senior notes”) under an indenture, dated as of June 5, 2009, among Affinion Group, the subsidiary guarantors party thereto and Wells Fargo Bank, National Association, as trustee.

On April 26, 2006, Affinion Group issued $355.5 million in aggregate principal amount of 11 1/2% senior subordinated notes due 2015 (the “senior subordinated notes,” and together with the senior notes, the “notes” or “Affinion Group’s notes”) under an indenture, dated as of April 26, 2006, among Affinion Group, the subsidiary guarantors party thereto and Wells Fargo Bank, National Association, as trustee. The notes have been registered under the Securities Act.

The senior notes will mature on October 15, 2013. Interest on the senior notes is payable on April 15 and October 15 of each year. The senior subordinated notes will mature on October 15, 2015. Interest on the senior subordinated notes is payable on April 15 and October 15 of each year.

The key terms of the senior notes and the senior subordinated notes and each of the indentures governing the senior notes and the senior subordinated notes are described below. Such description is not complete and is qualified in its entirety by reference to the complete text of the related indentures, copies of which have been filed or incorporated by reference as exhibits to the registration statement of which this prospectus forms a part. Such copies are available as described under “Where You Can Find More Information.”

Guarantees

The senior notes are guaranteed on an unsecured senior basis, and the senior subordinated notes are guaranteed on an unsecured senior subordinated basis, in each case, by each of Affinion Group’s existing and future U.S. subsidiaries that is a guarantor under Affinion Group senior secured credit facility or that guarantees certain other indebtedness in the future, subject to certain exceptions.

Optional redemption

On and after October 15, 2009, Affinion Group may redeem the senior notes, and on and after October 15, 2010, Affinion Group may redeem the senior subordinated notes, in each case, at Affinion Group’s option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, at the following redemption prices (expressed as a percentage of the principal amount), plus accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on October 15 of the years set forth in the applicable table below:

Senior Notes

Period	Redemption Price
2009	105.063%
2010	102.531%
2011 and thereafter	100.000%

Senior Subordinated Notes

Period	Redemption Price
2010	105.750%
2011	103.833%
2012	101.917%
2013 and thereafter	100.000%

Change of Control

Upon the occurrence of a change of control, as defined in each of the indentures, each holder of the notes has the right to require Affinion Group to repurchase some or all of such holder’s notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the repurchase date.

Covenants

The indentures governing the notes contain covenants that, among other things, limit Affinion Group’s ability and the ability of its restricted subsidiaries to:

•	incur or guarantee additional indebtedness, or issue disqualified stock or preferred stock;

•	incur debt that is junior to senior indebtedness and senior to the senior subordinated notes;

•	pay dividends or make distributions to its stockholders;

•	repurchase or redeem capital stock or subordinated indebtedness;

•	make investments or acquisitions;

•	incur restrictions on the ability of certain of its subsidiaries to pay dividends or to make other payments to us;

•	enter into transactions with affiliates;

•	create liens;

•	merge or consolidate with other companies or transfer all or substantially all of our assets;

•	transfer or sell assets, including capital stock of subsidiaries; and

•	prepay, redeem or repurchase debt that is junior in right of payment to the applicable notes.

These covenants are subject to a number of important exceptions and qualifications.

Events of Default

The indentures governing the notes also provide for events of default which, if any of them occurs, would permit or require the principal of and accrued interest on the notes to become or to be declared due and payable.

DESCRIPTION OF CAPITAL STOCK

The following is a description of the material terms of our second amended and restated certificate of incorporation and bylaws as each will be in effect as of the consummation of this offering, and of specific provisions of Delaware law. The following description is intended as a summary only and is qualified in its entirety by reference to our amended and restated certificate of incorporation, our amended and restated bylaws and the Delaware General Corporation Law (“DGCL”).

General

Pursuant to our amended and restated certificate of incorporation, our capital stock will consist of 360,000,000 authorized shares, of which 350,000,000 shares, $0.01 par value per share, will be designated as “common stock” and 10,000,000 shares, $0.01 par value per share, will be designated as “preferred stock.” Immediately following the completion of this offering, we will have             shares of common stock outstanding (             shares if the underwriters’ over-allotment option is exercised in full). There will be no shares of preferred stock outstanding immediately following this offering.

Common Stock

Voting Rights. Holders of common stock will be entitled to one vote per share on all matters to be voted upon by the stockholders. The holders of common stock will not have cumulative voting rights in the election of directors.

Dividend Rights. Holders of common stock are entitled to receive ratably dividends if, as and when dividends are declared from time to time by our board of directors out of funds legally available for that purpose, after payment of dividends required to be paid on outstanding preferred stock, as described below, if any. Under Delaware law, we can only pay dividends either out of “surplus” or out of the current or the immediately preceding year’s net profits. Surplus is defined as the excess, if any, at any given time, of the total assets of a corporation over its total liabilities and statutory capital. The value of a corporation’s assets can be measured in a number of ways and may not necessarily equal their book value.

Liquidation Rights. Upon liquidation, dissolution or winding up, the holders of common stock will be entitled to receive ratably the assets available for distribution to the stockholders after payment of liabilities and accrued but unpaid dividends and liquidation preferences on any outstanding preferred stock.

Other Matters. The common stock has no preemptive or conversion rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of our common stock are fully paid and non-assessable, and the shares of our common stock offered in this offering, upon payment and delivery in accordance with the underwriting agreement, will be fully paid and non-assessable.

Preferred Stock

Pursuant to our amended and restated certificate of incorporation, shares of preferred stock will be issuable from time to time, in one or more series, with the designations of the series, the voting rights (if any) of the shares of the series, the powers, preferences and relative, participation, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof as our board of directors from time to time may adopt by resolution, subject to certain limitations. Each series will consist of that number of shares as will be stated and expressed in the certificate of designations providing for the issuance of the stock of the series. All shares of any one series of preferred stock will be identical.

Series A Redeemable Exchangeable Preferred Stock

The authorized number of shares of Series A Redeemable Exchangeable Preferred Stock (the “Series A preferred stock”) is 125,000, of which 43,486.2 are outstanding as of the date of this prospectus. The outstanding

Series A preferred stock was issued by us for $1,000 per share (the “Face Amount”) and ranks prior to our common stock and any other class of our capital stock ranking junior to the Series A preferred stock with respect to our dividends, liquidation, dissolution and winding up. Apollo Investment Fund V, L.P. and its affiliate, Affinion Group Holdings B, LLC, currently hold 27,178.88 shares, and Wyndham holds 16,307.32 shares of Series A preferred stock with a face amount of approximately $43,486,200. The key terms of the Series A preferred stock are described below. All shares of Series A preferred stock will be redeemed with the proceeds of this offering and will no longer be outstanding. Upon redemption, we will file a certificate of elimination with the Delaware Secretary of State eliminating the Series A preferred stock from our certificate of incorporation.

Dividends. The holders of outstanding shares of Series A preferred stock are entitled to receive, when, as and if declared by the board of directors, out of funds legally available therefor, with respect to each share of Series A preferred stock, quarterly preferred dividends at a rate of 8.5% per annum of the Face Amount. Dividends may be paid, at our option, either in cash or by delivering to the record holders of Series A preferred stock additional shares of Series A preferred stock (and fractional shares to the extent applicable) having an aggregate Face Amount equal to the amount of the dividend to be paid on the applicable dividend payment date.

Liquidation. Upon a liquidation or winding up of us in a single transaction or series of transactions, the holders of Series A preferred stock will be entitled to be paid, out of our assets available for distribution to its stockholders, whether from capital, surplus or earnings (“Available Assets”), an amount equal to the Face Amount plus all accrued and unpaid dividends on each share, if any (in the aggregate, the “Liquidation Preference Amount”), before any distribution is made on any other class of our stock ranking junior to the Series A preferred stock with respect to a liquidation or winding up, including our common stock. If the Available Assets are insufficient to pay the holders of the Series A preferred stock the full Liquidation Preference Amount, the holders of the Series A preferred stock shall share ratably in any distribution of assets according to the respective amounts which would be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to said shares were paid in full.

Redemption. On October 17, 2017 (the “Maturity Date”), we are required to redeem all the Series A preferred stock then outstanding for an amount equal to the Liquidation Preference Amount. At any time prior to October 17, 2012, we have the option of redeeming, in whole or in part, the outstanding shares of Series A preferred stock at a price equal to the then current Liquidation Preference Amount upon giving 20 days to 60 days written notice. In the case of a redemption of less than all the shares of Series A preferred stock at the time outstanding, the shares to be redeemed shall be selected pro rata or by lot as reasonably determined by us to be equitable.

Upon a “change of control” (as defined in the prior Affinion Group senior secured credit facility as in effect on October 17, 2005), each holder of Series A preferred stock has the right, at such holder’s election, to receive on the date the change of control occurs for all (but not less than all) of such holder’s Series A preferred stock an amount equal to the then applicable Liquidation Preference Amount.

In addition, if Apollo sells its common stock to an entity not affiliated with Apollo and such sale does not result in a “change of control,” we are required to redeem the Series A preferred stock in a number and for a price to be determined, in part, by the aggregate consideration received by Apollo in any such sale.

Notwithstanding the foregoing, we will not be required to redeem the Series A preferred stock at any time such redemption is either prohibited by law or is prohibited by, or would be a default under, the terms of our credit facility.

Exchange. We have the option to exchange the Series A preferred stock for our debt securities so long as the economic and legal rights of such securities are at least as favorable to the holders as the Series A preferred stock. The exchange rate will be $1.00 principal amount of exchange debentures for each $1.00 Liquidation Preference Amount of Series A preferred stock.

No Voting Rights. Except as specifically set forth in the Delaware General Corporation Law, the holders of Series A preferred stock are not entitled to any voting rights with respect to any matters voted upon by stockholders, provided, however, the consent of the holders of at least two-thirds of the outstanding shares of Series A preferred stock is required for any action which: (1) amends the rights of the Series A preferred stock in a manner adverse to the holders thereof; (2) changes the authorized number of shares of Series A preferred stock; (3) creates, by reclassification or otherwise, any new class or series of shares having rights, preferences or privileges on parity with or senior to the Series A preferred stock either as to dividends or to distributions upon a Liquidation Event; or (4) amends, alters or repeals (by merger, consolidation or otherwise) any provisions of our amended certificate of incorporation so as to materially adversely affect holders of the outstanding shares of Series A preferred stock.

No Preemptive Rights. No holder of shares of Series A preferred stock has by virtue of such ownership any preemptive or subscription rights in respect of any of our securities that may be issued.

Warrants

At December 31, 2009, Apollo Investment Fund V, L.P. and its affiliate, Affinion Group Holdings B, LLC, held warrants to purchase 2,773,231 shares, and Wyndham Worldwide Corporation held warrants to purchase 1,663,939 shares of our common stock, subject to customary anti-dilution adjustments. As a result of a special dividend on our common stock we distributed in January 2007, the warrants became exercisable at an exercise price of $10.38 per share. The warrants will expire 30 days after notice is received by the warrantholders from us that Apollo and its affiliates have achieved certain specified investment returns. As a result of this offering and the proceeds received from Apollo therefrom, the expiration of the warrants may be triggered. The warrants were amended in 2007 to provide the holder with the right to elect a cashless exercise.

Composition of Board of Directors; Election and Removal of Directors

In accordance with our amended and restated certificate of incorporation and our amended and restated bylaws, the number of directors comprising our board of directors will be as determined from time to time by our board of directors. We intend to avail ourselves of the “controlled company” exception under the             rules which exempts us from certain of the requirements, including that we have a majority of independent directors on our board of directors and that we have compensation and nominating committees composed entirely of independent directors. We will, however, remain subject to the requirement that we have an audit committee composed entirely of independent members. Upon the closing of this offering, it is anticipated that we will have nine directors. Each director is to hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. At any meeting of our board of directors, except as otherwise required by law, a majority of the total number of directors then in office will constitute a quorum for all purposes.

Our amended and restated certificate of incorporation will provide that our board of directors is divided into three classes of directors, with the classes to be as nearly equal in number as possible. As a result, approximately one-third of our board of directors will be elected each year. The classification of directors has the effect of making it more difficult for stockholders to change the composition of our board. In addition, neither our amended and restated certificate of incorporation nor our amended and restated bylaws will provide for cumulative voting in the election of directors.

Under the DGCL, unless otherwise provided in our amended and restated certificate of incorporation, directors serving on a classified board may be removed by the stockholders only for cause. Our amended and restated certificate of incorporation will not make an exception to this rule. In addition, our amended and restated certificate of incorporation and bylaws provide that, any vacancies on our board of directors will be filled only by the affirmative vote of a majority of the remaining directors, although less than a quorum.

Special Meetings of Stockholders

Our amended and restated bylaws will provide that special meetings of the stockholders may be called only by the board of directors, the chairman, the president, the record holders of at least a majority of the issued and outstanding shares of common stock or by Apollo so long as it or its affiliates owns at least ten percent of the then issued and outstanding shares of common stock.

Section 203 of the DGCL

In our amended and restated certificate of incorporation, we will elect not to be subject to Section 203 of the DGCL. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in the manner prescribed therein. A “business combination” includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns (or, in some cases, within three years prior, did own) 15% or more of the corporation’s voting stock.

Provisions of Our Amended and Restated Certificate of Incorporation and Our Amended and Restated Bylaws That May Have an Anti-Takeover Effect

Certain provisions in our amended and restated certificate of incorporation and amended and restated bylaws summarized below may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests, including attempts that might result in a premium being paid over the market price for the shares held by stockholders.

Preferred Stock

Our amended and restated certificate of incorporation will contain provisions that permit our board of directors to issue, without any further vote or action by the stockholders, shares of preferred stock in one or more series and, with respect to each such series, to fix the number of shares constituting the series and the designation of the series, the voting rights (if any) of the shares of the series, and the powers, preferences and relative, participation, optional and other special rights, if any, and any qualifications, limitations or restrictions, of the shares of such series. See “—Preferred Stock.”

Stockholder Action by Written Consent

The DGCL permits stockholder action by written consent unless otherwise provided by the amended and restated certificate of incorporation. Our amended and restated bylaws precludes stockholder action by written consent after the date on which Apollo and its affiliates cease to beneficially own, in the aggregate, at least 50.1% in voting power of all outstanding shares of our stock entitled to vote generally in the election of directors.

Classified Board; Number of Directors

Our amended and restated certificate of incorporation will provide that our board of directors is divided into three classes of directors, with the classes to be as nearly equal in number as possible and the number of directors on our board may be fixed only by the majority of our board of directors, as described above in “—Composition of Board of Directors; Election and Removal of Directors.”

Removal of Directors, Vacancies

Our stockholders will be able to remove directors only for cause and only by the affirmative vote of the holders of a majority of the outstanding shares of our capital stock entitled to vote in the election of directors. Vacancies on our board of directors may be filled only by a majority of our board of directors.

No Cumulative Voting

Neither our amended and restated certificate of incorporation nor our amended and restated bylaws will provide that stockholders have the right to cumulative votes in the election of directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our amended and restated bylaws will provide that stockholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of stockholders must provide timely notice of their proposal in writing to the corporate secretary.

Generally, to be timely, a stockholder’s notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the previous year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 20 days, or delayed by more than 70 days, from such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. Our amended and restated bylaws will also specify requirements as to the form and content of a stockholder’s notice. These provisions may impede stockholders’ ability to bring matters before an annual meeting of stockholders or make nominations for directors at an annual meeting of stockholders.

Supermajority Board Approval of Certain Matters

Our second amended and restated certificate of incorporation, which we refer to as the amended and restated certificate of incorporation, will provide minority directors with a greater degree of control and influence in the operation of our business and the management of our affairs than is typical of a publicly-traded company. Until Apollo ceases to beneficially own more than one-third of our then outstanding common stock and Apollo and its affiliates have, subsequent to this offering (and the exercise of the underwriters’ over-allotment option), sold at least one share of our common stock to a person that is not an affiliate of Apollo, the prior consent of at least two-thirds of our directors will be required for certain specified actions. For more information regarding these provisions in our amended and restated certificate of incorporation, see “Management—Supermajority Board Approval of Certain Matters.”

All the foregoing proposed provisions of our amended and restated certificate of incorporation and amended and restated bylaws could discourage potential acquisition proposals and could delay or prevent a change in control. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and in the policies formulated by the board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. These same provisions may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interest. In addition, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our common stock that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management.

Corporate Opportunity

Our amended and restated certificate of incorporation will provide that no director of us who is also an officer, director, employee, managing director or other affiliate of Apollo will be liable to us or our stockholders for breach of any fiduciary duty by reason of the fact that any such individual directs a corporate opportunity to Apollo instead of us, or does not communicate information regarding a corporate opportunity to us that the officer, director, employee, managing director or other affiliate has directed to Apollo.

Amendment of Our Bylaws

Our amended and restated bylaws will provide that they can be amended by the vote of the holders of a majority of the shares then entitled to vote or by the stockholders’ written consent pursuant to the bylaws or by the vote of a majority of the board of directors or by the directors’ written consent pursuant to provisions of the bylaws.

Limitation of Liability and Indemnification

Our amended and restated certificate of incorporation will provide that no director will be personally liable for monetary damages for breach of any fiduciary duty as a director, except with respect to liability:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the DGCL (governing distributions to stockholders); or

•	for any transaction from which the director derived any improper personal benefit.

However, if the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. The modification or repeal of this provision of our amended and restated certificate of incorporation will not adversely affect any right or protection of a director existing at the time of such modification or repeal.

Our amended and restated certificate of incorporation will provide that we will, to the fullest extent from time to time permitted by law, indemnify our directors and officers against all liabilities and expenses in any suit or proceeding, arising out of their status as an officer or director or their activities in these capacities. We may, by action of our board of directors, provide indemnification to our employees and agents within the same scope and effect as the foregoing indemnification of directors and officers.

The right to be indemnified will include the right of an officer or a director to be paid expenses in advance of the final disposition of any proceeding, provided that, if required by law, we receive an undertaking to repay such amount if it will be determined that he or she is not entitled to be indemnified.

Our board of directors may take such action as it deems necessary to carry out these indemnification provisions, including adopting procedures for determining and enforcing indemnification rights and purchasing insurance policies. Our board of directors may also adopt bylaws, resolutions or contracts implementing indemnification arrangements as may be permitted by law. Neither the amendment or repeal of these indemnification provisions, nor the adoption of any provision of our amended and restated certificate of incorporation inconsistent with these indemnification provisions, will eliminate or reduce any rights to indemnification relating to their status or any activities prior to such amendment, repeal or adoption.

We believe these provisions will assist in attracting and retaining qualified individuals to serve as directors.

Listing

We intend to apply to list our common stock on the             under the trading symbol “             .”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is             .

SHARES ELIGIBLE FOR FUTURE SALE

Future sales or the availability for sale of substantial amounts of our common stock in the public market could adversely affect prevailing market prices and could impair our ability to raise capital through future sales of our securities. See “Risk Factors—Risks Related to an Investment in Our Common Stock and this Offering—Future sales of our common stock may adversely affect the prevailing market price.”

Upon completion of this offering,             shares of our common stock will be outstanding, excluding shares reserved at March 31, 2010 for issuance upon exercise of options that have been granted under our stock option plans (             of which were exercisable at such date), excluding             shares of common stock issuable upon the exercise of all outstanding warrants and excluding             shares of common stock issuable upon the vesting of all outstanding restricted stock units. Of these shares,             shares of our common stock sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except for any shares which may be acquired by an affiliate of ours as that term is defined in Rule 144 under the Securities Act, which will be subject to the resale limitations of Rule 144. The remaining             shares of our common stock outstanding will be restricted securities, as that term is defined in Rule 144, and may in the future be sold without restriction under the Securities Act to the extent permitted by Rule 144 or any applicable exemption under the Securities Act.

We have granted Parent LLC and our other securityholders demand and/or incidental registration rights. See “Certain Relationships and Related Party Transactions—Ancillary Agreements to the Purchase Agreement.”

Rule 144

The availability of Rule 144 will vary depending on whether restricted shares are held by an affiliate or a non-affiliate. Under Rule 144 as in effect on the date of this prospectus an affiliate who has beneficially owned restricted shares of our common stock for at least six months would be entitled to sell within any three-month period a number of shares that does not exceed the greater of either of the following:

•	1% of the number of shares of common stock then outstanding, which will equal shares immediately after this offering; and

•	the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Any sales by affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and the availability of current public information about us.

The volume limitation, manner of sale and notice provisions described above will not apply to sales by non-affiliates. For purposes of Rule 144, a non-affiliate is any person or entity who is not our affiliate at the time of sale and has not been our affiliate during the preceding three months. A non-affiliate who has beneficially owned restricted shares of our common stock for six months may rely on Rule 144 provided that certain public information regarding us is available. A non-affiliate who has beneficially owned the restricted shares proposed to be sold for at least one year will not be subject to any restrictions under Rule 144.

Form S-8 Registration Statement

Following the completion of this offering, we intend to file a registration statement on Form S-8 with the SEC to register             shares of our common stock reserved for issuance or sale under our stock option plans and stock award plan. As of the date of this prospectus, there were outstanding options to purchase a total of             shares of our common stock, outstanding warrants to purchase a total of             shares of our common stock and a total of             shares of our common stock issuable upon the vesting of all of our outstanding restricted stock units. Shares of our common stock issuable upon the exercise of options granted or to be granted under our plans will be freely tradable without restriction under the Securities Act, unless such shares are held by an affiliate of ours.

Lock-Up Agreements

We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any shares of our common stock or any securities convertible into or exchangeable or exercisable for any such shares, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of                     , on behalf of the underwriters, for a period of             days after the date of this prospectus, subject to specified exceptions.

Our officers, directors and all significant stockholders have agreed, subject to specified exceptions, that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, shares of our common stock or any securities convertible into or exchangeable or exercisable for any such securities, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions are to be settled by delivery of our common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement without, in each case, the prior written consent of on                     behalf of the underwriters for a period of             days after the date of this prospectus.

The             -day restricted period described in the two preceding paragraphs will be automatically extended if: (1) during the last             days of the             -day restricted period we issue an earnings release or announce material news or a material event; or (2) prior to the expiration of the             -day restricted period, we announce that we will release earnings results during the             -day period beginning on the last day of the             -day period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the             -day period beginning on the issuance of the earnings release or the announcement of the material news or material event.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

Circular 230 Notice

The following is a summary of certain material U.S. federal income tax consequences relating to the purchase, ownership and disposition of our common stock by Non-U.S. Holders (defined below), but does not purport to be a complete analysis of all the potential tax consequences. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations promulgated or proposed thereunder (the “Regulations”) and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change at any time, possibly on a retroactive basis. This summary is limited to the tax consequences to those persons who hold common stock as capital assets within the meaning of Section 1221 of the Code. This summary does not purport to deal with all aspects of U.S. federal income taxation that might be relevant to particular Non-U.S. Holders in light of their particular investment circumstances or status, nor does it address specific tax consequences that may be relevant to particular persons (including, for example, financial institutions, broker-dealers, insurance companies, banks, real estate investment trusts, regulated investment companies, partnerships or other pass-through entities, expatriates, tax-exempt organizations, “controlled foreign corporations,” “passive foreign investment companies,” corporations that accumulate earnings to avoid U.S. federal income tax, or persons in special situations, such as those who have elected to mark securities to market or those who hold common stock as part of a straddle, hedge, conversion transaction or other integrated investment). In addition, this summary does not address U.S. federal alternative minimum, estate and gift tax consequences or consequences under the tax laws of any state, local or foreign jurisdiction. We have not sought any ruling from the Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in this summary. No assurance can be given that the statements and conclusions made herein will be respected by the IRS or, if challenged, by a court.

This summary is for general information only. Non-U.S. Holders are urged to consult their tax advisors concerning the U.S. federal income taxation and other tax consequences to them of the purchase, ownership and disposition of our common stock, as well as the application of state, local and non-U.S. income and other tax laws.

For purposes of this summary, a “Non-U.S. Holder” means a beneficial owner of common stock (other than a partnership) that for U.S. federal income tax consequences is not: (1) an individual who is a citizen or resident of the United States, (2) a corporation (or other entity taxable as a corporation) created or organized under the laws of the United States, any state thereof, or the District of Columbia, (3) an estate the income of which is subject to U.S. federal income tax regardless of its source, or (4) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust, and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (b) a valid election to be treated as a U.S. person is in effect with respect to such trust.

If a Non-U.S. Holder is a partner in a partnership, or an entity treated as a partnership for U.S. federal income tax purposes that holds common stock, the Non-U.S. Holder’s tax treatment generally will depend upon the Non-U.S. Holder’s tax status and upon the activities of the partnership. If you are a partner in a partnership which holds common stock, you should consult your tax advisor.

Distributions on Our Common Stock

Any distributions on our common stock paid to Non-U.S. Holders generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a tax-free return of a Non-U.S. Holder’s investment, up to such holder’s tax basis in the common stock. Any remaining excess will be treated as capital gain, subject to the U.S. federal income tax treatment described below in “Disposition of Our Common Stock.” Dividends paid to a

Non-U.S. Holder will be subject to a 30% U.S. federal withholding tax unless such Non-U.S. Holder provides us or our agent, as the case may be, with a properly executed:

1.	IRS Form W-8BEN (or successor form) claiming, under penalties of perjury, a reduction in withholding under a tax treaty (a “Treaty Exemption”), or

2.	IRS Form W-8ECI (or successor form) stating that a dividend paid on common stock is not subject to withholding tax because it is effectively connected with a U.S. trade or business of the Non-U.S. Holder (in which case such dividend generally will be subject to regular graduated U.S. tax rates as described below).

The certification requirement described above also may require a Non-U.S. Holder that provides an IRS form or that claims a Treaty Exemption to provide its U.S. taxpayer identification number.

Each Non-U.S. Holder is urged to consult its own tax advisor about the specific methods for satisfying these requirements. A claim for exemption will not be valid if the person receiving the applicable form has actual knowledge or reason to know that the statements on the form are false.

If dividends are effectively connected with a U.S. trade or business of the Non-U.S. Holder (and, if required by an applicable treaty, attributable to a U.S. permanent establishment or fixed base), the Non-U.S. Holder, although exempt from the withholding tax described above (provided that the certifications described above are satisfied), will be subject to U.S. federal income tax on such dividends on a net income basis in the same manner as if it were a resident of the United States. In addition, if such Non-U.S. Holder is a foreign corporation and dividends are effectively connected with its U.S. trade or business (and, if required by applicable treaty, attributable to a U.S. permanent establishment), such Non-U.S. Holder may be subject to a branch profits tax equal to 30% (unless reduced by treaty) in respect of such effectively-connected income.

Disposition of Our Common Stock

A Non-U.S. Holder will not be subject to U.S. federal income tax on income realized on the sale, exchange or other disposition of our common stock unless (a) the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 or more days in the taxable year of the disposition and certain other conditions are met, in which case such holder will be subject to a flat 30% tax on the amount by which the gain derived from the sale, and certain other U.S. source capital gains realized during such year exceed certain U.S. source capital losses realized during such year; (b) such gain or income is effectively connected with a U.S. trade or business (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base), in which case such holder (i) will be subject to tax on the net gain derived from the sale or disposition under the graduated U.S. federal income tax rates applicable to U.S. persons and (ii) if a corporation, may be subject to the branch profits tax, both as described above in “Distributions on Our Common Stock”; or (c) we are, or have been at any time during the five-year period preceding such disposition (or, if shorter, the Non-U.S. Holder’s holding period), a “United States real property holding corporation” (“USRPHC”).

We believe that we currently are not, and do not anticipate becoming, a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property interests relative to the fair market value of our other business assets, there can be no assurances that we will not become a USRPHC in the future. Even if we were to become a USRPHC at any time during the applicable testing period, however, any gain recognized on the disposition of our common stock by a Non-U.S. Holder that did not own (directly or constructively) more than five percent of our common stock during the applicable period would not be subject to U.S. federal income tax, provided that our common stock is considered “regularly traded on an established securities market” within the meaning of Section 897(c)(3) of the Code.

Backup Withholding and Information Reporting

We must report annually to the IRS and to each Non-U.S. Holder the gross amount of the dividends on our common stock paid to such holder and the tax withheld, if any, with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides or is incorporated under the provisions of an applicable income tax treaty or information sharing agreement. Dividends paid to Non-U.S. Holders subject to the U.S. withholding tax, as described above in “Distributions on Our Common Stock,” generally will be exempt from U.S. backup withholding, provided certain certification requirements are satisfied.

Information reporting and backup withholding (currently at a rate of 28%) generally will apply to the proceeds of a sale or other disposition of our common stock by a Non-U.S. Holder effected by or through the United States office of a broker, unless the holder certifies its status as a Non-U.S. Holder and satisfies certain other qualifications, or otherwise establishes a basis for exemption. Information reporting and backup withholding generally will not apply to a payment of sale proceeds where the transaction is effected outside the United States through a non-U.S. office of a non-U.S. broker. However, for information reporting purposes, certain Non-U.S. brokers with certain types of relationships with the United States will be treated in a manner similar to United States brokers.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding tax rules from a payment to a Non-U.S. Holder will be allowed as a refund, or a credit against such Non-U.S. Holder’s U.S. federal income tax liability, provided that the requisite procedures are followed.

Non-U.S. Holders are urged to consult their own tax advisors regarding their particular circumstance and the availability of and procedure for obtaining an exemption from backup withholding.

Recent legislation may impose additional reporting or certification requirements on certain Non-U.S. Holders. Each Non-U.S. Holder is urged to consult its own tax advisor with respect to any reporting and certifications applicable to it.

UNDERWRITING

Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom                     are acting as representatives, have severally agreed to purchase, and we have agreed to sell to them, severally, the number of shares indicated below:

Name	Number of Shares

Total

The underwriters and the representatives are collectively referred to as the “underwriters.” The underwriters are offering the shares of common stock subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ over-allotment option described below.

The underwriters initially propose to offer part of the shares of common stock directly to the public at the offering price listed on the cover page of this prospectus and part to certain dealers. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the representatives.

The underwriters have an option, exercisable for 30 days from the date of this prospectus, to purchase up to             additional shares of our common stock from the selling stockholders at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of common stock offered by this prospectus. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional shares of common stock as the number listed next to the underwriter’s name in the preceding table bears to the total number of shares of common stock listed next to the names of all underwriters in the preceding table.

The following table shows the per share and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us and the selling stockholders. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional             shares of common stock.

	Per Share	No Exercise	Full Exercise
Public offering price	$	$	$
Underwriting discounts and commissions to be paid by:
Us	$	$	$
The selling stockholders	$	$	$
Proceeds, before expenses, to us	$	$	$
Proceeds, before expenses, to selling stockholders	$	$	$

The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately $            . The selling stockholders will not pay any offering expenses (other than the underwriting discounts and commissions).

The underwriters have informed us that they do not intend sales to discretionary accounts to exceed 5% of the total number of shares of common stock offered by them.

We intend to apply to list our common stock on the             under the trading symbol “             .”

We, the selling stockholders and all directors and officers and all holders of our outstanding stock and stock options have agreed that, without the prior written consent of on             behalf of the underwriters, we and they will not, during the period ending             days after the date of this prospectus:

•

offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase lend or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock;

•

file any registration statement with the Securities and Exchange Commission relating to the offering of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock;

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock; or

•	publicly announce the intention to do any of the foregoing;

whether any such transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise. In addition, we and each such person agrees that, without the prior written consent of              on behalf of the underwriters, it will not, during the period ending              days after the date of this prospectus, make any demand for, or exercise any right with respect to, the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for common stock.

The restrictions described in the immediately preceding paragraph do not apply to:

(1)	the sale of shares to the underwriters;

(2)	(a) the issuance by us of shares of common stock upon the exercise of an option or the conversion of a security outstanding on the date of this prospectus of which the underwriter has been advised in writing; or (b) the issuance by us of shares of common stock upon the exercise of warrants outstanding on the date of this prospectus which are described herein and any transfer of shares of common stock by a selling stockholder to us upon the cashless exercise of such warrants;

(3)	transactions by selling stockholder relating to shares of common stock or other securities acquired in open market transactions after the completion of the offering of the shares;

(4)	transfers by a selling stockholder of shares of common stock of any securities convertible into common stock as a bona fide gift;

(5)	distribution by a selling stockholder of shares of common stock or any security convertible into common stock to partners, members or stockholders of the selling stockholders;

(6)	the issuance of shares of common stock (or options, warrants or convertible securities in respect thereof) in connection with a bona fide merger or acquisition transaction, provided that the shares of common stock (or such options, warrants and convertible securities so issued) are subject to the terms of a lock-up letter (having provisions that are substantially the same as the provisions of the lock-up letter entered into by us, the selling stockholders and all directors and officers and all holders of our outstanding stock and stock options pursuant to this offering); or

(7)	the filing by us with the Securities and Exchange Commission of any registration statement on Form S-8;

provided that no filing under Section 16(a) of the Exchange Act shall be required or shall be voluntarily made during the restricted period referred to above and provided further that in the case of any transfer or distribution pursuant to clause (4) or (5) above, each owner or distributor shall enter into a written agreement accepting the restrictions set forth above as if it were a selling stockholder.

The             day restricted period described in the preceding paragraph will be extended if:

•	during the last days of the day restricted period we issue an earnings release or material news or a material event relating to us occurs, or

•	prior to the expiration of the day restricted period, we announce that we will release earnings results during the 16 day period beginning on the last day of the day period,

in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the -day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the over-allotment option. The underwriters may also sell shares in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, shares of common stock in the open market to stabilize the price of the common stock. These activities may raise or maintain the market price of the common stock above independent market levels or prevent or retard a decline in the market price of the common stock. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on the             or otherwise and, if commenced, may be discontinued at any time.

We and the selling stockholders have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act and liabilities incurred in connection with the directed share program below.

A prospectus in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representatives may agree to allocate a number of shares of common stock to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations.

Other than the prospectus in electronic format, the information on any underwriter’s or selling group member’s website and any information contained in any other website maintained by an underwriter or selling group member is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

If you purchase shares of common stock offered in this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus.

The underwriters may in the future perform investment banking and advisory services for us from time to time for which they may in the future receive customary fees and expenses.

Pricing of the Offering

Prior to this offering, there was no public market for our common stock. The initial public offering price was determined by negotiations between us and the representatives. Among the factors that were considered in determining the initial public offering price were our future prospects and those of our industry in general, our sales, earnings and certain other financial and operating information in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities, and certain financial and operating information of companies engaged in activities similar to ours.

Directed Share Program

At our request, the underwriters have reserved up to five percent of the shares of common stock to be issued by us and offered by this prospectus for sale, at the initial public offering price, to our employees and certain business associates and other parties related to us. The number of shares of common stock available for sale to the general public will be reduced to the extent these individuals purchase such reserved shares. Any reserved shares that are not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered by this prospectus.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each a “Relevant Member State”), an officer to the public of any shares which are the subject of the offering contemplated by this prospectus (the “Shares”) may not be made in that Relevant Member State, except that an offer of Shares to the public in that Relevant Member State may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c)	by the underwriters to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of Morgan Stanley for any such offers, or

(d)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of Shares shall result in a requirement for the Publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of the above, the expression an “offer to the public” in relation to any Shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any Shares to be offered so as to enable an investor to decide to purchase or subscribe the Shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

United Kingdom

Each underwriter represents and warrants that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the Shares in circumstances in which Section 21(1) of the FSMA does not apply to us;

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Shares in, from or otherwise involving the United Kingdom.

LEGAL MATTERS

Akin Gump Strauss Hauer & Feld LLP will pass upon for us the validity of the shares of our common stock offered hereby. The underwriters have been represented by                     .

EXPERTS

The consolidated financial statements of Affinion Group Holdings, Inc. and subsidiaries as of December 31, 2009 and 2008, and for each of the three years in the period ended December 31, 2009 included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such consolidated financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement, of which this prospectus is a part, on Form S-1 with the SEC relating to this offering. This prospectus does not contain all of the information in the registration statement and the exhibits and financial statements included with the registration statement. References in this prospectus to any of our contracts, agreements or other documents are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contracts, agreements or documents. You may read and copy the registration statement, the related exhibits and other material we file with the SEC at the SEC’s public reference room in Washington, D.C. at 100 F Street, Room 1580, N.E., Washington, D.C. 20549. You can also request copies of those documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file with the SEC. The website address is http://www.sec.gov. You may also request a copy of these filings, at no cost, by writing us at 6 High Ridge Park, Stamford, CT 06905 or telephoning us at (203) 956-1000.

Upon the effectiveness of the registration statement, we will be subject to the informational requirements of the Securities Exchange Act and, in accordance with the Securities Exchange Act, will file reports, proxy and information statements and other information with the SEC. Such annual, quarterly and current reports, proxy and information statements and other information can be inspected and copied at the locations set forth above. We will report our financial statements on a year ended December 31. We intend to furnish our stockholders with annual reports containing consolidated financial statements audited by our independent certified public accountants and with quarterly reports containing unaudited consolidated financial statements for each of the first three quarters of each fiscal year.

GLOSSARY

Affinity Marketing

Marketing of programs or services through a third-party channel utilizing its customer base and brand name.

Attrition Rates

Percentage of customers who cancel their membership, package benefits or insurance policy in a given period.

Bounty

Refers to up-front marketing payments we make to our affinity partners as compensation to utilize their brand names, customer contacts and billing vehicles (credit or debit card, checking account, mortgage or other type of billing arrangement).

Click-through

The opportunity for an online visitor to be transferred to a web location by clicking their mouse on an advertisement.

Customer Service Marketing (CSM)

Upsell programs occurring in affinity marketing partners’ contact centers.

Direct Marketing

Any direct communication to a consumer or business that is designed to generate a response in the form of an order, a request for further information and/or a visit to a store for a specific product or service.

Enhanced Checking

Package benefits embedded in a customer’s checking or share draft accounts.

Fee Income

Income for financial institutions generated from the sale of non-interest income products and services.

In-Branch Marketing

Face-to-face solicitation by a customer service representative physically located in a branch office.

Media

Distribution vehicles of solicitations such as direct mail, telemarketing, and the Internet.

Membership

A product that offers members access to a variety of discounts on purchases and other value-added benefits, such as credit monitoring and identity-theft resolution in return for paying a monthly or annual fee.

G-1

Package

A collection of benefits, including insurance, that are added to a checking account or credit card account to be offered to customers of our affinity partners.

Solo Direct Mail

Stand-alone mailings that market our programs and services.

Statement inserts

A marketing mailing inserted with financial institution affinity partner’s monthly account statements.

Transfer Plus

Permission-based live operator call transfer program.

Voice Response Unit (VRU)

Automated credit card activation technology fully scripted by us to solicit additional members.

G-2

AFFINION GROUP HOLDINGS, INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF MARCH 31, 2010 AND DECEMBER 31, 2009

(in millions, except share amounts)

	March 31, 2010	December 31, 2009
Assets
Current assets:
Cash and cash equivalents	$58.4	$69.8
Restricted cash	35.7	35.0
Receivables (net of allowance for doubtful accounts of $0.7 and $0.4, respectively)	109.4	112.2
Receivables from related parties	8.5	8.9
Profit-sharing receivables from insurance carriers	83.0	71.8
Prepaid commissions	63.9	64.7
Income taxes receivable	11.2	2.2
Other current assets	47.1	53.1

Total current assets	417.2	417.7
Property and equipment, net	98.7	98.9
Contract rights and list fees, net	30.5	34.3
Goodwill	317.2	318.8
Other intangibles, net	470.3	474.4
Receivables from related parties	3.7	3.5
Other non-current assets	71.6	68.0

Total assets	$1,409.2	$1,415.6

Liabilities and Deficit
Current liabilities:
Current portion of long-term debt	$0.3	$20.2
Accounts payable and accrued expenses	320.0	290.8
Payables to related parties	4.8	5.2
Deferred revenue	190.5	199.1
Income taxes payable	7.4	6.6

Total current liabilities	523.0	521.9
Long-term debt	1,715.5	1,702.6
Deferred income taxes	43.3	34.6
Deferred revenue	27.8	30.5
Mandatorily redeemable preferred stock	36.3	35.2
Other long-term liabilities	66.1	70.4

Total liabilities	2,412.0	2,395.2

Commitments and contingencies (Note 6)
Deficit:
Common stock, $0.01 par value, 350,000,000 shares authorized, 59,899,140 shares issued and 59,710,980 shares outstanding	0.6	0.6
Additional paid-in capital	57.9	56.7
Warrants	16.7	16.7
Accumulated deficit	(1,089.7)	(1,065.7)
Accumulated other comprehensive income	11.0	11.7
Treasury stock, at cost	(0.8)	(0.8)

Total Affinion Group Holdings, Inc. deficit	(1,004.3)	(980.8)
Non-controlling interest in subsidiary	1.5	1.2

Total deficit	(1,002.8)	(979.6)

Total liabilities and deficit	$1,409.2	$1,415.6

See accompanying notes to the unaudited condensed consolidated financial statements.

AFFINION GROUP HOLDINGS, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2010 AND 2009

(in millions, except per share amounts)

	For the Three Months Ended
	March 31, 2010	March 31, 2009
Net revenues	$343.2	$334.0

Expenses:
Cost of revenues, exclusive of depreciation and amortization shown separately below:
Marketing and commissions	138.7	139.8
Operating costs	93.9	87.1
General and administrative	35.5	31.7
Depreciation and amortization	48.5	50.3

Total expenses	316.6	308.9

Income from operations	26.6	25.1
Interest income	—	0.2
Interest expense	(45.3)	(44.8)
Gain on extinguishment of debt	—	6.9
Other expense	(1.8)	(8.2)

Loss before income taxes and non-controlling interest	(20.5)	(20.8)
Income tax expense	(3.2)	(2.5)

Net loss	(23.7)	(23.3)
Less: net income attributable to non-controlling interest	(0.3)	(0.2)

Net loss attributable to Affinion Group Holdings, Inc.	$(24.0)	$(23.5)

Weighted average common shares outstanding:
Basic	59.7	59.7

Diluted	59.7	59.7

Net loss attributable to Affinion Group Holdings, Inc. per common share:
Basic	$(0.40)	$(0.39)

Diluted	$(0.40)	$(0.39)

See accompanying notes to the unaudited condensed consolidated financial statements.

AFFINION GROUP HOLDINGS, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF

CHANGES IN EQUITY (DEFICIT)

FOR THE THREE MONTHS ENDED MARCH 31, 2010 AND 2009

(in millions)

	Affinion Group Holdings, Inc. Equity
	Common Stock and Additional Paid-in Capital	Warrants	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Non- Controlling Interest	Total Equity (Deficit)
Balance, January 1, 2010	$57.3	$16.7	$(1,065.7)	$11.7	$(0.8)	$1.2	$(979.6)
Comprehensive loss
Net loss	—	—	(24.0)	—	—	0.3	(23.7)
Currency translation adjustment	—	—	—	(0.7)	—	—	(0.7)

Total comprehensive loss							(24.4)
Amortization of share-based compensation	1.2	—	—	—	—	—	1.2

Balance, March 31, 2010	$58.5	$16.7	$(1,089.7)	$11.0	$(0.8)	$1.5	$(1,002.8)

	Affinion Group Holdings, Inc. Equity
	Common Stock and Additional Paid-in Capital	Warrants	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Non- Controlling Interest	Total Equity (Deficit)
Balance, January 1, 2009	$52.3	$16.7	$(998.4)	$(3.7)	$(0.8)	$0.7	$(933.2)
Comprehensive loss
Net loss	—	—	(23.5)	—	—	0.2	(23.3)
Currency translation adjustment	—	—	—	3.5	—	—	3.5

Total comprehensive loss							(19.8)
Dividend paid to non-controlling interest	—	—	—	—	—	(0.6)	(0.6)
Amortization of share-based compensation	0.7	—	—	—	—	—	0.7

Balance, March 31, 2009	$53.0	$16.7	$(1,021.9)	$(0.2)	$(0.8)	$0.3	$(952.9)

See accompanying notes to the unaudited condensed consolidated financial statements.

AFFINION GROUP HOLDINGS, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE THREE MONTHS ENDED MARCH 31, 2010 AND 2009

(in millions)

	For the Three Months Ended
	March 31, 2010	March 31, 2009
Operating Activities
Net loss	$(23.7)	$(23.3)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	48.5	50.3
Amortization of favorable and unfavorable contracts	(0.6)	(0.5)
Amortization of debt discount and financing costs	3.0	2.1
Preferred stock dividend and accretion	1.1	1.0
Unrealized loss on interest rate swaps	0.7	4.8
Unrealized foreign currency transaction loss	1.9	8.2
Gain on extinguishment of debt	—	(6.9)
Stock-based compensation	2.2	0.6
Deferred income taxes	9.5	(3.7)
Net change in assets and liabilities:
Restricted cash	(0.7)	0.4
Receivables	—	(16.2)
Receivables from and payables to related parties	(0.2)	2.7
Profit-sharing receivables from insurance carriers	(11.3)	13.0
Prepaid commissions	0.4	0.1
Other current assets	4.7	3.4
Contract rights and list fees	0.7	0.4
Other non-current assets	(5.7)	(4.0)
Accounts payable and accrued expenses	47.2	19.2
Deferred revenue	(8.9)	(5.0)
Income taxes receivable and payable	(8.1)	5.3
Other long-term liabilities	(3.3)	(1.6)
Other, net	2.7	(1.2)

Net cash provided by operating activities	60.1	49.1

Investing Activities
Capital expenditures	(9.8)	(7.5)
Restricted cash	(0.7)	0.5
Acquisition-related payment, net of cash acquired	(37.5)	(0.4)
Other investing activity	(1.0)	—

Net cash used in investing activities	(49.0)	(7.4)

Financing Activities
Repayments under line of credit, net	—	(30.0)
Principal payments on borrowings	(19.7)	(12.7)
Deferred financing costs	—	(0.7)
Distribution to non-controlling interest	—	(0.6)

Net cash used in financing activities	(19.7)	(44.0)

Effect of changes in exchange rates on cash and cash equivalents	(2.8)	(1.4)

Net decrease in cash and cash equivalents	(11.4)	(3.7)
Cash and cash equivalents, beginning of period	69.8	36.3

Cash and cash equivalents, end of period	$58.4	$32.6

Supplemental Disclosure of Cash Flow Information:
Interest payments	$12.2	$27.9

Income tax payments	$1.5	$0.8

Non-cash investing and financing activities:
Accrued capital expenditures	$0.5	$0.1

Payment-in-kind of interest on debt	$11.5	$—

See accompanying notes to the unaudited condensed consolidated financial statements.

AFFINION GROUP HOLDINGS, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unless otherwise noted, all dollar amounts are in millions, except per share amounts)

1. BASIS OF PRESENTATION AND BUSINESS DESCRIPTION

Basis of Presentation—On October 17, 2005, Cendant Corporation (“Cendant”) completed the sale of the Cendant Marketing Services Division (the “Predecessor”) to Affinion Group, Inc. (“Affinion”), a wholly-owned subsidiary of Affinion Group Holdings, Inc. (the “Company” or “Affinion Holdings”) and an affiliate of Apollo Global Management, LLC (“Apollo”), pursuant to a purchase agreement dated July 26, 2005 for approximately $1.8 billion (the “Apollo Transactions”).

All references to Cendant refer to Cendant Corporation, which changed its name to Avis Budget Group, Inc. in August 2006, and its consolidated subsidiaries, particularly in context of its business and operations prior to, and in connection with, the Company’s separation from Cendant.

The accompanying unaudited condensed consolidated financial statements include the accounts and transactions of the Company. In presenting these unaudited condensed consolidated financial statements, management makes estimates and assumptions that affect reported amounts of assets and liabilities and related disclosures, and disclosure of contingent assets and liabilities, at the date of the financial statements, and reported amounts of revenues and expenses during the reporting periods. Estimates, by their nature, are based on judgments and available information at the time. As such, actual results could differ from those estimates. In management’s opinion, the unaudited condensed consolidated financial statements contain all normal recurring adjustments necessary for a fair presentation of interim results reported. The results of operations reported for interim periods are not necessarily indicative of the results of operations for the entire year or any subsequent interim period.

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with the instructions to Form 10-Q and following the guidance of Rule 10-01 of Regulation S-X for interim financial statements required to be filed with the U.S. Securities and Exchange Commission (the “SEC”). As permitted under such rules, certain notes and other financial information normally required by accounting principles generally accepted in the United States of America have been condensed or omitted; however, the unaudited condensed consolidated financial statements do include such notes and financial information sufficient so as to make the interim information presented not misleading. These unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and related notes of the Company as of December 31, 2009 and 2008, and for the years ended December 31, 2009, 2008 and 2007, included elsewhere in this prospectus.

Earnings (Loss) per Common Share—Basic earnings (loss) attributable to the Company per common share is calculated by dividing net income by the weighted average number of common shares outstanding for each period. Diluted earnings (loss) attributable to the Company per common share is calculated similarly, except that it includes the dilutive effect of assumed exercise of outstanding options and warrants, using the treasury stock method. For the three months ended March 31, 2010 and 2009, potentially dilutive shares resulting from the exercise of outstanding options and warrants have not been included in the computation of diluted net earnings (loss) attributable to the Company per common share because to do so would have been anti-dilutive.

Business Description—The Company provides comprehensive customer engagement and loyalty solutions that enhance or extend the relationship of millions of customers with many of the largest companies in the world. The Company partners with these leading companies to develop and market programs that provide services to their end-customers using its expertise in customer engagement, creative design and product development.

The Company has substantial expertise in deploying various forms of customer engagement communications, such as direct mail, inbound and outbound telephony and the Internet, and in bundling unique

AFFINION GROUP HOLDINGS, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unless otherwise noted, all dollar amounts are in millions, except per share amounts)

benefits to offer products and services to the end-customers of its marketing partners on a highly targeted basis. The Company designs programs that provide a diversity of benefits based on end-customer needs and interests, with a particular focus on programs offering lifestyle and protection benefits and programs which offer savings on purchases. For instance, the Company provides credit monitoring and identity-theft resolution, accidental death and dismemberment insurance (“AD&D”), discount travel services, loyalty points programs, various checking account and credit card enhancement services and other products and services.

•	Affinion North America. Affinion North America comprises the Company’s Membership, Insurance and Package, and Loyalty customer engagement businesses in North America.

•

Membership Products. The Company designs, implements and markets subscription programs that provide members with personal protection benefits and value-added services including credit monitoring and identity-theft resolution services, as well as access to a variety of discounts and shop-at-home conveniences in such areas as retail merchandise, travel, automotive and home improvement.

•	Insurance and Package Products. The Company markets AD&D and other insurance programs and designs and provides checking account enhancement programs to financial institutions.

•

Loyalty Products. The Company designs, implements and administers points-based loyalty programs for financial, travel, automotive and other companies. The Company also provides enhancement benefits to major financial institutions in connection with their credit and debit card programs.

•

Affinion International. Affinion International comprises the Company’s Membership, Package and Loyalty customer engagement businesses outside North America. Affinion International also provides loyalty program benefits and operates an accommodation reservation booking business through one of its subsidiaries. The Company expects to leverage its current European operational platform to expand its range of products and services, develop new marketing partner relationships in various industries and grow its geographical footprint.

Recently Adopted Accounting Pronouncements

In April 2009, the FASB issued new guidance that requires every publicly traded company to include disclosures about the fair value of its financial instruments whenever it issues summarized financial information for interim reporting periods. The new guidance is effective for interim periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. The Company adopted the new guidance for the interim period ended June 30, 2009. The Company’s adoption of the new guidance had no impact on its consolidated financial position, results of operations and cash flows.

In May 2009, the FASB issued new guidance relating to subsequent events. The new guidance clarifies that management must evaluate, as of each reporting period, events or transactions that occur after the balance sheet date “through the date that the financial statements are issued or available to be issued.” The new guidance is effective prospectively for interim or annual financial periods ending after June 15, 2009. The Company adopted the new guidance for the interim period ended June 30, 2009. The Company’s adoption of the new guidance had no impact on its consolidated financial position, results of operations and cash flows. Management’s evaluation of subsequent events was performed through May 5, 2010, the date the financial statements were originally issued, and was subsequently updated through May 20, 2010, the date the financial statements were re-issued.

In January 2010, the FASB issued new guidance to enhance disclosure requirements related to fair value measurements by requiring certain new disclosures and clarifying certain existing disclosures. This new guidance requires disclosure of the amounts of significant transfers in and out of Level 1 and Level 2 recurring fair value

AFFINION GROUP HOLDINGS, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unless otherwise noted, all dollar amounts are in millions, except per share amounts)

measurements and the reasons for the transfers. In addition, the new guidance requires additional information related to activities in the reconciliation of Level 3 fair value measurements. The new guidance also expands the disclosures related to the disaggregation of assets and liabilities and information about inputs and valuation techniques. The new guidance related to Level 1 and Level 2 fair value measurements is effective for interim and annual reporting periods beginning after December 15, 2009 and the new guidance related to Level 3 fair value measurements is effective for fiscal years beginning after December 15, 2010 and interim periods during those fiscal years. Effective January 1, 2010, the Company adopted the new guidance related to Level 1 and Level 2 fair value measurements. The Company’s adoption of the new guidance had no impact on its consolidated financial position, results of operations and cash flows.

2. INTANGIBLE ASSETS

Intangible assets consisted of:

	March 31, 2010
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Amortizable intangible assets:
Member relationships	$845.7	$(630.5)	$215.2
Affinity relationships	596.7	(371.9)	224.8
Proprietary databases and systems	55.9	(54.6)	1.3
Trademarks and tradenames	25.8	(8.0)	17.8
Patents and technology	25.0	(14.4)	10.6
Covenants not to compete	1.1	(0.5)	0.6

	$1,550.2	$(1,079.9)	$470.3

	December 31, 2009
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Amortizable intangible assets:
Member relationships	$809.1	$(607.4)	$201.7
Affinity relationships	603.4	(362.7)	240.7
Proprietary databases and systems	56.0	(54.3)	1.7
Trademarks and tradenames	26.1	(7.6)	18.5
Patents and technology	25.0	(13.9)	11.1
Covenants not to compete	1.2	(0.5)	0.7

	$1,520.8	$(1,046.4)	$474.4

On January 4, 2010, the Company acquired credit card registration membership contracts from a U.S.-based financial institution for approximately $37.1 million. The purchase price has been allocated to member relationships, since there were no other assets acquired or liabilities assumed.

AFFINION GROUP HOLDINGS, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unless otherwise noted, all dollar amounts are in millions, except per share amounts)

Amortization expense relating to intangible assets was as follows:

	For the Three Months Ended
	March 31, 2010	March 31, 2009
Member relationships	$23.5	$25.1
Affinity relationships	12.5	13.4
Proprietary databases and systems	0.3	0.3
Trademarks and tradenames	0.4	0.4
Patents and technology	0.6	0.6
Covenants not to compete	0.1	0.1

	$37.4	$39.9

Based on the Company’s amortizable intangible assets as of March 31, 2010, the Company expects the related amortization expense for fiscal 2010 and the four succeeding fiscal years to be $146.9 million in 2010, $123.5 million in 2011, $98.4 million in 2012, $49.7 million in 2013 and $44.8 million in 2014.

At January 1, 2010 and March 31, 2010, the Company had gross goodwill of $333.8 million and $332.2 million, respectively, and accumulated impairment losses of $15.0 million as of both dates. The accumulated impairment losses represent the impairment of all of the goodwill assigned to the Loyalty products segment. Goodwill attributed to each of the Company’s reporting segments is as follows:

	March 31, 2010	December 31, 2009
Membership products	$231.1	$231.1
Insurance and package products	58.3	58.3
International products	27.8	29.4

	$317.2	$318.8

The change in the Company’s carrying amount of goodwill in fiscal 2010 is due to changes in foreign currency exchange rates.

3. CONTRACT RIGHTS AND LIST FEES, NET

Contract rights and list fees consisted of:

	March 31, 2010			December 31, 2009
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Contract rights	$59.0	$(43.3)	$15.7	$61.4	$(42.6)	$18.8
List fees	24.8	(10.0)	14.8	24.5	(9.0)	15.5

	$83.8	$(53.3)	$30.5	$85.9	$(51.6)	$34.3

Amortization expense for the three months ended March 31, 2010 was $3.3 million, of which $1.0 million is included in marketing expense and $2.3 million is included in depreciation and amortization expense in the unaudited condensed consolidated statements of operations. Amortization expense for the three months ended

AFFINION GROUP HOLDINGS, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unless otherwise noted, all dollar amounts are in millions, except per share amounts)

March 31, 2009 was $3.5 million, of which $0.8 million is included in marketing expense and $2.7 million is included in depreciation and amortization expense in the unaudited condensed consolidated statements of operations. Based on the Company’s contract rights and list fees as of March 31, 2010, the Company expects the related amortization expense for fiscal 2010 and the four succeeding fiscal years to be approximately $12.8 million in 2010, $10.4 million in 2011, $3.2 million in 2012, $2.7 million in 2013 and $1.9 million in 2014.

4. LONG-TERM DEBT

Long-term debt consisted of:

	March 31, 2010	December 31, 2009
Term loan due 2012	$629.0	$648.6
10 1/8 % senior notes due 2013, net of unamortized discount of $1.0 and $1.1, respectively, with an effective interest rate of 10.285%	303.0	302.9
10 1/8 % senior notes due 2013, net of unamortized discount of $11.0 and $11.7, respectively, with an effective interest rate of 12.8775%	139.0	138.3
11 1/2 % senior subordinated notes due 2015, net of unamortized discount of $2.9 and $3.1, respectively, with an effective interest rate of 11.75%	352.6	352.4
Senior unsecured term loan due 2012, net of unamortized discount of $1.0 and $1.2 million, respectively, with an effective interest rate of 11.93%	291.1	279.4
Capital lease obligations	1.1	1.2

Total debt	1,715.8	1,722.8
Less: current portion of long-term debt	(0.3)	(20.2)

Long-term debt	$1,715.5	$1,702.6

On October 17, 2005, Affinion, as borrower, entered into a senior secured credit facility (“Affinion Credit Facility”). The Affinion Credit Facility is comprised of a term loan that initially totaled $860.0 million due in 2012 and a $100.0 million revolving credit facility terminating in 2011. The revolving credit facility includes letter of credit and swingline sub-facilities.

The Affinion Credit Facility is secured by all of the outstanding stock of Affinion held by Affinion Holdings and by substantially all of the assets of Affinion, subject to certain exceptions. Through March 31, 2010, Affinion had made nine voluntary principal prepayments of the term loan aggregating $205.0 million, in addition to annual repayments in 2009 and 2010 aggregating $26.0 million based on excess cash flow through December 31, 2009 and, therefore, all of Affinion’s mandatory repayment obligations have been satisfied, other than future required annual payments, if any, based on excess cash flow. The Affinion Credit Facility permits Affinion to obtain additional borrowing capacity up to the greater of $175.0 million and an amount equal to Adjusted EBITDA, as set forth in the agreement governing the Affinion Credit Facility, for the most recent four-quarter period. As of March 31, 2010 and December 31, 2009, there were no outstanding borrowings under the revolving credit facility. Borrowings under the revolving credit facility during the three months ended March 31, 2010 and 2009 were $39.0 million and $54.0 million, respectively, and repayments under the revolving credit facility during the three months ended March 31, 2010 and 2009 were $39.0 million and $84.0 million, respectively. As of March 31, 2010, Affinion had $93.3 million available for borrowing under the Affinion Credit Facility after giving effect to the issuance of $6.7 million of letters of credit.

AFFINION GROUP HOLDINGS, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unless otherwise noted, all dollar amounts are in millions, except per share amounts)

On October 17, 2005, Affinion issued senior notes (“Senior Notes”), with a face value of $270.0 million, for net proceeds of $266.4 million. The Senior Notes bear interest at 10 1/8% per annum, payable semi-annually on April 15 and October 15 of each year. The Senior Notes mature on October 15, 2013. The Senior Notes are guaranteed by substantially all of the domestic subsidiaries of the Company.

On May 3, 2006, Affinion issued an additional $34.0 million aggregate principal amount of Senior Notes. These Senior Notes were issued as additional notes under the Senior Notes indenture dated October 17, 2005 and, together with the $270.0 million of Senior Notes originally issued under such indenture, are treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase.

On April 26, 2006, Affinion issued $355.5 million aggregate principal amount of 11 1/2% senior subordinated notes due October 15, 2015 (the “Senior Subordinated Notes”). The Senior Subordinated Notes bear interest at 11 1/2% per annum, payable semi-annually, on April 15 and October 15 of each year. The Senior Subordinated Notes mature on October 15, 2015. The Senior Subordinated Notes are guaranteed by the same subsidiaries of Affinion that guarantee the Affinion Credit Facility, the Senior Notes and the 2009 Senior Notes (defined below).

On September 13, 2006, Affinion completed a registered exchange offer and exchanged all of the then-outstanding 10 1/8% Senior Notes due 2013 and all of the then-outstanding 11 1/2% Senior Subordinated Notes due 2015 into a like principal amount of 10 1/8% Senior Notes due 2013 and 11 1/2% Senior Subordinated Notes due 2015, respectively, that have been registered under the Securities Act of 1933, as amended (the “Securities Act”).

On January 31, 2007, the Company entered into a five-year $350.0 million senior unsecured term loan facility (the “Senior Unsecured Term Loan”) with certain banks at an initial interest rate of LIBOR, as defined in the Senior Unsecured Term Loan, plus 6.25%. The Senior Unsecured Term Loan matures on March 1, 2012. The interest rate is subject to additional increases over time and further increases if, in lieu of paying cash interest, the interest is paid by the Company by adding such interest to the principal amount of the loans. The Company made payment-in-kind elections for the interest periods ended September 1, 2009 and February 26, 2010. As a result of the payment-in-kind election for the interest period ended September 1, 2010, the outstanding principal balance was increased by $13.0 million. After September 1, 2008, the Company may prepay some or all of the loan at a premium until September 1, 2010, at which time the Company may prepay the Senior Unsecured Term Loan at 100% of the principal amount of the loan. In the event of a Change of Control, as defined in the Senior Unsecured Term Loan, the lenders have the right to require the Company to prepay some or all of the loan at a prepayment price of 101% and in the event of an Asset Sale, as defined in the Senior Unsecured Term Loan, the Company is required to offer to prepay the loans at 100% of the principal amount. The Senior Unsecured Term Loan contains restrictive covenants related primarily to the Company’s and Affinion’s ability to distribute dividends, redeem or repurchase capital stock, sell assets, issue additional debt or merge with or acquire other companies. The Company was in compliance with the covenants referred to above as of December 31, 2009. The Company used the net proceeds of $346.5 million to pay a special dividend to stockholders of $240.5 million and to redeem 95,107 shares of preferred stock at a cost of $106.0 million. On June 11, 2009, Affinion utilized cash on hand and available funds under the Affinion Credit Facility to purchase $64.0 million of the Company’s outstanding debt under the Senior Unsecured Term Loan from an affiliate of Apollo for $44.8 million. The debt, as well as $18.4 million of additional debt acquired during the year, has been deemed retired and a gain on extinguishment of debt of $27.1 million, including a gain of $19.7 million on the debt purchased on June 11, 2009, was recognized during 2009. The borrowing under Affinion’s revolving credit facility was paid down prior to June 30, 2009.

AFFINION GROUP HOLDINGS, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unless otherwise noted, all dollar amounts are in millions, except per share amounts)

On June 5, 2009, Affinion issued senior notes (“2009 Senior Notes”), with a face value of $150.0 million, for net proceeds of $136.5 million. The 2009 Senior Notes bear interest at 10 1/8% per annum, payable semi-annually on April 15 and October 15 of each year. The 2009 Senior Notes mature on October 15, 2013. Affinion may redeem all or part of the 2009 Senior Notes at any time on or after October 15, 2009 at redemption prices (generally at a premium) set forth in the indenture governing the 2009 Senior Notes. The 2009 Senior Notes are senior unsecured obligations and rank equally in right of payment with Affinion’s existing and future senior obligations and senior to Affinion’s existing and future senior subordinated indebtedness. The 2009 Senior Notes are guaranteed by the same subsidiaries of Affinion that guarantee the Affinion Credit Facility, the Senior Notes and the Senior Subordinated Notes. Although the terms and covenants of the 2009 Senior Notes are substantially identical to those of the Senior Notes, the 2009 Senior Notes are not additional securities under the indenture governing the Senior Notes, were issued under a separate indenture, do not vote as a single class with the Senior Notes and do not necessarily trade with the Senior Notes.

On October 1, 2009, Affinion completed a registered exchange offer and exchanged all of the then-outstanding 2009 Senior Notes into a like principal amount of 2009 Senior Notes that have been registered under the Securities Act.

The Affinion Credit Facility, the Senior Notes, the 2009 Senior Notes and the Senior Subordinated Notes all contain restrictive covenants related primarily to Affinion’s ability to distribute dividends to the Company, redeem or repurchase capital stock, sell assets, issue additional debt or merge with or acquire other companies. Affinion and its subsidiaries may pay dividends of up to $35.0 million in the aggregate provided that no default or event of default has occurred or is continuing, or would result from the dividend. Payment of additional dividends requires the satisfaction of various conditions, including meeting defined leverage ratios and a defined fixed charge coverage ratio, and the total dividend paid can not exceed a calculated amount of defined available free cash flow. The covenants in the Affinion Credit Facility also require compliance with a consolidated leverage ratio and an interest coverage ratio. During the quarter ended March 31, 2010, Affinion paid a cash dividend to the Company of $3.8 million. During the quarter ended March 31, 2009, Affinion paid cash dividends and an in-kind dividend in the form of debt to the Company of $23.0 million and $1.1 million, respectively.

As of March 31, 2010, the Company believes it is in compliance with all financial covenants contained in the Senior Unsecured Term Loan, Affinion Credit Facility and the indentures that govern the Senior Notes, the Senior Subordinated Notes and the 2009 Senior Notes.

Subsequent Event—On April 9, 2010, Affinion, as borrower, and the Company entered into a $1.0 billion amended and restated senior secured credit facility with its lenders. The amended and restated senior secured credit facility consists of a five-year $125.0 million revolving credit facility and an $875.0 million term loan facility. The revolving credit facility includes a letter of credit subfacility and a swingline loan subfacility. The term loan facility matures six and a half years after the closing date of the amended and restated senior secured credit facility. However the term loan facility will mature on the date that is 91 days prior to the maturity of the Senior Subordinated Notes unless, prior to that date, (a) the maturity for the Senior Subordinated Notes is extended to a date that is at least 91 days after the maturity of the term loan facility or (b) the obligations under the Senior Subordinated Notes are (i) repaid in full or (ii) refinanced, replaced or defeased in full with new loans and/or debt securities with maturity dates occurring after the maturity date of the term loan facility. The term loan facility provides for quarterly amortization payments totaling 1% per annum, with the balance payable upon the final maturity date. The term loan facility also requires mandatory prepayments of the outstanding term loans based on excess cash flow (as defined), if any, and the proceeds from certain specified transactions. The interest rates with respect to term loans and revolving loans under our credit facility are based on, at our option, (a) the

AFFINION GROUP HOLDINGS, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unless otherwise noted, all dollar amounts are in millions, except per share amounts)

higher of (i) adjusted LIBOR and (ii) 1.50%, in each case plus 3.50%, or (b) the highest of (i) Bank of America, N.A.’s prime rate, (ii) the Federal Funds Effective Rate plus 0.5% and (iii) 2.50% (“ABR”), in each case plus 2.50%. Affinion’s obligations under its new credit facility are, and its obligations under any interest rate protection or other hedging arrangements entered into with a lender or any of its affiliates will be, guaranteed by the Company and by each of Affinion’s existing and subsequently acquired or organized domestic subsidiaries, subject to certain exceptions (provided that the Company’s guarantee obligations will not extend to any additional credit facilities as described above until the Company’s existing senor unsecured credit facility is repaid or refinanced). Affinion’s credit facility is secured to the extent legally permissible by substantially all the assets of (i) the Company, which consists of a pledge of all Affinion’s capital stock and (ii) Affinion and the subsidiary guarantors, including but not limited to: (a) a pledge of substantially all capital stock held by Affinion or any subsidiary guarantor and (b) security interests in substantially all tangible and intangible assets of Affinion and each subsidiary guarantor, subject to certain exceptions. Affinion’s credit facility also contains financial, affirmative and negative covenants. The negative covenants in Affinion’s credit facility include, among other things, limitations (all of which are subject to certain exceptions) on Affinion’s (and in certain cases, our) ability to: declare dividends and make other distributions, redeem or repurchase Affinion’s capital stock; prepay, redeem or repurchase certain of Affinion’s subordinated indebtedness; make loans or investments (including acquisitions); incur additional indebtedness (subject to certain exceptions); restrict dividends from Affinion’s subsidiaries; merge or enter into acquisitions; sell Affinion’s assets; and enter into transactions with Affinion’s affiliates. The credit facility also requires Affinion to comply with financial maintenance covenants with a maximum ratio of total debt to EBITDA (as defined) and a minimum ratio of EBITDA to cash interest expense. The proceeds of the term loan under the amended and restated credit facility were utilized to repay the outstanding balance of the existing senior secured term loan under the Affinion Credit Facility, including accrued interest, of $629.7 million and pay fees and expenses of approximately $27.0 million. The remaining proceeds are available for working capital and other general corporate purposes, including permitted acquisitions and investments. In connection with the refinancing, the Company expects to record a loss on extinguishment of debt of approximately $7.4 million during the quarter ending June 30, 2010.

5. INCOME TAXES

The Company’s effective income tax rate for the three months ended March 31, 2010 and 2009 were (15.4)% and (11.8%) respectively. The difference in the effective tax rates for the three months ended March 31, 2010 and 2009 is primarily as a result of foreign tax requirements offset by the U.S. valuation allowance requirements for the applicable period. The Company’s tax rate is affected by recurring items, such as tax rates in foreign jurisdictions and the relative amount of income it earns in those jurisdictions. It is also affected by discrete items that may occur in any given year, but are not consistent from year to year. In addition to state and foreign income taxes and related foreign tax credits, the requirement to maintain valuation allowances had the most significant impact on the difference between the Company’s effective tax rate and the statutory U.S. federal income tax rate of 35%.

The Company recognizes interest and penalties related to uncertain tax positions in income tax expense. The Company recognized $0.1 million of interest related to uncertain tax positions arising in the current period. The interest has been included in income tax expense for the current period. The Company’s gross unrecognized tax benefits for the three months ended March 31, 2010 decreased by $0.2 million as a result of tax positions taken during the current period.

The Company’s income tax returns are periodically examined by various tax authorities. In connection with these examinations, certain tax authorities, including the Internal Revenue Service, may raise issues and impose additional assessments. The Company regularly evaluates the likelihood of additional assessments resulting from

AFFINION GROUP HOLDINGS, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unless otherwise noted, all dollar amounts are in millions, except per share amounts)

these examinations and establishes liabilities, through the provision for income taxes, for potential amounts that may result therefrom. The recognition of uncertain tax benefits are not expected to have a material impact on the Company’s effective tax rate or results of operations. Jurisdictions which are open to examination include Federal, state, local and foreign, principally Germany and the United Kingdom. The period for which both domestic and foreign tax years are open is based on local laws for each jurisdiction which have not been extended beyond applicable statutes. The Company does not believe that it is reasonably possible that the total amount of unrecognized tax benefits will change significantly within the next 12 months. Any income tax liabilities or refunds relating to periods prior to October 17, 2005 are the responsibility of Cendant as discussed in Note 8—Related Party Transactions.

6. COMMITMENTS AND CONTINGENCIES

Litigation

In the ordinary course of business, the Company is involved in claims, legal proceedings and governmental inquiries related to contract disputes, business practices, trademark and copyright infringement claims, employment matters and other commercial matters. The Company is also party to a lawsuit which was brought against its affiliate and which alleges that the Company violated certain federal or state consumer protection statutes (as described below). The Company intends to vigorously defend itself against this lawsuit.

On November 12, 2002, a class action complaint (the “November 2002 Class Action”) was filed against Sears, Roebuck & Co., Sears National Bank, Cendant Membership Services, Inc., and Allstate Insurance Company in the Circuit Court of Alabama for Greene County alleging, among other things, breach of contract, unjust enrichment, breach of duty of good faith and fair dealing and violations of the Illinois consumer fraud and deceptive practices act. The case was removed to the U.S. District Court for the Northern District of Alabama but was remanded to the Circuit Court of Alabama for Greene County. The Company filed a motion to compel arbitration, which was granted by the court on January 31, 2008. In granting the Company’s motion, the court further ordered that any arbitration with respect to this matter take place on an individual (and not class) basis. On February 28, 2008, plaintiffs filed a motion for reconsideration of the court’s order. On April 9, 2010, the court denied plaintiffs’ motion for reconsideration.

The Company believes that the amount accrued for the above matters is adequate and the reasonably possible loss beyond the amounts accrued, while not estimable, will not have a material adverse effect on its financial condition, results of operations, or cash flows based on information currently available. However, litigation is inherently unpredictable and, although the Company believes that accruals are adequate and it intends to vigorously defend itself against such matters, unfavorable resolution could occur, which could have a material adverse effect on its financial condition, results of operations or cash flows.

Other Contingencies

On May 27, 2009, the U.S. Senate Committee on Commerce, Science, and Transportation (the “Committee”) initiated an investigation into two of the Company’s competitors, Vertrue Inc. and Webloyalty.com, Inc., in connection with their e-commerce marketing practices, including those relating to consumers’ account number acquisition. On July 10, 2009, the Committee expanded the scope of its investigation to include the Company and requested the Company to provide certain information about the Company’s domestic online marketing practices, including those relating to the acquisition of consumers’ credit or debit card account numbers automatically from the Company’s partners when a consumer enrolls in one of the Company’s programs immediately after making a purchase through one of the Company’s partners’ web sites (“Online Data-

AFFINION GROUP HOLDINGS, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unless otherwise noted, all dollar amounts are in millions, except per share amounts)

pass Marketing”). On January 6, 2010, the Company sent a letter to the Committee informing them of its decision, after careful consideration of the fluid and iterative nature of the internet, to cease Online Data-pass Marketing for its membership programs and make certain additional changes to the disclosures in the Company’s online marketing and fulfillment. Specifically, the Company, when marketing these programs online, now requires consumers to provide all 16 digits of their credit or debit card when enrolling in the Company’s membership programs in the online post-transaction environment.

In addition, between December 2008 and December 2009, the Company received inquiries from numerous state attorneys general relating to the marketing of its membership programs. The Company has responded to each state’s request for documents and information and is in active discussions regarding the resolution of these matters.

Surety Bonds and Letters of Credit

In the ordinary course of business, the Company is required to provide surety bonds to various state authorities in order to operate its membership, insurance and travel agency programs. As of March 31, 2010, the Company provided guarantees for surety bonds totaling approximately $11.3 million and issued letters of credit totaling $6.8 million.

Other Commitments

Subsequent Event—In December 2009, the Company entered into an operating lease for a new 140,000 square foot headquarters facility. The lease term for the new headquarters facility extends to 2024. The Company commenced occupancy of the new facility in April 2010. As a result of vacating the prior headquarters facility, the Company expects to incur a charge of approximately $8.0 to $9.0 million, comprised principally of future lease costs and related expenses for the prior headquarters facility. The charge will be recognized during the quarter ending June 30, 2010.

7. STOCK-BASED COMPENSATION

In connection with the closing of the Apollo Transactions on October 17, 2005, Affinion Holdings adopted the 2005 Stock Incentive Plan (the “2005 Plan”). The 2005 Plan authorizes the Board of Directors (the “Board”) to grant non-qualified, non-assignable stock options and rights to purchase shares of Affinion Holdings’ common stock to directors and employees of, and consultants to, Affinion Holdings and its subsidiaries. Options granted under the 2005 Plan have an exercise price no less than the fair market value of a share of the underlying common stock on the date of grant. Stock awards have a purchase price determined by the Board. The Board was authorized to grant up to 4.9 million shares of Affinion Holdings’ common stock under the 2005 Plan over a ten year period. As discussed below, no additional grants may be made under Affinion Holdings’ 2005 Plan on or after November 7, 2007, the effective date of the 2007 Plan, as defined below.

In November 2007, Affinion Holdings adopted the 2007 Stock Award Plan (the “2007 Plan”). The 2007 Plan authorizes the Board to grant awards of non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock awards, restricted stock units, stock bonus awards, performance compensation awards (including cash bonus awards) or any combination of these awards to directors and employees of, and consultants to, Affinion Holdings and its subsidiaries. Unless otherwise determined by the Board of Directors, options granted under the 2007 Plan will have an exercise price no less than the fair market value of a share of the underlying common stock on the date of grant. Stock awards have a purchase price

AFFINION GROUP HOLDINGS, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unless otherwise noted, all dollar amounts are in millions, except per share amounts)

determined by the Board. The Board was authorized to grant up to 10.0 million shares of Affinion Holdings’ common stock under the 2007 Plan over a ten year period. As of March 31, 2010, there were 7.2 million shares available under the 2007 Plan for future grants.

For employee stock awards, the Company recognizes compensation expense, net of estimated forfeitures, over the requisite service period, which is the period during which the employee is required to provide services in exchange for the award. The Company has elected to recognize compensation cost for awards with only a service condition and have a graded vesting schedule on a straight-line basis over the requisite service period for the entire award.

Stock Options

During the three months periods ended March 31, 2010 and 2009, there were no stock options granted to employees from the 2005 Plan. All options previously granted were granted with an exercise price equal to the estimated fair market value of a share of the underlying common stock on the date of grant. Stock options granted to employees from the 2005 Plan are comprised of three tranches with the following terms:

	Tranche A	Tranche B	Tranche C
Vesting	Ratably over 5 years*	100% after 8 years**	100% after 8 years**
Term of option	10 years	10 years	10 years

*	In the event of a sale of the Company, vesting for tranche A occurs 18 months after the date of sale.
**	Tranche B and C vesting would be accelerated upon specified realized returns to Apollo.

During the three months ended March 31, 2010 and 2009, 0.1 million and 0.7 million stock options, respectively, were granted to employees from the 2007 Plan. The options granted during the three months ended March 31, 2010 and 2009 were granted with an exercise price of $12.63 and $15.25, respectively, equal to the estimated fair market value of a share of the underlying common stock on the date of grant. The stock options granted to employees from the 2007 Plan had the following terms:

Vesting period	Ratably over 4 years
Option term	10 years

During the three month periods ended March 31, 2010 and 2009, there were no stock options granted to members of the Board of Directors.

The fair value of each option award from the 2007 Plan during the three months ended March 31, 2010 and 2009 was estimated on the date of grant using the Black-Scholes option-pricing model based on the assumptions noted in the following table. Expected volatilities are based on historical volatilities of comparable companies. The expected term of the options granted represents the period of time that options are expected to be outstanding, and is based on the average of the requisite service period and the contractual term of the option.

	2010	2009
Expected volatility	66%	66%
Expected life (in years)	6.25	6.25
Risk-free interest rate	2.79%	2.24%
Dividend yield	—%	—%

AFFINION GROUP HOLDINGS, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unless otherwise noted, all dollar amounts are in millions, except per share amounts)

A summary of option activity for the three months ended March 31, 2010 is presented below (number of options in thousands):

	2005 Plan— Grants to Employees- Tranche A	2005 Plan— Grants to Employees- Tranche B	2005 Plan— Grants to Employees- Tranche C	Grants to Board of Directors	2007 Plan— Grants to Employees
Outstanding options at January 1, 2010	1,808	900	900	426	1,621
Granted	—	—	—	—	100
Exercised	—	—	—	—	—
Forfeited or expired	(30)	(28)	(28)	—	(28)

Outstanding options at March 31, 2010	1,778	872	872	426	1,693

Vested or expected to vest at March 31, 2010	1,778	872	872	426	1,693

Exercisable options at March 31, 2010	1,419	—	—	426	501

Weighted average remaining contractual term (in years)	5.7	5.7	5.7	7.2	8.5
Weighted average grant date fair value per option granted in 2010	$—	$—	$—	$—	$7.94
Weighted average exercise price of exercisable options at March 31, 2010	$1.53	$—	$—	$6.08	$13.80
Weighted average exercise price of outstanding options at March 31, 2010	$1.61	$1.59	$1.59	$6.08	$14.17

Based on the estimated fair values of options granted, stock-based compensation expense for the three months ended March 31, 2010 and 2009 totaled $1.1 million and $0.7 million, respectively. As of March 31, 2010, there was $12.1 million of unrecognized compensation cost related to unvested stock options, which will be recognized over a weighted average period of approximately 1.6 years.

Restricted Stock

In January 2007, the Board granted 21,000 shares of restricted stock of Affinion Holdings with a purchase price of $0.01 per share to the Company’s former Chief Financial Officer. This award would have vested 100% upon the earlier of three years of service or a change in control of Affinion Holdings. The fair value of the award was estimated to be $0.2 million, based upon the estimated fair value per share of common stock of Affinion Holdings, and was being amortized on a straight-line basis to general and administrative expense over the service period. In January 2009, this grant was forfeited.

In May 2007, the Board granted 42,000 shares of restricted stock of Affinion Holdings with a purchase price of $0.01 per share to Affinion International’s Chief Financial Officer. This award vests 100% upon the earlier of three years of service or a change in control of Affinion Holdings. The fair value of the award is estimated to be $0.4 million, based upon the estimated fair value per share of common stock of Affinion Holdings, and is being amortized on a straight-line basis to general and administrative expense over the service period.

AFFINION GROUP HOLDINGS, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unless otherwise noted, all dollar amounts are in millions, except per share amounts)

A summary of restricted stock activity for the three months ended March 31, 2010 is presented below (number of shares of restricted stock in thousands):

	Number of Restricted Shares	Weighted Average Grant Date Fair Value
Outstanding restricted unvested awards at January 1, 2010	42	$9.52
Granted	—
Vested	—
Forfeited	—

Outstanding restricted unvested awards at March 31, 2010	42	$9.52

Weighted average remaining contractual term (in years)	0.2

Based on the estimated fair values of restricted stock granted, stock-based compensation expense for the three months ended March 31, 2010 and 2009 was an expense of less than $0.1 million and a benefit of $0.1 million, respectively. As of March 31, 2010, there was less than $0.1 million of unrecognized compensation cost related to the remaining vesting period of restricted stock granted under the Plan. This cost will be recorded in future periods as stock-based compensation expense over a weighted average period of approximately 0.1 years.

Restricted Stock Units

On January 13, 2010, the Board’s Compensation Committee approved the Amended and Restated 2010 Retention Award Program (the “RAP”), which provides for awards of restricted stock units (“RSUs”) under the 2007 Stock Award Plan and granted approximately 942,000 RSUs to key employees. The RSUs awarded under the RAP have an aggregate cash election dollar value of approximately $9.9 million and are subject to time-based vesting conditions that run through approximately the first quarter of 2012. Generally, the number of RSUs awarded to each participant is equal to the quotient of (i) the aggregate cash election dollar value of RSUs that will be awarded to such participant (the “Dollar Award Value”) multiplied by 1.2, divided by (ii) $12.63 (i.e. the value per share of Affinion Holdings’ common stock as of December 31, 2009). Upon vesting of the RSUs, participants may settle the RSUs in shares of common stock or elect to receive cash in lieu of shares of common stock upon any of the four vesting dates for such RSUs in an amount equal to one-fourth of the Dollar Award Value. Due to the ability of the participants to settle their awards in cash, the Company accounts for these RSUs as a liability award.

AFFINION GROUP HOLDINGS, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unless otherwise noted, all dollar amounts are in millions, except per share amounts)

A summary of restricted stock unit activity for the three months ended March 31, 2010 is presented below (number of restricted stock units in thousands):

	Number of Restricted Stock Units	Weighted Average Grant Date Fair Value
Outstanding restricted unvested awards at January 1, 2010	—
Granted	942	$12.63
Vested	—
Forfeited	—

Outstanding restricted unvested awards at March 31, 2010	942	$12.63

Weighted average remaining contractual term (in years)	1.2

Based on the estimated fair value of the restricted stock units granted, stock-based compensation expense for the three months ended March 31, 2010 was $1.1 million. As of March 31, 2010, there was $10.8 million of unrecognized compensation cost related to the remaining vesting period of restricted stock units granted under the Plan. This cost will be recorded in future periods as stock-based compensation expense over a weighted average period of approximately 1.0 years.

8. RELATED PARTY TRANSACTIONS

Post-Closing Relationships with Cendant

Cendant has agreed to indemnify the Company, Affinion and the Company’s affiliates (collectively the “indemnified parties”) for breaches of representations, warranties and covenants made by Cendant, as well as for other specified matters, certain of which are described below. The Company and Affinion have agreed to indemnify Cendant for breaches of representations, warranties and covenants made in the purchase agreement, as well as for certain other specified matters. Generally, all parties’ indemnification obligations with respect to breaches of representations and warranties (except with respect to the matters described below) (i) are subject to a $0.1 million occurrence threshold, (ii) are not effective until the aggregate amount of losses suffered by the indemnified party exceeds $15.0 million (and then only for the amount of losses exceeding $15.0 million) and (iii) are limited to $275.1 million of recovery. Generally, subject to certain exceptions of greater duration, the parties’ indemnification obligations with respect to representations and warranties survived until April 15, 2007 with indemnification obligations related to covenants surviving until the applicable covenant has been fully performed.

In connection with the purchase agreement, Cendant agreed to specific indemnification obligations with respect to the matters described below.

Excluded Litigation. Cendant has agreed to fully indemnify the indemnified parties with respect to any pending or future litigation, arbitration, or other proceeding relating to accounting irregularities in the former CUC International, Inc. announced on April 15, 1998.

Certain Litigation and Compliance with Law Matters. Cendant has agreed to indemnify the indemnified parties up to specified amounts for: (a) breaches of its representations and warranties with respect to legal proceedings that (1) occur after the date of the purchase agreement, (2) relate to facts and circumstances related

AFFINION GROUP HOLDINGS, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unless otherwise noted, all dollar amounts are in millions, except per share amounts)

to the business of Affinion Group, LLC (“AGLLC”) or Affinion International Holdings Limited (“Affinion International”) and (3) constitute a breach or violation of its compliance with law representations and warranties and (b) breaches of its representations and warranties with respect to compliance with laws to the extent related to the business of AGLLC or Affinion International.

Cendant, the Company and Affinion have agreed that losses up to $15.0 million incurred with respect to these matters will be borne solely by the Company and losses in excess of $15.0 million will be shared by the parties in accordance with agreed upon allocations. The Company has the right at all times to control litigation related to shared losses and Cendant has consultation rights with respect to such litigation.

The Company will retain all liability with respect to the November 2002 Class Action and will not be indemnified by Cendant for losses related thereto.

Other Transactions. As publicly announced, as part of a plan to split into four independent companies, Cendant has (i) distributed the equity interests it previously held in its hospitality services business (“Wyndham”) and its real estate services business (“Realogy”) to Cendant stockholders and (ii) sold its travel services business (“Travelport”) to a third party. Cendant continues as a re-named publicly traded company which owns the vehicle rental business (“Avis Budget,” together with Wyndham and Realogy, the “Cendant Entities”). Subject to certain exceptions, Wyndham and Realogy have agreed to share Cendant’s contingent and other liabilities (including its indemnity obligations to the Company described above and other liabilities to the Company in connection with the Apollo Transactions) in specified percentages. If any Cendant Entity defaults in its payment, when due, of any such liabilities, the remaining Cendant Entities are required to pay an equal portion of the amounts in default. Wyndham continues to hold a portion of the preferred stock and warrant issued in connection with the Apollo Transactions, while Realogy was subsequently acquired by an affiliate of Apollo.

The Company entered into agreements pursuant to which the Company will continue to have cost-sharing arrangements with Cendant and/or its subsidiaries relating to office space and customer contact centers. These agreements have expiration dates and financial terms that are generally consistent with the terms of the related intercompany arrangements prior to the Apollo Transactions. The revenue earned for such services was less than $0.1 million for each of the three months ended March 31, 2010 and 2009, and is included in net revenues in the accompanying unaudited condensed consolidated statements of operations. The Company incurred expenses of $0.3 million for each of the three months ended March 31, 2010 and 2009, which is included in operating expenses in the accompanying unaudited condensed consolidated statements of operations.

New marketing agreements permit the Company to continue to solicit customers of certain Cendant subsidiaries for the Company’s membership programs through various direct marketing methods. The marketing agreements generally provide for a minimum amount of marketing volume or a specified quantity of customer data to be allotted to the relevant party. The payment terms of the marketing agreements provide for either (1) a fee for each call transferred, (2) a bounty payment for each user that enrolls in one of the Company’s membership programs, or (3) a percentage of net membership revenues. These agreements generally expire in December 2010 and are generally terminable by the applicable Cendant party following December 31, 2007, upon six months written notice to the Company. In the event that a Cendant subsidiary terminates an agreement prior to December 31, 2010, then the Cendant subsidiary is required to pay a termination fee based on the projected marketing revenues that would have been generated from such agreement had the marketing agreement been in place through December 31, 2010. The expense incurred for such services was $0.5 million and $0.7 million for the three month periods ended March 31, 2010 and 2009, respectively, and is included in marketing and commissions in the accompanying unaudited condensed consolidated statements of operations.

AFFINION GROUP HOLDINGS, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unless otherwise noted, all dollar amounts are in millions, except per share amounts)

Under the loyalty and rewards program administration agreements, the Company continued to administer loyalty programs for certain Cendant subsidiaries. The agreements provided for the Company to earn fees for the following services: an initial fee to implement a new loyalty program, a program administration fee, a redemption fee related to redeemed rewards and a booking fee related to travel bookings by loyalty program members. The initial loyalty and reward program agreements expired on December 31, 2009. A termination notice has been received related to one of the programs and administration of that program will cease during 2010. The contract to administer the other program was renewed for a three year term. The total amounts included in net revenues in the accompanying unaudited condensed consolidated statements of operations for such services was $1.7 million and $2.0 million for the three months ended March 31, 2010 and 2009, respectively. In connection with these agreements, the Company formed Affinion Loyalty, LLC (“Loyalty”), a special-purpose, bankruptcy-remote subsidiary which is a wholly-owned subsidiary of Affinion Loyalty Group, Inc. (“ALG”). Pursuant to the loyalty agreements, ALG has provided a copy of the object code, source code and related documentation of certain of its intellectual property to Loyalty under a non-exclusive limited license. Loyalty entered into an escrow agreement relating to such intellectual property with Cendant and its affiliates in connection with the parties entering into the loyalty and reward agreements. Loyalty sub-licenses such intellectual property to Cendant on a non-exclusive basis but will only provide access to such intellectual property either directly or indirectly through the escrow agent in the event that ALG (1) becomes bankrupt or insolvent, (2) commits a material, uncured breach of a loyalty and reward agreement, or (3) transfers or assigns its intellectual property in such a way as to prevent it from performing its obligations under any agreement relating to Cendant’s loyalty and rewards programs. Upon access to the escrowed materials, Cendant will be able to use the escrowed materials for a limited term and for only those purposes for which ALG was using it to provide the services under the loyalty and reward agreements prior to the release of the escrowed materials to Cendant.

The Company earns referral fees from Wyndham for hotel stays and travel packages. The amount included in net revenues in the accompanying unaudited condensed consolidated statements of operations for such services was $0.3 million and $0.2 million for the three months ended March 31, 2010 and 2009, respectively.

Apollo Agreements

On October 17, 2005, Apollo entered into a consulting agreement with the Company for the provision of certain structuring and advisory services. The consulting agreement will also allow Apollo and its affiliates to provide certain advisory services for a period of twelve years or until Apollo owns less than 5% of the beneficial economic interests of the Company, whichever is earlier. The agreement may be terminated earlier by mutual consent. The Company is required to pay Apollo an annual fee of $2.0 million for these services commencing in 2006. The amounts expensed related to this consulting agreement were $0.5 million for each of the three month periods ended March 31, 2010 and 2009 and are included in general and administrative expenses in the accompanying unaudited condensed consolidated statement of operations. If a transaction is consummated involving a change of control or an initial public offering, then, in lieu of the annual consulting fee and subject to certain qualifications, Apollo may elect to receive a lump sum payment equal to the present value of all consulting fees payable through the end of the term of the consulting agreement.

In addition, the Company will be required to pay Apollo a transaction fee if it engages in any merger, acquisition or similar transaction. The Company will also indemnify Apollo and its affiliates and their directors, officers and representatives for potential losses relating to the services to be provided under the consulting agreement.

AFFINION GROUP HOLDINGS, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unless otherwise noted, all dollar amounts are in millions, except per share amounts)

In July 2006, Apollo acquired one of the Company’s vendors, SOURCECORP Incorporated, that provides document and information services to the Company. The fees incurred for these services were $0.3 million for each of the three month periods ended March 31, 2010 and 2009, respectively, and are included in cost of revenues in the accompanying unaudited condensed consolidated statements of operations.

9. FINANCIAL INSTRUMENTS, DERIVATIVES AND FAIR VALUE MEASURES

Interest Rate Swaps

Affinion entered into an interest rate swap as of December 14, 2005. This swap converts a notional amount of Affinion’s floating rate debt into a fixed rate obligation. The notional amount of the swap is $50.0 million through December 31, 2010, the swap termination date.

In January 2008, Affinion entered into an interest rate swap effective February 21, 2008. This swap converts a notional amount of Affinion’s floating rate debt into a fixed rate obligation. The notional amount of the swap is $598.6 million through February 22, 2011, the swap termination date, such that, in conjunction with the swap entered into in December 2005, all of the Affinion’s variable rate debt has been converted into fixed rate debt through December 31, 2010.

On January 23, 2008 and January 25, 2008, the Company entered into two separate two-year interest rate swap agreements, with the interest rate swap agreements having a combined notional amount of $300.0 million. Under the January 23, 2008 interest rate swap agreement, which has a nominal amount of $200.0 million, the Company has agreed to pay a fixed interest rate of 2.79%, payable on a semi-annual basis, for the period beginning on March 1, 2008 through March 1, 2010, with the first interest payment due on September 1, 2008, in exchange for receiving floating payments based on a six-month LIBOR on the same $200.0 million notional amount for the same period. Under the January 25, 2008 interest rate swap agreement, which has a notional amount of $100.0 million, the Company has agreed to pay a fixed interest rate of 3.19%, payable on a semi-annual basis, for the period beginning on March 1, 2008 through March 1, 2010, with the first interest payment due on September 1, 2008, in exchange for receiving floating payments based on a six-month LIBOR on the same $100.0 million notional amount for the same period. Both of these interest rate swaps expired during the three months ended March 31, 2010.

On September 15, 2008, the Company entered into a two-year interest rate swap agreement, effective September 1, 2008. Under this interest rate swap agreement, which has a notional amount of $50.0 million, the Company has agreed to pay a fixed interest rate of 3.17%, payable on a semi-annual basis, for the period beginning on September 1, 2008 through September 1, 2010, with the first interest payment due on March 1, 2009, in exchange for receiving floating payments based on a six-month LIBOR on the same $50.0 million notional amount for the same period. The effect of this swap, in conjunction with the two swaps entered into in January 2008, is to convert the Company’s variable rate debt to a fixed-rate obligation.

In January 2009, Affinion entered into an interest rate swap effective February 21, 2011. The swap has a notional amount of $500.0 million and terminates on October 17, 2012. Under the swap, Affinion has agreed to pay a fixed rate of interest of 2.985%, payable on a quarterly basis with the first interest payment due on May 21, 2011, in exchange for receiving floating payments based on a three-month LIBOR on the notional amount for each applicable period. This swap is intended to reduce a portion of the variability of the future interest payments on Affinion’s term loan facility for the period after Affinion’s previously existing swaps expire.

All of the interest rate swaps are recorded at fair value, either as non-current assets or non-current liabilities. The changes in the fair value of the swaps, which are not designated as hedging instruments, are included in

AFFINION GROUP HOLDINGS, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unless otherwise noted, all dollar amounts are in millions, except per share amounts)

interest expense in the accompanying unaudited condensed consolidated statements of operations. For the three months ended March 31, 2010 and 2009, the Company recorded interest expense of $8.4 million and $6.6 million, respectively, related to the interest rate swaps.

As a matter of policy, the Company does not use derivatives for trading or speculative purposes.

The following table provides information about the Company’s financial instruments that are sensitive to changes in interest rates. The table presents principal cash flows and related weighted-average interest rates by expected maturity for the Company’s long-term debt as of March 31, 2010 (dollars are in millions unless otherwise indicated):

	2010	2011	2012	2013	2014	2015 and Thereafter	Total	Fair Value At March 31, 2010
Fixed rate debt	$0.2	$0.3	$0.3	$454.2	$0.1	$355.5	$810.6	$834.9
Average interest rate	11.41%	11.41%	11.41%	11.41%	11.41%	11.41%
Variable rate debt	$—	$—	$921.1	$—	$—	$—	$921.1	$901.5
Average interest rate(a)	4.54%	4.54%	4.54%	—	—	—
Variable to fixed-interest rate swaps(b)								$24.3
Average pay rate	3.07%	2.56%	2.99%
Average receive rate	0.37%	1.23%	2.58%

(a)	Average interest rate is based on rates in effect at March 31, 2010.
(b)	The fair value of the interest rate swaps is included in other long-term liabilities at March 31, 2010. The fair value has been determined after consideration of interest rate yield curves and the creditworthiness of the parties to the interest rate swaps.

Credit Risk and Exposure

Financial instruments that potentially subject us to concentrations of credit risk consist primarily of receivables, profit-sharing receivables from insurance carriers and prepaid commissions. We manage such risk by evaluating the financial position and creditworthiness of such counterparties. As of March 31, 2010, approximately $81.1 million of the profit-sharing receivable was due from one insurance carrier. Receivables and profit-sharing receivables from insurance carriers are from various marketing, insurance and business partners and we maintain an allowance for losses, based upon expected collectibility. Commission advances are periodically evaluated as to recovery.

Fair Value

The Company determines the fair value of financial instruments as follows:

a.	Cash and Cash Equivalents, Restricted Cash, Receivables, Profit-Sharing Receivables from Insurance Carriers and Accounts Payable—Carrying amounts approximate fair value at March 31, 2010 and December 31, 2009 due to the short-term maturities of these assets and liabilities.

b.	Investments—At March 31, 2010 and December 31, 2009, the carrying amounts of investments, which are included in other current assets on the consolidated balance sheets, approximate fair value, which is based on quoted market prices or other available market information.

AFFINION GROUP HOLDINGS, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unless otherwise noted, all dollar amounts are in millions, except per share amounts)

c.	Long-Term Debt—The Company’s estimated fair value of its long-term fixed-rate debt at March 31, 2010 and December 31, 2009 is based upon available information for debt having similar terms and risks. The fair value of the publicly-traded debt is the published market price per unit multiplied by the number of units held or issued without consideration of transaction costs. The fair value of the non-publicly-traded debt, substantially all of which is variable-rate debt, is based on third party indicative valuations and estimates prepared by the Company after consideration of the creditworthiness of the counterparties.

d.	Interest Rate Swaps—At March 31, 2010 and December 31, 2009, the Company’s estimated fair value of its interest rate swaps, which is included in other long-term liabilities on the consolidated balance sheets, is based upon available market information. The fair value of the interest rate swaps are based on significant other observable inputs, adjusted for contract restrictions and other terms specific to the interest rate swaps. The fair value has been determined after consideration of interest rate yield curves and the creditworthiness of the parties to the interest rate swaps. The Company primarily uses the income approach, which uses valuation techniques to convert future amounts to a single present amount. The inputs to derive fair value of the Company’s interest rate swaps include a comparison of the present value of the fixed interest payments to the estimated present value of the variable interest payments over the contractual life of the instruments. The counterparties to the interest rate swaps are major financial institutions. The counterparty to the swaps entered into by Affinion in 2005 and 2008 had a long-term rating of Aa1 by Moody’s, A+ by Standard & Poor’s and AA- by Fitch Ratings as of April 19, 2010. The counterparty to the swap entered into by Affinion in 2009 had a long-term rating of Aa3 by Moody’s and A+ by Standard & Poor’s and Fitch Ratings as of March 31, 2010. The counterparty to the swaps entered into by the Company in 2008 had a long-term rating of Aa3 by Moody’s, A+ by Standard & Poor’s and AA- by Fitch Ratings. The Company does not expect any losses from non-performance by these counterparties.

Current accounting guidance establishes a fair value hierarchy that distinguishes between (1) market participant assumptions developed based on market data obtained from sources independent of the reporting entity (observable inputs) and (2) the reporting entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs). The fair value hierarchy prioritizes the inputs to valuation techniques used to measure fair value into three broad levels, giving the highest priority to Level 1 inputs and the lowest priority to Level 3 inputs. Level 1 inputs to a fair value measurement are quoted market prices (unadjusted) in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 2 inputs are inputs other than quoted market prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. Level 3 inputs are unobservable inputs for the asset or liability.

The fair values of certain financial instruments as of March 31, 2010 are shown in the table below:

	Fair Value Measurements at March 31, 2010
	Fair Value at March 31, 2010	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(in millions)
Trading securities (included in other current assets)	$0.1	$0.1	$—	—
Interest rate swaps (included in other long-term liabilities)	(24.3)	—	(24.3)	—

AFFINION GROUP HOLDINGS, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unless otherwise noted, all dollar amounts are in millions, except per share amounts)

The fair values of certain financial instruments as of December 31, 2009 are shown in the table below:

	Fair Value Measurements at December 31, 2009
	Fair Value at December 31, 2009	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(in millions)
Trading securities (included in other current assets)	$0.1	$0.1	$—	—
Interest rate swaps (included in other long-term liabilities)	(23.5)	—	(23.5)	—

10. SEGMENT INFORMATION

Management evaluates the operating results of each of its reportable segments based upon revenue and “Segment EBITDA,” which is defined as income from operations before depreciation and amortization. The presentation of Segment EBITDA may not be comparable to similarly titled measures used by other companies.

The Segment EBITDA of the Company’s four operating segments does not include general corporate expenses. General corporate expenses include costs and expenses that are of a general corporate nature or managed on a corporate basis, including primarily stock-based compensation expense and consulting fees paid to Apollo. In accordance with the authoritative accounting guidance relating to disclosures about segments, general corporate expenses have been excluded from the presentation of the Segment EBITDA for the Company’s four operating segments because they are not reported to the chief operating decision maker for purposes of allocating resources among operating segments or assessing operating segment performance. The accounting policies of the reporting segments are the same as those described in Note 2—Summary of Significant Accounting Policies in the Company’s audited financial statements included elsewhere in this prospectus.

Net Revenues
	For the Three Months Ended
	March 31, 2010	March 31, 2009
Affinion North America
Membership products	$172.9	$177.6
Insurance and package products	87.8	83.6
Loyalty products	19.2	17.3
Eliminations	(0.9)	(1.0)

Total North America	279.0	277.5
Affinion International
International products	64.2	56.5

	$343.2	$334.0

AFFINION GROUP HOLDINGS, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unless otherwise noted, all dollar amounts are in millions, except per share amounts)

Segment EBITDA
	For the Three Months Ended
	March 31, 2010	March 31, 2009
Affinion North America
Membership products	$39.6	$36.3
Insurance and package products	27.4	29.5
Loyalty products	5.5	5.1

Total North America	72.5	70.9
Affinion International
International products	7.7	6.1

Total products	80.2	77.0
Corporate	(5.1)	(1.6)

	$75.1	$75.4

Provided below is a reconciliation of Segment EBITDA to income from operations:

	For the Three Months Ended
	March 31, 2010	March 31, 2009
Segment EBITDA	$75.1	$75.4
Depreciation and amortization	(48.5)	(50.3)

Income from operations	$26.6	$25.1

11. SUBSEQUENT EVENT

On May 19, 2010, the Company entered into an agreement to acquire Connexions Loyalty Travel Solutions, a provider of leisure travel booking services and a technology innovator in the administration of loyalty rewards programs. The all-cash transaction, valued at approximately $135 million, is subject to purchase price adjustments as well as the receipt of standard regulatory approvals, and is targeted to close during the summer of 2010.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To Affinion Group Holdings, Inc.:

We have audited the accompanying consolidated balance sheets of Affinion Group Holdings, Inc. and subsidiaries (the “Company”) as of December 31, 2009 and 2008, and the related consolidated statements of operations, changes in equity (deficit) and cash flows for each of the three years in the period ended December 31, 2009. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2009 and 2008, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2009, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP
Stamford, CT March 4, 2010 (May 20, 2010 as to net income per common share data described in Note 2 and subsequent events described in Notes 3 and 9)

AFFINION GROUP HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2009 AND 2008

(in millions, except share amounts)

	December 31, 2009	December 31, 2008
Assets
Current assets:
Cash and cash equivalents	$69.8	$36.3
Restricted cash	35.0	35.7
Receivables (net of allowance for doubtful accounts of $0.4 and $0.8, respectively)	112.2	77.6
Receivables from related parties	8.9	15.6
Profit-sharing receivables from insurance carriers	71.8	98.3
Prepaid commissions	64.7	62.0
Income taxes receivable	2.2	0.1
Other current assets	53.1	42.9

Total current assets	417.7	368.5
Property and equipment, net	98.9	91.2
Contract rights and list fees, net	34.3	40.7
Goodwill	318.8	307.5
Other intangibles, net	474.4	604.4
Receivables from related parties	3.5	5.3
Other non-current assets	68.0	48.9

Total assets	$1,415.6	$1,466.5

Liabilities and Deficit
Current liabilities:
Current portion of long-term debt	$20.2	$6.7
Accounts payable and accrued expenses	290.8	282.6
Payables to related parties	5.2	5.1
Deferred revenue	199.1	231.3
Income taxes payable	6.6	—

Total current liabilities	521.9	525.7
Long-term debt	1,702.6	1,708.4
Deferred income taxes	34.6	20.5
Deferred revenue	30.5	35.4
Mandatorily redeemable preferred stock	35.2	30.9
Other long-term liabilities	70.4	78.8

Total liabilities	2,395.2	2,399.7

Commitments and contingencies (Note 12)
Deficit:
Common stock, $0.01 par value, 350,000,000 shares authorized, 59,899,140 shares issued and 59,710,980 and 59,731,980 shares outstanding	0.6	0.6
Additional paid-in capital	56.7	51.7
Warrants	16.7	16.7
Accumulated deficit	(1,065.7)	(998.4)
Accumulated other comprehensive income	11.7	(3.7)
Treasury stock, at cost	(0.8)	(0.8)

Total Affinion Group Holdings, Inc. deficit	(980.8)	(933.9)
Non-controlling interest in subsidiary	1.2	0.7

Total deficit	(979.6)	(933.2)

Total liabilities and deficit	$1,415.6	$1,466.5

See notes to the consolidated financial statements.

AFFINION GROUP HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2009, 2008 AND 2007

(in millions, except per share amounts)

	Year Ended December 31, 2009	Year Ended December 31, 2008	Year Ended December 31, 2007
Net revenues	$1,376.9	$1,409.9	$1,321.0

Expenses:
Cost of revenues, exclusive of depreciation and amortization shown separately below:
Marketing and commissions	618.2	646.9	608.4
Operating costs	356.4	360.0	334.3
General and administrative	105.4	98.8	113.5
Depreciation and amortization	201.0	260.2	310.8

Total expenses	1,281.0	1,365.9	1,367.0

Income (loss) from operations	95.9	44.0	(46.0)
Interest income	0.5	1.7	4.9
Interest expense	(166.2)	(188.4)	(189.9)
Loss on redemption of preferred stock	—	—	(31.0)
Gain on extinguishment of debt	27.1	—	—
Other income (expense), net	(12.0)	14.8	(2.7)

Loss before income taxes and non-controlling interest	(54.7)	(127.9)	(264.7)
Income tax expense	(11.7)	(7.5)	(4.7)

Net loss	(66.4)	(135.4)	(269.4)
Less: net income attributable to non-controlling interest	(0.9)	(0.7)	(0.3)

Net loss attributable to Affinion Group Holdings, Inc.	$(67.3)	$(136.1)	$(269.7)

Weighted average common shares outstanding:
Basic	59.7	59.7	59.7

Diluted	59.7	59.7	59.7

Net loss attributable to Affinion Group Holdings, Inc. per common share:
Basic	$(1.13)	$(2.28)	$(4.52)

Diluted	$(1.13)	$(2.28)	$(4.52)

See notes to the consolidated financial statements.

AFFINION GROUP HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY (DEFICIT)

FOR THE YEARS ENDED DECEMBER 31, 2009, 2008 AND 2007

(in millions)

	Affinion Group Holdings, Inc. Equity
	Common Stock and Additional Paid-in Capital	Warrants	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Non- Controlling Interest	Total Equity (Deficit)
Balance, January 1, 2007	$286.8	$16.7	$(591.7)	$6.7	$(0.6)	$0.6	$(281.5)
Comprehensive loss
Net loss	—	—	(269.7)	—	—	0.3	(269.4)
Currency translation adjustment	—	—	—	6.3	—	—	6.3

Total comprehensive loss							(263.1)
Adoption of FIN 48 and other changes	—	—	(0.9)	(0.7)	—	—	(1.6)
Special dividend paid to stockholders	(240.5)	—	—	—	—	—	(240.5)
Sale of common stock	0.2	—	—	—	—	—	0.2
Amortization of share-based compensation	2.7	—	—	—	—	—	2.7
Dividend paid to non-controlling interest	—	—	—	—	—	(0.3)	(0.3)
Purchase of treasury stock	—	—	—	—	(0.2)	—	(0.2)

Balance, December 31, 2007	49.2	16.7	(862.3)	12.3	(0.8)	0.6	(784.3)
Comprehensive loss
Net loss	—	—	(136.1)	—	—	0.7	(135.4)
Currency translation adjustment	—	—	—	(16.0)	—	(0.2)	(16.2)

Total comprehensive loss							(151.6)
Dividend paid to non-controlling interest	—	—	—	—	—	(0.4)	(0.4)
Amortization of share-based compensation	3.1	—	—	—	—	—	(3.1)

Balance, December 31, 2008	52.3	16.7	(998.4)	(3.7)	(0.8)	0.7	(933.2)
Comprehensive loss
Net loss	—	—	(67.3)	—	—	0.9	(66.4)
Currency translation adjustment	—	—	—	15.4	—	0.3	15.7

Total comprehensive loss							(50.7)
Dividend paid to non-controlling interest	—	—	—	—	—	(0.7)	(0.7)
Amortization of share-based compensation	5.0	—	—	—	—	—	5.0

Balance, December 31, 2009	$57.3	$16.7	$(1,065.7)	$11.7	$(0.8)	$1.2	$(979.6)

See notes to the consolidated financial statements.

AFFINION GROUP HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2009, 2008 AND 2007

(in millions)

	Year Ended December 31, 2009	Year Ended December 31, 2008	Year Ended December 31, 2007
Operating Activities
Net loss	$(66.4)	$(135.4)	$(269.4)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	201.0	260.2	310.8
Amortization of favorable and unfavorable contracts	(2.2)	(3.0)	(3.0)
Amortization of debt discount and financing costs	10.4	8.1	8.6
Preferred stock dividend and accretion	4.3	3.9	4.6
Loss on redemption of preferred stock	—	—	31.0
Gain on extinguishment of debt	(27.1)	—	—
Unrealized loss (gain) on interest rate swaps	(0.8)	20.2	5.1
Unrealized foreign currency transaction loss (gain)	13.6	(16.5)	—
Amortization of share-based compensation	5.0	3.1	2.7
Deferred income taxes	4.5	1.5	(5.9)
Payment received for assumption of loyalty points program liability	6.7	7.4	—
Net change in assets and liabilities:
Restricted cash	1.4	0.9	—
Receivables	(28.8)	(8.3)	—
Receivables from and payables to related parties	2.5	0.2	2.8
Profit-sharing receivables from insurance carriers	26.7	(39.5)	0.7
Prepaid commissions	(1.9)	4.6	10.5
Other current assets	(8.5)	(6.0)	(0.6)
Contract rights and list fees	(1.9)	(5.1)	(2.1)
Other non-current assets	(17.9)	(2.4)	(3.9)
Accounts payable and accrued expenses	7.2	2.7	(2.5)
Deferred revenue	(40.8)	(23.8)	(4.8)
Income taxes receivable and payable	0.9	(3.3)	6.8
Other long-term liabilities	(4.6)	(2.1)	(12.8)
Other, net	0.2	(1.3)	(1.3)

Net cash provided by operating activities	83.5	66.1	77.3

Investing Activities
Capital expenditures	(39.9)	(36.7)	(26.9)
Acquisition-related payments, net of cash acquired	(22.5)	(13.7)	(50.4)
Restricted cash	0.1	(8.7)	(0.1)

Net cash used in investing activities	(62.3)	(59.1)	(77.4)

Financing Activities
Proceeds from borrowings	136.5	—	346.5
Deferred financing costs	(5.2)	—	(8.1)
Borrowings (repayments) under line-of-credit agreement, net	(57.0)	18.5	38.5
Principal payments on borrowings	(62.2)	(0.3)	(100.2)
Special dividend to stockholders	—	—	(240.5)
Redemption of preferred stock	—	—	(106.0)
Distribution to non-controlling interest of a subsidiary	(0.7)	(0.4)	(0.3)
Purchase of treasury stock	—	—	(0.2)
Forfeited dividends on restricted stock	0.1	—	—
Issuance of common stock	—	—	0.2

Net cash provided by (used in) financing activities	11.5	17.8	(70.1)

Effect of changes in exchange rates on cash and cash equivalents	0.8	(2.7)	(0.3)

Net increase (decrease) in cash and cash equivalents	33.5	22.1	(70.5)
Cash and cash equivalents, beginning of period	36.3	14.2	84.7

Cash and Cash Equivalents, End of Period	$69.8	$36.3	$14.2

Supplemental Disclosure of Cash Flow Information:
Interest payments	$137.9	$153.6	$154.6

Income tax payments	$5.6	$7.2	$3.6

See notes to the consolidated financial statements.

AFFINION GROUP HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unless otherwise noted, all dollar amounts are in millions, except per share amounts)

1. BASIS OF PRESENTATION AND BUSINESS DESCRIPTION

Basis of Presentation—On October 17, 2005, Cendant Corporation (“Cendant”) completed the sale of the Cendant Marketing Services Division (the “Predecessor”) to Affinion Group, Inc. (“Affinion”), a wholly-owned subsidiary of Affinion Group Holdings, Inc. (the “Company” or “Affinion Holdings”) and an affiliate of Apollo Global Management, LLC (“Apollo”), pursuant to a purchase agreement dated July 26, 2005 for approximately $1.8 billion (the “Apollo Transactions”). The purchase price consisted of approximately $1.7 billion of cash, net of closing adjustments, plus $125.0 million face value of newly issued preferred stock (fair value of $80.4 million) of Affinion Holdings and a warrant (fair value of $16.7 million) that is exercisable into 4,437,170 shares of common stock of Affinion Holdings, and $38.1 million of transaction-related costs.

All references to Cendant refer to Cendant Corporation, which changed its name to Avis Budget Group in August 2006, and its consolidated subsidiaries, particularly in context of its business and operations prior to, and in connection with, the Company’s separation from Cendant.

Effective January 1, 2009, the Company adopted new accounting guidance issued by the Financial Accounting Standards Board in December 2007 relating to non-controlling interests. For consolidated subsidiaries that are less than wholly-owned, the third-party holdings of equity interests are referred to as non-controlling interests. The portion of net income attributable to non-controlling interests for such subsidiaries is presented as net income applicable to non-controlling interests on the consolidated statements of operations, and the portion of equity of such subsidiaries is presented as non-controlling interests on the consolidated balance sheets. The adoption of the new accounting guidance did not have a material impact on the Company’s financial condition, results of operations or cash flows. However, it did impact the presentation and disclosure of non-controlling (minority) interests in the Company’s consolidated financial statements. As a result of the retrospective presentation and disclosure requirements of the new accounting guidance, certain prior period items in these consolidated financial statements have been reclassified to conform to the required presentation under the new accounting guidance.

Business Description—The Company provides comprehensive customer engagement and loyalty solutions that enhance or extend the relationship of millions of customers with many of the largest companies in the world. The Company partners with these leading companies to develop and market programs that provide services to their end-customers using its expertise in customer engagement, creative design and product development.

The Company has substantial expertise in deploying various forms of customer engagement communications, such as direct mail, inbound and outbound telephony and the Internet, and in bundling unique benefits to offer products and services to the end-customers of its marketing partners on a highly targeted basis. The Company designs programs that provide a diversity of benefits based on end-customer needs and interests, with a particular focus on programs offering lifestyle and protection benefits and programs which offer savings on purchases. For instance, the Company provides credit monitoring and identity-theft resolution, accidental death and dismemberment insurance (“AD&D”), discount travel services, loyalty points programs, various checking account and credit card enhancement services and other products and services.

Affinion North America. Affinion North America comprises the Company’s Membership, Insurance and Package, and Loyalty customer engagement businesses in North America.

•

Membership Products. The Company designs, implements and markets subscription programs that provide members with personal protection benefits and value-added services including credit monitoring and identity-theft resolution services, as well as access to a variety of discounts and shop-at-home conveniences in such areas as retail merchandise, travel, automotive and home improvement.

AFFINION GROUP HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unless otherwise noted, all dollar amounts are in millions, except per share amounts)

•

Insurance and Package Products. The Company markets accidental death and dismemberment and other insurance programs and designs and provides checking account enhancement programs to financial institutions.

•

Loyalty Products. The Company designs, implements and administers points-based loyalty programs for financial, travel, auto and other companies. The Company also provides enhancement benefits to major financial institutions in connection with their credit and debit card programs.

Affinion International. Affinion International comprises the Company’s Membership, Package and Loyalty customer engagement businesses outside North America. The Company expects to leverage its current European operational platform to expand its range of products and services, develop new marketing partner relationships in various industries and grow its geographical footprint.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Consolidation Policies

The consolidated financial statements include the accounts of the Company, its wholly-owned and majority-owned subsidiaries where control exists and variable interest entities in which the Company is the primary beneficiary. The equity method of accounting is used for joint ventures and investments in associated companies over which the Company has significant influence, but does not have effective control. Significant influence is generally deemed to exist when the Company has an ownership interest in the voting stock of the investee of between 20% and 50%, although other factors, such as representation on the investee’s Board of Directors, voting rights and the impact of commercial arrangements, are considered in determining whether the equity method is appropriate. These financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). All intercompany balances and transactions have been eliminated.

Share-Based Compensation

For all employee stock awards, the Company recognizes compensation expense, net of estimated forfeitures, over the requisite service period, which is the period during which the employee is required to provide services in exchange for the award. The requisite service period is often the vesting period. Stock compensation expense of the Company is included in general and administrative expense in the accompanying consolidated statements of operations.

Revenue Recognition

Membership—For retail memberships, annual full-money-back (“FMB”), annual pro rata and monthly memberships are offered, each of which is generally marketed with a free trial period. Membership revenue is not recognized until the trial period has expired, membership fees have been collected and the membership fees become non-refundable. Although payment is received from members at the beginning of an FMB membership, the memberships are cancelable for a full refund at any time during the membership period. Accordingly, FMB revenue is deferred and recognized at the end of the membership term when it is no longer subject to refund. Annual pro rata fees (related to memberships that are cancelable for a pro rata refund) are recognized ratably over the membership term as membership revenue is earned and no longer subject to refund. Monthly membership revenue is recognized when earned and no longer subject to refund.

AFFINION GROUP HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unless otherwise noted, all dollar amounts are in millions, except per share amounts)

For wholesale memberships, marketing partners are provided with programs and services and, in many cases, the marketing partners market those programs and services to their customer bases. Monthly or annual fees are received from the marketing partners based on the number of members who purchase these programs from the marketing partners and revenue is recognized as the monthly fees are earned.

Insurance—Commission revenue is recognized based on premiums earned by the insurance carriers that issue the policies. Premiums are typically paid either monthly or quarterly and revenue is recognized ratably over the underlying policy coverage period. There are also revenue and profit-sharing arrangements with the insurance carriers which issue the underlying insurance policies. Commission revenue from insurance programs is reported net of insurance costs totaling approximately $180.5 million in 2009, $153.0 million in 2008 and $163.5 million in 2007. Under a typical arrangement, commission revenue of approximately 60% of the gross premiums collected on behalf of the insurance carrier is initially retained and approximately 40% is remitted to the insurance carrier. No less frequently than annually, a profit-sharing settlement analysis is prepared which is based on the premiums paid to the insurance carriers less claims experience incurred to date, estimated claims incurred but not reported, reinsurance costs and carrier administrative fees. An accrual is made monthly for the expected share of this excess or shortfall based on the claims experience to date, including an estimate for claims incurred but not reported. The profit share excess is reflected in profit-sharing receivables from insurance carriers on the accompanying consolidated balance sheets. Historically, the claims experience has not resulted in a shortfall.

Package—One-time fees from marketing partners are earned upon the implementation of a package program and monthly fees are earned based on the number of customers enrolled in such program. Typically, a one-time implementation fee to design a package program for a marketing partner is charged and is recognized as revenue over the applicable contract term. Following program design, the marketing partner may also pay a one-time fee for each new member to cover initial enrollment costs. The one-time fee for enrollment is recognized as revenue over the contract term and the associated enrollment costs are expensed as incurred. The marketing partner collects revenue each month from its customers and pays a per participant monthly fee for the benefits and services. These monthly fees are recognized as revenue as the fees are earned. Strategic consultation, pricing and profitability consultation, competitive analysis and implementation assistance are provided and revenue is recorded at the time the services are performed.

Loyalty—Loyalty Solutions programs generate revenue from three primary product lines: loyalty, protection and convenience. Generally, loyalty revenue consists of an implementation fee on initial program set-up that is recognized over the contract term, with cash received upon completion of agreed-upon milestones, a monthly per member administrative fee and redemption fees that are recognized as earned. Loyalty redemption revenue is reported net of the pass through of fulfillment costs of $226.3 million in 2009, $164.0 million in 2008 and $118.4 million in 2007. Protection and convenience programs are sold to marketing partners on a wholesale basis; the partner generally provides the enhancements (e.g. credit card enhancements) to their customers and a monthly fee is received from the marketing partner based on the number of marketing partner customers who have access to the enhancement program. Marketing partners also purchase incentives (such as gift cards) and revenue is recognized upon the delivery of the incentives to the marketing partner.

Other—Other revenue primarily includes travel reservation services, royalties, co-operative advertising and shopping program revenues. Travel reservation service fee revenue is recognized when the traveler’s reservation or booking is made and secured by a credit card, net of estimated future cancellations and no shows. Royalty revenue is recognized monthly when earned and no longer subject to refund. Cooperative advertising revenue is earned from vendors that include advertising of their products and services in the membership program catalogues. Cooperative advertising revenue is recognized upon the distribution of the related travel or shopping

AFFINION GROUP HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unless otherwise noted, all dollar amounts are in millions, except per share amounts)

catalogue to members. In connection with the shopping membership program, the Company operates a retail merchandising service that offers a variety of consumer products at a discount to members. Shopping program revenue is recorded net of merchandise product costs as the Company acts as an agent between the member and third-party merchandise vendor. Shopping program revenue is recorded upon the shipment of the merchandise by the vendor to the member.

Marketing Expense

Membership—Marketing expense to acquire new members is recognized when incurred, which is generally prior to both the trial period and recognition of revenue for membership programs.

Insurance—Marketing expense to acquire new insurance business is recognized by the Company when incurred. Payments are made to marketing partners or third parties associated with acquiring rights to their existing block of insurance customers (contract rights) and for the renewal of existing contracts that provide the Company primarily with the right to retain billing rights for renewal of existing customers’ insurance policies and the ability to perform future marketing (list fees). These payments are deferred on the accompanying consolidated balance sheets, with contract rights amortized to amortization expense and list fees amortized to marketing expense over the initial and renewal term of the contract, as applicable, using an accelerated method of amortization for contractual terms longer than five years and the straight line method of amortization for contractual terms of five years or less. Since contract rights are considered acquisitions of intangible assets, the related amortization is recorded as amortization expense. Since list fees primarily grant the rights to perform future marketing, the related amortization is charged to marketing expense. The amortization methods employed generally approximate the expected pattern of net insurance revenue earned over the applicable contractual terms.

Package—Marketing costs associated with marketing partners’ in-branch programs are expensed as such programs are implemented. These costs include the printing of brochures, banners, posters, other in-branch collateral marketing materials, training materials, new account kits, member mailings and statement inserts. The Company performs a variety of direct mail campaigns where it incurs all associated marketing costs and, in return, receives a greater share of the revenue generated (the “Package Marketing Campaigns”). For these Package Marketing Campaigns, the marketing expense is recognized when incurred which is generally prior to the recognition of monthly revenue.

Commission Expense

Membership—Membership commissions represent payments to marketing partners, generally based on a percentage of revenue from the marketing of programs to such marketing partners’ customers. Commissions are generally paid for each initial and renewal membership following the collection of membership fees from the customer. Commission payments are deferred on the accompanying consolidated balances sheets as prepaid commissions and are expensed over the applicable membership period in the same manner as the related retail membership revenue is recognized.

Insurance—Insurance administrative fees represent payments made to bank marketing partners, generally based on a fee per insured or a percentage of the revenue earned from the marketing of insurance programs to such marketing partners’ customers. Administrative fees are paid for new and renewal insurance premiums received. Additionally, for certain channels and clients, commissions are paid to brokers. Administrative fees are included with commission expense on the accompanying consolidated statements of operations and are recognized ratably over the underlying insurance policy coverage period.

AFFINION GROUP HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unless otherwise noted, all dollar amounts are in millions, except per share amounts)

Package—Package commissions represent payments made to bank associations and brokers who provide support for the related programs. These commissions are based on a percentage of revenue and are expensed as the related revenue is recognized.

Operating Costs

Operating costs represent the costs associated with servicing our members and end-customers. These costs include product fulfillment costs, communication costs with members and end-customers, and payroll, telecommunications and facility costs attributable to operations responsible for servicing our members and end-customers.

Income Taxes

Income tax expense is determined using the asset and liability method, under which deferred tax assets and liabilities are calculated based upon the temporary differences between the financial statement and income tax bases of assets and liabilities using currently enacted tax rates. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in the period that includes the enactment date. Deferred tax assets are recorded net of a valuation allowance when, based on the weight of available evidence, it is more likely than not that some portion or all of the recorded deferred tax assets will not be realized in future periods. Decreases to the valuation allowance are recorded as reductions to the income tax expense or to goodwill if related to allowances established prior to the Apollo Transactions, while increases to the valuation allowance result in additional income tax expense. The realization of deferred tax assets is primarily dependent on estimated future taxable income. As of December 31, 2009 and 2008, the Company has recorded a full valuation allowance for its U.S. federal deferred tax assets. The Company has also recorded valuation allowances against the deferred tax assets of certain state and foreign taxing jurisdictions as of December 31, 2009 and 2008.

The Company recognizes uncertainty in income tax positions under a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The Company recognizes interest and penalties related to uncertain tax positions in income tax expense.

Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. At December 31, 2009 and 2008, the cash and cash equivalents balance includes $2.2 million and $6.3 million, respectively, that was required by certain foreign regulatory authorities to be transferred to the International travel business and is available to be utilized by the International travel business.

Restricted Cash

Restricted cash amounts relate primarily to insurance premiums collected from members that are held pending remittance to third-party insurance carriers. These amounts are not available for general operations under state insurance laws or under the terms of the agreements with the carriers that underwrite and issue insurance policies to the members. Changes in such amounts are included in operating cash flows in the consolidated statements of cash flows. Restricted cash also includes amounts to collateralize certain bonds and letters of credit issued on the Company’s behalf and amounts held in escrow. Changes in such amounts are included in investing cash flows in the consolidated statements of cash flows.

AFFINION GROUP HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unless otherwise noted, all dollar amounts are in millions, except per share amounts)

Derivative Instruments

The Company records all derivative instruments on the balance sheet at fair value. Changes in the fair value of derivatives are recognized in earnings unless specific hedge criteria are met. Changes in the fair value of derivatives that are designated as fair value hedges, along with the gain or loss on the hedged item, are recognized in current period earnings in the consolidated statements of operations. For derivative instruments that are designated as cash flow hedges, the effective portion of changes in the fair value of derivative instruments is initially recorded in other comprehensive income and subsequently reclassified into earnings when the hedged transaction affects earnings. Any ineffective portion of changes in the fair value of cash flow hedges are immediately recognized in earnings.

The Company uses derivative financial instruments to manage its interest rate risk. Through December 31, 2009 the Company entered into three interest rate swaps (see Note 17—Financial Instruments). The interest rate swaps are recorded at fair value. The swaps are not designated as hedging instruments and therefore changes in their fair value are recognized currently in earnings. The Company does not use derivative instruments for speculative purposes.

Property and Equipment

Property and equipment are stated at cost. Depreciation is determined using the straight-line method over the estimated useful lives of the related assets. Amortization of leasehold improvements and computer equipment under capital leases is determined using the straight-line method over the shorter of the estimated useful lives of the related assets or the lease term. Useful lives are from 5 to 15 years for leasehold improvements, from 3 to 10 years for capitalized software, from 3 to 5 years for computer equipment and from 3 to 7 years for furniture, fixtures and equipment.

Internally-Developed Software

All costs related to the development of internal use software other than those incurred during the application development stage are expensed as incurred. Costs incurred during the application development stage are capitalized and amortized over the estimated useful life of the related software.

Goodwill and Identifiable Intangible Assets

Goodwill represents the excess of the cost of an acquired entity over the net of the amounts assigned to assets acquired and liabilities assumed. Goodwill has been assigned to the Company’s reporting units and is tested for impairment at least annually based on financial data relating to the reporting unit to which it has been assigned. The Company’s reporting units are comprised of the four reportable operating segments—Membership products, Insurance and package products, Loyalty products and International products. The Company evaluates the recoverability of the carrying value of each reporting unit’s goodwill as of December 1, or sooner if events occur or circumstances change. Goodwill is tested for impairment by comparing the carrying value of each reporting unit to its fair value. The Company determines the fair value of its reporting units utilizing discounted cash flows and incorporating assumptions that it believes marketplace participants would utilize. If the carrying amount of the reporting unit is greater than its fair value, a comparison of the reporting unit’s implied goodwill is compared to the carrying amount of the goodwill to determine the amount of the impairment, if any. Any impairment is recognized in earnings in the period in which the impairment is determined. During the years ended December 31, 2009, 2008 and 2007, no goodwill impairments have been recognized. In 2009, the fair value of each of the reporting units that have goodwill exceeded its respective carrying amount by more than 25% of the carrying amount. See Note 4—Intangible Assets.

AFFINION GROUP HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unless otherwise noted, all dollar amounts are in millions, except per share amounts)

Indefinite-lived intangible assets, if any, are tested for impairment annually, or sooner if events occur or circumstances change. An indefinite-lived intangible asset is tested for impairment by comparing its fair value to its carrying amount and, if the carrying amount is greater than the fair value, recognizing an impairment loss for the excess.

The Company’s intangible assets as of December 31, 2009 and 2008 consist primarily of intangible assets with finite useful lives acquired by the Company in the Apollo Transactions and are recorded at their respective fair values. Finite-lived intangible assets are amortized as follows:

Intangible Asset	Amortization Method	Estimated Useful Lives
Member relationships	Declining balance	7 years
Affinity relationships	Declining balance	7-10 years
Proprietary databases and systems	Straight line	3 years
Trademarks and tradenames	Straight line	15 years
Patents and technology	Declining balance	12 years
Covenants not-to-compete	Straight line	Contract life

Impairment of Long-Lived Assets

The Company evaluates the recoverability of the carrying amount of its long-lived assets when events and circumstances indicate that an evaluation is warranted. For long-lived assets held and used by the Company, an impairment loss is recognized only if the carrying amount of the long-lived asset is not recoverable and exceeds its fair value. The carrying amount is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. If an asset is determined to be impaired, the loss is measured based on the difference between the fair value of the long-lived asset and its carrying amount.

Self-Insurance Reserves

At December 31, 2009 and 2008, included in accounts payable and accrued expenses on the consolidated balance sheets are liabilities of $2.2 million and $2.1 million, respectively, primarily related to health and welfare programs provided to employees in North America. Such compensation programs are self-insured. The required liability of such benefits is estimated based on actual claims outstanding and the estimated costs of claims incurred but not reported as of the balance sheet date.

Foreign Currency Translation

Assets and liabilities of non-U.S.-dollar functional currency foreign operations are translated at exchange rates as of the balance sheet dates. Revenues and expenses of non-U.S.-dollar functional currency foreign operations are translated at average exchange rates during the periods presented. Translation adjustments resulting from the process of translating the non-U.S.-dollar functional currency foreign operation financial statements into U.S. dollars are included in accumulated other comprehensive income. Gains or losses resulting from foreign currency transactions are included in the consolidated statements of operations. Foreign currency gains and losses relating to non-operational transactions are included in other income (expense), net. Foreign currency gains and losses relating to operations are included in general and administrative expense.

Estimates

The preparation of financial statements in conformity with U.S. GAAP requires the use of estimates and assumptions that affect the amounts of assets and liabilities and disclosure of contingent assets and liabilities at

AFFINION GROUP HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unless otherwise noted, all dollar amounts are in millions, except per share amounts)

the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Examples of such estimates include accounting for profit-sharing receivables from insurance carriers, accruals and income tax valuation allowances, estimated fair values of assets and liabilities acquired in business combinations and estimated fair values of financial instruments.

Concentration

The Company generally derives a substantial portion of its net revenues from members and end-customers through approximately 10 of the Company’s marketing partners. For the years ended December 31, 2009, 2008 and 2007, the Company derived approximately 48%, 52% and 52%, respectively, of its net revenues from members and end-customers through marketing and servicing agreements with 10 of its marketing partners. There were no marketing partners that accounted for more than 10% of consolidated net revenues for the year ended December 31, 2009. The Company’s largest marketing partner accounted for 10.4% of consolidated net revenues for the year ended December 31, 2008. In 2007, the Company’s two largest marketing partners accounted for 11.4% and 11.1% of consolidated net revenues. Many of these key marketing partner relationships are governed by agreements that may be terminated without cause by the marketing partners upon notice of as few as 90 days without penalty. Some of these agreements may be terminated by the Company’s marketing partners upon notice of as few as 30 days without penalty. Moreover, under many of these agreements, the marketing partners may cease or reduce their marketing of the Company’s services without terminating or breaching agreements with the Company. A loss of key marketing partners, a cessation or reduction in their marketing of the Company’s services, or a decline in their businesses could have a material adverse effect on the Company’s future revenue.

Allowance for Doubtful Accounts

The activity in the allowance for doubtful accounts is as follows:

	Year Ended December 31, 2009	Year Ended December 31, 2008
Balance at beginning of period	$0.8	$1.3
Provision charged to expense, net of recoveries	(0.3)	0.1
Write-offs	(0.1)	(0.6)

Balance at end of period	$0.4	$0.8

Earnings (Loss) per Common Share—Basic earnings (loss) attributable to the Company per common share is calculated by dividing net income by the weighted average number of common shares outstanding for each year. Diluted earnings (loss) attributable to the Company per common share is calculated similarly, except that it includes the dilutive effect of assumed exercise of outstanding options and warrants, using the treasury stock method. For the years ended December 31, 2009, 2008 and 2007, potentially dilutive shares resulting from the exercise of outstanding options and warrants have not been included in the computation of diluted net earnings (loss) attributable to the Company per common share because to do so would have been anti-dilutive.

Supplemental Disclosure of Cash Flow Information

As a result of the Company’s election to pay interest on its outstanding debt under the senior unsecured term loan by increasing the face amount of the debt, the carrying amount of the debt was increased by $13.0 million.

AFFINION GROUP HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unless otherwise noted, all dollar amounts are in millions, except per share amounts)

The Company acquired certain assets and assumed certain liabilities as a result of its acquisition of Mercato Impresa S.p.A. in December 2009 (see Note 3). In addition, during 2009 the Company entered into a capital lease, acquiring property and equipment with a fair value of $0.7 million. At December 31, 2009, the Company had accruals for the acquisition of property and equipment and deferred financing costs of $0.5 million and $0.2 million, respectively.

During 2008, the Company assumed all of the liabilities and obligations of certain ex-Cendant entities relating to a loyalty program for which the ex-Cendant entities had previously provided certain loyalty program-related benefits. The Company received cash and receivables with a fair value substantially equivalent to the fair value of the fulfillment obligation relating to the loyalty program points outstanding as of the closing date. In addition, during 2008 the Company entered into a capital lease, acquiring property and equipment with a fair value of $0.7 million. At December 31, 2008, the Company had accruals of $1.8 million related to the acquisition of property and equipment.

During 2007, the Company paid $0.8 million in cash and issued notes with a present value of $1.3 million to acquire proprietary databases and systems valued at $2.1 million. In addition, the Company assumed $0.6 million of liabilities in connection with the acquisition of a credit card registration membership business from a U.S.-based financial institution. At December 31, 2007, the Company had accruals of $1.7 million related to the acquisition of property and equipment.

Recently Adopted Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board (“FASB”) issued new guidance that defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. In February 2008, the FASB delayed the effective date of this guidance for certain nonfinancial assets and nonfinancial liabilities to fiscal years beginning after November 15, 2008. In February 2007, the FASB issued new guidance that permits entities to choose to measure many financial instruments and other items at fair value. The fair value option permits entities to choose to measure eligible items at fair value at specified election dates. Unrealized gains and losses on items for which the fair value option has been elected would be recognized in earnings at each subsequent reporting date. Generally, the fair value option may be applied instrument by instrument and is irrevocable unless a new election date occurs. Effective January 1, 2008, the Company adopted the fair value guidance issued September 2006 and February 2007, other than for certain nonfinancial assets and nonfinancial liabilities. Adoption of this new guidance did not have a material impact on the Company’s consolidated financial position, results of operations and cash flows and the Company did not elect the fair value option for any of its financial instruments. Effective January 1, 2009, the Company adopted the fair value guidance for certain nonfinancial assets and nonfinancial liabilities. Adoption of this new guidance for certain nonfinancial assets and nonfinancial liabilities did not have a material impact on the Company’s consolidated financial position, results of operations and cash flows and the Company did not elect the fair value option for any of its nonfinancial assets and nonfinancial liabilities. See Note 17 for additional information.

In December 2007, the FASB issued new guidance for business combinations which retains the fundamental requirements that the acquisition or purchase method of accounting be used for all business combinations and for an acquirer to be identified for each business combination. The new guidance defines the acquirer as the entity that obtains control of one or more businesses in the business combination and establishes the acquisition date as the date that the acquirer achieves control. The new guidance also provides guidance for identifying and recognizing intangible assets separately from goodwill. The new guidance applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period

AFFINION GROUP HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unless otherwise noted, all dollar amounts are in millions, except per share amounts)

beginning on or after December 15, 2008 and to deferred taxes related to business combinations for which the acquisition date was prior to the adoption of the accounting guidance. Effective January 1, 2009, the Company adopted the new guidance. The adoption of the new guidance did not have a material impact on the Company’s consolidated financial position, results of operations and cash flows.

In December 2007, the FASB issued new guidance relating to noncontrolling interests (third-party holdings) in consolidated subsidiaries. The new guidance requires all entities to present the portion of net income attributable to non-controlling interests for such subsidiaries as net income applicable to non-controlling interests on the consolidated statements of operations, and to present the portion of stockholder’s equity of such subsidiaries as non-controlling interests on the consolidated balance sheets. Effective January 1, 2009, the Company adopted the new guidance. The adoption of the new guidance did not have a material impact on the Company’s financial condition, results of operations or cash flows. However, it did impact the presentation and disclosure of non-controlling interests in the Company’s consolidated financial statements. As a result of the retrospective presentation and disclosure requirements contained in the new guidance, certain prior period items in these consolidated financial statements have been reclassified to conform to the required presentation under the new guidance.

In March 2008, the FASB issued new guidance relating to disclosures relating to derivative instruments and hedging activities. The new guidance changes the disclosure requirements for derivative instruments and hedging activities, requiring entities to provide enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance and cash flows. The new guidance is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. Effective January 1, 2009, the Company adopted the new guidance. The Company’s adoption of the new guidance had no impact on its consolidated financial position, results of operations and cash flows.

In May 2009, the FASB issued new guidance relating to subsequent events. The new guidance clarifies that management must evaluate, as of each reporting period, events or transactions that occur after the balance sheet date “through the date that the financial statements are issued or available to be issued.” The new guidance is effective prospectively for interim or annual financial periods ending after June 15, 2009. The Company adopted the new guidance for the interim period ended June 30, 2009. The Company’s adoption of the new guidance had no impact on its consolidated financial position, results of operations and cash flows. Management’s evaluation of subsequent events was performed through March 4, 2010, the date the financial statements were originally issued, and was subsequently updated through May 20, 2010, the date the financial statements were re-issued.

In June 2009, the FASB issued new guidance that identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles (“GAAP”) in the United States (“the GAAP hierarchy”). In addition, the new guidance established the FASB Accounting Standards Codification (“Codification”) as the single source of authoritative generally accepted accounting principles in the United States. The previously existing GAAP hierarchy consisted of four levels of authoritative accounting and reporting guidance (levels A through D), including original pronouncements of the FASB, Emerging Issues Task Force abstracts and other accounting literature. The Codification eliminates this hierarchy and replaced the previously existing GAAP (other than rules and interpretive releases of the SEC) with two levels of literature: authoritative and nonauthoritative.

AFFINION GROUP HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unless otherwise noted, all dollar amounts are in millions, except per share amounts)

3. ACQUISITIONS

On December 11, 2009, the Company entered into a Share Purchase Agreement (SPA) to acquire substantially all of the outstanding equity of Mercato Impresa S.p.A. (Mercato), a marketing services and procurement services provider primarily for a leading Italian financial institution. The consideration of EUR 18.8 million, or approximately $28.2 million, was allocated among the acquired assets and assumed liabilities, principally between affinity relationships of $20.2 million, cash and cash equivalents of $10.4 million, net deferred income tax liabilities of $6.3 million, trade receivables of $3.5 million, trade payables of $3.5 million and income taxes payable of $2.6 million, based on their respective fair values as of the acquisition date. The purchase price was in excess of the fair value of the net assets acquired, resulting in the recognition of goodwill of $6.6 million. The affinity relationships are being amortized on an accelerated basis over 7 years. The post-acquisition operating results of Mercato included in the Company’s consolidated statement of operations for the year ended December 31, 2009 were insignificant. Transaction costs of $0.6 million were included in general and administrative expense in the consolidated statement of operations for the year ended December 31, 2009. There were no other significant acquisitions in 2009.

On June 30, 2008, the Company entered into an Assignment and Assumption Agreement (“AAA”) with certain ex-Cendant entities. Prior to this transaction, the ex-Cendant entities provided certain loyalty program-related benefits and services to credit card holders of a major financial institution and received a fee from this financial institution based on spending by the credit card holders. Under the AAA, the Company assumed all of the liabilities and obligations of the ex-Cendant entities relating to the loyalty program, including the fulfillment of the then-outstanding loyalty program points obligations. In connection with the transaction, on the June 30, 2008 closing date, the Company received cash and receivables with a fair value substantially equivalent to the fair value of the fulfillment obligation relating to the loyalty program points outstanding as of the closing date. The receivables are due and payable to the Company over a three year period following the closing date.

On August 22, 2008, the Company entered into an agreement to acquire certain assets and assume certain liabilities of RCI Europe, an ex-Cendant entity. Under the agreement, the Company acquired all of the assets and assumed all of the liabilities of RCI Europe’s travel services business that served the Company’s customers in Europe. Following this acquisition, the Company provides travel services directly to its customers. The transaction was completed during the fourth quarter of 2008 for nominal consideration.

On December 11, 2008, the Company acquired the outstanding equity of Loyaltybuild Limited (“Loyaltybuild”), a loyalty program benefit provider and accommodation reservation booking business. The purchase price consisted of an initial payment at closing of $16.1 million, with additional payments up to a maximum of EUR 16.0 million, or approximately $22.6 million, based on 2009 and 2010 earnings. The initial purchase price (including transaction costs of $0.4 million), net of acquired cash and cash equivalents of $3.8 million, was allocated among the acquired assets and assumed liabilities, principally between affinity relationships of $8.3 million, proprietary databases and systems of $1.7 million, property and equipment of $1.6 million, other current assets of $0.6 million, covenants not to compete of $0.2 million, accounts payable and accrued expenses of $2.9 million, a deferred tax liability of $1.3 million, based on their respective fair values as of the acquisition date. The purchase price net of acquired cash and cash equivalents was in excess of the fair value of the net assets acquired, resulting in the recognition of goodwill of $4.4 million. The affinity relationships are being amortized on an accelerated basis over 10 years, and proprietary databases and systems and covenants not to compete are being amortized on a straight line basis over 5 years and 2 years, respectively. The post-acquisition operating results of Loyaltybuild included in the Company’s consolidated statement of operations for the year ended December 31, 2008 were insignificant.

AFFINION GROUP HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unless otherwise noted, all dollar amounts are in millions, except per share amounts)

On December 31, 2007, the Company acquired a credit card registration membership business from a U.S.-based financial institution for approximately $49.5 million plus approximately $0.2 million of transaction costs. The purchase price was allocated among the acquired assets and assumed liabilities based on their fair value on the acquisition date. The purchase price has been allocated to member relationships of $48.5 million being amortized over seven years, trademarks and tradenames of $0.8 million being amortized over one to fifteen years, non-compete agreements of $1.0 million being amortized over five years, and liabilities assumed of $0.6 million.

Subsequent Events—On January 4, 2010, the Company acquired a credit card registration membership business from a U.S.-based financial institution for approximately $36.9 million. The purchase price will be allocated among the acquired assets and assumed liabilities based on their fair value on the acquisition date. The Company has not completed its purchase price allocation.

On May 19, 2010, the Company entered into an agreement to acquire Connexions Loyalty Travel Solutions, a provider of leisure travel booking services and a technology innovator in the administration of loyalty rewards programs. The all-cash transaction, valued at approximately $135 million, is subject to purchase price adjustments as well as the receipt of standard regulatory approvals, and is targeted to close during the summer of 2010.

4. INTANGIBLE ASSETS

Intangible assets consisted of:

	December 31, 2009			December 31, 2008
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Amortized intangible assets:
Member relationships	$809.1	$(607.4)	$201.7	$806.7	$(509.7)	$297.0
Affinity relationships	603.4	(362.7)	240.7	576.7	(306.2)	270.5
Proprietary databases and systems	56.0	(54.3)	1.7	55.9	(53.2)	2.7
Trademarks and tradenames	26.1	(7.6)	18.5	25.5	(5.7)	19.8
Patents and technology	25.0	(13.9)	11.1	25.0	(11.6)	13.4
Covenants not to compete	1.2	(0.5)	0.7	1.2	(0.2)	1.0

	$1,520.8	$(1,046.4)	$474.4	$1,491.0	$(886.6)	$604.4

During 2009 and 2008, foreign currency translation resulted in an increase of $5.3 million and a decrease of $19.0 million, respectively, in the gross carrying amount of intangible assets and an increase of $4.2 million and a decrease of $10.9 million, respectively, in accumulated amortization.

AFFINION GROUP HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unless otherwise noted, all dollar amounts are in millions, except per share amounts)

Amortization expense relating to intangible assets was as follows:

	Year Ended December 31, 2009	Year Ended December 31, 2008	Year Ended December 31, 2007
Member relationships	$97.1	$123.1	$145.6
Affinity relationships	53.1	64.5	86.5
Proprietary databases and systems	1.1	14.5	17.8
Trademarks and tradenames	1.7	2.2	1.7
Patents and technology	2.3	2.4	2.6
Covenants not to compete	0.3	0.2	—

Total	$155.6	$206.9	$254.2

Based on the Company’s amortizable intangible assets as of December 31, 2009, the Company expects the related amortization expense for the five succeeding fiscal years to be approximately $131.3 million in 2010, $112.6 million in 2011, $91.2 million in 2012, $44.5 million in 2013 and $41.0 million in 2014.

At January 1, 2009 and December 31, 2009, the Company had gross goodwill of $322.5 million and $333.8 million, respectively, and accumulated impairment losses of $15.0 million as of both dates. The changes in the Company’s carrying amount of goodwill for the years ended December 31, 2009 and 2008 are as follows:

	Balance at January 1, 2008	Acquisition	Currency Translation	Balance at December 31, 2008	Acquisition	Currency Translation	Balance at December 31, 2009
Membership products	$231.1	$—	$—	$231.1	$—	$—	$231.1
Insurance and package products	58.3	—	—	58.3	—	—	58.3
International products	12.6	5.3	0.2	18.1	8.8	2.5	29.4

Total	$302.0	$5.3	$0.2	$307.5	$8.8	$2.5	$318.8

The acquisition-related change in goodwill of International products in 2009 is principally attributable to the acquisition of Mercato Impresa S.p.A., a marketing services and procurement services provider primarily for a leading Italian financial institution, based on preliminary purchase price allocations (see Note 3—Acquisitions). Substantially all of the change in goodwill of International products in 2008 is attributable to the acquisitions of Loyaltybuild Limited, a loyalty program benefit provider and accommodation reservation booking business and the European travel services business, based on purchase price allocations (see Note 3—Acquisitions).

5. CONTRACT RIGHTS AND LIST FEES

Contract rights and list fees consisted of:

	December 31, 2009			December 31, 2008
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Contract rights	$61.4	$(42.6)	$18.8	$55.4	$(28.3)	$27.1
List fees	24.5	(9.0)	15.5	19.5	(5.9)	13.6

	$85.9	$(51.6)	$34.3	$74.9	$(34.2)	$40.7

AFFINION GROUP HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unless otherwise noted, all dollar amounts are in millions, except per share amounts)

Amortization expense for the year ended December 31, 2009 was $15.7 million, of which $3.6 million is included in marketing expense and $12.1 million is included in depreciation and amortization expense in the consolidated statement of operations for the year ended December 31, 2009. Amortization expense for the year ended December 31, 2008 was $19.8 million, of which $2.6 million is included in marketing expense and $17.2 million is included in depreciation and amortization expense in the consolidated statement of operations for the year ended December 31, 2008. Amortization expense for the year ended December 31, 2007 was $21.0 million, of which $2.2 million is included in marketing expense and $18.8 million is included in depreciation and amortization expense in the consolidated statement of operations for the year ended December 31, 2007. Based on the Company’s contract rights and list fees as of December 31, 2009, the Company expects the related amortization expense for the five succeeding fiscal years to be approximately $13.7 million in 2010, $11.1 million in 2011, $2.9 million in 2012, $2.4 million in 2013 and $1.6 million in 2014.

6. OTHER CURRENT ASSETS

Other current assets consisted of:

	December 31,
	2009	2008
Prepaid membership materials	$14.9	$12.7
Prepaid insurance costs	4.7	3.5
Other receivables	5.1	8.1
Prepaid merchant fees	1.9	2.5
Other	26.5	16.1

Total	$53.1	$42.9

7. PROPERTY AND EQUIPMENT, NET

Property and equipment, net consisted of:

	December 31,
	2009	2008
Leasehold improvements	$14.5	$12.0
Capitalized software	140.1	118.5
Computer equipment ($2.4 million and $1.7 million in 2009 and 2008, respectively, under capital leases)	68.4	55.0
Furniture, fixtures and equipment	10.7	9.0
Projects in progress	18.0	16.6

	251.7	211.1
Less: Accumulated depreciation and amortization	(152.8)	(119.9)

Total	$98.9	$91.2

Depreciation and amortization expense on property and equipment totaled $33.3 million, $36.1 million and $37.8 million for the years ended December 31, 2009, 2008 and 2007, respectively.

AFFINION GROUP HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unless otherwise noted, all dollar amounts are in millions, except per share amounts)

8. ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses consisted of:

	December 31,
	2009	2008
Accounts payable	$85.5	$75.5
Accrued commissions	24.3	24.5
Accrued payroll and related costs	24.9	29.0
Accrued product costs	34.3	37.3
Accrued marketing costs	19.8	26.4
Accrued interest	26.4	30.6
Accrued taxes, other than income taxes	29.7	22.7
Accrued legal and professional fees	7.0	8.2
Other	38.9	28.4

Total	$290.8	$282.6

Certain 2008 balances have been reclassified from accounts payable to accrued commissions to conform to 2009 classifications.

9. LONG-TERM DEBT

Long-term debt consisted of:

	December 31,
	2009	2008
Term loan due 2012	$648.6	$655.0
Revolving credit facility expiring in 2011	—	57.0
10 1/8 % senior notes due 2013, net of unamortized discount of $1.1 million and $1.4 million, respectively, with an effective interest rate of 10.285%	302.9	302.6
10 1/8 % senior notes due 2013, net of unamortized discount of $11.7 million, with an effective interest rate of 12.877%	138.3	—
11 1/2 % senior subordinated notes due 2015, net of unamortized discount of $3.1 million and $3.6 million, respectively, with an effective interest rate of 11.75%	352.4	351.9
Senior unsecured term loan due 2012, net of unamortized discount of $1.2 million and $2.2 million, respectively, with an effective interest rate of 11.93%	279.4	347.8
Capital lease obligations	1.2	0.8

Total debt	1,722.8	1,715.1
Less: current portion of long-term debt	(20.2)	(6.7)

Long-term debt	$1,702.6	$1,708.4

AFFINION GROUP HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unless otherwise noted, all dollar amounts are in millions, except per share amounts)

On October 17, 2005, Affinion, as borrower, entered into a senior secured credit facility (“Affinion Credit Facility”). The Affinion Credit Facility is comprised of a term loan that initially totaled $860.0 million due in 2012 and a $100.0 million revolving credit facility terminating in 2011. The revolving credit facility includes letter of credit and swingline sub-facilities. The term loan provides, at Affinion’s option, for interest rates of (a) adjusted LIBOR plus 2.50% or (b) the higher of (i) Credit Suisse, Cayman Island Branch’s prime rate and (ii) the Federal Funds Effective Rate plus 0.5% (“ABR”), in each case plus 1.50%. As of December 31, 2009 and 2008, the interest rates on the term loan were 2.73% and 4.65% respectively. The revolving credit facility provides, at Affinion’s option, for interest rates of adjusted LIBOR plus 2.75% or ABR plus 1.75% subject to downward adjustment based on Affinion’s senior secured bank leverage ratio, as set forth in the agreement governing the Affinion Credit Facility. As of December 31, 2008, the interest rate on the revolving credit facility was 3.87%. The Affinion Credit Facility is secured by all of the outstanding stock of Affinion held by Affinion Holdings and by substantially all of the assets of Affinion, subject to certain exceptions. The term loan requires quarterly repayments totaling $8.6 million per annum with the balance payable at maturity in October 2012 subject to reductions for certain prepayments. Through December 31, 2009, Affinion had made nine voluntary prepayments of the term loan aggregating $205.0 million, in addition to the $6.4 million repayment made in the first quarter of 2009 based on excess cash flow through December 31, 2008, and, therefore, all of Affinion’s mandatory repayment obligations have been satisfied, other than future required annual payments, if any, based on excess cash flow, as set forth in the agreement governing the Affinion Credit Facility. The Affinion Credit Facility generally requires Affinion to prepay the outstanding term loan with proceeds from certain asset dispositions that are not reinvested, a portion of excess cash flow beginning in July 2006 and the net cash proceeds from certain debt issued in the future, as set forth in the agreement governing the Affinion Credit Facility. The Affinion Credit Facility also permits Affinion to obtain additional borrowing capacity up to the greater of $175.0 million and an amount equal to Adjusted EBITDA, as set forth in the agreement governing the Affinion Credit Facility, for the most recent four-quarter period. The revolving credit facility carries a commitment fee of 0.5% on the unused amount. As of December 31, 2009, there were no outstanding borrowings under the revolving credit facility. As of December 31, 2008, $57.0 million had been drawn down under the revolving credit facility. Borrowings under the revolving credit facility during the years ended December 31, 2009, 2008 and 2007 were $136.4 million, $277.0 million and $253.0 million, respectively, and repayments under the revolving credit facility during the years ended December 31, 2009, 2008 and 2007 were $193.4 million, $ 258.5 million and $214.5 million, respectively.

As of December 31, 2009, Affinion had $93.2 million available for borrowing under the Affinion Credit Facility, after giving effect to the issuance of $6.8 million of letters of credit.

On October 17, 2005, Affinion issued senior notes (“Senior Notes”), with a face value of $270.0 million, for net proceeds of $266.4 million. The Senior Notes bear interest at 10 1/8% per annum, payable semi-annually on April 15 and October 15 of each year. The Senior Notes mature on October 15, 2013. Affinion may redeem all or part of the Senior Notes at any time on or after October 15, 2009 at redemption prices (generally at a premium) set forth in the indenture governing the Senior Notes. The Senior Notes are senior unsecured obligations and rank equally in right of payment with Affinion’s existing and future senior obligations and senior to Affinion’s existing and future senior subordinated indebtedness and are guaranteed by certain subsidiaries of Affinion.

On May 3, 2006, Affinion issued an additional $34.0 million aggregate principal amount of Senior Notes at a premium and applied the proceeds, together with cash on hand, to repay the remaining $34.1 million of outstanding borrowings under the Bridge Loan, as defined below, plus accrued interest, and to pay fees and expenses associated with such issuance. These Senior Notes were issued as additional notes under the Senior Notes indenture dated October 17, 2005 and, together with the $270.0 million of Senior Notes originally issued under such indenture, are treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase.

AFFINION GROUP HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unless otherwise noted, all dollar amounts are in millions, except per share amounts)

On April 26, 2006, Affinion issued $355.5 million aggregate principal amount of 11 1/2% senior subordinated notes due October 15, 2015 (the “Senior Subordinated Notes”) and applied the gross proceeds of $350.5 million to repay $349.5 million of outstanding borrowings under a then-outstanding $383.6 million senior subordinated loan facility (the “Bridge Loan”), plus accrued interest, and used cash on hand to pay fees and expenses associated with such issuance. The Senior Subordinated Notes bear interest at 11 1/2% per annum, payable semi-annually on April 15 and October 15 of each year. The Senior Subordinated Notes mature on October 15, 2015. Affinion may redeem some or all of the Senior Subordinated Notes at any time on or after October 15, 2010 at redemption prices (generally at a premium) set forth in the indenture governing the Senior Subordinated Notes. The Senior Subordinated Notes are unsecured obligations of Affinion and rank junior in right of payment with Affinion’s existing and future senior obligations and senior to Affinion’s future subordinated indebtedness. The Senior Subordinated Notes are guaranteed by the same subsidiaries of Affinion that guarantee the Affinion Credit Facility, the Senior Notes and the 2009 Senior notes (defined below).

On September 13, 2006, Affinion completed a registered exchange offer and exchanged all of the then-outstanding 10 1/8% Senior Notes due 2013 and all of the then-outstanding 11 1/2% Senior Subordinated Notes due 2015 into a like principal amount of 10 1/8% Senior Notes due 2013 and 11 1/2% Senior Subordinated Notes due 2015, respectively, that have been registered under the Securities Act of 1933, as amended.

On January 31, 2007, the Company entered into a five-year $350.0 million senior unsecured term loan facility (the “Senior Unsecured Term Loan”) with certain banks at an initial interest rate of LIBOR, as defined in the Senior Unsecured Term Loan, plus 6.25%. The Senior Unsecured Term Loan matures on March 1, 2012. The interest rate is subject to additional increases over time and further increases if, in lieu of paying cash interest, the interest is paid by the Company by adding such interest to the principal amount of the loans. The Company made payment-in-kind elections for the interest periods ended September 1, 2009 and February 26, 2010. As a result of the payment-in-kind election for the interest period ended September 1, 2010, the outstanding principal balance was increased by $13.0 million. After September 1, 2008, the Company may prepay some or all of the loan at a premium until September 1, 2010, at which time the Company may prepay the Senior Unsecured Term Loan at 100% of the principal amount of the loan. In the event of a Change of Control, as defined in the Senior Unsecured Term Loan, the lenders have the right to require the Company to prepay some or all of the loan at a prepayment price of 101% and in the event of an Asset Sale, as defined in the Senior Unsecured Term Loan, the Company is required to offer to prepay the loans at 100% of the principal amount. The Senior Unsecured Term Loan contains restrictive covenants related primarily to the Company’s and Affinion’s ability to distribute dividends, redeem or repurchase capital stock, sell assets, issue additional debt or merge with or acquire other companies. The Company was in compliance with the covenants referred to above as of December 31, 2009. The Company used the net proceeds of $346.5 million to pay a special dividend to stockholders of $240.5 million and to redeem 95,107 shares of preferred stock at a cost of $106.0 million. On June 11, 2009, Affinion utilized cash on hand and available funds under the Affinion Credit Facility to purchase $64.0 million of the Company’s outstanding debt under the Senior Unsecured Term Loan from an affiliate of Apollo for $44.8 million. The debt, as well as $18.4 million of additional debt acquired during the year, has been deemed retired and a gain on extinguishment of debt of $27.1 million, including a gain of $19.7 million on the debt purchased on June 11, 2009, was recognized. The borrowing under Affinion’s revolving credit facility was paid down prior to June 30, 2009.

On June 5, 2009, Affinion issued senior notes (“2009 Senior Notes”), with a face value of $150.0 million, for net proceeds of $136.5 million. The 2009 Senior Notes bear interest at 10 1/8% per annum, payable semi-annually on April 15 and October 15 of each year. The 2009 Senior Notes mature on October 15, 2013. Affinion may redeem all or part of the 2009 Senior Notes at any time on or after October 15, 2009 at redemption prices (generally at a premium) set forth in the indenture governing the 2009 Senior Notes. The 2009 Senior Notes are

AFFINION GROUP HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unless otherwise noted, all dollar amounts are in millions, except per share amounts)

senior unsecured obligations and rank equally in right of payment with Affinion’s existing and future senior obligations and senior to Affinion’s existing and future senior subordinated indebtedness. The 2009 Senior Notes are guaranteed by the same subsidiaries of Affinion that guarantee the Affinion Credit Facility, the Senior Notes and the Senior Subordinated Notes. Although the terms and covenants of the 2009 Senior Notes are substantially identical to those of the Senior Notes, the 2009 Senior Notes are not additional securities under the indenture governing the Senior Notes, were issued under a separate indenture, do not vote as a single class with the Senior Notes and do not necessarily trade with the Senior Notes.

On October 1, 2009, Affinion completed a registered exchange offer and exchanged all of the then-outstanding 2009 Senior Notes into a like principal amount of 2009 Senior Notes that have been registered under the Securities Act.

The Affinion Credit Facility, the Senior Notes, the Senior Subordinated Notes and the 2009 Senior Notes all contain restrictive covenants related primarily to Affinion’s ability to distribute dividends, redeem or repurchase capital stock, sell assets, issue additional debt or merge with or acquire other companies. Affinion and its subsidiaries may pay dividends of up to $35.0 million in the aggregate provided that no default or event of default has occurred or is continuing, or would result from the dividend. Payment of additional dividends requires the satisfaction of various conditions, including meeting defined leverage ratios and a defined fixed charge coverage ratio, and the total dividend paid can not exceed a calculated amount of defined available free cash flow. The covenants in the Affinion Credit Facility also require compliance with a consolidated leverage ratio and an interest coverage ratio. During the years ended December 31, 2009, 2008 and 2007, Affinion paid cash dividends to the Company of $25.1 million, $37.0 million and $32.2 million, respectively. Affinion was in compliance with the covenants referred to above as of December 31, 2009. Payment under each of the debt agreements may be accelerated in the event of a default. Events of default include the failure to pay principal and interest when due, covenant defaults (unless cured within applicable grace periods, if any), events of bankruptcy and, for the Affinion Credit Facility, a material breach of representation or warranty and a change of control.

Debt issuance costs related to the various debt instruments are being amortized to interest expense over the term of the applicable debt issue using the effective interest rate method. The unamortized debt issuance costs totaled $25.5 million and $29.3 million as of December 31, 2009 and 2008, respectively, and are included in other non-current assets on the consolidated balance sheets. The debt discounts and premiums are also being amortized to interest expense over the term of the applicable debt issue using the effective interest rate method.

The Company also leases certain equipment under capital leases expiring through 2014.

The aggregate maturities of debt, including capital leases, as of December 31, 2009 are as follows:

Amount
2010	$20.2
2011	0.3
2012	909.5
2013	454.3
2014	0.1
Thereafter	355.5

$1,739.9

Subsequent Event – On April 9, 2010, Affinion, as borrower, and the Company entered into a $1.0 billion amended and restated senior secured credit facility with its lenders. The amended and restated senior secured

AFFINION GROUP HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unless otherwise noted, all dollar amounts are in millions, except per share amounts)

credit facility consists of a five-year $125.0 million revolving credit facility and an $875.0 million term loan facility. The revolving credit facility includes a letter of credit subfacility and a swingline loan subfacility. The term loan facility matures six and a half years after the closing date of the amended and restated senior secured credit facility. However the term loan facility will mature on the date that is 91 days prior to the maturity of the Senior Subordinated Notes unless, prior to that date, (a) the maturity for the Senior Subordinated Notes is extended to a date that is at least 91 days after the maturity of the term loan facility or (b) the obligations under the Senior Subordinated Notes are (i) repaid in full or (ii) refinanced, replaced or defeased in full with new loans and/or debt securities with maturity dates occurring after the maturity date of the term loan facility. The term loan facility provides for quarterly amortization payments totaling 1% per annum, with the balance payable upon the final maturity date. The term loan facility also requires mandatory prepayments of the outstanding term loans based on excess cash flow (as defined), if any, and the proceeds from certain specified transactions. The interest rates with respect to term loans and revolving loans under our credit facility are based on, at our option, (a) the higher of (i) adjusted LIBOR and (ii) 1.50%, in each case plus 3.50%, or (b) the highest of (i) Bank of America, N.A.’s prime rate, (ii) the Federal Funds Effective Rate plus 0.5% and (iii) 2.50% (“ABR”), in each case plus 2.50%. Affinion’s obligations under its new credit facility are, and its obligations under any interest rate protection or other hedging arrangements entered into with a lender or any of its affiliates will be, guaranteed by the Company and by each of Affinion’s existing and subsequently acquired or organized domestic subsidiaries, subject to certain exceptions (provided that the Company’s guarantee obligations will not extend to any additional credit facilities as described above until the Company’s existing senor unsecured credit facility is repaid or refinanced). Affinion’s credit facility is secured to the extent legally permissible by substantially all the assets of (i) the Company, which consists of a pledge of all Affinion’s capital stock and (ii) Affinion and the subsidiary guarantors, including but not limited to: (a) a pledge of substantially all capital stock held by Affinion or any subsidiary guarantor and (b) security interests in substantially all tangible and intangible assets of Affinion and each subsidiary guarantor, subject to certain exceptions. Affinion’s credit facility also contains financial, affirmative and negative covenants. The negative covenants in Affinion’s credit facility include, among other things, limitations (all of which are subject to certain exceptions) on Affinion’s (and in certain cases, our) ability to: declare dividends and make other distributions, redeem or repurchase Affinion’s capital stock; prepay, redeem or repurchase certain of Affinion’s subordinated indebtedness; make loans or investments (including acquisitions); incur additional indebtedness (subject to certain exceptions); restrict dividends from Affinion’s subsidiaries; merge or enter into acquisitions; sell Affinion’s assets; and enter into transactions with Affinion’s affiliates. The credit facility also requires Affinion to comply with financial maintenance covenants with a maximum ratio of total debt to EBITDA (as defined) and a minimum ratio of EBITDA to cash interest expense. The proceeds of the term loan under the amended and restated credit facility were utilized to repay the outstanding balance of the existing senior secured term loan under the Affinion Credit Facility, including accrued interest, of $629.7 million and pay fees and expenses of approximately $27.0 million. The remaining proceeds are available for working capital and other general corporate purposes, including permitted acquisitions and investments. In connection with the refinancing, the Company expects to record a loss on extinguishment of debt of approximately $7.4 million during the quarter ending June 30, 2010.

10. EQUITY (DEFICIT)

During 2007, restricted stock awards for an aggregate of 63,000 shares of common stock valued at $0.6 million were granted, 52,500 shares of common stock valued at $0.2 million were purchased and the Company acquired 54,810 treasury shares at a cost of $0.2 million. During 2008, 3,255 shares of common stock were issued upon the exercise of stock options. During 2009, 21,000 shares of restricted stock were re-acquired at no cost.

AFFINION GROUP HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unless otherwise noted, all dollar amounts are in millions, except per share amounts)

In connection with the Apollo Transactions, the Company issued a warrant (fair value of $16.7 million) that is exercisable into 4,437,170 shares of common stock of the Company. Initially, the warrant was exercisable upon the earlier of four years, the achievement by Apollo of certain investment return hurdles, or the record date or effective date of a dividend or distribution on the Company’s common stock. On January 31, 2007, the Company declared a special dividend payable to holders of shares of its common stock, including holders of restricted stock, of $240.5 million, or approximately $4.03 per share of common stock. In conjunction with the special dividend, the Company redeemed 95,107 shares, or approximately 76.1% of the outstanding preferred stock at its face amount plus accrued and unpaid dividends. As a result of the special dividend paid to stockholders, the warrant became exercisable at an exercise price of $10.38 per common share.

On September 21, 2007, the Company’s Board of Directors approved a 2.1-for-1 stock split of its common stock. As a result, stockholders of record received 1.1 additional shares for each share held as of September 21, 2007. The par value of the Company’s common stock remains $0.01 per share. The share and per share amounts have been restated to reflect the stock split.

11. INCOME TAXES

The income tax (expense) benefit consisted of the following:

	Year Ended December 31, 2009	Year Ended December 31, 2008	Year Ended December 31, 2007
Current:
Federal	$—	$—	$—
State	(2.2)	(0.5)	(6.0)
Foreign	(6.0)	(5.5)	(4.6)

	(8.2)	(6.0)	(10.6)

Deferred:
Federal	(6.8)	(6.6)	(6.9)
State	(0.9)	(1.6)	3.0
Foreign	4.2	6.7	9.8

	(3.5)	(1.5)	5.9

Total income tax (expense) benefit	$(11.7)	$(7.5)	$(4.7)

Pre-tax loss for domestic and foreign operations before minority interests consisted of the following:

	Year Ended December 31, 2009	Year Ended December 31, 2008	Year Ended December 31, 2007
Domestic	$(33.1)	$(132.0)	$(236.7)
Foreign	(21.6)	4.1	(28.0)

Pre-tax loss	$(54.7)	$(127.9)	$(264.7)

AFFINION GROUP HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unless otherwise noted, all dollar amounts are in millions, except per share amounts)

Deferred income tax assets and liabilities consisted of the following:

	December 31,
	2009	2008
Current deferred income tax assets:
Accrued expenses and deferred revenue	$54.0	$54.5
Prepaid expenses	—	—
Provision for doubtful accounts	0.4	0.5
Other	7.1	3.7

Current deferred income tax assets	61.5	58.7
Current deferred income tax liabilities:
Profit-sharing receivables from insurance carriers	(28.2)	(29.6)
Accrued expenses	2.0	(3.2)
Deferred revenue	—	—
Prepaid expenses	(20.2)	(19.3)

Current deferred income tax liabilities	(46.4)	(52.1)
Valuation allowance	(14.5)	(6.1)

Current net deferred income tax asset (liability)	$0.6	$0.5

Non-current deferred income tax assets:
Net operating loss carryforwards	$127.3	$114.1
State net operating loss carryforwards	7.4	5.7
Depreciation and amortization	496.6	414.4
Other	1.0	6.3
Foreign tax credits	18.0	13.7

Non-current deferred income tax assets	650.3	554.2
Non-current deferred income tax liabilities:
Other	(9.8)	(4.2)
Depreciation and amortization	(261.1)	(197.5)

Non-current deferred income tax liabilities	(270.9)	(201.7)
Valuation allowance	(411.5)	(373.0)

Non-current net deferred income tax liability (net of $2.5 non-current deferred income tax asset included in other non-current assets on the December 31, 2009 consolidated balance sheet)	$(32.1)	$(20.5)

For federal and state income tax purposes, the Apollo Transactions are treated as a purchase of assets and an assumption of liabilities at fair market value. Certain liabilities recognized for financial statement reporting purposes are not recognized for federal and state income tax purposes with respect to the Apollo Transactions and give rise to future income tax deductions. Therefore, the differences between the values allocated to the assets and liabilities under purchase accounting and the tax bases of the respective assets and liabilities give rise to a net deferred tax asset of approximately $3.6 million as of October 17, 2005. A valuation allowance of approximately $3.3 million was recognized in purchase accounting since it is more likely than not that these net deferred tax assets will not be realized. Goodwill arising from the Apollo Transactions will be deductible for tax purposes.

AFFINION GROUP HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unless otherwise noted, all dollar amounts are in millions, except per share amounts)

With respect to the Apollo Transactions, for foreign income tax purposes, a deferred tax liability was established in purchase accounting of approximately $32.4 million to reflect the difference between the values allocated to the assets and liabilities for financial reporting purposes with respect to the foreign entities and the related local income tax values of such assets and liabilities.

As of December 31, 2009, the Company had federal net operating loss carryforwards of approximately $327.7 million (which will expire in 2025 through 2029) and foreign tax credit carryovers of approximately $18.0 million (which will expire in 2015 through 2019). The Company has state net operating loss carryforwards of approximately $162.4 million (which expire, depending on the jurisdiction, between 2010 and 2029) and state tax credits of $1.6 million (which expire between 2010 and 2013). Full valuation allowance has been recognized with respect to these carryforwards and credits because it is more likely than not that these assets will not be realized. The Company also has net operating loss carryforwards in foreign jurisdictions. These net operating losses total approximately $45.1 million (of the net operating losses that expire, expiring between 2010 and 2024). The Company has concluded that a valuation allowance relating to approximately $40.3 million of these net operating losses is required due to the uncertainty of their realization. The carrying value of the Company’s valuation allowance against all of its deferred tax assets at December 31, 2009 totaled $426.0 million.

As of December 31, 2008, the Company had federal net operating loss carryforwards of approximately $300.0 million (which will expire in 2025 through 2028) and foreign tax credit carryovers of approximately $13.7 million (which will expire in 2015 through 2018). The Company has state net operating loss carryforwards of approximately $137.8 million (which expire, depending on the jurisdiction, between 2010 and 2028) and state tax credits of $1.1 million (which expire between 2010 and 2012). Full valuation allowance has been recognized with respect to these carryforwards and credits because it is more likely than not that these assets will not be realized. The Company also has net operating loss carryforwards in foreign jurisdictions. These net operating losses total approximately $33.7 million (of the net operating losses that expire, expiring between 2010 and 2023). The Company has concluded that a valuation allowance relating to approximately $17.0 million of these net operating losses is required due to the uncertainty of their realization. The valuation allowances against foreign deferred tax assets has been decreased for the U.K. by $4.9 million, Italy by $1.5 million and Sweden by $0.6 million, based on management’s expectation of realization. The valuation allowance for state deferred tax assets has increased by $3.6 million. The carrying value of the Company’s valuation allowance against all of its deferred tax assets at December 31, 2008 totaled $379.1 million.

No provision has been made for the accumulated and undistributed earnings of the foreign subsidiaries of the Company. With the exception of a South African subsidiary and a recent Italian acquisition, foreign taxable income is recognized currently for federal and state income tax purposes because such operations are recognized in entities disregarded for federal and state income tax purposes. As of December 31, 2009, there are $2.4 million of accumulated and undistributed earnings of the South African and Italian subsidiaries. If those earnings were distributed in the form of dividends or otherwise, no deferred tax liability would be required due to available foreign tax credits.

AFFINION GROUP HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unless otherwise noted, all dollar amounts are in millions, except per share amounts)

The effective income tax rate differs from the U.S. federal statutory rate as follows:

	Year Ended December 31, 2009	Year Ended December 31, 2008	Year Ended December 31, 2007
Federal statutory rate	35.0%	35.0%	35.0%
State and local income taxes, net of federal expense	9.9	0.9	0.6
Change in valuation allowance and other	(70.4)	(46.4)	(36.4)
Taxes on foreign operations at rates different than U.S. federal rates	(2.7)	1.3	2.4
Foreign tax credits	10.1	4.6	1.7
Non-deductible expenses	(3.2)	(1.3)	(5.1)

	(21.3)%	(5.9)%	(1.8)%

As noted above, the effective tax rate has fluctuated significantly year over year. The fluctuations indicated above are primarily as a result of the change in loss before income taxes and non-controlling interest to $54.7 million for the year ended December 31, 2009 compared to $127.9 million and $264.7 million for the years ended December 31, 2008 and 2007, respectively.

As of January 1, 2007, the Company adopted new guidance relating to the accounting for uncertainty in income taxes and increased its tax reserves for uncertain tax positions included in other long-term liabilities by $9.4 million, decreased its long-term deferred income taxes by $7.9 million, decreased its income taxes payable by $0.6 million and increased its January 1, 2007 accumulated deficit by $0.9 million. The Company recognizes interest and penalties related to uncertain tax positions in income tax expense. There was no recognition of additional penalties and interest required as a result of the adoption of the new guidance. In accordance with the new guidance, the Company recognized $0.2 million and $0.4 million of interest related to uncertain tax positions arising in 2009 and 2008, respectively. The interest has been included in income tax expense for the year ended December 31, 2009 and 2008, respectively. The Company’s gross unrecognized tax benefits decreased by $1.9 million for the year ended December 31, 2009 and increased by $2.5 million for the year ended December 31, 2008 as a result of tax positions for the applicable year. A reconciliation of the beginning and ending amount of tax reserves for uncertain tax positions for 2009 and 2008 is as follows:

	Year Ended December 31, 2009	Year Ended December 31, 2008	Year Ended December 31, 2007
Unrecognized tax benefits—January 1	$11.8	$9.3	$9.4
Gross increase—prior period tax positions	0.4	2.0	—
Gross decrease—prior period tax positions	—	(1.1)	(0.1)
Gross increase—current period tax positions	0.2	2.5	—
Gross decrease—current period tax positions	(2.5)	(0.9)	—

Unrecognized tax benefits—December 31	$9.9	$11.8	$9.3

The Company’s income tax returns are periodically examined by various tax authorities. In connection with these and future examinations, certain tax authorities, including the Internal Revenue Service, may raise issues

AFFINION GROUP HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unless otherwise noted, all dollar amounts are in millions, except per share amounts)

and impose additional assessments. The Company regularly evaluates the likelihood of additional assessments resulting from these examinations and establishes liabilities, through the provision for income taxes, for potential amounts that may result therefrom. The recognition of uncertain tax benefits are not expected to have a material impact on the Company’s effective tax rate or results of operations. Tax years which are open to domestic examination include Federal, state and local jurisdictions. For significant foreign jurisdictions, tax years in Germany and the U.K. remain open. The period for which both domestic and foreign tax years are open is based on local laws for each jurisdiction which have not been extended beyond applicable statutes. The Company does not believe that it is reasonably possible that the total amount of unrecognized tax benefits will change significantly within the next 12 months. Any income tax liabilities or refunds relating to periods prior to October 17, 2005 are the responsibility of Cendant.

12. COMMITMENTS AND CONTINGENCIES

Leases

The Company has noncancelable operating leases covering various facilities and equipment. Rent expense totaled $13.4 million, net of sublease rental income of $0.1 million, for the year ended December 31, 2009, $13.1 million, net of sublease rental income of $0.4 million, for the year ended December 31, 2008 and $12.9 million, net of sublease rental income of $0.5 million, for the year ended December 31, 2007. At both December 31, 2009 and 2008, the Company has accrued $1.1 million included in other long-term liabilities on the consolidated balance sheets, in connection with asset retirement obligations relating to its leased facilities.

Future minimum lease payments required under non-cancelable operating leases, net of sublease receipts, as of December 31, 2009 are as follows:

Amount
2010	$16.8
2011	14.4
2012	11.8
2013	12.2
2014	9.3
Thereafter	41.4

Future minimum lease payments	$105.9

Litigation

In the ordinary course of business, the Company is involved in claims, legal proceedings and governmental inquiries related to employment matters, contract disputes, business practices, trademark and copyright infringement claims and other commercial matters. The Company is also a party to a lawsuit which was brought against its affiliate and which alleges that the Company violated certain federal or state consumer protection statutes (as described below). The Company intends to vigorously defend itself against this lawsuit.

On August 9, 2005, a class action suit (the “August 2005 Suit”) was filed against Trilegiant in the U.S. District Court for the Northern District of California, San Francisco Division. The claim asserted violations of the Electronic Funds Transfer Act and various California consumer protection statutes. The suit sought unspecified actual damages, statutory damages, attorneys’ fees, costs and injunctive relief. As noted in the description of the 2001 Class Action below, the parties have obtained final approval of a class-wide settlement in the 2001 Class

AFFINION GROUP HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unless otherwise noted, all dollar amounts are in millions, except per share amounts)

Action that resulted in the dismissal of this lawsuit with prejudice on July 18, 2008. Trilegiant was not required to make any payments in connection with the dismissal of this lawsuit other than the settlement payments noted in the description of the 2001 Class Action below.

On November 12, 2002, a class action complaint (the “November 2002 Class Action”) was filed against Sears, Roebuck & Co., Sears National Bank, Cendant Membership Services, Inc., and Allstate Insurance Company in the Circuit Court of Alabama for Greene County alleging, among other things, breach of contract, unjust enrichment, breach of duty of good faith and fair dealing and violations of the Illinois consumer fraud and deceptive practices act. The case was removed to the U.S. District Court for the Northern District of Alabama but was remanded to the Circuit Court of Alabama for Greene County. The Company has filed a motion to compel arbitration, which was granted by the court on January 31, 2008. In granting the Company’s motion, the court further ordered that any arbitration with respect to this matter take place on an individual (and not class) basis. On February 28, 2008, plaintiffs filed a motion for reconsideration of the court’s order. That motion was orally argued on March 27, 2009. The court has yet to rule on plaintiffs’ motion.

On November 15, 2001, a class action complaint (the “2001 Class Action”) was filed in Madison County, Illinois against Trilegiant alleging violations of state consumer protection statutes in connection with the sale of certain membership programs. Motions to dismiss were denied and a class was certified by the court. On February 14, 2008, the parties entered into a definitive settlement agreement that resolved this lawsuit and the August 2005 Suit on a class-wide basis. On February 15, 2008 the court entered an order preliminarily approving the settlement. A final fairness hearing was held on July 18, 2008 at which the court issued a final order approving the settlement. No appeals of the final approval were taken, and therefore the settlement became final and non-appealable on August 18, 2008. Cendant has agreed to indemnify the Company for a significant portion of the settlement, which indemnification obligation has been assumed by Wyndham and Realogy as successors to various segments of Cendant’s business. The settlement payments for which Trilegiant is responsible and does not expect to be indemnified by Cendant are not material in amount and have been accrued for in the consolidated financial statements.

The Company believes that the amount accrued for the above matters is adequate (see Note 8—Accounts Payable and Accrued Expenses), and the reasonably possible loss beyond the amounts accrued, while not estimable, will not have a material adverse effect on its financial condition, results of operations, or cash flows based on information currently available. However, litigation is inherently unpredictable and, although the Company believes that accruals are adequate and it intends to vigorously defend itself against such matters, unfavorable resolution could occur, which could have a material adverse effect on its financial condition, results of operations or cash flows.

Subject to certain limitations, Cendant has agreed to indemnify the Company for actual losses, damages, liabilities, claims, costs and expenses and taxes incurred in connection with certain of the matters described above. See Note 16—Related Party Transactions for a summary of the terms of the indemnification agreements.

Other Contingencies

On May 27, 2009, the U.S. Senate Committee on Commerce, Science, and Transportation (the “Committee”) initiated an investigation into two of the Company’s competitors, Vertrue Inc. and Webloyalty.com, Inc., in connection with their e-commerce marketing practices, including those relating to consumers’ account number acquisition. On July 10, 2009, the Committee expanded the scope of its investigation to include the Company and requested the Company to provide certain information about the Company’s

AFFINION GROUP HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unless otherwise noted, all dollar amounts are in millions, except per share amounts)

domestic online marketing practices, including those relating to the acquisition of consumers’ credit or debit card account numbers automatically from the Company’s partners when a consumer enrolls in one of the Company’s programs immediately after making a purchase through one of the Company’s partners’ web sites (“Online Data-pass Marketing”). On January 6, 2010, the Company sent a letter to the Committee informing them of its decision, after careful consideration of the fluid and iterative nature of the internet, to cease Online Data-pass Marketing for its membership programs and make certain additional changes to the disclosures in the Company’s online marketing and fulfillment. Specifically, the Company, when marketing these programs online, now requires consumers to provide all 16 digits of their credit or debit card when enrolling in the Company’s membership programs in the online post-transaction environment.

In addition, between December 2008 and December 2009, the Company received inquiries from numerous state attorneys general relating to the marketing of its membership programs. The Company has responded to each state’s request for documents and information and is in active discussions regarding the resolution of these matters.

Other Commitments

In the ordinary course of business, the Company enters into purchase agreements for its marketing and membership program support and travel services. The commitments covered by these agreements as of December 31, 2009 totaled approximately $19.8 million for 2010, $17.4 million for 2011, $4.6 million for 2012 and $0.7 million for 2013.

Surety Bonds and Letters of Credit

In the ordinary course of business, the Company is required to provide surety bonds to various state authorities in order to operate its membership, insurance and travel agency programs. As of December 31, 2009, the Company provided guarantees for surety bonds totaling approximately $11.3 million and issued letters of credit totaling $6.8 million.

13. SHARE-BASED COMPENSATION

In connection with the closing of the Apollo Transactions on October 17, 2005, Affinion Holdings adopted the 2005 Stock Incentive Plan (the “2005 Plan”). The 2005 Plan authorizes the Board of Directors (the “Board”) of Affinion Holdings to grant non-qualified, non-assignable stock options and rights to purchase shares of Affinion Holdings common stock to directors and employees of, and consultants to, Affinion Holdings and its subsidiaries. Options granted under the 2005 Plan have an exercise price no less than the fair market value of a share of the underlying common stock on the date of grant. Stock awards have a purchase price determined by the Board. The Board was authorized to grant up to 4.9 million shares of its common stock under the 2005 Plan over a ten year period. As discussed below, no additional grants may be made under Affinion Holdings’ 2005 Plan on or after November 7, 2007, the effective date of the 2007 Plan, as defined below.

In November 2007, Affinion Holdings adopted the 2007 Stock Award Plan (the “2007 Plan”). The 2007 Plan authorizes the Board to grant awards of non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock awards, restricted stock units, stock bonus awards, performance compensation awards (including cash bonus awards) or any combination of these awards to directors and employees of, and consultants to, Affinion Holdings and its subsidiaries. Unless otherwise determined by the Board of Directors, options granted under the 2007 Plan will have an exercise price no less than the fair market

AFFINION GROUP HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unless otherwise noted, all dollar amounts are in millions, except per share amounts)

value of a share of the underlying common stock on the date of grant. Stock awards have a purchase price determined by the Board. The Board was authorized to grant up to 10.0 million shares of its common stock under the 2007 Plan over a ten year period. As of December 31, 2009, there were 8.2 million shares available under the 2007 Plan for future grants.

For employee stock awards, the Company recognizes compensation expense, net of estimated forfeitures, over the requisite service period, which is the period during which the employee is required to provide services in exchange for the award. The Company has elected to recognize compensation cost for awards with only a service condition and a graded vesting schedule on a straight-line basis over the requisite service period for the entire award.

Stock Options

During 2009 and 2008, there were no stock options granted to employees from the 2005 Plan. During 2007, 0.3 million stock options were granted to employees from the 2005 Plan. The options were granted with an exercise price of $4.76, equal to the estimated fair market value of a share of the underlying common stock on the date of grant. Stock options granted to employees from the 2005 Plan are comprised of three tranches with the following terms:

	Tranche A	Tranche B	Tranche C
Exercise price	$4.76	$4.76	$4.76
Vesting period	Ratably over 5 years*	100% after 8 years**	100% after 8 years**
Option term	10 years	10 years	10 years

*	In the event of a sale of the Company, vesting for tranche A occurs 18 months after the date of sale.
**	Vesting for tranches B and C is accelerated upon the achievement of certain investment returns by Apollo.

During 2009, 2008 and 2007, 0.9 million, 0.2 million and 0.6 million stock options, respectively, were granted to employees from the 2007 Plan. The stock options granted in 2009 had an exercise price of $15.25 and the stock options granted in 2008 and 2007 had an exercise price of $13.02, equal to the estimated fair market value of a share of the underlying common stock on the date of grant. The stock options granted to employees from the 2007 Plan had the following terms:

Vesting period	Ratably over 4 years
Option term	10 years

During 2009 and 2007, Affinion Holdings granted 0.1 million and less than 0.1 million stock options, respectively, to members of the Board of Directors with exercise prices of $15.25 and $13.02, respectively, equal to the estimated fair value of a share of the underlying common stock on the dates of grant. These options were fully vested as of the date of grant and have a 10-year option term. During 2008, there were no stock options granted to members of the Board of Directors.

AFFINION GROUP HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unless otherwise noted, all dollar amounts are in millions, except per share amounts)

The fair value of each option award from the 2005 Plan during the year ended December 31, 2007 was estimated on the date of grant using the Black-Scholes option-pricing model based on the assumptions noted in the following table. The expected term of the options granted represents the period of time that options are expected to be outstanding, and is based on the average of the requisite service period and the contractual term of the option.

	Tranche A	Tranche B	Tranche C
Expected volatility	43%	47%	48%
Expected life (in years)	6.50	8.43	8.72
Risk-free interest rate	4.40%	4.46%	4.46%
Dividend yield	—%	—%	—%

The fair value of each option award from the 2007 Plan during the years ended December 31, 2009, 2008 and 2007 was estimated on the date of grant using the Black-Scholes option-pricing model based on the assumptions noted in the following table. Expected volatilities are based on historical volatilities of comparable companies. The expected term of the options granted represents the period of time that options are expected to be outstanding, and is based on the average of the requisite service period and the contractual term of the option.

	2009 Grants	2008 and 2007 Grants
Expected volatility	66%	48%
Expected life (in years)	6.25	6.25
Risk-free interest rate	2.24%	3.89%

AFFINION GROUP HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unless otherwise noted, all dollar amounts are in millions, except per share amounts)

A summary of option activity is presented below (number of options in thousands):

	2005 Plan— Grants to Employees- Tranche A	2005 Plan— Grants to Employees- Tranche B	2005 Plan— Grants to Employees- Tranche C	Grants to Board of Directors	2007 Plan— Grants to Employees
Outstanding options at January 1, 2007	2,059	1,029	1,029	276	—
Granted	132	66	66	42	642
Exercised	—	—	—	—	—
Forfeited or expired	(71)	(39)	(39)	—	—

Outstanding options at December 31, 2007	2,120	1,056	1,056	318	642
Granted	—	—	—	—	189
Exercised	(3)	—	—	—	—
Forfeited or expired	(76)	(53)	(53)	—	(52)

Outstanding options at December 31, 2008	2,041	1,003	1,003	318	779
Granted	—	—	—	108	904
Exercised	—	—	—	—	—
Forfeited or expired	(233)	(103)	(103)	—	(62)

Outstanding options at December 31, 2009	1,808	900	900	426	1,621

Vested or expected to vest at December 31, 2009	1,808	900	900	426	1,621

Exercisable options at December 31, 2009	1,417	—	—	426	315

Weighted average remaining contractual term (in years)	6.0	6.0	6.0	7.5	8.7
Weighted average grant date fair value per option—2007	$2.38	$2.84	$2.91	$6.74	$6.74
Weighted average grant date fair value per option—2008	—	—	—	—	$6.74
Weighted average grant date fair value per option—2009	—	—	—	$9.44	$9.44

Based on the estimated fair values of options granted, stock compensation expense for the years ended December 31, 2009, 2008 and 2007 totaled $5.0 million, $2.9 million and $2.2 million, respectively. As of December 31, 2009, there was $12.7 million of unrecognized compensation cost related to unvested stock options, which will be recognized over a weighted average period of approximately 1.6 years.

In January 2007, Affinion Holdings declared a special dividend on its common stock. As a result of the special dividend, in accordance with the Affinion Holdings Inc. 2005 Stock Incentive Plan, Affinion Holdings modified the outstanding stock options to make the option holders whole. The modifications were effected through a distribution to option holders of $5.2 million and an adjustment of the exercise price of the outstanding options to $3.00. The distribution to option holders was recognized as compensation expense by the Company in the first quarter of 2007.

AFFINION GROUP HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unless otherwise noted, all dollar amounts are in millions, except per share amounts)

Restricted Stock

In connection with the Apollo Transactions, the Board granted 105,000 shares of restricted stock of Affinion Holdings with a purchase price of $0.01 per share to the Company’s Chief Executive Officer. The award vests 100% upon the earlier of five years of service or a change in control of Affinion Holdings. In March 2007, the Board accelerated the vesting date to April 2, 2007. The fair value of the award was estimated to be $0.5 million, based upon the estimated grant date fair value per share of common stock of Affinion Holdings of $4.76, and the remaining unamortized compensation expense was recognized in general and administrative expense as share-based compensation expense in the first quarter of 2007.

In January 2007, the Board granted 21,000 shares of restricted stock of Affinion Holdings with a purchase price of $0.01 per share to the Company’s former Chief Financial Officer. The award would have vested 100% upon the earlier of three years of service or a change in control of Affinion Holdings. The fair value of the award was estimated to be $0.2 million, based upon the estimated grant date fair value per share of common stock of Affinion Holdings, and was being amortized on a straight-line basis to general and administrative expense over the service period. In January 2009, this grant was forfeited.

In May 2007, the Board granted 42,000 shares of restricted stock of Affinion Holdings with a purchase price of $0.01 per share to Affinion International’s Chief Financial Officer. The award vests 100% upon the earlier of three years of service or a change in control of Affinion Holdings. The fair value of the award was estimated to be $0.4 million, based upon the estimated grant date fair value per share of common stock of Affinion Holdings, and is being amortized on a straight-line basis to general and administrative expense over the service period.

A summary of restricted stock activity is presented below (number of shares of restricted stock in thousands):

	Number of Restricted Shares	Weighted Average Grant Date Fair Value
Outstanding restricted unvested awards at January 1, 2007	105	$4.76
Granted	63	9.52
Vested	(105)	4.76
Forfeited	—	—

Outstanding restricted unvested awards at December 31, 2007	63	4.76
Granted	—	—
Vested	—	—
Forfeited	—	—

Outstanding restricted unvested awards at December 31, 2008	63	9.52
Granted	—	—
Vested	—	—
Forfeited	(21)	—

Outstanding restricted unvested awards at December 31, 2009	42	$9.52

Weighted average remaining contractual term (in years)	0.4

Based on the estimated fair values of restricted stock granted, stock compensation expense for the years ended December 31, 2008 and 2007 totaled $0.2 million and $0.5 million, respectively. There was no stock

AFFINION GROUP HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unless otherwise noted, all dollar amounts are in millions, except per share amounts)

compensation expense recognized for the year ended December 31, 2009 related to restricted stock grants. As of December 31, 2009, there was $0.1 million of unrecognized compensation cost related to restricted stock granted, which will be recognized over a weighted average period of approximately 0.2 years.

Restricted Stock Units

Subsequent Event—On January 13, 2010, the Board’s Compensation Committee approved the Amended and Restated 2010 Retention Award Program (the “RAP”), which provides for awards of restricted stock units (“RSUs”) under the 2007 Stock Award Plan and granted approximately 940,000 RSUs to key employees. The RSUs awarded under the RAP have an aggregate dollar value of approximately $10.0 million and are subject to time-based vesting conditions that run through approximately the first quarter of 2012. Generally, the number of RSUs awarded to each participant is equal to the quotient of (i) the aggregate dollar value of RSUs that will be awarded to such participant (the “Dollar Award Value”) multiplied by 1.2, divided by (ii) $12.63 (i.e. the value per share of Affinion Holdings’ common stock as of December 31, 2009). Upon vesting of the RSUs, participants may settle the RSUs in shares of common stock or elect to receive cash in lieu of shares of common stock upon any of the four vesting dates for such RSUs in an amount equal to one-fourth of the Dollar Award Value. Due to the ability of the participants to settle their awards in cash, the Company plans to account for these RSUs as a liability award.

14. EMPLOYEE BENEFIT PLANS

The Company sponsors a domestic defined contribution savings plan that provides certain eligible employees an opportunity to accumulate funds for retirement. Under the domestic 401(k) defined contribution plan, through December 31, 2008, the Company matched the contributions of participating employees based on 100% of the first 6% of the participating employee’s contributions up to 6% of the participating employee’s salary. In 2009, the Company matched the contributions of participating employees based on 100% of the first 4% of the participating employee’s contributions up to 4% of the participating employee’s salary under the domestic 401(k) defined contribution plan. The Company also sponsors certain other international defined contribution retirement plans that are customary in each local country. Under these local country defined contribution plans, the Company contributes between 6% and 10% of each participating employee’s salary or as otherwise provided by the plan. The Company recorded aggregate defined contribution plan expense of $4.7 million for the year ended December 31, 2009, $5.9 million for the year ended December 31, 2008 and $5.6 million for the year ended December 31, 2007.

The Company sponsors certain other international defined benefit retirement plans that are customary in each local country, including a multi-employer plan in one country. Under these local country defined benefit pension plans, benefits are based on a percentage of an employee’s final average salary or as otherwise described by the plan. The plans are not material, individually or in the aggregate, to the consolidated financial statements.

Through April, 2009, the Company maintained a deferred compensation plan that permitted certain employees to defer up to 50% of their annual base salary and 100% of earned annual incentive bonus. The plan was terminated on April 24, 2009. As of December 31, 2009 and 2008, the assets in the plan and the corresponding liability to the participating employees were $0.8 million and $0.5 million, respectively.

AFFINION GROUP HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unless otherwise noted, all dollar amounts are in millions, except per share amounts)

15. MANDATORILY REDEEMABLE PREFERRED STOCK

In connection with the Apollo Transactions, the Company issued 125,000 shares of Series A Redeemable Exchangeable Preferred Stock to Cendant. Each share of the $0.01 par value preferred stock has a face amount of $1,000 and entitles its holder to receive dividends of 8.5% per annum, which amount may be paid, at the Company’s option, in cash or by increasing the face amount of each outstanding share. The shares rank senior to the Company’s common stock, other series of preferred stock and any other class or series of stock of the Company. In the event of a change in control, each holder of the preferred stock has the right to cause the Company to redeem all of the holder’s preferred stock at its face amount plus accrued and unpaid dividends. In addition, upon a change in control, the Company may redeem all of the preferred stock at 101% of its face amount plus accrued and unpaid dividends. In the event of a disposition of equity securities by Apollo, the payment of a cash dividend or other distribution on its equity securities or certain other transactions, the Company is required to redeem a portion of the preferred stock such that the relative investment between Apollo and the preferred stock holders is maintained. At the option of the Company, the Series A Redeemable Exchangeable Preferred Stock may be exchanged for debt securities of the Company. If not redeemed or exchanged prior to maturity, the preferred stock matures in October 2017. In conjunction with the special dividend paid to stockholders in January 2007, the Company redeemed 95,107 shares of preferred stock at a cost of $106.0 million

16. RELATED PARTY TRANSACTIONS

Post-Closing Relationships with Cendant

Cendant has agreed to indemnify the Company, Affinion and the Company’s affiliates (collectively the “indemnified parties”) for breaches of representations, warranties and covenants made by Cendant, as well as for other specified matters, certain of which are described below. The Company and Affinion have agreed to indemnify Cendant for breaches of representations, warranties and covenants made in the purchase agreement, as well as for certain other specified matters. Generally, all parties’ indemnification obligations with respect to breaches of representations and warranties (except with respect to the matters described below) (i) are subject to a $0.1 million occurrence threshold, (ii) are not effective until the aggregate amount of losses suffered by the indemnified party exceeds $15.0 million (and then only for the amount of losses exceeding $15.0 million) and (iii) are limited to $275.1 million of recovery. Generally, subject to certain exceptions of greater duration, the parties’ indemnification obligations with respect to representations and warranties will survive until April 15, 2007 with indemnification obligations related to covenants surviving until the applicable covenant has been fully performed.

In connection with the purchase agreement, Cendant agreed to specific indemnification obligations with respect to the matters described below.

Excluded Litigation—Cendant has agreed to fully indemnify the indemnified parties with respect to any pending or future litigation, arbitration, or other proceeding relating to the facts and circumstances of Fortis and the accounting irregularities in the former CUC International, Inc. announced on April 15, 1998.

Certain Litigation and Compliance with Law Matters—Cendant has agreed to indemnify the indemnified parties up to specified amounts for: (a) breaches of its representations and warranties with respect to legal proceedings that (1) occur after the date of the purchase agreement, (2) relate to facts and circumstances related to the business of AGLLC or Affinion International and (3) constitute a breach or violation of its compliance with law representations and warranties, (b) breaches of its representations and warranties with respect to compliance with laws to the extent related to the business of AGLLC or Affinion International and (c) the August 2005 Suit.

AFFINION GROUP HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unless otherwise noted, all dollar amounts are in millions, except per share amounts)

Cendant, the Company and Affinion have agreed that losses up to $15.0 million incurred with respect to these matters will be borne solely by the Company and losses in excess of $15.0 million will be shared by the parties in accordance with agreed upon allocations. The Company has the right at all times to control litigation related to shared losses and Cendant has consultation rights with respect to such litigation.

Other Litigation—Cendant has agreed to indemnify the Company for specified amounts with respect to losses incurred in connection with the 2001 Class Action. Until September 30, 2006, Cendant had the right to control and settle this litigation, subject to certain consultation and other specified limitations. Subsequent to September 30, 2006, the Company has the right to control and settle this litigation, subject to certain consultation and other specified limitations.

The Company will retain all liability with respect to the November 2002 Class Action and will not be indemnified by Cendant for losses related thereto.

As publicly announced, as part of a plan to split into four independent companies, Cendant has (i) distributed the equity interests it previously held in its hospitality services business (“Wyndham”) and its real estate services business (“Realogy”) to Cendant stockholders and (ii) sold its travel services business (“Travelport”) to a third party. Cendant continues as a re-named publicly traded company which owns the vehicle rental business (“Avis/Budget,” together with Wyndham and Realogy, the “Cendant Entities”). Subject to certain exceptions, Wyndham and Realogy have agreed to share Cendant’s contingent and other liabilities (including its indemnity obligations to the Company described above and other liabilities to the Company in connection with the Apollo Transactions) in specified percentages. If any Cendant Entity defaults in its payment, when due, of any such liabilities, the remaining Cendant Entities are required to pay an equal portion of the amounts in default. Wyndham continues to hold a portion of the preferred stock and warrants issued in connection with the Apollo Transactions, while Realogy was subsequently acquired by an affiliate of Apollo.

The Company entered into agreements pursuant to which the Company will continue to have cost-sharing arrangements with Cendant and/or its subsidiaries relating to office space and customer contact centers. These agreements have expiration dates and financial terms that are generally consistent with the terms of the related intercompany arrangements prior to the Apollo Transactions. The revenue earned for such services was $1.7 million and $1.5 million for the years ended December 31, 2008 and 2007, respectively, and is included in net revenues in the consolidated statements of operations. There was no revenue earned for such services for the year ended December 31, 2009. The expense incurred for such services was $0.4 million and less than $0.1 million for the years ended December 31, 2008 and 2007, respectively, and is included in operating costs in the consolidated statement of operations. There was no expense incurred for the year ended December 31, 2009.

New marketing agreements permit the Company to continue to solicit customers of certain Cendant subsidiaries for the Company’s membership programs through various direct marketing methods. The marketing agreements generally provide for a minimum amount of marketing volume or a specified quantity of customer data to be allotted to the relevant party. The payment terms of the marketing agreements provide for either (i) a fee for each call transferred, (ii) a bounty payment for each user that enrolls in one of the Company’s membership programs or (iii) a percentage of net membership revenues. These agreements generally expire in December 2010, subject to automatic one year renewal periods, and are generally terminable by the applicable Cendant party following December 31, 2007 upon six months written notice to the Company. In the event that a Cendant subsidiary terminates an agreement prior to December 31, 2010, the Cendant subsidiary is required to pay a termination fee based on the projected marketing revenues that would have been generated from such agreement had the marketing agreement been in place through December 31, 2010. The expense incurred for

AFFINION GROUP HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unless otherwise noted, all dollar amounts are in millions, except per share amounts)

such services was $3.1 million, $3.6 million and $3.3 million for the years ended December 31, 2009, 2008 and 2007, respectively, and is included in marketing and commissions expense in the accompanying consolidated statements of operations. In addition, as a result of the failure by certain current and former Cendant subsidiaries to meet the specified minimum volume commitments under certain of the marketing agreements and the early termination of one of the marketing agreements by one of the Cendant subsidiaries, the Company recognized revenue of $23.2 million, $3.8 million, and $0.5 million for the years ended December 31, 2009, 2008 and 2007, respectively, which is included in net revenues in the accompanying consolidated statements of operations.

Under the loyalty and rewards program administration agreements, the Company will continue to administer loyalty programs for certain Cendant subsidiaries. The agreements provide for the Company to earn fees for the following services: an initial fee to implement a new loyalty program, a program administration fee, a redemption fee related to redeemed rewards and a booking fee related to travel bookings by loyalty program members. The loyalty and reward program agreements expire on December 31, 2009, subject to automatic one year renewal periods, unless a party elects not to renew the arrangement upon six months’ prior written notice. A termination notice has been received related to one of the programs and administration of that program will cease during 2010. The contract to administer the other program was renewed for a three year term. The amount included in net revenues in the consolidated statements of operations for such services attributable to agreements with Realogy and Wyndham was $8.7 million, $10.4 million and $12.2 million for the years ended December 31, 2009, 2008 and 2007, respectively. In connection with these agreements, the Company formed Affinion Loyalty, LLC (“Loyalty”), a special-purpose, bankruptcy-remote subsidiary which is a wholly-owned subsidiary of Affinion Loyalty Group, Inc. (“ALG”). Pursuant to the loyalty agreements, ALG has provided a copy of the object code, source code and related documentation of certain of its intellectual property to Loyalty under a non-exclusive limited license. Loyalty entered into an escrow agreement relating to such intellectual property with Cendant and its affiliates in connection with the parties entering into the loyalty and reward agreements. Loyalty sub-licenses such intellectual property to Cendant on a non-exclusive basis but will only provide access to such intellectual property either directly or indirectly through the escrow agent in the event that ALG (i) becomes bankrupt or insolvent, (ii) commits a material, uncured breach of a loyalty and reward agreement, or (iii) transfers or assigns its intellectual property in such a way as to prevent it from performing its obligations under any agreement relating to Cendant’s loyalty and rewards programs. Upon access to the escrowed materials, Cendant will be able to use the escrowed materials for a limited term and for only those purposes for which ALG was using it to provide the services under the loyalty and reward agreements prior to the release of the escrowed materials to Cendant.

On June 30, 2008, the Company entered into an Assignment and Assumption Agreement (“AAA”) with Avis/Budget, Wyndham and Realogy. Prior to this transaction, the ex-Cendant entities provided certain loyalty program-related benefits and services to credit card holders of a major financial institution and received a fee from this financial institution based on spending by the credit card holders. Under the AAA, the Company assumed all of the liabilities and obligations of the ex-Cendant entities relating to the loyalty program, including the fulfillment of the then-outstanding loyalty program points obligations. In connection with the transaction, on the June 30, 2008 closing date, the Company received cash and receivables with a fair value substantially equivalent to the fair value of the fulfillment obligation relating to the loyalty program points outstanding as of the closing date. The receivables are due and payable to the Company over a three year period following the closing date.

The Company entered into a platform services agreement with Travel Distribution Services Group, Inc. (“TDS”), under which, through June 30, 2007, TDS reimbursed the Company for each travel booking fee placed utilizing a third party’s travel service platform in excess of a specified threshold plus reimbursed the Company for platform license fees paid to the third party in excess of a specified threshold. In addition, the Company had

AFFINION GROUP HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unless otherwise noted, all dollar amounts are in millions, except per share amounts)

the option to use the to-be-developed Orbitz travel membership club platform, if and when developed by TDS, to obtain services related to such platform for the Company’s travel membership clubs by paying TDS a fee per itinerary. The agreement expired on December 31, 2007. The expense reimbursement for such services was $0.4 million for the year ended December 31, 2007 and is included in operating costs in the consolidated statement of operations.

Affinion International entered into an agreement pursuant to which it agreed to continue to use RCI Europe as its exclusive provider of travel services for the benefit of Affinion International members in the U.K., Germany, Switzerland, Austria, Italy, Belgium, Luxembourg, Ireland and the Netherlands. Pursuant to this agreement, RCI had a right of first refusal to offer travel services in other countries where Affinion International members are located. Affinion International indemnified RCI in the event its profit margin under this arrangement fell below 1.31%. Under the terms of the agreement, RCI Europe elected to terminate the agreement for convenience. As such, the agreement terminated on October 31, 2008. The expense for such services was $4.3 million and $5.2 million for the years ended December 31, 2008 and 2007, respectively, and is included in operating costs in the consolidated statements of operations.

On August 22, 2008, the Company entered into an agreement to acquire certain assets and assume certain liabilities of RCI Europe. The acquisition closed during the fourth quarter of 2008 for nominal consideration. Under the agreement, the Company acquired all of the assets and all of the liabilities of RCI Europe’s travel services business that served the Company’s customers in Europe. Following this acquisition, the Company provides travel services directly to its customers. The Company entered into agreements pursuant to which the Company will continue to have cost-sharing arrangements with RCI Europe relating to office space and certain other transition services. The revenue earned for such services was $0.2 million and less than $0.1 million for the years ended December 31, 2009 and 2008, respectively, and is included in net revenues in the consolidated statements of operations. There was no revenue earned for such services for the year ended December 31, 2007. The expense incurred for such services was $1.1 million and $0.1 million for the years ended December 31, 2009 and 2008, respectively, and is included in operating costs in the consolidated statement of operations. There was no expense incurred for such services for the year ended December 31, 2007.

The Company entered into agreements pursuant to which it had profit-sharing arrangements with Fairtide Insurance Limited (“Fairtide”), a subsidiary of Cendant. AIH and certain of the Company’s subsidiaries market certain insurance programs and Fairtide provided reinsurance for the related insurance policies which are provided by a third-party insurer. Those agreements have been terminated effective November 1, 2007 and Fairtide will have no further liability for any claims made under those insurance policies on or after November 1, 2007. The amount included in net revenues in the consolidated statements of operations for such services was $0.2 million for the year ended December 31, 2007.

The Company earns referral fees from Wyndham for hotel stays and travel packages. The amount included in net revenues in the consolidated statements of operations for such services was $1.0 million, $1.5 million and $1.1 million for the years ended December 31, 2009, 2008 and 2007, respectively.

Apollo Agreements

On October 17, 2005, Apollo entered into a consulting agreement with the Company for the provision of certain structuring and advisory services. The consulting agreement will also allow Apollo and its affiliates to provide certain advisory services for the period of twelve years or until Apollo owns less than 5% of the beneficial economic interests of the Company, whichever is earlier. The agreement may be terminated earlier by

AFFINION GROUP HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unless otherwise noted, all dollar amounts are in millions, except per share amounts)

mutual consent. The Company is required to pay Apollo an annual fee of $2.0 million for these services commencing in 2006. The amount expensed related to this consulting agreement was $2.0 million for each of the years ended December 31, 2009, 2008 and 2007 and is included in general and administrative expenses in the consolidated statements of operations. If a transaction is consummated involving a change of control or an initial public offering, then, in lieu of the annual consulting fee and subject to certain qualifications, Apollo may elect to receive a lump sum payment equal to the present value of all consulting fees payable through the end of the term of the consulting agreement.

In addition, the Company may engage Apollo to provide certain services if it engages in any merger, acquisition or similar transaction. If the Company engages another party to provide these services, the Company may be required to pay Apollo a transaction fee. The Company will also indemnify Apollo and its affiliates and their directors, officers and representatives for potential losses relating to the services to be provided under the consulting agreement.

During 2006 Apollo acquired one of the Company’s vendors, SOURCECORP Incorporated, that provides document and information services and litigation settlement administration services to the Company. The fee incurred for these services for the years ended December 31, 2009, 2008 and 2007 was $1.2 million, $1.4 million and $0.9 million, respectively, and is included in operating expenses in the consolidated statements of operations.

17. FINANCIAL INSTRUMENTS

Interest Rate Swaps

Affinion entered into an interest rate swap as of December 14, 2005. This swap converts a notional amount of Affinion’s floating rate debt into a fixed rate obligation. The notional amount of the swap is $150.0 million through the swap period ended December 31, 2009 and on January 1, 2010 reduces to a notional amount of $50.0 million through December 31, 2010 when the swap terminates. The interest rate swap is recorded at fair value, either as an asset or liability. The change in the fair value of the swap, which is not designated as a hedging instrument, is recognized currently in earnings in the consolidated statements of operations.

In January 2008, Affinion entered into an interest rate swap effective February 21, 2008. This swap converts a notional amount of Affinion’s floating rate debt into a fixed rate obligation. The notional amount of the swap is $498.6 million through the swap period ending February 22, 2010 at which time it increases to $598.6 million through its termination date of February 21, 2011, such that, in conjunction with the swap entered into in December 2005, substantially all of the Company’s variable rate debt has been converted into fixed rate debt through February 21, 2010. The interest rate swap is recorded at fair value, either as an asset or liability. The change in the fair value of the swap, which is not designated as a hedging instrument, is recognized currently in earnings in the consolidated statements of operations.

On January 23, 2008 and January 25, 2008, the Company entered into two separate two-year interest rate swap agreements, with the interest rate swap agreements having a combined notional amount of $300.0 million. Under the January 23, 2008 interest rate swap agreement, which has a nominal amount of $200.0 million, the Company has agreed to pay a fixed interest rate of 2.79%, payable on a semi-annual basis, for the period beginning on March 1, 2008 through March 1, 2010, with the first interest payment due on September 1, 2008, in exchange for receiving floating payments based on a six-month LIBOR on the same $200.0 million notional amount for the same period. Under the January 25, 2008 interest rate swap agreement, which has a notional amount of $100.0 million, the Company has agreed to pay a fixed interest rate of 3.19%, payable on a

AFFINION GROUP HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unless otherwise noted, all dollar amounts are in millions, except per share amounts)

semi-annual basis, for the period beginning on March 1, 2008 through March 1, 2010, with the first interest payment due on September 1, 2008, in exchange for receiving floating payments based on a six-month LIBOR on the same $100.0 million notional amount for the same period.

On September 15, 2008, the Company entered into a two-year interest rate swap agreement, effective September 1, 2008. Under this interest rate swap agreement, which has a notional amount of $50.0 million, the Company has agreed to pay a fixed interest rate of 3.17%, payable on a semi-annual basis, for the period beginning on September 1, 2008 through September 1, 2010, with the first interest payment due on March 1, 2009, in exchange for receiving floating payments based on a six-month LIBOR on the same $50.0 million notional amount for the same period. The effect of this swap, in conjunction with the two swaps entered into in January 2008, is to convert the Company’s variable rate debt to a fixed-rate obligation.

In January 2009, Affinion entered into an interest rate swap effective February 21, 2011. The swap has a notional amount of $500.0 million and terminates on October 17, 2012. Under the swap, Affinion has agreed to pay a fixed rate of interest of 2.985% in exchange for receiving floating payments based on a three-month LIBOR on the notional amount for each applicable period. This swap is intended to reduce a portion of the variability of the future interest payments on Affinion’s term loan facility for the period after Affinion’s previously existing swaps expire.

As disclosed in Note 2—Summary of Significant Accounting Policies, as a matter of policy, the Company does not use derivatives for trading or speculative purposes.

The following table provides information about the Company’s financial instruments that are sensitive to changes in interest rates. The table presents principal cash flows and related weighted-average interest rates by expected maturity for the Company’s long-term debt.

	2010	2011	2012	2013	2014	2015 and Thereafter	Total	Fair Value At December 31, 2009
Fixed rate debt	$0.3	$0.3	$0.3	$454.2	$0.1	$355.5	$810.7	$844.1
Average interest rate	11.41%	11.41%	11.41%	11.41%	11.75%	11.75%
Variable rate debt	$19.9	$—	$909.3	$—	$—	$—	$929.2	$868.7
Average interest rate(a)	4.46%	4.46%	4.46%	—	—	—
Variable to fixed—Interest rate swap(b)								$23.5
Average pay rate	3.00%	2.94%	2.98%
Average receive rate	0.61%	1.88%	3.22%

(a)	Average interest rate is based on rates in effect at December 31, 2009.
(b)	The fair value of the interest rate swap is included in other long-term liabilities at December 31, 2009. The fair value has been determined after consideration of interest rate yield curves and the creditworthiness of the parties to the interest rate swaps.

Credit Risk and Exposure

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of receivables, profit-sharing receivables from insurance carriers, prepaid commissions and interest rate swaps. Such risk was managed by evaluating the financial position and creditworthiness of such counterparties. As of December 31, 2008 and 2009, approximately $96.9 million and $68.6 million, of the profit-sharing receivables from

AFFINION GROUP HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unless otherwise noted, all dollar amounts are in millions, except per share amounts)

insurance carriers were due from one insurance carrier. Receivables and profit-sharing receivables from insurance carriers are from various marketing, insurance and business partners and the Company maintains an allowance for losses, based upon expected collectibility. Commission advances are periodically evaluated as to recovery.

Fair Value

The Company determines the fair value of financial instruments as follows:

•

Cash and Cash Equivalents, Restricted Cash, Receivables, Profit-Sharing Receivables from Insurance Carriers and Accounts Payable—Carrying amounts approximate fair value at December 31, 2009 and 2008 due to the short-term maturities of these assets and liabilities.

•

Investments—At December 31, 2009 and 2008, the carrying amounts of investments, which are included in other current assets on the consolidated balance sheets, approximate fair value, which is based on quoted market prices or other available market information.

•

Long-Term Debt—The Company’s estimated fair value of its long-term fixed-rate debt at December 31, 2009 and 2008 is based upon available information for debt having similar terms and risks. The carrying amount of the Company’s variable-rate debt approximates its fair value at December 31, 2009 and 2008 due to the variable interest rate which fluctuates with the market. The fair value of the publicly-traded debt is the published market price per unit multiplied by the number of units held or issued without consideration of transaction costs. The fair value of the non-publicly- traded debt, substantially all of which is variable-rate debt, is based on third party indicative valuations and estimates prepared by the Company after consideration of the creditworthiness of the counterparties.

•

Interest Rate Swaps—At December 31, 2009 and 2008, the Company’s estimated fair value of its interest rate swaps, which is included in other long-term liabilities on the consolidated balance sheets, is based upon available market information. The fair value of the interest rate swaps are based on significant other observable inputs, adjusted for contract restrictions and other terms specific to the interest rate swaps. The fair value has been determined after consideration of interest rate yield curves and the creditworthiness of the parties to the interest rate swaps. The counterparties to the interest rate swaps are major financial institutions. The counterparty to the swaps entered into by Affinion in 2005 and 2008 had a long-term rating of Aa1 by Moody’s, A+ by Standard & Poor’s and AA- by Fitch Ratings as of February 17, 2010. The counterparty to the swap entered into by Affinion in 2009 had a long-term rating of Aa3 by Moody’s, A+ by Standard & Poor’s and A+ by Fitch Ratings as of February 9, 2010. The counterparty to the swaps entered into by the Company in 2008 had a long-term rating of Aa1 by Moody’s, A+ by Standard & Poor’s and AA- by Fitch Ratings as of February 17, 2010.

In January 2007, the Company adopted new guidance, which, among other things, requires enhanced disclosures about investments that are measured and reported at fair value. The new guidance establishes a fair value hierarchy that distinguishes between (1) market participant assumptions developed based on market data obtained from sources independent of the reporting entity (observable inputs) and (2) the reporting entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs). The fair value hierarchy in the new guidance prioritizes the inputs to valuation techniques used to measure fair value into three broad levels, giving the highest priority to Level 1 inputs and the lowest priority to Level 3 inputs. Level 1 inputs to a fair value measurement are quoted market prices (unadjusted) in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 2 inputs are inputs other than quoted market prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. Level 3 inputs are unobservable inputs for the asset or liability.

AFFINION GROUP HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unless otherwise noted, all dollar amounts are in millions, except per share amounts)

The fair values of certain financial instruments as of December 31, 2009 are shown in the table below:

	Fair Value Measurements at December 31, 2009
	Fair Value at December 31, 2009	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(in millions)
Trading securities (included in other current assets)	$0.1	$0.1	$—	$—
Interest rate swaps (included in other long-term liabilities)	(23.5)	—	(23.5)	—

18. SEGMENT INFORMATION

Management evaluates the operating results of each of its reportable segments based upon several factors, of which the primary factors are revenue and “Segment EBITDA,” which the Company defines as income from operations before depreciation and amortization. The presentation of Segment EBITDA may not be comparable to similarly titled measures used by other companies.

The Segment EBITDA of the Company’s four operating segments does not include general corporate expenses or goodwill impairment. General corporate expenses include costs and expenses that are of a general corporate nature or managed on a corporate basis, including primarily share-based compensation expense and consulting fees paid to Apollo. Goodwill impairment represents a charge recorded to reduce the goodwill previously ascribed to the Company’s Loyalty business. In accordance with the guidance relating to disclosures about segments, these items have been excluded from the presentation of the Segment EBITDA for the Company’s four operating segments because they are not reported to the chief operating decision maker for purposes of allocating resources among operating segments or assessing operating segment performance. The accounting policies of the reporting segments are the same as those described in Note 2—Summary of Significant Accounting Policies.

Net Revenues
	Year Ended December 31, 2009	Year Ended December 31, 2008	Year Ended December 31, 2007
Affinion North America
Membership products	$710.8	$712.6	$683.7
Insurance and package products	339.2	375.1	365.5
Loyalty products	77.3	72.2	58.0
Eliminations	(3.7)	(4.2)	(4.9)

Total North America	1,123.6	1,155.7	1,102.3
Affinion International
International products	253.3	254.2	218.7

Total Net Revenues	$1,376.9	$1,409.9	$1,321.0

(a)	Inter-segment net revenues were not significant to the net revenues of any one segment.

AFFINION GROUP HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unless otherwise noted, all dollar amounts are in millions, except per share amounts)

Segment EBITDA
	Year Ended December 31, 2009	Year Ended December 31, 2008	Year Ended December 31, 2007
Affinion North America
Membership products	$149.2	$129.8	$94.7
Insurance and package products	98.1	127.9	138.9
Loyalty products	28.0	22.4	19.5

Total North America	275.3	280.1	253.1
Affinion International
International products	30.2	31.2	22.4

Total products	305.5	311.3	275.5
Corporate	(8.6)	(7.1)	(10.7)

Total Segment EBITDA	$296.9	$304.2	$264.8

Provided below is a reconciliation of Segment EBITDA to income from operations.

	Year Ended December 31, 2009	Year Ended December 31, 2008	Year Ended December 31, 2007
Segment EBITDA	$296.9	$304.2	$264.8
Depreciation and amortization	(201.0)	(260.2)	(310.8)

Income (loss) from operations	$95.9	$44.0	$(46.0)

Depreciation and Amortization
	Year Ended December 31, 2009	Year Ended December 31, 2008	Year Ended December 31, 2007
Membership products	$86.5	$129.3	$163.5
Insurance and package products	71.5	83.5	93.5
Loyalty products	12.0	12.2	12.5
International products	31.0	35.2	41.3

Total Depreciation and Amortization	$201.0	$260.2	$310.8

AFFINION GROUP HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unless otherwise noted, all dollar amounts are in millions, except per share amounts)

Segment Assets
	December 31, 2009	December 31, 2008
Membership products	$541.9	$602.1
Insurance and package products	422.5	518.4
Loyalty products	126.6	92.0
International products	285.8	218.8

Total products	1,376.8	1,431.3
Corporate	38.8	35.2

Total Assets	$1,415.6	$1,466.5

Capital Expenditures
	Year Ended December 31, 2009	Year Ended December 31, 2008	Year Ended December 31, 2007
Membership products	$25.0	$18.0	$17.6
Insurance and package products	2.1	2.1	1.5
Loyalty products	3.9	4.0	1.2
International products	8.9	11.5	6.3

	39.9	35.6	26.6
Corporate	—	1.1	0.3

Total Capital Expenditures	$39.9	$36.7	$26.9

Total Revenues

	Year Ended December 31, 2009	Year Ended December 31, 2008	Year Ended December 31, 2007
U.S.	$1,123.6	$1,155.7	$1,102.3
U.K.	132.3	143.2	115.8
Other	121.0	111.0	102.9

Total Revenues	$1,376.9	$1,409.9	$1,321.0

Total Assets
	December 31, 2009	December 31, 2008
U.S.	$1,129.8	$1,247.7
U.K.	123.9	105.0
Other	161.9	113.8

Total Assets	$1,415.6	$1,466.5

AFFINION GROUP HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unless otherwise noted, all dollar amounts are in millions, except per share amounts)

19. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

Provided below is unaudited selected quarterly financial data for 2009 and 2008:

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
2009
Net revenues	$334.0	$333.5	$361.1	$348.3

Marketing and commissions	$139.8	$152.1	$161.0	$165.3

Operating costs	$87.1	$85.9	$88.2	$95.2

General and administrative	$31.7	$24.7	$29.3	$19.7

Depreciation and amortization	$50.3	$51.2	$51.7	$47.8

Net income (loss)	$(23.3)	$6.0	$(28.2)	$(20.9)

2008
Net revenues	$339.2	$354.3	$364.8	$351.6

Marketing and commissions	$153.5	$161.7	$160.1	$171.6

Operating costs	$89.8	$90.7	$96.7	$82.8

General and administrative	$27.8	$26.1	$24.2	$20.7

Depreciation and amortization	$67.9	$69.3	$68.4	$54.6

Net loss	$(57.1)	$(10.9)	$(31.0)	$(36.4)

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by Affinion Group Holdings, Inc. (the “Registrant”) in connection with the issuance and distribution of the securities being registered. All amounts are estimates except the SEC registration, the National Association of Securities Dealers, Inc. and the             filing fees.

SEC Registration fee filing fee	$28,520
NASD filing fee	*
listing fee	*
Transfer agent’s fee	*
Printing and engraving expenses	*
Legal and accounting fees and expenses	*
Miscellaneous	*

Total	$ *

*	To be filed by amendment.

Item 14:	Indemnification of Directors and Officers.

The Registrant is a Delaware corporation. Section 145(a) of the Delaware General Corporation Law (the “DGCL”) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Further subsections of DGCL Section 145 provide that:

•

to the extent a present or former director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses, including attorneys’ fees, actually and reasonably incurred by such person in connection therewith;

•

the indemnification and advancement of expenses provided for pursuant to Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise; and

•

the corporation shall have the power to purchase and maintain insurance of behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145.

As used in this Item 14, the term “proceeding” means any threatened, pending, or completed action, suit, or proceeding, whether or not by or in the right of the Registrant, and whether civil, criminal, administrative, investigative or otherwise. Section 145 of the DGCL makes provision for the indemnification of officers and directors in terms sufficiently broad to indemnify officers and directors of each Delaware Registrant under certain circumstances from liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the “Act”). The Registrant may, in its discretion, similarly indemnify its employees and agents. The Registrant’s Bylaws provide, in effect, that, to the fullest extent and under the circumstances permitted by Section 145 of the DGCL, the Registrant will indemnify any and all of its officers, directors, employees and agents. In addition, the Registrant’s organizational documents relieves its directors from monetary damages to it or its stockholders for breach of such director’s fiduciary duty as a director to the fullest extent permitted by the DGCL. Under Section 102(b)(7) of the DGCL, a corporation may relieve its directors from personal liability to such corporation or its stockholders for monetary damages for any breach of their fiduciary duty as directors except (i) for a breach of the duty of loyalty, (ii) for failure to act in good faith, (iii) for intentional misconduct or knowing violation of law, (iv) for willful or negligent violations of certain provisions in the DGCL imposing certain requirements with respect to stock repurchases, redemptions and dividends, or (v) for any transactions from which the director derived an improper personal benefit.

The Registrant currently maintains an insurance policy which, within the limits and subject to the terms and conditions thereof, covers certain expenses and liabilities that may be incurred by directors and officers of the Registrant and its subsidiaries in connection with proceedings that may be brought against them as a result of an act or omission committed or suffered while acting as a director or officer of the Registrant or its subsidiaries.

Item 15.	Recent Sales of Unregistered Securities

Set forth below in chronological order is certain information regarding securities issued by the Registrant during the past three years in transactions that were not registered under the Securities Act of 1933, as amended (the “Securities Act”), including the consideration, if any, received by the Registrant for such issuances.

(a)

1.	On January 1, 2007, Affinion Group Holdings, Inc. issued 21,000 restricted shares of common stock to a certain key employee for an aggregate purchase price of $100.

2.	On March 12, 2007, Affinion Group Holdings, Inc. issued 52,500 shares of common stock to a certain employee for the aggregate purchase price of $251,750.

3.	On May 31, 2007, Affinion Group Holdings, Inc. issued 42,000 restricted shares of common stock to a certain key employee for an aggregate purchase price of $200.

Each of the above-described transactions was exempt from registration pursuant to Section 4(2) of the Securities Act or Regulation D promulgated thereunder as a transaction not involving a public offering. With respect to each transaction listed above, no general solicitation was made by either Affinion Group Holdings, Inc. or any person acting on its behalf; the securities sold are subject to transfer restrictions; and the certificates for the shares contained an appropriate legend stating such securities have not been registered under the Securities Act and may not be offered or sold absent, registration or pursuant to an exemption therefrom.

(b)

1.	On February 20, 2007, Affinion Group Holdings, Inc. granted stock options to certain key employees to purchase 58,800 shares of its common stock for an aggregate exercise price of $281,960.

2.	On May 29, 2007, Affinion Group Holdings, Inc. granted stock options to certain key employees to purchase 163,800 shares of its common stock for an aggregate exercise price of $785,460.

3.	On June 6, 2007, Affinion Group Holdings, Inc. granted stock options to certain key employees to purchase 42,000 shares of its common stock for an aggregate exercise price of $201,400.

4.	On November 30, 2007, Affinion Group Holdings, Inc. granted stock options to key employees to purchase 641,580 shares of its common stock for an aggregate purchase price of $8,353,372.

5.	On November 30, 2007, Affinion Group Holdings, Inc. granted stock options to an independent director to purchase 21,000 shares of its common stock for an aggregate purchase price of $273,420.

6.	On December 31, 2007, Affinion Group Holdings, Inc. granted stock options to an independent director to purchase 21,000 shares of its common stock for an aggregate purchase price of $273,420.

7.	On February 26, 2008, Affinion Group Holdings, Inc. granted stock options to key employees to purchase 89,600 shares of its common stock for an aggregate purchase price of $1,166,592.

8.	On May 13, 2008, Affinion Group Holdings, Inc. granted stock options to a key employee to purchase 100,000 shares of its common stock for an aggregate purchase price of $1,302,000.

9.	On February 6, 2009, Affinion Group Holdings, Inc. granted stock options to key employees to purchase 710,000 shares of its common stock for an aggregate purchase price of $10,827,500.

10.	On April 29, 2009, Affinion Group Holdings, Inc. granted stock options to independent directors to purchase 108,000 shares of its common stock for an aggregate purchase price of $1,647,000.

11.	On September 23, 2009, Affinion Group Holdings, Inc. granted stock options to key employees to purchase 194,050 shares of its common stock for an aggregate purchase price of $2,959,263.

12.	On February 8, 2010, Affinion Group Holdings, Inc. granted stock options to a key employee to purchase 100,000 shares of its common stock for an aggregate purchase price of $1,263,000.

13.	On January 13, 2010, Affinion Group Holdings, Inc. granted 942,000 shares of restricted stock units to certain key employees with an aggregate cash election dollar value of approximately $9.9 million.

The Company granted the above options for no cash consideration. Each of the above issuances of options to employees, officers and directors were exempt from registration pursuant to Rule 701 under the Securities Act. The aggregate sales price of the securities sold above in reliance on Rule 701, during any consecutive 12 month period did not exceed 15% of the total assets of Affinion Group Holdings, Inc., measured as of the most recent balance sheet date. With respect to each transaction listed above, no general solicitation was made by either Affinion Group Holdings, Inc. or any person acting on its behalf; the securities sold are subject to transfer restrictions; each of the recipients is an employee, director or officer of the Company or its majority owned subsidiaries under Rule 701; and the certificates for the shares contained an appropriate legend stating such securities have not been registered under the Securities Act and may not be offered or sold absent, registration or pursuant to an exemption therefrom.

Item 16.	Exhibits and Financial Statement Schedules.

(a) Exhibits

The following exhibits are filed as part of this Registration Statement on Form S-1 or, where indicated, were previously filed and are hereby incorporated by reference:

Exhibit No.	Description
1.1**	Form of Underwriting Agreement.

2.1†	Purchase Agreement, dated as of July 26, 2005, by and among Cendant Corporation, Affinion Group, Inc. (f/k/a Affinity Acquisition, Inc.), and Affinion Group Holdings, Inc. (f/k/a Affinity Acquisition Holdings, Inc.), as amended by Amendment No. 1 thereto, dated as of October 17, 2005, among Cendant Corporation, Affinion Group, Inc. (f/k/a Affinity Acquisition, Inc.), and Affinion Group Holdings, Inc. (f/k/a Affinity Acquisition Holdings, Inc.) (incorporated by reference to Exhibit 2.1 to Affinion Group, Inc.’s Registration Statement on Form S-4, filed with the SEC on May 8, 2006, File No. 333-133895).

3.1	Amended and Restated Certificate of Incorporation of Affinion Group Holdings, Inc. filed with the Delaware Secretary of State on September 27, 2005 (incorporated by reference to Exhibit 3.1 to Affinion Group Holdings, Inc.’s Registration Statement on Form S-1 filed with the SEC on June 27, 2007, File No. 333-144099).

3.2*	Affinion Group Holdings, Inc. Certificate of Designation, Preferences and Rights of Series A Redeemable Exchangeable Preferred Stock filed with the Delaware Secretary of State on October 17, 2005.

3.3	By-laws of Affinion Group Holdings, Inc. (incorporated by reference to Exhibit 3.2 to Affinion Group Holdings, Inc.’s Registration Statement on Form S-1 filed with the SEC on June 27, 2007, File No. 333-144099).

3.4	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Affinion Group Holdings, Inc. filed with the Delaware Secretary of State on September 21, 2007 (incorporated by reference to Exhibit 3.3 to Affinion Group Holdings, Inc.’s Registration Statement on Form S-1/A filed with the SEC on September 24, 2007, File No. 333-144099).

3.5**	Form of Second Amended and Restated Certificate of Incorporation of Affinion Group Holdings, Inc.

3.6**	Form of Amended and Restated By-laws of Affinion Group Holdings, Inc.

4.1**	Form of Common Stock Certificate of Affinion Group Holdings, Inc.

4.2	Indenture, dated as of October 17, 2005 governing the 10 1/8% Senior Notes due 2013, among Affinion Group, Inc., a Delaware corporation, the Subsidiary Guarantors (as defined therein) and Wells Fargo Bank, National Association, as trustee (incorporated by reference to Exhibit No. 4.1 to Affinion Group, Inc.’s Registration Statement on Form S-4 filed with the SEC on May 8, 2006,
File No. 333-133895).

4.3	Supplemental Indenture No. 1, dated as of October 4, 2007, among CCAA, Corporation, a Delaware corporation and an indirect subsidiary of Affinion Group, Inc., Affinion Group, Inc. and Wells Fargo Bank, National Association, as Trustee under the Indenture dated as of October 17, 2005 governing the 10 1/8% Senior Notes due 2013 (incorporated by reference to Exhibit No. 4.2 to Affinion Group, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2007, File No. 333-133895).

4.4	Supplemental Indenture No. 2, dated as of January 24, 2008 among Watchguard Registration Services, Inc., an Indiana corporation, Affinion Group, Inc., and Wells Fargo Bank, National Association, as Trustee under the Indenture dated as of October 17, 2005 governing the 10 1/8% Senior Notes due 2013 (incorporated by reference to Exhibit No. 4.3 to Affinion Group, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2007, File No. 333-133895).

Exhibit No.	Description
4.5	Indenture, dated as of April 26, 2006 governing the 11 1/ 2% Senior Subordinated Notes due 2015, among Affinion Group, Inc., a Delaware corporation, the Subsidiary Guarantors (as defined therein) and Wells Fargo Bank, National Association, as trustee (incorporated by reference to Exhibit No. 4.2 to Affinion Group, Inc.’s Registration Statement on Form S-4 filed with the SEC on May 8, 2006, File No. 333-133895).

4.6	Supplemental Indenture No. 1, dated as of October 4, 2007, among CCAA Corporation, a Delaware corporation and an indirect subsidiary of Affinion Group, Inc., Affinion Group, Inc., a Delaware corporation, and Wells Fargo Bank, National Association, as Trustee under the Indenture dated as of April 26, 2006 governing the 11 1/2% Senior Subordinated Notes due 2015 (incorporated by reference to Exhibit No. 4.5 to Affinion Group, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2007, File No. 333-133895).

4.7	Supplemental Indenture No. 2, dated as of January 24, 2008 among Watchguard Registration Services, Inc., an Indiana corporation, Affinion Group, Inc., and Wells Fargo Bank, National Association, as Trustee under the Indenture dated as of April 26, 2006 governing the 11 1/2% Senior Subordinated Notes due 2015 (incorporated by reference to Exhibit No. 4.6 to Affinion Group, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2007, File No. 333-133895).

4.8	Form of 10 1/8% Senior Note due 2013 (incorporated by reference to Exhibit No. 25.2 to Affinion Group, Inc.’s Registration Statement on Form S-4 filed with the SEC on May 8, 2006, File No. 333-133895).

4.9	Form of 11 1/2% Senior Subordinated Note due 2015 (incorporated by reference to Exhibit No. 25.2 to Affinion Group, Inc.’s Registration Statement on Form S-4 filed with the SEC on May 8, 2006, File No. 333-133895).

4.10	Indenture, dated as of June 5, 2009 governing the 10 1/ 8% Senior Notes due 2013, among Affinion Group, Inc., a Delaware corporation, the Subsidiary Guarantors (as defined therein) and Wells Fargo Bank, National Association, as trustee (incorporated by reference to Exhibit 4.9 to Affinion Group, Inc.’s Registration Statement on Form S-4 filed with the SEC on July 15, 2009, File No. 333-160594).

4.11	Form of 10 1/8% Senior Note due 2013 (included in the Indenture filed as Exhibit 4.9 to Affinion Group, Inc.’s Registration Statement on Form S-4 filed with the SEC on July 15, 2009, File No. 333-160594.

5.1**	Opinion of Akin Gump Strauss Hauer & Feld LLP.

10.1	Credit Agreement, dated as of January 31, 2007, among Affinion Group Holdings, Inc., the lenders from time to time party thereto, Deutsche Bank Trust Company Americas, as administrative agent and Banc of America Securities LLC, as syndication agent (incorporated by reference to Exhibit 10.5 to Affinion Group Holdings, Inc.’s Registration Statement on Form S-1 filed with the SEC on June 27, 2007, File No. 333-144099).

10.2	Amended and Restated Senior Secured Credit Facility, dated as of April 9, 2010, among Affinion Group Holdings, Inc., a Delaware corporation, Affinion Group, Inc., a Delaware corporation, and Bank of America, N.A., as administrative agent and collateral agent, Banc of America Securities LLC and Credit Suisse Securities (USA) LLC, as joint lead arrangers, Credit Suisse Securities (USA) LLC, as syndication agent, Deutsche Bank Securities Inc., J.P. Morgan Securities Inc. and UBS Securities LLC, as documentation agents and Banc of America Securities LLC, Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., J.P. Morgan Securities Inc. and UBS Securities LLC, as joint bookrunners (incorporated by reference to Exhibit 10.1 to Affinion Group Inc.’s Current Report on Form 8-K filed with the SEC on April 12, 2010, File No. 333-133895).

Exhibit No.	Description
10.3	Amended and Restated Guarantee and Collateral Agreement, dated and effective as of April 9, 2010, among Affinion Group, Inc., a Delaware corporation, each subsidiary of Affinion Group, Inc. identified as a party thereto and Bank of America, N.A., as administrative agent and collateral agent (incorporated by reference to Exhibit 10.2 to Affinion Group Inc.’s Current Report on Form 8-K filed with the SEC on April 12, 2010, File No. 333-133895).

10.4	Management Investor Rights Agreement, dated as of October 17, 2005 among Affinion Group Holdings, Inc., a Delaware corporation, Affinion Group Holdings, LLC, a Delaware limited liability company, and the holders that are parties thereto (incorporated by reference to Exhibit No. 10.4 to Affinion Group Inc.’s Registration Statement on Form S-4 filed with the SEC on May 8, 2006, File No. 333-133895).

10.5	Amendment to Management Investor Rights Agreement, dated as of April 30, 2010, among Affinion Group Holdings, Inc., a Delaware corporation, Affinion Group Holdings, LLC, a Delaware limited liability company, and the holders that are parties thereto (incorporated by reference to Exhibit 10.1 to Affinion Group Inc.’s Quarterly Report on Form 10-Q for the period ending March 31, 2010, File No. 333-133895).

10.6	Consulting Agreement, dated as of October 17, 2005, between Affinion Group, Inc., a Delaware corporation, and Apollo Management V, L.P., a Delaware limited partnership (incorporated by reference to Exhibit No. 10.5 to Affinion Group Inc.’s Registration Statement on Form S-4 filed with the SEC on May 8, 2006, File No. 333-133895).

10.7	Affinion Group Holdings, Inc. 2005 Stock Incentive Plan, dated as of October 17, 2005 (incorporated by reference to Exhibit No. 10.6 to Affinion Group Inc.’s Registration Statement on Form S-4 filed with the SEC on May 8, 2006, File No. 333-133895).

10.8	First Amendment to the Affinion Group Holdings, Inc. 2005 Stock Incentive Plan, dated December 4, 2006 (incorporated by reference to Exhibit 10.32 to Affinion Group Inc.’s Annual Report on Form 10-K for the year ended December 31, 2006, File No. 333-133895).

10.9	Second Amendment to the Affinion Group Holdings, Inc. 2005 Stock Incentive Plan, dated January 30, 2007 (incorporated by reference to Exhibit 10.1 to Affinion Group Inc.’s Form 8-K filed with the SEC on February 1, 2007, File No. 333-133895).

10.10	Form of Affinion Group Holdings, Inc. 2007 Stock Award Plan (incorporated by reference to Exhibit No. 10.6 to Affinion Group Inc.’s Quarterly Report on Form 10-Q for the period ended September 30, 2007, File No. 333-133895).

10.11	Form of Restricted Stock Unit Agreement (incorporated by reference to Exhibit 10.2 to Affinion Group, Inc.’s Quarterly Report on Form 10-Q for the period ending March 31, 2010, File No. 333-133895).

10.12	Form of Nonqualified Stock Option Agreement pursuant to Affinion Group Holdings, Inc.’s 2007 Stock Award Plan (incorporated by reference to Exhibit No. 10.7 to Affinion Group Inc.’s Quarterly Report on Form 10-Q for the period ended September 30, 2007, File No. 333-133895).

10.13	Restricted Stock Agreement, dated as of October 17, 2005, between Affinion Group Holdings, Inc. and Nathaniel J. Lipman (incorporated by reference to Exhibit No. 10.7 to Affinion Group Inc.’s Registration Statement on Form S-4 filed with the SEC on May 8, 2006, File No. 333-133895).

10.14	Option Agreement, dated as of October 17, 2005, between Affinion Group Holdings, Inc. and Nathaniel J. Lipman (incorporated by reference to Exhibit No. 10.8 to Affinion Group Inc.’s Registration Statement on Form S-4 filed with the SEC on May 8, 2006, File No. 333-133895).

Exhibit No.	Description
10.15	Option Agreement, dated as of October 17, 2005, between Affinion Group Holdings, Inc. and Optionee (with Optionee signatories being Rooney, Rusin, Siegel, among others) (incorporated by reference to Exhibit No. 10.9 to Affinion Group Inc.’s Registration Statement on Form S-4 filed with the SEC on May 8, 2006, File No. 333-133895).

10.16	Subscription Agreement, dated as of October 17, 2005, between Affinion Group Holdings, Inc. and Investor (with Investor signatories being Rooney, Rusin, Siegel, among others) (incorporated by reference to Exhibit No. 10.15 to Affinion Group Inc.’s Registration Statement on Form S-4 filed with the SEC on May 8, 2006, File No. 333-133895).

10.17	Subscription Agreement, dated as of October 17, 2005, between Affinion Group Holdings, Inc. and Nathaniel J. Lipman (incorporated by reference to Exhibit No. 10.16 to Affinion Group Inc.’s Registration Statement on Form S-4 filed with the SEC on May 8, 2006, File No. 333-133895).

10.18	Supplemental Bonus Letter by and between Officer and Cendant Marketing Services Division dated September 28, 2005 (assumed by Affinion Group, Inc.) (with Officer signatories being Lipman, Rooney, Rusin, Siegel, among others) (incorporated by reference to Exhibit No. 10.18 to Affinion Group Inc.’s Registration Statement on Form S-4 filed with the SEC on May 8, 2006, File No. 333-133895).

10.19	Employment Agreement, dated as of November 9, 2007, by and among Affinion Group, Inc., and Nathaniel J. Lipman (incorporated by reference to Exhibit No. 10.1 to Affinion Group Inc.’s Quarterly Report on Form 10-Q for the period ended September 30, 2007, File No. 333-133895).

10.20	Employment Agreement, dated as of November 9, 2007, among Affinion Group, LLC, Affinion Group, Inc. and Robert Rooney (incorporated by reference to Exhibit No. 10.3 to Affinion Group Inc.’s Quarterly Report on Form 10-Q for the period ended September 30, 2007, File No. 333-133895).

10.21	Amendment to Employment Agreement, dated as of January 15, 2010, among Affinion Group Holdings, Inc., Affinion Group, Inc. and Robert Rooney (incorporated by reference to Exhibit 10.20 to Affinion Group Inc.’s Annual Report on Form 10-K for the year ended December 31, 2009, File No. 333-133895).

10.22	Employment Agreement, dated as of November 9, 2007, by and among Affinion Group Holdings, Inc., Affinion Group, Inc. and Todd H. Siegel (incorporated by reference to Exhibit 10.5 to Affinion Group Inc.’s Quarterly Report on Form 10-Q for the period ended September 30, 2007, File No. 333-133895).

10.23	Employment Agreement, dated January 15, 2010, by and between Affinion Group Holdings, Inc., Affinion Group, Inc. and Steven Upshaw (incorporated by reference to Exhibit 10.22 to Affinion Group Inc.’s Annual Report on Form 10-K for the year ended December 31, 2009, File No. 333-133895).

10.24	Employment Agreement, dated as of June 1, 2007, by and between Affinion Group, Inc. and Thomas J. Rusin (incorporated by reference to Exhibit 10.2 to Affinion Group Inc.’s Current Report on Form 8-K filed with the SEC on June 5, 2007, File No. 333-133895).

10.25	Employment Agreement, dated as of February 13, 2009, by and between Affinion Group, Inc. and Leonard P. Ciriello (incorporated by reference to Exhibit 10.24 to Affinion Group Inc.’s Annual Report on Form 10-K for the year ended December 31, 2009, File No. 333-133895).

10.26	Patent License Agreement, dated as of October 17, 2005, between CD Intellectual Property Holdings, LLC, a Delaware corporation and Trilegiant Loyalty Solutions, Inc., a Delaware corporation (incorporated by reference to Exhibit No. 10.23 to Affinion Group Inc.’s Registration Statement on Form S-4 filed with the SEC on May 8, 2006, File No. 333-133895).

10.27	Amended and Restated Deferred Compensation Plan, dated as of November 20, 2008, of Affinion Group, Inc. (incorporated by reference to Exhibit 10.28 to Affinion Group Inc.’s Annual Report on Form 10-K for the year ended December 31, 2008, File No. 333-133895).

Exhibit No.	Description
10.28**	Form of Termination Agreement by and between Affinion Group, Inc. and Apollo Management V, L.P.

10.29	Securityholder Rights Agreement, dated as of October 17 1005, among Affinion Group Holdings, Inc., Affinion Group Holdings, LLC and Cendant Corporation (incorporated by reference to Exhibit 10.40 to Affinion Group Holdings, Inc.’s Registration Statement on Form S-1/A filed with the SEC on September 24, 2007, File No. 333-144099).

10.30	Registration Rights Agreement, dated as of October 17, 2005, between Affinion Group Holdings, Inc. and Affinion Group Holdings, LLC (incorporated by reference to Exhibit 10.41 to Affinion Group Holdings, Inc.’s Registration Statement on Form S-1/A filed with the SEC on September 24, 2007, File No. 333-144099).

21.1*	Subsidiaries of Affinion Group Holdings, Inc.

23.1*	Consent of Deloitte & Touche LLP.

23.2**	Consent of Akin Gump Strauss Hauer & Feld LLP (included in the opinion filed as Exhibit 5.1 to this Registration Statement).

24.1*	Powers of Attorney of Directors and Officers (included on the signature page).

24.2**	Power of Attorney of Eric L. Press.

*	Filed herewith.
**	To be filed by amendment.
†	The schedules and exhibits to this agreement are omitted pursuant to Item 601(b)(2) of Regulation S-K. Affinion Group Holdings, Inc. agrees to furnish supplementally to the SEC, upon request, a copy of any omitted schedule or exhibit.

(b) Financial Statement Schedules

No financial statement schedules are included herein. All other schedules for which provision is made in the applicable accounting regulations of the SEC are not required, are inapplicable or the information is included in the consolidated financial statements, and have therefore been omitted.

Item 17.	Undertakings.

The undersigned Registrant hereby undertakes the following:

(1)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(2)	To provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(3)	(a) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and

(b) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on the 21st day of May, 2010.

AFFINION GROUP HOLDINGS, INC.

By:	/S/ NATHANIEL J. LIPMAN
Nathaniel J. Lipman
Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned directors and/or officers of Affinion Group Holdings, Inc. (the “Company”), hereby severally constitute and appoint Nathaniel J. Lipman, Todd H. Siegel and Leonard P. Ciriello and each of them singly, our true and lawful attorneys, with full power to any of them, and to each of them singly, to sign for us and in our names in the capacities indicated below the registration statement on Form S-1 filed herewith, and any and all pre-effective and post-effective amendments to said registration statement, and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, in connection with the registration under the Securities Act of 1933, as amended, of equity securities of the Company, and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, and hereby ratifying and confirming all that said attorneys, and each of them, or their substitute or substitutes, shall do or cause to be done by virtue of this Power of Attorney.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/S/ NATHANIEL J. LIPMAN Nathaniel J. Lipman	Chief Executive Officer and Director (Principal Executive Officer)	May 21, 2010

/S/ TODD H. SIEGEL Todd H. Siegel	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	May 21, 2010

/S/ BRIAN J. DICK Brian J. Dick	Senior Vice President and Chief Accounting Officer	May 21, 2010

/S/ MARC E. BECKER Marc E. Becker	Director	May 21, 2010

/S/ STAN PARKER Stan Parker	Director	May 21, 2010

Eric L. Press	Director	May , 2010

S-1

Signature	Title	Date

/S/ MATTHEW H. NORD Matthew H. Nord	Director	May 21, 2010

/S/ KENNETH VECCHIONE Kenneth Vecchione	Director	May 21, 2010

/S/ RICHARD J. SREDNICKI Richard J. Srednicki	Director	May 21, 2010

/S/ PETER W. CURRIE Peter W. Currie	Director	May 21, 2010

/S/ JONATHAN ELLENTHAL Jonathan Ellenthal	Director	May 21, 2010

S-2

EXHIBITS

Exhibit No.	Description
1.1**	Form of Underwriting Agreement.

2.1†	Purchase Agreement, dated as of July 26, 2005, by and among Cendant Corporation, Affinion Group, Inc. (f/k/a Affinity Acquisition, Inc.), and Affinion Group Holdings, Inc. (f/k/a Affinity Acquisition Holdings, Inc.), as amended by Amendment No. 1 thereto, dated as of October 17, 2005, among Cendant Corporation, Affinion Group, Inc. (f/k/a Affinity Acquisition, Inc.), and Affinion Group Holdings, Inc. (f/k/a Affinity Acquisition Holdings, Inc.) (incorporated by reference to Exhibit 2.1 to Affinion Group, Inc.’s Registration Statement on Form S-4, filed with the SEC on May 8, 2006, File No. 333-133895).

3.1	Amended and Restated Certificate of Incorporation of Affinion Group Holdings, Inc. filed with the Delaware Secretary of State on September 27, 2005 (incorporated by reference to Exhibit 3.1 to Affinion Group Holdings, Inc.’s Registration Statement on Form S-1 filed with the SEC on June 27, 2007, File No. 333-144099).

3.2*	Affinion Group Holdings, Inc. Certificate of Designation, Preferences and Rights of Series A Redeemable Exchangeable Preferred Stock filed with the Delaware Secretary of State on October 17, 2005.

3.3	By-laws of Affinion Group Holdings, Inc. (incorporated by reference to Exhibit 3.2 to Affinion Group Holdings, Inc.’s Registration Statement on Form S-1 filed with the SEC on June 27, 2007, File No. 333-144099).

3.4	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Affinion Group Holdings, Inc. filed with the Delaware Secretary of State on September 21, 2007 (incorporated by reference to Exhibit 3.3 to Affinion Group Holdings, Inc.’s Registration Statement on Form S-1/A filed with the SEC on September 24, 2007, File No. 333-144099).

3.5**	Form of Second Amended and Restated Certificate of Incorporation of Affinion Group Holdings, Inc.

3.6**	Form of Amended and Restated By-laws of Affinion Group Holdings, Inc.

4.1**	Form of Common Stock Certificate of Affinion Group Holdings, Inc.

4.2	Indenture, dated as of October 17, 2005 governing the 10 1/8% Senior Notes due 2013, among Affinion Group, Inc., a Delaware corporation, the Subsidiary Guarantors (as defined therein) and Wells Fargo Bank, National Association, as trustee (incorporated by reference to Exhibit No. 4.1 to Affinion Group, Inc.’s Registration Statement on Form S-4 filed with the SEC on May 8, 2006, File No. 333-133895).

4.3	Supplemental Indenture No. 1, dated as of October 4, 2007, among CCAA, Corporation, a Delaware corporation and an indirect subsidiary of Affinion Group, Inc., Affinion Group, Inc. and Wells Fargo Bank, National Association, as Trustee under the Indenture dated as of October 17, 2005 governing the 10 1/8% Senior Notes due 2013 (incorporated by reference to Exhibit No. 4.2 to Affinion Group, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2007, File No. 333-133895).

4.4	Supplemental Indenture No. 2, dated as of January 24, 2008 among Watchguard Registration Services, Inc., an Indiana corporation, Affinion Group, Inc., and Wells Fargo Bank, National Association, as Trustee under the Indenture dated as of October 17, 2005 governing the 10 1/8% Senior Notes due 2013 (incorporated by reference to Exhibit No. 4.3 to Affinion Group, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2007, File No. 333-133895).

4.5	Indenture, dated as of April 26, 2006 governing the 11 1/ 2% Senior Subordinated Notes due 2015, among Affinion Group, Inc., a Delaware corporation, the Subsidiary Guarantors (as defined therein) and Wells Fargo Bank, National Association, as trustee (incorporated by reference to Exhibit No. 4.2 to Affinion Group, Inc.’s Registration Statement on Form S-4 filed with the SEC on May 8, 2006, File No. 333-133895).

Exhibit-1

Exhibit No.	Description
4.6	Supplemental Indenture No. 1, dated as of October 4, 2007, among CCAA Corporation, a Delaware corporation and an indirect subsidiary of Affinion Group, Inc., Affinion Group, Inc., a Delaware corporation, and Wells Fargo Bank, National Association, as Trustee under the Indenture dated as of April 26, 2006 governing the 11 1/2% Senior Subordinated Notes due 2015 (incorporated by reference to Exhibit No. 4.5 to Affinion Group, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2007, File No. 333-133895).

4.7	Supplemental Indenture No. 2, dated as of January 24, 2008 among Watchguard Registration Services, Inc., an Indiana corporation, Affinion Group, Inc., and Wells Fargo Bank, National Association, as Trustee under the Indenture dated as of April 26, 2006 governing the 11 1/2% Senior Subordinated Notes due 2015 (incorporated by reference to Exhibit No. 4.6 to Affinion Group, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2007, File No. 333-133895).

4.8	Form of 10 1/8% Senior Note due 2013 (incorporated by reference to Exhibit No. 25.2 to Affinion Group, Inc.’s Registration Statement on Form S-4 filed with the SEC on May 8, 2006, File No. 333-133895).

4.9	Form of 11 1/2% Senior Subordinated Note due 2015 (incorporated by reference to Exhibit No. 25.2 to Affinion Group, Inc.’s Registration Statement on Form S-4 filed with the SEC on May 8, 2006, File No. 333-133895).

4.10	Indenture, dated as of June 5, 2009 governing the 10 1/8% Senior Notes due 2013, among Affinion Group, Inc., a Delaware corporation, the Subsidiary Guarantors (as defined therein) and Wells Fargo Bank, National Association, as trustee (incorporated by reference to Exhibit 4.9 to Affinion Group, Inc.’s Registration Statement on Form S-4 filed with the SEC on July 15, 2009, File No. 333-160594).

4.11	Form of 10 1/8% Senior Note due 2013 (included in the Indenture filed as Exhibit 4.9 to Affinion Group, Inc.’s Registration Statement on Form S-4 filed with the SEC on July 15, 2009, File No. 333-160594.

5.1**	Opinion of Akin Gump Strauss Hauer & Feld LLP.

10.1	Credit Agreement, dated as of January 31, 2007, among Affinion Group Holdings, Inc., the lenders from time to time party thereto, Deutsche Bank Trust Company Americas, as administrative agent and Banc of America Securities LLC, as syndication agent (incorporated by reference to Exhibit 10.5 to Affinion Group Holdings, Inc.’s Registration Statement on Form S-1 filed with the SEC on June 27, 2007, File No. 333-144099).

10.2	Amended and Restated Senior Secured Credit Facility, dated as of April 9, 2010, among Affinion Group Holdings, Inc., a Delaware corporation, Affinion Group, Inc., a Delaware corporation, and Bank of America, N.A., as administrative agent and collateral agent, Banc of America Securities LLC and Credit Suisse Securities (USA) LLC, as joint lead arrangers, Credit Suisse Securities (USA) LLC, as syndication agent, Deutsche Bank Securities Inc., J.P. Morgan Securities Inc. and UBS Securities LLC, as documentation agents and Banc of America Securities LLC, Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., J.P. Morgan Securities Inc. and UBS Securities LLC, as joint bookrunners (incorporated by reference to Exhibit 10.1 to Affinion Group Inc.’s Current Report on Form 8-K filed with the SEC on April 12, 2010, File No. 333-133895).

10.3	Amended and Restated Guarantee and Collateral Agreement, dated and effective as of April 9, 2010, among Affinion Group, Inc., a Delaware corporation, each subsidiary of Affinion Group, Inc. identified as a party thereto and Bank of America, N.A., as administrative agent and collateral agent (incorporated by reference to Exhibit 10.2 to Affinion Group Inc.’s Current Report on Form 8-K filed with the SEC on April 12, 2010, File No. 333-133895).

Exhibit-2

Exhibit No.	Description
10.4	Management Investor Rights Agreement, dated as of October 17, 2005 among Affinion Group Holdings, Inc., a Delaware corporation, Affinion Group Holdings, LLC, a Delaware limited liability company, and the holders that are parties thereto (incorporated by reference to Exhibit No. 10.4 to Affinion Group Inc.’s Registration Statement on Form S-4 filed with the SEC on May 8, 2006, File No. 333-133895).

10.5	Amendment to Management Investor Rights Agreement, dated as of April 30, 2010, among Affinion Group Holdings, Inc., a Delaware corporation, Affinion Group Holdings, LLC, a Delaware limited liability company, and the holders that are parties thereto (incorporated by reference to Exhibit 10.1 to Affinion Group Inc.’s Quarterly Report on Form 10-Q for the period ending March 31, 2010, File No. 333-133895).

10.6	Consulting Agreement, dated as of October 17, 2005, between Affinion Group, Inc., a Delaware corporation, and Apollo Management V, L.P., a Delaware limited partnership (incorporated by reference to Exhibit No. 10.5 to Affinion Group Inc.’s Registration Statement on Form S-4 filed with the SEC on May 8, 2006, File No. 333-133895).

10.7	Affinion Group Holdings, Inc. 2005 Stock Incentive Plan, dated as of October 17, 2005 (incorporated by reference to Exhibit No. 10.6 to Affinion Group Inc.’s Registration Statement on Form S-4 filed with the SEC on May 8, 2006, File No. 333-133895).

10.8	First Amendment to the Affinion Group Holdings, Inc. 2005 Stock Incentive Plan, dated December 4, 2006 (incorporated by reference to Exhibit 10.32 to Affinion Group Inc.’s Annual Report on Form 10-K for the year ended December 31, 2006, File No. 333-133895).

10.9	Second Amendment to the Affinion Group Holdings, Inc. 2005 Stock Incentive Plan, dated January 30, 2007 (incorporated by reference to Exhibit 10.1 to Affinion Group Inc.’s Form 8-K filed with the SEC on February 1, 2007, File No. 333-133895).

10.10	Form of Affinion Group Holdings, Inc. 2007 Stock Award Plan (incorporated by reference to Exhibit No. 10.6 to Affinion Group Inc.’s Quarterly Report on Form 10-Q for the period ended September 30, 2007, File No. 333-133895).

10.11	Form of Restricted Stock Unit Agreement (incorporated by reference to Exhibit 10.2 to Affinion Group, Inc.’s Quarterly Report on Form 10-Q for the period ending March 31, 2010, File No. 333-133895).

10.12	Form of Nonqualified Stock Option Agreement pursuant to Affinion Group Holdings, Inc.’s 2007 Stock Award Plan (incorporated by reference to Exhibit No. 10.7 to Affinion Group Inc.’s Quarterly Report on Form 10-Q for the period ended September 30, 2007, File No. 333-133895).

10.13	Restricted Stock Agreement, dated as of October 17, 2005, between Affinion Group Holdings, Inc. and Nathaniel J. Lipman (incorporated by reference to Exhibit No. 10.7 to Affinion Group Inc.’s Registration Statement on Form S-4 filed with the SEC on May 8, 2006, File No. 333-133895).

10.14	Option Agreement, dated as of October 17, 2005, between Affinion Group Holdings, Inc. and Nathaniel J. Lipman (incorporated by reference to Exhibit No. 10.8 to Affinion Group Inc.’s Registration Statement on Form S-4 filed with the SEC on May 8, 2006, File No. 333-133895).

10.15	Option Agreement, dated as of October 17, 2005, between Affinion Group Holdings, Inc. and Optionee (with Optionee signatories being Rooney, Rusin, Siegel, among others) (incorporated by reference to Exhibit No. 10.9 to Affinion Group Inc.’s Registration Statement on Form S-4 filed with the SEC on May 8, 2006, File No. 333-133895).

10.16	Subscription Agreement, dated as of October 17, 2005, between Affinion Group Holdings, Inc. and Investor (with Investor signatories being Rooney, Rusin, Siegel, among others) (incorporated by reference to Exhibit No. 10.15 to Affinion Group Inc.’s Registration Statement on Form S-4 filed with the SEC on May 8, 2006, File No. 333-133895).

Exhibit-3

Exhibit No.	Description
10.17	Subscription Agreement, dated as of October 17, 2005, between Affinion Group Holdings, Inc. and Nathaniel J. Lipman (incorporated by reference to Exhibit No. 10.16 to Affinion Group Inc.’s Registration Statement on Form S-4 filed with the SEC on May 8, 2006, File No. 333-133895).

10.18	Supplemental Bonus Letter by and between Officer and Cendant Marketing Services Division dated September 28, 2005 (assumed by Affinion Group, Inc.) (with Officer signatories being Lipman, Rooney, Rusin, Siegel, among others) (incorporated by reference to Exhibit No. 10.18 to Affinion Group Inc.’s Registration Statement on Form S-4 filed with the SEC on May 8, 2006, File No. 333-133895).

10.19	Employment Agreement, dated as of November 9, 2007, by and among Affinion Group, Inc., and Nathaniel J. Lipman (incorporated by reference to Exhibit No. 10.1 to Affinion Group Inc.’s Quarterly Report on Form 10-Q for the period ended September 30, 2007, File No. 333-133895).

10.20	Employment Agreement, dated as of November 9, 2007, among Affinion Group, LLC, Affinion Group, Inc. and Robert Rooney (incorporated by reference to Exhibit No. 10.3 to Affinion Group Inc.’s Quarterly Report on Form 10-Q for the period ended September 30, 2007, File No. 333-133895).

10.21	Amendment to Employment Agreement, dated as of January 15, 2010, among Affinion Group Holdings, Inc., Affinion Group, Inc. and Robert Rooney (incorporated by reference to Exhibit 10.20 to Affinion Group Inc.’s Annual Report on Form 10-K for the year ended December 31, 2009, File No. 333-133895).

10.22	Employment Agreement, dated as of November 9, 2007, by and among Affinion Group Holdings, Inc., Affinion Group, Inc. and Todd H. Siegel (incorporated by reference to Exhibit 10.5 to Affinion Group Inc.’s Quarterly Report on Form 10-Q for the period ended September 30, 2007, File No. 333-133895).

10.23	Employment Agreement, dated January 15, 2010, by and between Affinion Group Holdings, Inc., Affinion Group, Inc. and Steven Upshaw (incorporated by reference to Exhibit 10.22 to Affinion Group Inc.’s Annual Report on Form 10-K for the year ended December 31, 2009, File No. 333-133895).

10.24	Employment Agreement, dated as of June 1, 2007, by and between Affinion Group, Inc. and Thomas J. Rusin (incorporated by reference to Exhibit 10.2 to Affinion Group Inc.’s Current Report on Form 8-K filed with the SEC on June 5, 2007, File No. 333-133895).

10.25	Employment Agreement, dated as of February 13, 2009, by and between Affinion Group, Inc. and Leonard P. Ciriello (incorporated by reference to Exhibit 10.24 to Affinion Group Inc.’s Annual Report on Form 10-K for the year ended December 31, 2009, File No. 333-133895).

10.26	Patent License Agreement, dated as of October 17, 2005, between CD Intellectual Property Holdings, LLC, a Delaware corporation and Trilegiant Loyalty Solutions, Inc., a Delaware corporation (incorporated by reference to Exhibit No. 10.23 to Affinion Group Inc.’s Registration Statement on Form S-4 filed with the SEC on May 8, 2006, File No. 333-133895).

10.27	Amended and Restated Deferred Compensation Plan, dated as of November 20, 2008, of Affinion Group, Inc. (incorporated by reference to Exhibit 10.28 to Affinion Group Inc.’s Annual Report on Form 10-K for the year ended December 31, 2008, File No. 333-133895).

10.28**	Form of Termination Agreement by and between Affinion Group, Inc. and Apollo Management V, L.P.

10.29	Securityholder Rights Agreement, dated as of October 17 1005, among Affinion Group Holdings, Inc., Affinion Group Holdings, LLC and Cendant Corporation (incorporated by reference to Exhibit 10.40 to Affinion Group Holdings, Inc.’s Registration Statement on Form S-1/A filed with the SEC on September 24, 2007, File No. 333-144099).

Exhibit-4

Exhibit No.	Description
10.30	Registration Rights Agreement, dated as of October 17, 2005, between Affinion Group Holdings, Inc. and Affinion Group Holdings, LLC (incorporated by reference to Exhibit 10.41 to Affinion Group Holdings, Inc.’s Registration Statement on Form S-1/A filed with the SEC on September 24, 2007, File No. 333-144099).

21.1*	Subsidiaries of Affinion Group Holdings, Inc.

23.1*	Consent of Deloitte & Touche LLP.

23.2**	Consent of Akin Gump Strauss Hauer & Feld LLP (included in the opinion filed as Exhibit 5.1 to this Registration Statement).

24.1*	Powers of Attorney of Directors and Officers (included on the signature page).

24.2**	Power of Attorney of Eric L. Press.

*	Filed herewith.
**	To be filed by amendment.
†	The schedules and exhibits to this agreement are omitted pursuant to Item 601(b)(2) of Regulation S-K. Affinion Group Holdings, Inc. agrees to furnish supplementally to the SEC, upon request, a copy of any omitted schedule or exhibit.

Exhibit-5